EXECUTION COPY





                          $350,000,000


              AMENDED AND RESTATED CREDIT AGREEMENT

                    Dated as of June 29, 1995

                              Among

                    MARVEL IV HOLDINGS INC.,

                          as Borrower,

                     THE BANKS NAMED HEREIN,

                            as Banks,

                               and

                         CITIBANK, N.A.,

                            as Agent




APITAL PRINTING SYSTEMS]

                        TABLE OF CONTENTS


        Section                                                     Page

                            ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.01.  Certain Defined Terms . . . . . . . . . .  2
        SECTION 1.02.  Computation of Time Periods . . . . . . . 26
        SECTION 1.03.  Accounting Terms. . . . . . . . . . . . . 26

                           ARTICLE II

                AMOUNTS AND TERMS OF THE ADVANCES

        SECTION 2.01.  The Advances. . . . . . . . . . . . . . . 27
        SECTION 2.02.  Making the Advances . . . . . . . . . . . 27
        SECTION 2.03.  Repayment . . . . . . . . . . . . . . . . 29
        SECTION 2.04.  Termination or Reduction of
                        the Commitments  . . . . . . . . . . . . 29
        SECTION 2.05.  Prepayments . . . . . . . . . . . . . . . 30
        SECTION 2.06.  Interest. . . . . . . . . . . . . . . . . 35
        SECTION 2.07.  Interest Rate Determination . . . . . . . 36
        SECTION 2.08.  Fees. . . . . . . . . . . . . . . . . . . 37
        SECTION 2.09.  Increased Costs; Illegality . . . . . . . 37
        SECTION 2.10.  Conversion of Advances. . . . . . . . . . 39
        SECTION 2.11.  Payments and Computations . . . . . . . . 40
        SECTION 2.12.  Taxes . . . . . . . . . . . . . . . . . . 41
        SECTION 2.13.  Sharing of Payments, Etc. . . . . . . . . 44
        SECTION 2.14.  Removal of Lender . . . . . . . . . . . . 44
        SECTION 2.15.  Defaulting Lender . . . . . . . . . . . . 44

                           ARTICLE III

                      CONDITIONS OF LENDING

        SECTION 3.01.  Conditions Precedent to Effective Date. . 47
        SECTION 3.02.  Conditions Precedent to Each Borrowing. . 54
        SECTION 3.03.  Determinations Under Section 3.01 . . . . 55

                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

        SECTION 4.01.  Representations and Warranties of the
                       Borrower . . . . . . . . . . . . . . . .  55





                            ARTICLE V

                    COVENANTS OF THE BORROWER

                                                                      Page
        SECTION 5.01.  Affirmative Covenants  . . . . . . . . . . . . . 60
                     (a)Compliance with Laws, Etc.. . . . . . . . . . . 60
                     (b)Compliance with Environmental Laws. . . . . . . 60
                     (c)Maintenance of Insurance. . . . . . . . . . . . 61
                     (d)Preservation of Corporate Existence, Etc. . . . 61
                     (e)Visitation Rights . . . . . . . . . . . . . . . 61
                     (f)Keeping of Books. . . . . . . . . . . . . . . . 61
                     (g)Maintenance of Properties, Etc. . . . . . . . . 62
                     (h)Termination of Financing Statements . . . . . . 62
                     (i)Performance of Related Documents. . . . . . . . 62
                     (j)Collateral Account. . . . . . . . . . . . . . . 62
                     (k)Reporting Requirements. . . . . . . . . . . . . 62
                     (l)Look-Forward Certificate. . . . . . . . . . . . 66
                     (m)Transactions with Affiliates. . . . . . . . . . 67
                     (n)Use of Proceeds . . . . . . . . . . . . . . . . 67
                     (o)Mafco Tax Group . . . . . . . . . . . . . . . . 67
                     (p)Marvel Tax Agreements . . . . . . . . . . . . . 67
        SECTION 5.02.   Negative Covenants  . . . . . . . . . . . . . . 67
                     (a)Liens, Etc. . . . . . . . . . . . . . . . . . . 67
                     (b)Lease Obligations . . . . . . . . . . . . . . . 68
                     (c)Mergers, Etc. . . . . . . . . . . . . . . . . . 68
                     (d)Sales, Etc. of Assets . . . . . . . . . . . . . 68
                     (e)Dividends, Repurchases, Etc.. . . . . . . . . . 68
                     (f)Investments . . . . . . . . . . . . . . . . . . 69
                     (g)Change in Nature of Business. . . . . . . . . . 69
                     (h)Accounting Changes. . . . . . . . . . . . . . . 69
                     (i)Debt. . . . . . . . . . . . . . . . . . . . . . 69
                     (j)Charter Amendments. . . . . . . . . . . . . . . 70
                     (k)Prepayments, Etc. of Debt . . . . . . . . . . . 70
                     (l)Amendment, Etc. of Related Documents. . . . . . 70
                     (m)Negative Pledge . . . . . . . . . . . . . . . . 70
                     (n)Partnerships. . . . . . . . . . . . . . . . . . 70
                     (o)Capital Expenditures. . . . . . . . . . . . . . 70
                     (p)Issuance of Capital Stock . . . . . . . . . . . 71
                     (q)Payment Restrictions. . . . . . . . . . . . . . 71





                            ARTICLE VI

                        EVENTS OF DEFAULT

                                                               Page
        SECTION 6.01.  Events of Default . . . . . . . . . . . . 71

                           ARTICLE VII

                            THE AGENT

        SECTION 7.01.  Authorization and Action. . . . . . . . . 76
        SECTION 7.02.  Agent's Reliance, Etc.. . . . . . . . . . 76
        SECTION 7.03.  Citibank and Affiliates . . . . . . . . . 77
        SECTION 7.04.  Lender Credit Decision. . . . . . . . . . 77
        SECTION 7.05.  Indemnification . . . . . . . . . . . . . 77
        SECTION 7.06.  Successor Agent . . . . . . . . . . . . . 78

                          ARTICLE VIII

                          MISCELLANEOUS

        SECTION 8.01.  Amendments, Etc.. . . . . . . . . . . . . 78
        SECTION 8.02.  Notices, Etc. . . . . . . . . . . . . . . 79
        SECTION 8.03.  No Waiver; Remedies . . . . . . . . . . . 79
        SECTION 8.04.  Costs; Expenses . . . . . . . . . . . . . 79
        SECTION 8.05.  Right of Set-off. . . . . . . . . . . . . 81
        SECTION 8.06.  Binding Effect. . . . . . . . . . . . . . 81
        SECTION 8.07.  Assignments and Participations. . . . . . 81
        SECTION 8.08.  Governing Law; Submission to Jurisdiction 84
        SECTION 8.09.  Execution in Counterparts . . . . . . . . 85
        SECTION 8.10.  WAIVER OF JURY TRIAL. . . . . . . . . . . 85




Schedule I-List of Existing Advances, Advances, Commitments and Lending Offices

Schedule II-List of Subsidiaries

Schedule III-List of Existing Debt

Schedule IV-List of Investments

Schedule V-List of Existing Liens

Schedule VI-Calculation of Defeased Debt Amount

Exhibit A-1-Form of Term Note

Exhibit A-2-Form of Revolving Credit Note

Exhibit B-Form of Assignment and Acceptance

Exhibit C-Form of Notice of Borrowing

Exhibit D-1-Form of Borrower Security Agreement

Exhibit D-2-Form of Mafco Security Agreement

Exhibit E-1-Form of Mafco Pledge Agreement

Exhibit E-2-Form of New World Pledge Agreement

Exhibit E-3-Form of Second Andrews Pledge Agreement

Exhibit F-1-Form of Mafco Guaranty

Exhibit F-2-Form of Coleman Guaranty

Exhibit F-3-Form of New World Guaranty

Exhibit G-Form of Confidentiality Letter






               AMENDED AND RESTATED CREDIT AGREEMENT

                AMENDED AND RESTATED CREDIT AGREEMENT dated as of June __, 1995 among MARVEL IV HOLDINGS INC., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Financial Institutions") listed on the signature pages hereof and CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the Lenders (as hereinafter defined) hereunder.

                     PRELIMINARY STATEMENTS

                (1) In connection with the purchase of certain assets and the assumption of certain liabilities (the "Transaction") of First Nationwide Bank, a federal savings bank (the "Bank"), by First Madison Bank, F.S.B. (now known as First Nationwide Bank), an indirect Subsidiary (as hereinafter defined) of Mafco Holdings Inc., a Delaware corporation ("Mafco"), the Borrower entered into a Credit Agreement dated as of July 20, 1994, as amended by the First Amendment dated as of March 10, 1995 (said agreement, as so amended, being the "Existing Credit Agreement"), with the financial institutions and other institutional lenders (the "Existing Lenders") party thereto and Citibank, as agent for the Existing Lenders.

                (2) Pursuant to the Existing Credit Agreement, the Borrower requested that the Existing Lenders make advances to it, in an aggregate principal amount of up to $240,000,000, on the terms and conditions set forth therein.

                (3) The Borrower has requested that the Financial Institutions hereunder enter into this Agreement to amend and restate the Existing Credit Agreement and to lend to the Borrower from time to time an aggregate principal amount of up to $350,000,000. The Lenders hereunder have indicated their willingness to amend and restate the Existing Credit Agreement and to provide such additional financing on the terms and conditions of this Agreement.

                NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree that, subject to the satisfaction of the conditions set forth in Section 3.01, the Existing Credit Agreement is amended and restated in its entirety to read as follows:


                            ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS

                SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                "A Company" means each Loan Party, FN Parent, FN Holdings, Coleman Holdings Inc., Coleman Worldwide, Marvel III, Marvel Parent, Marvel Holdings and NWCG Holdings.

                "Advance"  means a Revolving Credit Advance or a Term Advance.

                "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                "Agent" has the meaning specified in the recital of parties to this Agreement.

                "Agent's Account" means the account of the Agent maintained by the Agent with Citibank at 399 Park Avenue, New York, New York 10043, Account No. [3685-2248].

                "Amended and Restated Security Agreements" means the Borrower Security Agreement and the Mafco Security Agreement.

                "Andrews" means Andrews Group Incorporated, a Delaware corporation.

                "Andrews Pledge Agreement" means the Non-Recourse Guaranty and Pledge Agreement dated July 27, 1994 made by Andrews to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                "Applicable Margin" means, at any time, (i) if the sum of the aggregate amount of Advances outstanding at such time plus the aggregate unused Commitments is greater than or equal to $301,000,000, 3.0% per annum for Base Rate Advances and 5.5% per annum for Eurodollar Rate Advances, (ii) if the sum of the aggregate amount of Advances outstanding at such time plus the aggregate unused Commitments is less than $301,000,000 and greater than or equal to $251,000,000, 2.75% per annum for Base Rate Advances and 5.0% per annum for Eurodollar Rate Advances, (iii) if the sum of the aggregate amount of Advances outstanding at such time plus the aggregate unused Commitments is less than $251,000,000 and greater than or equal to $201,000,000, 2.5% per annum for Base Rate Advances and 4.5% per annum for Eurodollar Rate Advances and (iv) if the sum of the aggregate amount of Advances outstanding at such time plus the aggregate unused Commitments is less than $201,000,000, 2.25% per annum for Base Rate Advances and 4% per annum for Eurodollar Rate Advances.

                "Appropriate Lender" means, at any time, with respect to any of the Term or Revolving Credit Facilities, a Lender that has a Commitment with respect to such Facility at such time.

                "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee of such Lender, and accepted by the Agent, in substantially the form of Exhibit B hereto.

                "Bank" has the meaning specified in the Preliminary Statements.

                "Bank Preferred Stock Document" means the Federal Stock Charter of First Madison Bank, FSB, as supplemented by the First Supplementary Section to Section 5 of the Charter of First Gibraltar Bank, FSB and the Second Supplemental Section to Section 5 of the Charter of First Madison Bank, FSB.

                "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor thereto) for insuring U.S. dollar deposits of Citibank in the United States; and

                (c)     1/2 of 1% per annum above the Federal Funds Rate.

                "Base Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(i).

                "Borrower" has the meaning specified in the recital of parties to this Agreement.

                "Borrower Collateral Account" has the meaning specified in the Borrower Security Agreement.

                "Borrower Parent" means Marvel V Holdings Inc., a Delaware corporation.

                "Borrower Parent Guaranty" means the Guaranty dated July 27, 1994 made by the Borrower Parent in favor of the Lenders and the Agent, as such guaranty may be amended or otherwise modified from time to time in accordance with its terms.

                "Borrower Parent Security Agreement" means the Security Agreement dated July 27, 1994 made by the Borrower Parent and NationsBank of Georgia, National Association, in its capacity as voting trustee, to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Borrower Security Agreement" means the Amended and Restated Borrower Security Agreement dated as of June __, 1995 made by the Borrower to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Borrower's Account" means the account of the Borrower maintained by the Borrower with Citibank, N.A., at its office at 399 Park Avenue, New York, New York 10043, Account No. 40650489.

                "Borrowing" means a Revolving Credit Borrowing or the Term Borrowing.

                "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

                "Calculation Period" means, for any date in respect of any common stock, the immediately preceding five Business Days during which such common stock traded on the relevant national stock exchange or the Nasdaq national market system.

                "Capital Expenditures" means, for any period, the sum of (a) all expenditures during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures.

                "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

                "Cash Equivalents" means any of the following, to the extent owned by the Borrower or its Subsidiaries free and clear of all Liens and having a maturity not greater than 180 days from the date of issuance thereof:
(a) direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of not more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Group or (d) shares of money market mutual or similar funds having assets in excess of $100,000,000 and which invest exclusively in assets satisfying the requirements of clauses (a) through (c) of this definition.

                "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

                "C&F Guarantor" means C&F (Parent) Holdings Inc., a Delaware corporation.

                "C&F Guaranty" means the Guaranty dated June 15, 1995 made by C&F Guarantor in favor of the Lenders and the Agent, as such guaranty may be amended or otherwise modified from time to time in accordance with its terms.

                "C&F Pledge Agreement" means the Pledge Agreement dated June 15, 1995 made by C&F Guarantor to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Cigar" means Consolidated Cigar Corporation, a Delaware corporation.

                "Cigar Guarantor" means Consolidated Cigar II Holdings Inc., a Delaware corporation.

                "Cigar Guaranty" means the Amended and Restated Cigar Guaranty dated as of June 15, 1995 made by Cigar Guarantor in favor of the Lenders and the Agent, as such guaranty may be amended or otherwise modified from time to time in accordance with its terms.

                "Cigar Non-Operating Subsidiary" means C&F Guarantor.

                "Cigar Pledge Agreement" means the Amended and Restated Cigar Pledge Agreement dated as of June 15, 1995 made by Cigar Guarantor to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Citibank" has the meaning specified in the recital of parties to this Agreement.

                "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

                "Coleman" means The Coleman Company, Inc., a Delaware corporation.

                "Coleman Guarantor" means Coleman (Parent) Holdings Inc., a Delaware corporation.

                "Coleman Guaranty" means the Amended and Restated Coleman Guaranty dated as of June __, 1995 made by Coleman Guarantor in favor of the Lenders and the Agent, as such guaranty may be amended or otherwise modified from time to time in accordance with its terms.

                "Coleman Holdings" means Coleman Holdings Inc., a Delaware corporation.

                "Coleman Non-Operating Subsidiaries" means Coleman Holdings and Coleman Worldwide.




                "Coleman Pledge Agreement" means the Pledge Agreement dated July 27, 1994 made by Coleman Guarantor to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Coleman Tax Agreements" means (i) the Tax Allocation Agreement dated as of August 24, 1990, as amended through the date hereof, between Mafco and New Coleman, (ii) the Tax Sharing Agreement dated as of February 26, 1992, as amended through the date hereof, among Mafco, Coleman Finance Holdings Inc., Coleman and the Subsidiaries of Coleman party thereto, (iii) the Tax Sharing Agreement dated as of February 26, 1992, as amended through the date hereof, among Mafco, New Coleman, Coleman Finance Holdings Inc. and the Subsidiaries of Coleman Finance Holdings Inc. party thereto, (iv) the Tax Equivalent Payment Agreement dated as of March 4, 1992, as amended through the date hereof, between Mafco and Coleman Finance Holdings Inc., (v) the Supplemental Tax Sharing Agreement dated as of February 26, 1992, as amended through the date hereof, between Coleman and M&F, (vi) the Tax Sharing Agreement dated as of May 27, 1993 among Mafco, Coleman Worldwide, Coleman and its Subsidiaries party thereto, (vii) the Tax Sharing Agreement dated as of May 27, 1993 among Mafco, Coleman Worldwide and the other Persons party thereto, (viii) the Tax Sharing Agreement dated as of July 22, 1993 between Mafco and Coleman Holdings, and
(ix) the Tax Sharing Termination Agreement dated as of May 27, 1993 among Mafco, New Coleman, Coleman and the other Persons party thereto.

                "Coleman Worldwide" means Coleman Worldwide Corporation, a Delaware corporation.

                "Coleman Worldwide Indenture" has the meaning specified in
Schedule VI.

                "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Agent and the Lenders.

                "Collateral Accounts" means the Borrower Collateral Account, the Mafco Collateral Account and the Second Mafco Collateral Account.

                "Collateral Documents" means each Security Agreement and each Pledge Agreement.

                "Commitment" means a Revolving Credit Commitment or a Term Commitment.

                "Consolidated" for any Person refers to the consolidation of the financial statements of such Person and its Subsidiaries in accordance with GAAP.

                "Consolidated Cigar Parent" means Consolidated Cigar (Parent) Holdings Inc., a Delaware corporation.

                "Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to
Section 2.10.

                "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business); (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"); (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock; (h) all Debt of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                "Defaulted Advance" means, with respect to any Lender at any time, the amount of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 at or prior to such time which has not been so made as of such time; provided, however, that any Advance made by the Agent for the account of such Lender pursuant to Section 2.02(c) shall not be considered a Defaulted Advance even if, at such time, such Lender shall not have reimbursed the Agent therefor as provided in Section 2.02(c). In the event that a portion of a Defaulted Advance shall be deemed made pursuant to
Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to
Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

                "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Agent pursuant to
Section 2.02(c) to reimburse the Agent for the amount of any Advance made by the Agent for the account of such Lender, (b) any other Lender pursuant to
Section 2.13 to purchase any participation in Advances owing to such other Lender and (c) the Agent pursuant to Section 7.05 to reimburse the Agent for such Lender's ratable share of any amount required to be paid by the Lenders to the Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

                "Defaulting Lender" means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in Section 6.01(e).

                "Defeased Debt Amount" means for any date of determination for any Designated Person listed on Schedule VI an amount calculated in the manner set forth on Schedule VI for such Designated Person or such other amount as may be agreed by the Agent and the Borrower.

                "Deposit Certificate" has the meaning specified in Section 5.01(l).

                "Designated Coleman Subsidiaries" means Coleman Holdings, Coleman Worldwide and Coleman.

                "Designated Marvel Subsidiaries" means Marvel III, Marvel Parent, Marvel Holdings and Marvel.

                "Designated New World Subsidiaries" means New World Guarantor, NWCG Holdings and New World.

                "Designated Operating Companies" means Coleman, New World, Marvel and MCG.

                "Designated Persons" means the Borrower, Coleman Guarantor, New World Guarantor, C&F Guarantor, and FN Parent (in the case of FN Parent, for as long as, and only as long as, the Bank is regulated as a federal savings bank).

                "Dollars" and the sign "$" each means lawful money of the United States.

                "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                "Effective Date" has the meaning specified in Section 3.01.

                "Eligible Assignee" means (a) any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (b) any savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a net worth determined in accordance with GAAP in excess of $250,000,000; (c) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") or has concluded special lending arrangements with the International Monetary Fund Associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States, in the Cayman Islands or in the country in which it is organized or another country that is described in this clause (c);
(d) the central bank of any country that is a member of the OECD; (e) any finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that (i) is not affiliated with the Borrower, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) has total assets in excess of $250,000,000; and (f) any other Person (other than an Affiliate of the Borrower) approved by the Agent and the Borrower, such approval not to be unreasonably withheld.

                "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement based upon or arising out of any Environmental Law or any Environmental Permit, including without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment.

                "Environmental Law" means any federal, state or local law,



rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health or safety including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

                "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                "Equity Contribution Agreement" means the Equity Contribution Agreement dated as of June 27, 1994 between the Borrower and the Borrower Parent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Code.

                "ERISA Event" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan described in Section 302(f)(1) of ERISA;
(f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to
Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to
Section 4042 of ERISA, or the occurrence of any event or condition described in
Section 4042 of ERISA that would constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan; provided, however, that an event described in clause (a), (c) or (d) of this definition, or in clause
(b) of this definition solely with respect to a standard termination under
Section 4041(b) of ERISA, shall be an ERISA Event only if such event is reasonably likely to result in a material liability of such Person or any of its ERISA Affiliates.

                "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for each Interest Period shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from Citibank two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

                "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(ii).

                "Eurodollar Rate Reserve Percentage" of any Lender for any Interest Period for any Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

                "Events of Default" has the meaning specified in Section 6.01.




                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Exchange Agreement" means the Exchange Agreement dated as of October 3, 1994 among FN Parent, FN Holdings and Gerald J. Ford.

                "Existing Advance" has the meaning set forth in Section
2.01(a).

                "Existing Credit Agreement" has the meaning specified in the Preliminary Statements.

                "Existing Lenders" has the meaning specified in the Preliminary Statements.

                "Facility" means the Revolving Credit Facility or the Term Facility.

                "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                "Financial Institutions" has the meaning specified in the recital of parties to this Agreement.

                "First Amendment" means the First Amendment dated as of March 10, 1995 to the Existing Credit Agreement.

                "First Nationwide Companies" means First Gibraltar (Parent) Holdings Inc., a Delaware corporation, First Gibraltar Holdings Inc., a Delaware corporation, FN Parent, FN Holdings and the Bank.

                "Flavors Guarantor" means Flavors (Parent) Holdings Inc., a Delaware corporation.

                "Flavors Guaranty" means the Amended and Restated Flavors Guaranty dated as of June 15, 1995 made by Flavors Guarantor in favor of the Lenders and the Agent, as such guaranty may be amended or otherwise modified from time to time in accordance with its terms.

                "Flavors Non-Operating Subsidiary" means C&F Guarantor.

                "Flavors Pledge Agreement" means the Amended and Restated Flavors Pledge Agreement dated as of June 15, 1995 made by Flavors Guarantor to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "FN Documents" means the FN Holdings Debt Documents, the Exchange Agreement and the Stockholders Agreement.

                "FN Holdings" means First Nationwide Holdings, Inc., a Delaware corporation.

                "FN Holdings Debt" means the 12-1/4% Senior Notes due 2001 in an aggregate principal amount equal to $200,000,000.

                "FN Holdings Debt Document" means the Indenture dated as of July 15, 1994 made by FN Holdings in favor of The First National Bank of Boston, as trustee, in connection with the FN Holdings Debt.

                "FN Parent" means First Nationwide (Parent) Holdings Inc., a Delaware corporation.

                "FN Parent Loan Agreement" means the Loan Agreement dated as of September 30, 1994 between the Borrower Parent and FN Parent, as amended from time to time in accordance with its terms.

                "FN Parties" means the Bank, FN Holdings and FN Parent.

                "FN Party Charter Documents" means the certificate of incorporation of FN Parent, the certificate of incorporation of FN Holdings and the Bank Preferred Stock Document.

                "FN Tax Agreement" means the Tax Sharing Agreement dated as of January 1, 1994 among Mafco, FN Holdings, the Bank and certain Subsidiaries of FN Holdings and the Bank.

                "Four Star" means Four Star Holdings Corp., a Delaware corporation.

                "Four Star Pledge Agreement" means the Non-Recourse Guaranty and Pledge Agreement dated July 27, 1994 made by Four Star and NationsBank of Georgia, National Association, in its capacity as voting trustee, to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Fully Satisfied" shall mean, with respect to the Payment Obligations as of any date, that, on or before such date, (a) the principal of and interest accrued to such date on all outstanding Advances shall have been paid in full in cash and (b) all fees, expenses and other amounts then due and payable which constitute Payment Obligations shall have been paid in cash; provided, however, that on such date none of the Agent and the Lenders shall have made any claims in respect of Payment Obligations against the Borrower or any other Loan Party under any provision of any of the Loan Documents that has not been cash collateralized by an amount sufficient in the reasonable judgment of the Agent, the Required Lenders and any such Lender (if such Lender is not one of the Lenders constituting the Required Lenders) to secure such claim.

                "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited consolidated financial statements referred to in
Section 4.01(f), except that with respect to (x) the preparation of any financial statement required to be furnished pursuant to clause (i), (ii) or
(iii) of Section 5.01(k) and (y) changes to financial statement presentation and accounting policies contemplated by Section 5.02(h), "GAAP" shall mean such principles as in effect from time to time in the United States of America.

                "Guarantor" means each of Mafco, Borrower Parent, Coleman Guarantor, New World Guarantor, Flavors Guarantor, Cigar Guarantor and C&F Guarantor.

                "Guaranty" means each of the Borrower Parent Guaranty, the C&F Guaranty, the Cigar Guaranty, the Coleman Guaranty, the Flavors Guaranty, the Mafco Guaranty and the New World Guaranty.

                "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

                "Indemnified Party" has the meaning specified in Section
8.04(c).

                "Initial Date" means, for purposes of Section 2.12, in the case of the Agent and each Financial Institution, the date of its execution and delivery of this Agreement and, in the case of each Lender other than a Financial Institution, the date of the Assignment and Acceptance pursuant to which it becomes a Lender.

                "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that

                (i) the Borrower may not select any Interest Period which ends after any principal repayment installment date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date shall be at least equal to the aggregate principal amount of such Advances due and payable on or prior to such dates;

                (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                (iii) whenever the first day of any Interest Period occurs on a day in a calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, debt obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (i) of the definition of "Debt" in respect of such Person.

                "Lenders" means the Financial Institutions listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07 and each assignee that shall become a party hereto pursuant to Section 2.14.

                "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.




                "Loan Documents" means this Agreement, the Notes, each Guaranty, each Collateral Document, the Equity Contribution Agreement and the FN Parent Loan Agreement.

                "Loan Party" means each of the Borrower, each Guarantor, M&F, Andrews, Four Star and New Coleman.

                "Look-Forward Certificate" has the meaning specified in Section 5.01(l).

                "Mafco" has the meaning specified in the Preliminary
Statements.

                "Mafco Collateral Account" has the meaning specified in the Mafco Security Agreement.

                "Mafco Guaranty" means the Amended and Restated Mafco Guaranty dated as of June __, 1995 made by Mafco in favor of the Lenders and the Agent, as such guaranty may be amended or otherwise modified from time to time in accordance with its terms.

                "Mafco Pledge Agreement" means the Amended and Restated Pledge Agreement dated as of June __, 1995 made by Mafco and NationsBank of Georgia, National Association, in its capacity as voting trustee, to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Mafco Security Agreement" means the Amended and Restated Mafco Security Agreement dated as of June __, 1995 made by Mafco to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Mandatory Distribution Period" means the period from the Effective Date until the date on which the aggregate principal amount of the prepayments made pursuant to Sections 2.05(b)(iv) and (b)(v) shall equal $110,000,000.

                "Margin Stock" has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System and any successor regulations thereto, as in effect from time to time.

                "Marvel" means Marvel Entertainment Group, Inc., a Delaware corporation.

                "Marvel Holdings" means Marvel Holdings Inc., a Delaware corporation.

                "Marvel Holdings Debt" means the Debt described on Schedule III under the caption "Marvel Holdings Debt", including the accretion of such Debt pursuant to the Marvel Holdings Indenture.

                "Marvel Holdings Indenture" means the Indenture, dated as of April 15, 1993, made by Marvel Holdings in favor of NationsBank of Georgia, National Association as Trustee pursuant to which Marvel Holdings issued its Senior Secured Discount Notes due 1998 and Series B Senior Secured Discount Notes due 1998.

                "Marvel III" means Marvel III Holdings Inc., a Delaware corporation.

                "Marvel III Debt" means the Debt described on Schedule III under the caption "Marvel III Debt", as such Debt may be reduced through scheduled or required amortization.

                "Marvel III Indenture" means the Indenture, dated as of February 15, 1994, made by Marvel III in favor of NationsBank of Georgia, National Association as Trustee pursuant to which Marvel III issued its 9-1/8% Senior Secured Notes due 1998 and its 9-1/8% Series B Senior Secured Notes due 1998.

                "Marvel Parent" means Marvel (Parent) Holdings Inc., a Delaware corporation.

                "Marvel Parent Debt" means the Debt, described on Schedule III under the caption "Marvel Parent Debt", including the accretion of such Debt pursuant to the Marvel Parent Indenture.

                "Marvel Parent Indenture" means the Indenture, dated as of October 1, 1993, made by Marvel Parent in favor of NationsBank of Georgia, National Association as Trustee pursuant to which Marvel Parent issued its Senior Secured Discount Notes due 1998.

                "Marvel Tax Agreements" means (i) the Tax Sharing Agreement dated as of April 22, 1993 between Mafco and Marvel Holdings, (ii) the Tax Sharing Agreement dated as of October 20, 1993 between Mafco and Marvel Parent and (iii) the Amended and Restated Tax Sharing Agreement dated as of January 1, 1994 among Mafco, Marvel III, Marvel and the Subsidiaries of Marvel party thereto.

                "Material Adverse Change" means, with respect to any Person, a material adverse change in the condition (financial or otherwise), operations, assets, business or prospects of such Person and its Subsidiaries, taken as a whole.

                "Material Adverse Effect" means, with respect to any Person, a material adverse effect upon (a) the condition (financial or otherwise),



operations, assets, business or prospects of such Person and its Subsidiaries, taken as a whole, or (b) the ability of a Loan Party to perform its obligations under any Loan Document, or (c) the rights and remedies of the Agent or any Lender under any Loan Document.

                "MCG" means Mafco Consolidated Group Inc., a Delaware corporation.

                "MCG Tax Agreement" means the Tax Sharing Agreement dated as of June 15, 1995 among Mafco, MCG and Subsidiaries of MCG party thereto.

                "M&F" means MacAndrews & Forbes Holdings Inc., a Delaware corporation.

                "M&F Pledge Agreement" means the Non-Recourse Guaranty and Pledge Agreement dated July 27, 1994 made by M&F to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA, and to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                "Multiple Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA, and (a) that is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) that was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance by any Person of any Debt or capital stock, any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees and expenses, finder's fees, accountants' fees and expenses and other similar fees, expenses and commissions, (b) the amount of taxes payable or estimated in good faith to be payable within 12 months following the date of the consummation of such transaction in connection with or as a result of such transaction and (c) the amount of any Debt that, by the terms of such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are payable to a Person that is not an Affiliate (other than such amounts that are payable by the Borrower and its Subsidiaries to an Affiliate pursuant to a Related Document) and are properly attributable to such transaction or to the asset that is the subject thereof.

                "Net Equity Value" means for any day of determination for any Designated Person:

                (i) with respect to the Borrower, an amount equal to the excess of (A) the product of the number of shares of common stock of Marvel owned directly or indirectly by the Borrower times the average closing price during the Calculation Period relating to such day of determination of such common stock on the New York Stock Exchange over (B) the Defeased Debt Amount of the Borrower;

                (ii) with respect to Coleman Guarantor, an amount equal to the excess of (A) the product of the number of shares of common stock of Coleman owned directly or indirectly by Coleman Guarantor times the average closing price during the Calculation Period relating to such day of determination of such common stock on the New York Stock Exchange over (B) the Defeased Debt Amount of Coleman Guarantor;

                (iii) with respect to New World Guarantor, an amount equal to the excess of (A) the product of the number of shares of Class B common stock of New World owned directly or indirectly by New World Guarantor times the average closing price of the Class A common stock during the Calculation Period relating to such day of determination for such Class A Common Stock on either the New York Stock Exchange or the Nasdaq National Market System over (B) the Defeased Debt Amount of New World Guarantor;

                (iv) with respect to C&F Guarantor, an amount equal to the product of the number of shares of common stock of MCG owned directly or indirectly by C&F Guarantor times the average closing price during the Calculation Period relating to such day of determination of such common stock on the New York Stock Exchange; and

                (v) with respect to FN Parent, an amount equal to $288,000,000, less the aggregate amount of net losses of the Bank since September 30, 1994, less the aggregate amount of distributions of capital of the Bank existing on September 30, 1994, less any reductions in the equity accounts of the Bank determined in accordance with generally accepted accounting principles in effect from time to time.

                "Net Residual Value" means for any day of determination an amount equal to the aggregate Net Equity Value of the Designated Persons on such day.

                "New Coleman" means New Coleman Holdings Inc., a Kansas corporation.




                "New Coleman Pledge Agreement" means the Non-Recourse Guaranty and Pledge Agreement dated July 27, 1994 made by New Coleman and NationsBank of Georgia, National Association, in its capacity as voting trustee, to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "New World" means New World Communications Group Incorporated, a Delaware corporation.

                "New World Guarantor" means NWCG (Parent) Holdings Corporation, a Delaware corporation.

                "New World Guaranty" means the Amended and Restated New World Guaranty dated as of June __, 1995 made by New World Guarantor in favor of the Lenders and the Agent, as such guaranty may be amended or otherwise modified from time to time in accordance with its terms.

                "New World Pledge Agreement" means the Amended and Restated Pledge Agreement dated as of June __, 1995 made by New World Guarantor to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Non-Operating Subsidiary" means each of Marvel III, Marvel Parent and Marvel Holdings.

                "Note" means a Revolving Credit Note or a Term Note.

                "Notice of Borrowing" has the meaning specified in Section 2.02(a).

                "NWCG Holdings" means NWCG Holdings Corporation, a Delaware corporation.

                "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

                "Other Taxes" has the meaning specified in Section 2.12(b).

                "Payment Obligations" shall mean all principal, interest, fees, charges, expenses, attorneys' fees and expenses, indemnities and any other amounts payable by the Loan Parties under the Loan Documents.

                "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

                "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                "Plan" means a Single Employer Plan or a Multiple Employer
Plan.

                "Pledge Agreements" means the Andrews Pledge Agreement, the C&F Pledge Agreement, the Cigar Pledge Agreement, the Coleman Pledge Agreement, the Flavors Pledge Agreement, the Four Star Pledge Agreement, the Mafco Pledge Agreement, the M&F Pledge Agreement, the New Coleman Pledge Agreement, the New World Pledge Agreement and the Second Andrews Pledge Agreement.

                "Register" has the meaning specified in Section 8.07(c).

                "Related Documents" means the Marvel Tax Agreements, the Coleman Tax Agreements, the FN Tax Agreement and the MCG Tax Agreement.

                "Required Lenders" means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate unused Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (a) the Lenders holding such amount of the Advances or having such amount of the Commitments or (b) determining the aggregate unpaid principal amount of the Advances or the total Commitments); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances made by such Lender and outstanding at such time and (ii) the aggregate Commitments of such Lender at such time.

                "Revolving Credit Advance" has the meaning specified in Section 2.01(c).

                "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.




                "Revolving Credit Commitment" means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

                "Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

                "Revolving Credit Lender" means any Lender that has a Revolving Credit Commitment.

                "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

                "Second Andrews Pledge Agreement" means the Amended and Restated Non-Recourse Guaranty and Pledge Agreement dated as of June __, 1995 made by Andrews and NationsBank of Georgia, National Association, in its capacity as voting trustee, to the Agent, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

                "Second Mafco Collateral Account" has the meaning specified in the Mafco Security Agreement.

                "Security Agreements" means each Amended and Restated Security Agreement and the Borrower Parent Security Agreement.

                "Single Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA, and (a) that is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                "Stockholders Agreement" means the Stockholders Agreement dated as of October 3, 1994, among FN Parent, FN Holdings and Gerald J. Ford.

                "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the Voting Stock of such corporation, (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, that for all purposes of the Loan Documents, Toy Biz, Inc. shall not be a Subsidiary of any of the Loan Parties.

                "Supermajority Lenders" means at any time Lenders owed or holding at least 67% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate unused Commitments (provided that, for purposes hereof, neither the Borrower nor any of its Affiliates, if a Lender, shall be included in (a) the Lenders holding such amount of the Advances or having such amount of the Commitments or (b) determining the aggregate unpaid principal amount of the Advances or the total Commitments); provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (i) the aggregate principal amount of the Advances made by such Lender and outstanding at such time and (ii) the aggregate Commitments of such Lender at such time.

                "Tax Certificate" has the meaning specified in Section 5.01(k)(xiv).

                "Taxes" has the meaning specified in Section 2.12(a).

                "Term Advance" has the meaning specified in Section 2.01(b).

                "Term Borrowing" means a borrowing consisting of simultaneous Term Advances of the same Type made by the Lenders.

                "Term Commitment" means, with respect to any Term Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender's "Term Commitment", as such amount may be reduced at or prior to such time pursuant to
Section 2.04.

                "Term Facility" means, at any time, the aggregate amount of the Term Lenders' Term Commitments at such time.

                "Term Lender" means any Lender that has a Term Commitment.

                "Term Note" means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender.

                "Termination Date" means the earlier of (a) September 1, 1997 or (b) the date of termination in whole of the Revolving Credit Commitments and Term Commitments pursuant to Section 2.04 or 6.01.

                "Transaction" has the meaning specified in the Preliminary Statements.

                "Treasury Regulations" means the temporary and final regulations promulgated under the Internal Revenue Code of 1986, as amended from time to time.

                "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

                "Unfunded Pension Liabilities" with respect to any Plan means the excess, if any, of its accumulated benefit obligation ("ABO"), as determined in accordance with Statement of Financial Accounting Standards No. 87 or any successor thereto ("FAS 87") over the fair market value of its assets (as of such date) (provided that in determining the ABO for this purpose, the interest, mortality and other relevant actuarial assumptions used to fund such Plan as of its most recent actuarial valuation) shall be used instead of the interest, mortality and other relevant actuarial assumptions that would otherwise be prescribed by FAS 87.

                "Unused Revolving Credit Commitment" means, with respect to any Lender at any time, (a) such Lender's Revolving Credit Commitment at such time, minus (b) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time.

                "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

                "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA.

                "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Part IV of ERISA.

                SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.


                           ARTICLE II

                AMOUNTS AND TERMS OF THE ADVANCES

                SECTION 2.01. The Advances. (a) Purchase of Assignments. Effective as of the Effective Date, the Existing Lenders will sell and assign an interest in and to all of the Existing Lenders' respective rights and obligations under the advances set forth opposite their names under the caption "Existing Advances" on Schedule I (the "Existing Advances") to the Financial Institutions and the Financial Institutions will purchase and assume the Existing Advances set forth opposite their names under the caption "Advances" on Schedule I.

                (b) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make an advance (a "Term Advance") on the Effective Date in an aggregate amount not to exceed the excess, if any, of such Lender's Term Commitment on the Effective Date over the aggregate principal amount of the Existing Advances purchased and assumed by such Lender on the Effective Date. The Existing Advances pursuant to Section 2.01(a) shall be deemed to be Term Advances for all purposes hereunder.
Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

                (c) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Revolving Credit Advance") to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment on such Business Day. Each Revolving Credit Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of



Revolving Credit Advances made on the same day by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender's Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow, prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(c).

                SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.15, each Borrowing shall be made on notice given not later than 11:00 A.M. (New York City time) on the first Business Day prior to the date of a proposed Borrowing consisting of Base Rate Advances or the third Business Day prior to the date of a proposed Borrowing consisting of Eurodollar Rate Advances, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telecopier, telex or cable, and, with respect to a Notice of Borrowing by telex or cable, confirmed immediately thereafter in writing, in substantially the form of Exhibit C hereto, specifying therein the requested (i) date of such Borrowing,
(ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) Interest Period for each Eurodollar Rate Advance included in such Borrowing.
In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify the Borrower and each Appropriate Lender of the applicable interest rate under Section 2.06(a)(ii). Each Appropriate Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available by crediting the Borrower's Account.

                (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                (c) Unless the Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume, or at its option request confirmation from such Lender, that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption or confirmation (as the case may be), make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section
2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the cost (expressed as a rate per annum) to the Agent of funding such Lender's ratable portion; provided that, upon the request of such Lender, the Agent shall provide such Lender with a certificate as to the calculation of such amount. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                (d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                (e) The Borrower may not request a Borrowing comprised of Eurodollar Rate Advances or, pursuant to Section 2.10, Convert Base Rate Advances into Eurodollar Rate Advances or select a new Interest Period for existing Eurodollar Rate Advances if, after the making or Conversion of such Advances or the selection of such Interest Period, the number of outstanding Borrowings comprised of Eurodollar Rate Advances having different Interest Periods (whether of different duration or commencing on different dates) would exceed 6.

                SECTION 2.03. Repayment. (a) Term Advances. The Borrower shall repay to the Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances on the following dates in the amounts indicated:

        Date                           Amount
        ----                           ------
        September 1, 1995              $  10.0 million
        December 1, 1995               $  10.0 million
        March 1, 1996                  $  10.0 million
        June 1, 1996                   $  10.0 million
        September 1, 1996              $  10.0 million
        December 1, 1996               $  10.0 million
        March 1, 1997                  $  10.0 million
        June 1, 1997                   $  10.0 million



        September 1, 1997              $ 145.0 million

                (b) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

                SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days' prior notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the Term Commitments and the Unused Revolving Credit Commitments; provided that each partial reduction of a Facility (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

                 (b) Mandatory. The Revolving Credit Facility shall be automatically and permanently reduced on each date on which such reduction is required to be made pursuant to Section 2.05(b)(i), (ii), (iii), (iv), (v),
(vi), (vii) or (viii), provided that each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments.

                SECTION 2.05. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day's notice to the Agent, in the case of Base Rate Advances, and three Business Days' notice to the Agent, in the case of Eurodollar Rate Advances, stating the proposed date, the applicable Facility and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount so prepaid; provided, however, that, with respect to any prepayment made in connection with the provisions of Section 6(o) of the Mafco Guaranty, no such notice shall be required; provided further that (x) each partial prepayment (other than a prepayment made in connection with the provisions of Section 6(o) of the Mafco Guaranty) shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if the aggregate principal amount of all Advances that constitute part of such Borrowing is less, such aggregate principal amount) and (y) in the event any such prepayment of Eurodollar Rate Advances is not made on the last day of an Interest Period, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b). Each such prepayment of any Advances shall be applied to the installments thereof in inverse order of maturity.

                (b) Mandatory. (i) The Borrower shall, on the date of deposit of each cash equity contribution in the Borrower Collateral Account as a result of a loan made by FN Parent to the Borrower Parent pursuant to the terms of the FN Parent Loan Agreement that relates solely to net income of the Bank (excluding, to the extent included in net income, (A) any gains (net of taxes) from the sale of deposits and property, plant and equipment related to such deposits, and (B) any net income that is attributable to the recognition of the deferred tax asset-net operating loss carry forwards of the Bank), apply:

                (A) up to 75% of the amount of such cash equity contribution to the making of a prepayment in an amount equal to the amount of the next scheduled principal payment in respect of the Term Facility pursuant to Section
2.03 (plus accrued interest thereon), and the portion of such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied to such scheduled principal payment in respect of the Term Facility; provided, however, that, if the next scheduled principal payment in respect of the Term Facility has been prepaid in full prior to the date of such cash equity contribution (other than as a result of a prepayment during the calendar quarter in which such cash equity contribution occurs pursuant to the provisions of
Section 2.05(b)(i)(B) or 2.05(b)(ii)), the Borrower shall have no obligation to prepay the Advances; provided further that, if the next scheduled principal payment in respect of the Term Facility has been prepaid in full prior to the date of such cash equity contribution as a result of a prepayment during the calendar quarter in which such cash equity contribution occurs pursuant to the provisions of Section 2.05(b)(i)(B) or Section 2.05(b)(ii), such cash equity contribution shall be applied to the next scheduled principal payment in respect of the Term Facility pursuant to the terms of this Section 2.05(b)(i)(A) and the prepayment pursuant to Section 2.05(b)(i)(B) or Section 2.05(b)(ii), as the case may be, shall be reapplied pursuant to the terms of such Section; provided further that, on and after the payment in full of the Term Advances, such amount shall be applied to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below; and provided further that any amount not required to be prepaid pursuant to the terms of this Section 2.05(b)(i)(A) shall, subject to the provisions of Section 2.05(b)(vi) below, be released to the Borrower pursuant to the provisions of Section 7(b) of the Borrower Security Agreement; and

                (B) 25% of the amount of such cash equity contribution to the making of a prepayment in such amount; provided, however, that the portion of each such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied first, to the next scheduled principal payment in respect of the Term Facility, second, to the remaining installments of the Term Facility pursuant to Section 2.03 in inverse order of maturity and third, to the Revolving Credit Facility as set forth in clause (ix) below; provided further that if the next scheduled principal payment in respect of the Term Facility has been prepaid in full prior to the date of such cash equity contribution, such portion of such prepayment shall be applied first, to the remaining installments of the Term Facility in inverse order of maturity and second, to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below; provided further that if a prepayment pursuant to the terms of this



Section 2.05(b)(i)(B) is applied to the next scheduled principal payment in respect of the Term Facility and, subsequent to such application, a prepayment pursuant to the terms of Section 2.05(b)(i)(A) is applied to such next scheduled principal payment in respect of the Term Facility, the amount applied to such next scheduled principal payment in respect of the Term Facility pursuant to the terms of this Section 2.05(b)(i)(B) shall be reapplied first, to the remaining installments of the Term Facility in inverse order of maturity and second, to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below.

                (ii) The Borrower shall, on the date of deposit of each cash equity contribution in the Borrower Collateral Account relating to any loan made by FN Holdings to the Borrower Parent pursuant to the terms of the certificate of incorporation of FN Holdings that relates solely to net income of the Bank (excluding, to the extent included in net income, (A) any gains (net of taxes) from the sale of deposits and property, plant and equipment related to such deposits, and (B) any net income that is attributable to the recognition of the deferred tax asset-net operating loss carry forwards of the Bank), make a prepayment in an amount equal to the amount of such cash equity contribution. The portion of each such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied first, to the next scheduled principal payment, second, to the remaining installments of the Term Facility pursuant to Section 2.03 in inverse order of maturity and third, to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below; provided, however, that if a prepayment pursuant to the terms of this Section 2.05(b)(ii) is applied to the next scheduled principal payment and, subsequent to such application, a prepayment pursuant to the terms of Section 2.05(b)(i)(A) is applied to such next scheduled principal payment, the amount applied to such next scheduled principal payment pursuant to the terms of this Section 2.05(b)(ii) shall be reapplied first, to the remaining installments of the Term Facility in inverse order of maturity and second, to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below.

                (iii) The Borrower shall, on the date of deposit of each cash equity contribution in the Borrower Collateral Account relating to any loans made by FN Holdings to the Borrower Parent pursuant to the terms of the certificate of incorporation of FN Holdings that relate to dividends, other distributions or any loans or advances from the Bank arising out of excess capital of the Bank, make a prepayment in an amount equal to the amount of such cash equity contribution. The portion of each such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied first, to the remaining installments of the Term Facility pursuant to Section 2.03 in inverse order of maturity and second, to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below.

                (iv) The Borrower shall, on the date of each dividend, distribution, loan or advance from the Bank to FN Holdings arising solely out of any gains (net of taxes) from the sale of deposits in California and property, plant and equipment related to such deposits, make a prepayment in an amount equal to the amount of such cash equity contribution. The portion of each such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied first, to the remaining installments of the Term Facility pursuant to Section 2.03 in inverse order of maturity and second, to the Revolving Credit Facility as set forth in clause (ix) below.

                (v) The Borrower shall, on the date of each dividend, distribution, loan or advance from the Bank to FN Holdings arising solely out of
(A) any gains (net of taxes) from the sale of deposits (other than the sale of deposits in California) and property, plant and equipment related to such deposits or (B) any net income that is attributable to the recognition of the deferred tax asset-net operating loss carry forwards of the Bank, apply:

                (A) 75% of the first $100,000,000 of such dividends, distributions, loans or advances to the making of a prepayment in such amount;

                (B) 50% of the next $70,000,000 of such dividends, distributions, loans or advances to the making of a prepayment in such amount;

                (C) 0% of the next $60,000,000 of such dividends, distributions, loans or advances the making of a prepayment in such amount; and

                (D) 50% of the remainder of such dividends, distributions, loans or advances to the making of a prepayment in such amount;

provided, however, that the portion of each such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied first, to the remaining installments of the Term Facility pursuant to Section 2.03 in inverse order of maturity and second, to the Revolving Credit Facility as set forth in clause (ix) below; provided further that any amount not required to be prepaid pursuant to the terms of this Section 2.05(b)(v) shall, subject to the provisions of Section 2.05(b)(vi), be released to the Borrower pursuant to the provisions of Section 7(b) of the Borrower Security Agreement.

                (vi) The Borrower shall, on any date (A) on which a cash equity contribution referred to in Section 2.05(b)(i) or Section 2.05(b)(v) above is deposited in the Borrower Collateral Account or on which a deposit of amounts paid under or in connection with any Related Documents is made to the Mafco Collateral Account and (B) either (I) a Default has occurred and is continuing, (II) the Borrower fails to deliver a Look-Forward Certificate or a Deposit Certificate with respect to such deposit in accordance with the terms of
Section 5.01(l) or (III) the Required Lenders determine, in their reasonable discretion, within 15 Business Days following the date of the receipt of the Look-Forward Certificate or within two Business Days following the date of the receipt of the Deposit Certificate, as the case may be, referred to in clause
(B)(II), that (x) the equity contributions receivable by the Borrower (to the extent they relate to net income of the Bank and any gains (net of taxes) from the sale of deposits and property, plant and equipment related to such deposits)



will be insufficient to service the scheduled amortization payments other than the payments due on September 1, 1997 (taking into account, among other things, the Bank's performance to date, the quality of the Bank's assets and the presence of any agreement with the Bank's regulators including, but not limited to, an agreement relating to capital, asset quality, dividends or management) or
(y) the Net Cash Proceeds which Mafco and its Subsidiaries expect to receive from the contemplated sale of assets or issuance of Debt will be insufficient to make the principal payment in respect of the Facilities due on September 1, 1997, make a prepayment in an amount equal to the amount of such cash equity contribution or the amount of the deposit in the Mafco Collateral Account, as the case may be, plus any interest on Collateral Investments made with such contribution or deposit. The portion of each such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied first, to prepay the installments of the Term Facility in order of maturity and second, to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below.

                (vii)   The Borrower shall:

                (A) on the date of receipt by any A Company of the Net Cash Proceeds of issuances, sales or liquidations of any capital stock (including any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock) of any A Company,

                (B) on the date of receipt by any A Company of any dividends, other distributions or any loans or advances made in respect of the capital stock of any other A Company,

                (C) on the date of receipt by any A Company of the Net Cash Proceeds of any sales of any assets of any A Company,

                (D) on the date of deposit of each cash equity contribution in the Borrower Collateral Account relating to the proceeds of dividends, other distributions or any loans or advances made by the Bank (other than any dividends, other distributions or loans or advances referred to in Section 2.05(b)(i), (ii), (iii), (iv) and (v) above),

                (E) on the date of receipt by any A Company of the proceeds of distributions, dividends or any loans or advances made on account of or as a result of the issuance, sale or liquidation of any capital stock (including any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock) of, or the sale, issuance or incurrence of any Debt by, any Designated Operating Company or the Bank,

                (F) on the date of receipt by any A Company of the Net Cash Proceeds from the sale, issuance or incurrence by any A Company of any Debt, and

                (G) on the date of receipt by any A Company of the proceeds of dividends, other distributions or any loans or advances made on account of or as a result of any sale of any assets of any Designated Operating Company, make a prepayment in an amount equal to the amount of any such amount so received or deposited, as the case may be, except, in each case, to the extent
(x) required pursuant to the terms of any agreement or instrument relating to Debt existing on the date hereof of any A Company or Designated Operating Company to prepay or redeem or purchase such Debt or (y) prohibited to be so applied by the terms of any agreement or instrument relating to Debt existing on the date hereof of any A Company or Designated Operating Company. The portion of each such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied first, to prepay the installments of the Term Facility in inverse order of maturity and second, to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below.

                (viii) The Borrower shall, on each date that an Event of Default set forth in Section 6.01(a) of the Credit Agreement shall have occurred and be continuing, make a prepayment in an amount equal to the amount on deposit in the Second Mafco Collateral Account. The portion of each such prepayment to be applied to principal in accordance with Section 2.05(b)(x) below shall be applied first, to prepay the installments of the Term Facility in inverse order of maturity and second, to the Revolving Credit Facility as set forth in Section 2.05(b)(ix) below.

                (ix) Prepayments of the Revolving Credit Facility made pursuant to Sections 2.05(b)(i) through (viii) above shall be applied to permanently reduce the Revolving Credit Facility as set forth in Section 2.04(b). The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings equal to the amount by which the aggregate principal amount of the Revolving Credit Advances then outstanding exceeds the Revolving Credit Facility on such Business Day.

                (x) All prepayments under this Section 2.05(b) shall be applied first, to the payment of interest and fees payable in respect of the Facilities and to the payment of expenses of the Agent (including the reasonable fees and expenses of counsel to the Agent) and second, to the prepayment of the Advances comprising part of the same Borrowing as specified or to the permanent reduction of the Revolving Credit Facility as specified.

                (xi) If, as a result of the making of any prepayment required to be made pursuant to this Section 2.05, the Borrower would incur costs pursuant to Section 8.04(b), the Borrower may deposit the amount of such prepayment with the Agent, for the benefit of the Appropriate Lenders, in a cash collateral account, until the end of the applicable Interest Period at which time such payment shall be made. The Borrower hereby grants to the Agent, for the benefit of the Lenders, a security interest in all amounts in which the Borrower has any right, title or interest which are from time to time on deposit in such cash collateral account and expressly waives all rights (which rights the Borrower hereby acknowledges and agrees are vested exclusively in the Agent) to exercise domnion or control over any such amounts.

                SECTION 2.06.  Interest.   (a)  Ordinary Interest.  The Borrower
shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears quarterly on the first Business Day of each March, June, September and December during such periods, commencing September 1, 1995, and on the date such Base Rate Advance shall be Converted or paid in full.

                (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.

                (b) Default Interest. The Borrower shall pay on demand interest on the unpaid principal amount of each Advance that is not paid when due and on the unpaid amount of all interest, fees and other amounts then due and payable hereunder that is not paid when due from the due date thereof to the date paid, at a rate per annum equal at such time to (i) in the case of any amount of principal, 2% per annum above the rate of interest per annum required to be paid on such Advance immediately prior to the date on which such amount became due and payable and (ii) in the case of all other amounts, 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to
Section 2.06(a)(i) above.

                SECTION 2.07.  Interest Rate Determination.   (a)  The Agent
shall give prompt notice to the Borrower and each Lender of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or
(ii), and the applicable rate, if any, furnished by Citibank for the purpose of determining the applicable interest rate under Section 2.06(a)(i) or (ii).

                (b) If Citibank cannot furnish timely information to the Agent for determining the Eurodollar Rate, the Agent shall forthwith notify the Borrower and each Lender that the interest rate cannot be determined for such Eurodollar Rate Advances, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that Citibank has determined that the circumstances causing such suspension no longer exist.

                (c) If the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their pro rata shares of such Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that such Required Lenders have determined that the circumstances causing such suspension no longer exist.

                (d) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith notify the Borrower and the Lenders and the Interest Period for such Eurodollar Rate Advances will be one month.

                SECTION 2.08. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders a commitment fee on the average daily Unused Revolving Credit Commitment of such Revolving Credit Lender from the date hereof, in the case of each Financial Institution, and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Credit Lender, in the case of each other Revolving Credit Lender, until the Termination Date at a rate equal to 1-1/4% per annum, payable in arrears on the date of the initial Borrowing, thereafter quarterly on the first Business Day of each March, June, September and December commencing September 1, 1995, and on the Termination Date.

                (b) Other Fees. The Borrower shall pay to the Agent for its own account such fees as are set forth in the fee letter dated June 9, 1995 between Mafco and Citibank, as the same may be amended or otherwise modified from time to time.

                SECTION 2.09. Increased Costs; Illegality. (a) Except as to taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto (it being understood that the Borrower shall not have any liability for any taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto, except as provided in Section 2.12), if, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance by any Lender with any guideline or request from any central bank or other governmental authority in any case introduced, changed, interpreted or requested after the date hereof (whether or not having the force of law), there shall be (x) imposed, modified or deemed applicable any reserve, special deposit or similar requirement against assets held by, or letters of credit or guarantees issued by, or deposits in or for the account of, any Lender or (y) imposed on any Lender any other condition relating to this Agreement or the Advances made by it, and the result of any event referred to in clause (x) or
(y) shall be to increase the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent) made within 60 days after the first date on which such Lender has actual knowledge that it is entitled to make demand for payment under this Section 2.09(a), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that if such Lender fails to so notify the Borrower within such 60-day period, such increased cost shall commence accruing on such later date on which the Lender notifies the Borrower; provided further that, before making any such demand, such Lender agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental or monetary authority in regard to capital adequacy (whether or not having the force of law) including, without limitation, any guideline contemplated by the report dated July 1988 entitled "International Convergence of Capital Management and Capital Standards" issued by the Bank Committee on Banking Regulations and Supervisory Practices, in any case in which such law, regulation, guideline or request became effective or was made after the date hereof, has or would have the effect of reducing the rate of return on the capital of, or maintained by, such Lender or any corporation controlling such Lender as a consequence of such Lender's Advances or Commitments hereunder and other commitments of this type, by increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, to a level below that which such Lender or any corporation controlling such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into account such Lender's or such corporation's policies with respect to capital adequacy), then the Borrower shall, from time to time, pay such Lender, upon demand by such Lender (with a copy of such demand to the Agent) made within 60 days after the first date on which such Lender has actual knowledge that it is entitled to make demand for payment under this Section 2.09(b) of such reduction in return, such additional amount as may be specified by such Lender as being sufficient to compensate such Lender for such reduction in return, to the extent that such Lender reasonably determines such reduction to be attributable to the existence of such Lender's commitment to lend hereunder; provided, however, that if such Lender fails to so notify the Borrower within such 60-day period, such amounts shall commence accruing on such later date on which the Lender notifies the Borrower. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, then, upon written notice by such Lender to the Borrower (with a copy to the Agent), (i) each Eurodollar Rate Advance of such Lender will automatically Convert into a Base Rate Advance and (ii) the obligation under each Facility under which such Lender has a Commitment to make, or to Convert Base Rate Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender shall designate a different Eurodollar Lending Office if the making of such a designation would avoid the need for giving such notice and demand, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. For purposes of this Section 2.09(c), a notice to the Borrower by a Lender shall be effective with respect to any Eurodollar Rate Advance on the last day of the then current Interest Period for such Advance; provided, however, that, if it is not lawful for such Lender to maintain such Advance until the end of the Interest Period applicable thereto, then the notice to the Borrower shall be effective upon receipt by the Borrower.

                SECTION 2.10. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Agent not later than noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.07 and 2.09, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be subject to the limitation set forth in Section 2.02(e) and in an amount not less than $25,000,000. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.

                (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $25,000,000, such Advances shall automatically Convert into Base Rate Advances.




                (ii) Upon the occurrence and during the continuance of any Event of Default (or, in the case of any involuntary proceeding described in Section 6.01(e), a Default), (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.09 or 2.12) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                (b) The Borrower hereby authorizes each Lender, if and to the extent payment of principal, interest or fees owed to such Lender is not made when due hereunder or under the Note or Notes held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

                (c) All computations of interest based on the Eurodollar Rate, the Base Rate or the Federal Funds Rate and of commitment fees shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                (d) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder or under any Note that the Borrower will not make such payment in full, the Agent may assume, or at its option request confirmation from the Borrower, that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

                (f) If the Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds in respect of a Facility to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all outstanding Advances under such Facility, in repayment or prepayment of such of the outstanding Advances under such Facility or other Obligations owed to such Lender, and for application to such principal installments, as the Agent shall direct.

                SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) taxes imposed on its income, and franchise taxes and backup withholding taxes imposed on it, by the United States or the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision or taxing authority thereof or therein, (ii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's or, in either such case, the Agent's principal office or Applicable Lending Office or any political subdivision or taxing authority thereof or therein and
(iii) United States withholding tax payable with respect to payments hereunder under laws (including, without limitation any statute, treaty, ruling, determination or regulation) in effect on the Initial Date with respect to such Lender or the Agent, but not excluding any United States withholding tax payable as a result of any change in such laws occurring after the Initial Date (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 2.12) such Lender or the Agent (as the case may be)



receives an amount equal to the sum it would have received had no such deductions of Taxes been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Applicable Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.12) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto; provided that, in the event such Lender or the Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Agent shall refund, to the extent of any refund thereof made to such Lender or the Agent, any amounts paid by the Borrower under this Section 2.12(c) in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Agent agree that it will contest such Taxes, Other Taxes or liabilities if (i) the Borrower furnishes to it an opinion of reputable tax counsel acceptable to such Lender or the Agent to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and
(ii) such Lender or the Agent determines, in its sole discretion, that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Notes by the Borrower from an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, the Borrower will furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section 2.12, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Agent, if organized under the laws of a jurisdiction outside the United States, shall, on or prior to the Initial Date and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long thereafter as such Lender or the Agent remains lawfully able to do so), provide the Borrower and (in the case of any such Lender other than the Agent) the Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

                (f) For any period with respect to which the Agent or a Lender has failed to provide the Borrower with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Borrower such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Agent or such Lender and would not, in the judgment of the Borrower, be disadvantageous to the Borrower.

                (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder and under the Notes.

                (h) If a Lender shall change its Applicable Lending Office other than (i) at the request of the Borrower or (ii) at a time when such change would not result in this Section 2.12 requiring the Borrower to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 2.12 than such Lender would have been entitled to receive had it not changed its Applicable Lending Office.

                SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.09 or 2.12) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                SECTION 2.14. Removal of Lender. In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.09 or
Section 2.12 or asserts pursuant to Section 2.09(c) that it is unlawful for such Lender to make Eurodollar Rate Advances, then (subject to such Lender's right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days' prior written notice to such Lender and the Agent, elect to cause such Lender to assign its Advances and Commitments in full to an assignee institution selected by the Borrower that meets the criteria of an Eligible Assignee and is reasonably satisfactory to the Agent, so long as such Lender receives payment in full of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including without limitation amounts owing pursuant to Section
2.09 or 2.12), and in such case such Lender agrees to make such assignment, and such assignee shall agree to accept such assignment and assume all obligations of such Lender hereunder, in accordance with Section 8.07.

                SECTION 2.15. Defaulting Lender. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set-off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that the Borrower shall so set-off and otherwise apply the Obligation of the Borrower to make any such payment against the Obligation of such Defaulting Lender to make any such Defaulted Advance on any date, the amount so set-off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on such date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section
2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. The Borrower shall notify the Agent at any time the Borrower reduces the amount of the Obligation of the Borrower to make any payment otherwise required to be made by it hereunder or under any other Loan Document as a result of the exercise by the Borrower of its right set forth in this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set-off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set-off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Agent as specified in subsection (b) or (c) of this Section 2.15.

                (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent and the other Lenders, in the following order of priority:

                (i) first, to the Agent for any Defaulted Amount then owing to the Agent; and

               (ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.15.

                (c) In the event that, at any one time, (i) any Lender shall be Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with Citibank, in the name and under the control of the Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time
to time in accordance with the provisions of, this subsection (c).   The Agent
shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

                (i) first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder;

               (ii) second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

              (iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to the Commitment of such Defaulting Lender.

In the event that such Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Defaulting Lender shall be distributed by the Agent to such Defaulting Lender and applied by such Defaulting Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

                (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and which the Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.


                           ARTICLE III

                      CONDITIONS OF LENDING

                SECTION 3.01. Conditions Precedent to Effective Date. Article II hereof shall be effective on and as of the date (the "Effective Date"), on which each of the following conditions precedent shall have been satisfied or duly waived:

                (a) Except as permitted by the Existing Credit Agreement, there shall have been no adverse change since September 30, 1994 (or, in the case of C&F Guarantor and MCG, since June 15, 1995) in the corporate and legal structure and capitalization of each A Company, each Designated Operating Company and the Bank, including the terms and conditions of the charter, bylaws and each class of capital stock of each such Person and of each agreement or instrument relating to such structure or capitalization.

                (b) Before giving effect to the transactions contemplated by this Agreement, there shall have occurred no Material Adverse Change since December 31, 1994 relating to any of the Loan Parties, the FN Parties and the Designated Operating Companies.

                (c) There shall exist no action, suit, investigation, litigation or proceeding affecting any of the Loan Parties, the FN Parties and the Designated Operating Companies pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to such Loan Party, such FN Party or such Designated Operating Company, as the case may be) or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document, any Related Document, any FN Document or the consummation of the transactions contemplated hereby and thereby.

                (d) Nothing shall have come to the attention of the Lenders in respect of any of the A Companies, the Designated Operating Companies or the Bank that is inconsistent with or different from in any adverse respect any of the results of the due diligence investigations of such Persons conducted in connection with the Existing Credit Agreement or the First Amendment and the Lenders shall have been given such access to the management, records, books of account, contracts and properties of each A Company, each Designated Operating Company or the Bank as they shall have requested.




                (e) The Borrower shall have paid all accrued fees of the Agent and the Lenders and all accrued expenses of the Agent (including the reasonable fees and expenses of counsel to the Agent).

                (f) The Agent shall have received on or before the Effective Date the following, each dated as of the Effective Date (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

                           (i)  the Notes to the order of the Lenders, in
exchange, where applicable, for Notes under the Existing Credit Agreement;

                          (ii)  certified copies of the resolutions of the board
of directors of the Borrower and each other Loan Party approving this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and each other Loan Document;

                         (iii)  a certificate of the Secretary or an Assistant
Secretary of the Borrower and each other Loan Party certifying the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder;

                          (iv)  a copy of a certificate of the Secretary of
State of the state of incorporation of the Borrower, each other Loan Party, each Designated Operating Company and each other A Company, dated reasonably near the Effective Date, listing the charter of such Person and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Person's charter on file in his office, (B) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly incorporated or organized and in good standing under the laws of such state, and a copy of a certificate of corporate existence of the Bank, dated reasonably near the Effective Date from the Office of Thrift Supervision;

                           (v)  (A) a certificate of each A Company signed on
behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the Effective Date (the statements made in such certificate shall be true on and as of the Effective Date), certifying as to (1) the absence of any amendments to the charter of such Person since the date of the Secretary of State's certificate referred to in clause (iv) above,
(2) the absence of any amendments to the bylaws of such Person since the date of the certificate in respect of such bylaws that was delivered to the Agent pursuant to the terms of Section 3.01 or 3.02, as the case may be, of the Existing Credit Agreement, (3) the due incorporation and good standing of such Person as a corporation under the laws of the relevant state of incorporation, and the absence of any proceeding for the dissolution or liquidation of such Person, (4) the truth in all material respects of the representations and warranties made by such Person contained in the Loan Documents as though made on and as of the Effective Date and (5) the absence of any event occurring and continuing, or resulting from the Effective Date, that constitutes a Default,
(B) a certificate of Coleman Guarantor signed on behalf of Coleman Guarantor by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the Effective Date (the statements made in such certificate shall be true on and as of the Effective Date), certifying as to (1) the absence of any amendments to the charter of Coleman since the date of the Secretary of State's certificate referred to in clause (iv) above, (2) the absence of any amendments to the bylaws of Coleman since the date of the certificate in respect of such bylaws that was delivered to the Agent pursuant to the terms of Sections 3.01 and 3.02 of the Existing Credit Agreement and (3) the due incorporation and good standing of Coleman as a corporation organized under the laws of the State of Delaware, and the absence of any proceeding for the dissolution or liquidation of Coleman, (C) a certificate of the Borrower signed on behalf of the Borrower by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the Effective Date (the statements made in such certificate shall be true on and as of the Effective Date), certifying as to (1) the absence of any amendments to the charter of Marvel since the date of the Secretary of State's certificate referred to in clause (iv) above, (2) the absence of any amendments to the bylaws of Marvel since the date of the certificate in respect of such bylaws that was delivered to the Agent pursuant to the terms of Sections 3.01 and 3.02 of the Existing Credit Agreement, and (3) the due incorporation and good standing of Marvel as a corporation organized under the laws of the State of Delaware, and the absence of any proceeding for the dissolution or liquidation of Marvel, (D) a certificate of New World Guarantor signed on behalf of New World Guarantor by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the Effective Date (the statements made in such certificate shall be true on and as of the Effective Date), certifying as to (1) the absence of any amendments to the charter of New World since the date of the Secretary of State's certificate referred to in clause (iv) above, (2) the absence of any amendments to the bylaws of New World since the date of the certificate in respect of such bylaws that was delivered to the Agent pursuant to the terms of Section 3.02 of the Existing Credit Agreement and (3) the due incorporation and good standing of New World as a corporation organized under the laws of the State of Delaware, and the absence of any proceeding for the dissolution or liquidation of New World and (E) a certificate of C&F Guarantor signed on behalf of MCG by its President or a Vice President and its Secretary or any Assistant Secretary, dated as of the Effective Date (the statements made in such certificate shall be true on and as of the Effective Date), certifying as to (1) the absence of any amendments to the charter of MCG since the date of the Secretary of State's certificate referred to in clause (iv) above, (2) a copy of the by-laws of MCG as in effect on the Effective Date and (3) the due incorporation and good standing of MCG as a corporation organized under the laws of the State of Delaware, and the absence of any proceeding for the dissolution or liquidation of MCG;

                          (vi)  a certificate of Mafco to the effect (A) that no
information provided by Mafco or any Subsidiary of Mafco to the Agent or any Lender in connection with the Existing Credit Agreement or this Agreement, as such information has been amended, supplemented or superseded by any other information delivered to the same parties receiving such information contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading except that, as to any financial model included therein, such certificate shall be limited to a statement that such model was prepared in good faith by Mafco's or such Subsidiary's management based on assumptions believed to be reasonable when made and may be further qualified by a statement to the effect that because assumptions as to future results are inherently subject to uncertainty and contingencies beyond Mafco's or such Subsidiary's control, actual results of Mafco or such Subsidiary may be higher or lower, (B) the Mafco Guaranty is in full force and effect on the Effective Date, (C) that other than the agreements referenced in Section 3.01(f)(x) and the charter documents of each A Company and each FN Party, there is no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any A Company or any FN Party that imposes any material Obligation or any material restriction on any A Company or any FN Party, (D) that the agreements referenced in Section 3.01(f)(x) are the only agreements, contracts, loan agreements, indentures, mortgages, deeds of trust, leases or other instruments (1) evidencing Debt of any Designated Operating Company or any of their Subsidiaries outstanding on the Effective Date, (2) governing the terms of Debt of any Designated Operating Company or any of their Subsidiaries outstanding on the Effective Date, or (3) containing any commitment or other agreement by any Person to extend credit that would constitute Debt to any Designated Operating Company or any of their Subsidiaries, in each case that imposes or will impose material Obligations or material restrictions on any Designated Operating Company and its Subsidiaries taken as a whole and (E) that there is no other agreement or contract binding on or affecting any Designated Operating Company or any of their Subsidiaries that contains provisions that would restrict any Loan Party from performing or impair the ability of any Loan Party to perform, any of the obligations of such Loan Party under the Loan Documents;

                         (vii)  (A) the Borrower Security Agreement
substantially the form of Exhibit D-1 duly executed by the Borrower, and (B) the Mafco Security Agreement in substantially the form of Exhibit D-2 duly executed by Mafco, in each case together with:

                                (1)     certificates representing the Pledged
Shares referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt referred to therein indorsed in blank,

                                (2)     acknowledgment copies or stamped receipt
copies of proper financing statements, duly filed on or before the Effective Date under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by each Amended and Restated Security Agreement, covering the Collateral described in such Amended and Restated Security Agreement,

                                (3)     completed requests for information,
dated on or before the Effective Date, listing the financing statements referred to in clause (2) above and all other effective financing statements filed in the jurisdictions referred to in clause (2) above that name the Borrower or Mafco, as the case may be, as debtor, together with copies of such other financing statements,

                                (4)     evidence of the completion of all other
recordings and filings of or with respect to each Amended and Restated Security Agreement that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

                                (5)     copies of the Assigned Agreements
referred to in each Amended and Restated Security Agreement (other than any Assigned Agreement delivered in connection with the Existing Credit Agreement), together with a consent to such assignment, in substantially the form of Exhibit A thereto, duly executed by each party to such Assigned Agreements other than the Borrower (in the case of Assigned Agreements under the Borrower Security Agreement) or Mafco (in the case of Assigned Agreements under the Mafco Security Agreement), and

                                (6)     evidence that all other action that the
Agent may deem necessary or desirable in order to perfect and protect the Liens created by each Amended and Restated Security Agreement has been taken;

                         (viii) (A) the Mafco Pledge Agreement in substantially
the form of Exhibit E-1, duly executed by Mafco, (B) the New World Pledge Agreement in substantially the form of Exhibit E-2 and (C) the Second Andrews Pledge Agreement in substantially the form of Exhibit E-3, in each case together with (1) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank, (2) acknowledgement copies or stamped copies of proper financing statements, duly filed on or before the Effective Date under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by each of the above-referenced Pledge Agreements, covering the Collateral described in such Pledge Agreement and (3) completed requests for information, dated on or before the Effective Date, listing the financing statements referred to in clause (2) above and all other effective financing statements filed in the jurisdictions referred to in clause (2) above that name any of the above-referenced Loan Parties as debtor, together with copies of such other financing statements;




                           (ix) (A) the Mafco Guaranty in substantially the form
of Exhibit F-1, duly executed by Mafco, (B) the Coleman Guaranty in substantially the form of Exhibit F-2, duly executed by Coleman Guarantor and
(C) the New World Guaranty in substantially the form of Exhibit F-3, duly executed by New World Guarantor;

                            (x) a certificate of Mafco to the effect that, other
than the agreements delivered to the Agent pursuant to Section 3.01(g)(xii)(B) and Section 3.02(i)(xi)(B) of the Existing Credit Agreement and other than as specified in such certificate, there is no other contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument (i) evidencing Debt of any A Company, (2) governing the terms of Debt of any A Company, or (3) containing any commitment or other agreement by any Person to extend credit that would constitute Debt to any A Company or any Designated Operating Company or any of its Subsidiaries, in each case that imposes any material obligation or any material restriction on any A Company or any Designated Operating Company and its Subsidiaries, taken as a whole;

                           (xi) such financial, business and other information
regarding each Loan Party and their Subsidiaries as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under ERISA and Welfare Plans, collective bargaining agreements and other arrangements with employees, annual financial statements of the Bank dated December 31, 1994, interim financial statements of the Bank dated the end of the most recent fiscal quarter for which financial statements are available, pro forma financial statements as to the Borrower, and forecasts prepared by management of the Bank, in form and substance satisfactory to the Lenders, of balance sheets, income statements and cash flow statements of the Bank on a quarterly basis for the term of the Facility;

                          (xii) a letter, in form and substance satisfactory to
the Agent, from Mafco to Ernst & Young, independent certified public accountants, advising such accountants that the Agent and the Lenders have relied upon the financial statements of Marvel, Coleman, New World, Flavors and Cigar in determining whether to enter into the Loan Documents and have been authorized to exercise all rights of Mafco to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to such Persons and their Subsidiaries and directing such accountants to comply with any reasonable request of the Agent or any Lender for such information;

                         (xiii) a letter, in form and substance satisfactory to
the Agent, from the Bank to KPMG Peat Marwick, independent certified public accountants, advising such accountants that the Agent and the Lenders have relied upon the financial statements of the Bank in determining whether to enter into the Loan Documents and have been authorized to exercise all rights of the Bank to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the Bank and its Subsidiaries and directing such accountants to comply with any reasonable request of the Agent or any Lender for such information;

                          (xiv) favorable opinions of counsel to Mafco
reasonably satisfactory to the Lenders, in form and substance reasonably satisfactory to the Lenders;

                           (xv) a favorable opinion of Shearman & Sterling,
counsel for the Agent, in form and substance reasonably satisfactory to the Agent; and
                          (xvi) such other information, approvals, opinions or
other documents as the Agent may reasonably request.

                SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Appropriate Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) resulting in an increase in the aggregate amount of outstanding Advances shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

               (i) The representations and warranties contained in the Loan Documents are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; and
               (ii) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default,

(b) the Borrower shall, within 7 Business Days prior to the date of such Borrowing, deliver to the Agent either (1) a Look-Forward Certificate or (2) a Deposit Certificate if a Look-Forward Certificate has been delivered to the Agent within 90 days prior to the date of such Borrowing, and the Required Lenders shall not have determined, within 4 Business Days following the date of receipt of such Look-Forward Certificate or Deposit Certificate, as the case may be, in their reasonable discretion, that (x) the equity contributions receivable by the Borrower (to the extent they relate to net income of the Bank and any gains (net of taxes) from the sale of deposits and property, plant and equipment related to such deposits) will be insufficient to service the scheduled amortization payments (other than the payment due on September 1, 1997) (taking into account, among other things, the Bank's performance to date, the quality of the Bank's assets and the presence of any agreement with the Bank's regulators including, but not limited to, an agreement relating to capital, asset quality, dividends or management) or (y) the Net Cash Proceeds which Mafco and its Subsidiaries expect to receive from the contemplated sale of assets or issuance of Debt is insufficient to make the payments due in respect of the Facilities pursuant to the provisions of Section 2.03 on September 1, 1997, and (c) the Agent shall have received such other certificates, opinions and other documents as any Lender through the Agent may reasonably request in order to confirm (i) the accuracy of the Borrower's representations and warranties, (ii) the Borrower's timely compliance with the terms, covenants and agreements set forth in this Agreement, and (iii) the absence of any Default.

                SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the initial Borrowing specifying its objection thereto and such Lender shall not have made available to the Agent such Lender's ratable portion of such Borrowing.


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

                SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                (a) The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Borrower) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned by the Borrower Parent free and clear of all Liens except for the Liens created by the Collateral Documents.

                (b) Set forth on Schedule II hereto is a complete and accurate list of the Borrower and the Designated Marvel Subsidiaries of the Borrower, showing as of the date hereof (as to each such Person) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) in the case of the Borrower, by Borrower Parent, and in the case of the Designated Marvel Subsidiaries, by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Designated Marvel Subsidiaries has been validly issued, is fully paid and non-assessable and, except as set forth on Schedule II, is owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens, except those created by the Collateral Documents and those set forth on Schedule V. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the applicable Designated Marvel Subsidiary) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                (c) The execution, delivery and performance by the Borrower of this Agreement, the Notes, each Loan Document and each Related Document to which it is or is to be a party and the consummation by the Borrower of the transactions contemplated hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award,
(iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (with respect to clause
(a) of the definition thereof, the term "Person" shall refer to the Borrower) or
(iv) except for the liens created by the Collateral Documents, the voting trust agreements referred to in Sections 3.01(g)(xvi) and 3.02(i)(xv) of the Existing Credit Agreement, the Voting Trust Agreement dated as of June 15, 1995 among NationsBank of Georgia, National Association, the Cigar Guarantor, C&F Guarantor and the Agent and the Voting Trust Agreement dated as of June 15, 1995 among NationsBank of Georgia, National Association, the Flavors Guarantor, C&F Guarantor and the Agent, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Borrower).

                (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by the Borrower of this Agreement or the Notes or any other Loan Document or any Related Document to which it is or is to be a party or for the consummation of the transactions contemplated hereby, (ii) the grant by the Borrower of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the filing of financing statements in accordance with Sections 3.01 and 3.02 of the Existing Credit Agreement and
Section 3.01(f)(vii) and (viii) hereof and except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                (e) This Agreement has been, and each of the Notes, each other Loan Document to which the Borrower is a party when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes and each other Loan Document to which the Borrower is a party when delivered hereunder will be, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

                (f) The Consolidated and consolidating balance sheets of Marvel III and its Subsidiaries as at December 31, 1994, and the related Consolidated and consolidating statements of income and cash flows of Marvel III and its Subsidiaries for the fiscal year then ended, accompanied, in the case of the aforementioned Consolidated balance sheets and related Consolidated statements of income and cash flows, by an opinion of Ernst & Young, independent public accountants, and the Consolidated and consolidating balance sheets of Marvel III and its Subsidiaries as at March 31, 1995, and the related Consolidated and consolidating statements of income and cash flows of Marvel III and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of Marvel III, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at March 31, 1995, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of Marvel III and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of Marvel III and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 1994, there has been no Material Adverse Change relating to Marvel III.

                (g) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting any Loan Party, the Bank or any of their Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to such Loan Party or the Bank, as the case may be) or that purports to affect the legality, validity or enforceability of the Transaction, this Agreement, any Note, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby or thereby.

                (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance will be used to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

                (i) No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.

                (j) The Borrower and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan thereof. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates. The amount of all Unfunded Pension Liabilities under all Plans of the Borrower and its ERISA Affiliates does not exceed $60,000,000. None of the Borrower or any of its ERISA Affiliates has made contributions or incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that such contributions shall be made or required or that such liability shall be incurred in any such case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Borrower or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the 1992 annual report (Form 5500 Series) for each Plan of the Borrower and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. The obligations of the Borrower and its Subsidiaries for post-retirement benefits to be provided under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) are not reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Borrower).




                (k) The operations and properties of the Borrower and each of its Subsidiaries are in substantial compliance with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries and the Borrower and its Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Borrower); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Borrower).

                (l) The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                (m) Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                (n) The Borrower is, individually and together with its Subsidiaries, Solvent.

                (o) Set forth on Schedule III hereto is a complete and accurate list of all Debt of the Borrower and its Subsidiaries, showing as of the date hereof the principal amount outstanding thereunder; and there is (i) no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower or any of its Non-Operating Subsidiaries that imposes any material Obligation or material restriction on the Borrower or any of its Subsidiaries (other than the Related Documents), (ii) no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument (A) evidencing Debt of Marvel or any of its Subsidiaries, (B) governing the terms of Debt of Marvel or any of its Subsidiaries, or (C) containing any commitment or other agreement by any Person to extend credit that would constitute Debt to Marvel or its Subsidiaries, in each case that imposes or will impose material Obligations or material restrictions on Marvel and its Subsidiaries taken as a whole, and (iii) no other agreement or contract binding on or affecting Marvel or any of its Subsidiaries that contains provisions that would restrict any Loan Party from performing or impair the ability of any Loan Party to perform any of the obligations of such Loan Party under the Loan Documents.

                (p) Set forth on Schedule IV hereto is a complete and accurate list of all Investments held by the Borrower or any of its Non-Operating Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.


                            ARTICLE V

                    COVENANTS OF THE BORROWER

                SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

                (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Borrower).

                (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.




                (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than any Subsidiaries of Marvel) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any of its rights or franchises if the Board of Directors of the Borrower or such Subsidiary (or, in the case of Marvel, the executive committee of the Board of Directors of Marvel) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

                (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

                (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                (h) Termination of Financing Statements. Upon the request of the Agent, and at the expense of the Borrower, within 10 days after such request, furnish to the Agent proper termination statements on Form UCC-3 covering such financing statements as the Agent may reasonably request that were listed in the completed requests for information referred to in Sections 3.01(f)(vii)(3) and 3.01(f)(viii)(3).

                (i) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to which such Person is a party to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Agent and, upon request of the Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as the Borrower is entitled to make under such Related Document and cause its Subsidiaries to do all of the foregoing with respect to any Related Document it is party to.

                (j) Collateral Account. Maintain the Borrower Collateral Account with Citibank pursuant to the terms of the Borrower Security Agreement.

                (k) Reporting Requirements. Furnish to the Lenders through the Agent:

                            (i) as soon as available and in any event within 50
days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of earnings, cash flows and stockholders' equity of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Borrower by the chief financial officer of the Borrower;

                           (ii) as soon as available and in any event within 105
days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing financial statements for such year certified in a manner reasonably acceptable to the Required Lenders by Ernst & Young or other independent public accountants reasonably acceptable to the Required Lenders;

                          (iii) together with each delivery of financial
statements pursuant to clauses (i) and (ii) above, a certificate executed on behalf of the Borrower by a senior officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto;

                           (iv) as soon as possible and in any event within five
days after knowledge of the occurrence of each Default continuing on the date of such statement, a statement executed on behalf of the Borrower by the chief financial officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                            (v) as soon as available and in any event no later
than February 1 of each fiscal year of the Bank, forecasts prepared by management of the Bank, in form satisfactory to the Agent, of balance sheets and income statements on a quarterly basis for the term of the Facility;

                           (vi) promptly after the sending or filing thereof,
copies of any filings and statements that the Borrower or any Subsidiary of the



Borrower files with the Securities and Exchange Commission or any national securities exchange;

                          (vii) promptly and in any event within (A) thirty days
after the Borrower knows or has reason to know that any ERISA Event with respect to the Borrower or any of its ERISA Affiliates has occurred, a statement describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate proposes to take with respect thereto, (B) thirty days either after receipt thereof by the Borrower or after the Borrower knows or has reason to know of the receipt thereof by any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates, a copy of each notice received by any such Person concerning the imposition of Withdrawal Liability upon such Person, the reorganization or termination of such Multiemployer Plan, or the amount of the liability incurred, or that may be incurred, by the Borrower or any of its ERISA Affiliates in connection with any such event and (C) ten Business Days either after receipt thereof by the Borrower or after the Borrower knows or has reason to know of the receipt thereof by any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Borrower or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan, provided that in the case of any event described in clauses (A), (B) or (C) hereof, such event shall have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Borrower);

                         (viii) in the event of any change in GAAP from the date
of the financial statements referred to in Section 4.01(f) and upon delivery of any financial statement required to be furnished under clauses (i) or (ii) of this Section 5.01(k), a statement of reconciliation conforming any information contained in such financial statement with GAAP as in effect on the date of the financial statements referred to in Section 4.01(f);

                           (ix) promptly upon any officer of the Borrower
obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or (B) any material development in any Proceeding that is already pending, where such Proceeding or development has not previously been disclosed by the Borrower hereunder and would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Borrower); together in each case with such other information as any Lender through the Agent may reasonably request to enable the Lenders and their counsel to evaluate such matters;

                            (x)  promptly after the furnishing thereof, copies
of any statement or report furnished to any other holder of the securities of the Borrower or of any Subsidiary of the Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01(k);

                           (xi)  promptly upon receipt thereof, copies of all
notices, requests and other documents received by any Loan Party or any Subsidiary of any Loan Party under or pursuant to any Related Document and, from time to time upon request by the Agent, such information and reports regarding the Related Documents as the Agent may reasonably request;

                          (xii) within 10 days after receipt, copies of all
Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member aggregating $5,000,000 or more;

                         (xiii) promptly, and in any event within five Business
Days after the due date (with extensions) for filing the final Federal income tax return in respect of each taxable year, a certificate of the Borrower (a "Tax Certificate"), signed on behalf of the Borrower by the President or the chief financial officer of the Borrower, stating that the common parent of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member has paid to the Internal Revenue Service or other taxing authority the full amount that such affiliated group is required to pay in respect of Federal income tax for such year and that the Borrower and its Subsidiaries have received any amounts payable to them, and have not paid amounts in respect of taxes (Federal, state, local or foreign) in excess of the amount they are required to pay, under the Marvel Tax Agreements in respect of such taxable year;

                          (xiv) promptly after the occurrence thereof, notice of
any condition or occurrence on any property of the Borrower or any Subsidiary of the Borrower that results in a material noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any such property that would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Borrower) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or such property that could have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Borrower);

                          (xv)  (A) promptly after the making of any payment to
Mafco by any Person under any Marvel Tax Agreement, a certificate signed on behalf of the Borrower by the president or chief financial officer of the Borrower, stating the amount of such payment, together with a schedule in form and substance reasonably satisfactory to the Agent setting forth in reasonable detail the computations and other information on which the amount of such payment was calculated, and (B) promptly after any deposit in the Borrower Collateral Account, a certificate signed on behalf of the Borrower by the president or chief financial officer of the Borrower, stating the amount of such deposit and the source of the funds of such deposit, together with a schedule in form and substance reasonably satisfactory to the Agent setting forth in reasonable detail the computations and other information on which the amount and source of such deposit were determined; and

                          (xvi) such other information respecting the condition
(financial or otherwise), operations, assets or business of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                (l) Look-Forward Certificate. With respect to each deposit (other than of income or proceeds of Collateral Investments) to the Collateral Accounts (other than the Second Mafco Collateral Account), the Borrower shall, within 15 Business Days prior to the date of such deposit or within five Business Days after the date of such deposit, deliver a certificate (the "Look-Forward Certificate") to the Agent stating that (i) the projected equity contributions receivable by the Borrower from the Borrower Parent pursuant to the Equity Contribution Agreement arising out of net income of the Bank (including any gains (net of taxes) from the sale by the Bank of deposits and property, plant and equipment related to such deposits), will be sufficient to pay scheduled principal and accrued interest on the Advances during the remaining term of the Facilities (other than the payment due on September 1, 1997), together with a schedule in form reasonably satisfactory to the Agent setting forth in reasonable detail the computations and other information on which such certification is based) (taking into account, among other things, the Bank's performance to date, the quality of the Bank's assets and the presence of any agreement with the Bank's regulators including, but not limited to, an agreement relating to capital, asset quality, dividends or management) and (ii) the Net Cash Proceeds which Mafco and its Subsidiaries expect to receive from the contemplated sale of assets or the contemplated issuance of Debt will be sufficient to make the payments due on September 1, 1997, together with, on and after December 1, 1996, the identity of the assets to be sold or of the issuer of such Debt and such other details as the Agent shall request; provided, however, that, notwithstanding the foregoing, if a Look-Forward Certificate has been delivered to the Agent within 90 days prior to a deposit in the Mafco Collateral Account of amounts paid under or in connection with any Related Document, the Borrower may, instead of delivering a Look-Forward Certificate to the Agent, deliver a certificate (a "Deposit Certificate") to the Agent, within 15 Business Days prior to the date of such deposit or within five Business Days after the date of such deposit, stating that (x) there has been no adverse change in (1) the financial condition of each of the Bank and Mafco and its Subsidiaries, taken as a whole, since the date of the last Look-Forward Certificate that was delivered to the Agent or (2) the projections contained in such Look-Forward Certificate and (y) no event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                (m) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than the Borrower or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided, however, that for purposes of this Section 5.01(m), the term "Affiliate" shall not include any officer or director of the Borrower or such Subsidiary, as the case may be, who does not possess directly or indirectly the power to vote 5% or more of the Voting Stock of the Borrower or its Subsidiaries; provided further that nothing in this Section 5.01(m) shall restrict the performance by the parties to the Marvel Tax Agreements of their respective obligations thereunder.

                (n) Use of Proceeds. Use the proceeds of the Advances for general corporate purposes of the Borrower and its Subsidiaries or for making advances or distributions to Mafco.

                (o) Mafco Tax Group. Maintain, and cause each of its domestic Subsidiaries (other than the Subsidiaries of Marvel) to maintain, its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) of which Mafco is the common parent.

                (p) Marvel Tax Agreements. If Marvel III shall receive any paymentunder the Marvel Tax Agreements, the Borrower shall cause Marvel III to loan, advance or otherwise distribute such payment to Mafco to the extent such loan, advance or distribution is permitted under the Marvel III Indenture and in accordance with the terms thereof.

                SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

                (a) Liens, Etc. Create or suffer to exist, or permit any of its Non-Operating Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or sign or file, or permit its Non-Operating Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Non-Operating Subsidiaries as debtor, or sign, or permit any of its Non-Operating Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Non-Operating Subsidiaries to assign, any right to receive income, other than the following Liens: (i) Liens created by the Loan



Documents; (ii) the Liens described on Schedule V provided that in the event any property subject to any such Lien is released from such Lien, such released property may not thereafter be subjected to any Lien other than Liens created by the Loan Documents; (iii) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (iv) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (v) judgment or other similar Liens, provided that there shall be no period of more than 10 consecutive days during which a stay of enforcement of the related judgment shall not be in effect.

                (b) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or
(ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

                (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Non-Operating Subsidiaries to do so.

                (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Non-Operating Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant, or permit any of its Non-Operating Subsidiaries to grant, any option or other right to purchase, lease or otherwise acquire any assets except (i) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business, (ii) sales, leases, transfers or other dispositions of assets by a wholly-owned Non-Operating Subsidiary of the Borrower to any other wholly owned Non-Operating Subsidiary of the Borrower and (iii) sales, leases, transfers or other dispositions of assets (other than the capital stock of any Non-Operating Subsidiary that the Borrower or any other Non-Operating Subsidiary owns directly) for cash and for no less than fair market value.

                (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of its Non-Operating Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock, except that the Borrower may (i) declare and deliver dividends and distributions payable only in common stock or warrants, rights or options to acquire common stock and (ii) declare and pay cash dividends to its stockholders in an amount not to exceed the amount released by the Agent from the Borrower Collateral Account pursuant to the provisions of
Section 7 of the Borrower Security Agreement or the proceeds of the Advances.

                (f) Investments. Make or hold, or permit any of its Non-Operating Subsidiaries to make or hold, any Investment in any Person, other than
(i) Investments by the Borrower and its Subsidiaries in Cash Equivalents, (ii) a loan by the Borrower to Mafco of up to $350,000,000 out of the proceeds of the Advances, (iii) Investments by the Borrower in Mafco or any of its Subsidiaries in an amount not to exceed the sum of the amount released by the Agent from the Borrower Collateral Account pursuant to the provisions of Section 7 of the Borrower Security Agreement plus the aggregate amount of any Investments in the Borrower made by Mafco or any of its Subsidiaries out of the proceeds from the amount released by the Agent from the Mafco Collateral Accounts pursuant to
Section 7 of the Mafco Security Agreement, (iv) loans or advances by Marvel III to Mafco in connection with payments to be made pursuant to the terms of the Marvel Tax Agreements, (v) Investments existing on the date hereof, and (vi) contributions by the Borrower or any of its Non-Operating Subsidiaries of common stock of Marvel to any Non-Operating Subsidiary.

                (g) Change in Nature of Business. (i) Engage in any business other than the ownership of the capital stock of Marvel III or (ii) permit any of its Non-Operating Subsidiaries to make any change in the nature of the business carried on at the date hereof by such Non-Operating Subsidiaries.

                (h) Accounting Changes. Make or permit, or permit any of its Non-Operating Subsidiaries to make or permit, any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case as required or permitted by GAAP.

                (i) Debt. Create, incur, assume or suffer to exist, or permit any of its Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any Debt other than: (i) in the case of the Borrower, Debt under the Loan Documents; (ii) in the case of any of its Non-Operating Subsidiaries, (A) in the case of Marvel III, the Marvel III Debt; (B) in the case of Marvel Parent, the guaranty of the Marvel III Debt and the Marvel Parent Debt; and (C) in the case of Marvel Holdings, the Marvel Holdings Debt, and (iii), in the case of the Borrower and any of its Non-Operating Subsidiaries, endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                (j) Charter Amendments. Amend, or permit any of its Non-Operating Subsidiaries to amend, its certificate of incorporation or bylaws.

                (k) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any



Debt, other than the prepayment of the Advances in accordance with the terms of this Agreement, or amend, modify or change in any manner any term or condition of any Debt or any agreement relating to such Debt, or permit any of its Non-Operating Subsidiaries to do any of the foregoing other than in the case of Marvel III, Marvel Parent and Marvel Holdings, to make regularly scheduled or required repayments or redemptions of the Marvel III Debt, the Marvel Parent Debt and the Marvel Holdings Debt, respectively.

                (l) Amendment, Etc. of Related Documents. Cancel or terminate any Related Document to which it is a party or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition thereof or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any such Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document, or take any other action in connection with any such Related Document that would impair the value of the interest or rights of the Borrower thereunder or that would impair the interest or rights of the Agent or any Lender or permit any of its Subsidiaries to do any of the foregoing.

                (m) Negative Pledge. Enter into or suffer to exist, or permit any of its Non-Operating Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or (ii) any prohibition or condition existing on the date hereof.

                (n) Partnerships. Become a general partner in any general or limited partnership, or permit any of its Non-Operating Subsidiaries to do so.

                (o) Capital Expenditures. Make, or permit any Non-Operating Subsidiary to make, any Capital Expenditures.

                (p) Issuance of Capital Stock. Issue, or permit any Non-Operating Subsidiary to issue, any capital stock or warrants, rights or options to acquire such capital stock.

                (q) Payment Restrictions. Create or otherwise cause or suffer to exist or become effective, or permit any of its Non-Operating Subsidiaries to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of the Borrower or such Non-Operating Subsidiary to (i) pay dividends or make any other distributions on any of the Borrower's or such Non-Operating Subsidiary's capital stock, (ii) make loans or advances to Mafco or any subsidiary of Mafco or (iii) repay or prepay any Debt owed by the Borrower or a Non-Operating Subsidiary other than any (x) consensual encumbrances or restrictions existing on the date hereof and (y) other consensual encumbrances or restrictions that are no more onerous than those encumbrances and restrictions in existence on the date hereof with respect to the Borrower or such Non-Operating Subsidiary, as the case may be.


                           ARTICLE VI

                        EVENTS OF DEFAULT

                SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                (a) The Borrower shall fail to pay any principal of, or interest on, any Advance or any fees payable to the Agent or any Lender hereunder, in each case when the same becomes due and payable, or any Loan Party shall fail to make any other payment hereunder within five Business Days after the same becomes due and payable; or

                (b) Any representation or warranty made by any Loan Party or any FN Party or under or in connection with any Loan Document or FN Document shall prove to have been incorrect in any material respect when made or confirmed; or

                (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(h), 5.01(j), 5.01(k), 5.01(l), 5.01(n), 5.01(o) or 5.02, (ii) Mafco shall fail to perform or observe any term, covenant or agreement contained in Sections 6(i), 6(j), 6(l), 6(o), 6(p) or 7 of the Mafco Guaranty, (iii) Coleman Guarantor shall fail to perform or observe any term, covenant or agreement contained in Sections 6(i), 6(k) or 7 of the Coleman Guaranty, (iv) Borrower Parent shall fail to perform or observe any term, covenant or agreement contained in Sections 6(j) or 7 of the Borrower Parent Guaranty, (v) New World Guarantor shall fail to perform or observe any term, covenant or agreement contained in Sections 6(h), 6(j) or 7 of the New World Guaranty, (vi) C&F Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 6(h), 6(j) or 7 of the C&F Guaranty,
(vi) Cigar Guarantor shall fail to perform or observe any term, covenant or agreement contained in Sections 6(h), 6(j) or 7 of the Cigar Guaranty, (vii) Flavors Guaranty shall fail to perform or observe any term, covenant or agreement contained in Sections 6(h), 6(j) or 7 of the Flavors Guaranty or
(viii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

                (d) Any A Company or any Designated Operating Company or the Bank shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such A Company, such Designated



Operating Company or the Bank (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                (e) Any A Company, any Designated Operating Company or the Bank shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any A Company, any Designated Operating Company or any FN Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any A Company, any Designated Operating Company or the Bank shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

                 (f) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against any A Company, any Designated Operating Company or the Bank and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied or dismissed or bonded pending appeal; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the entire amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment or order; or

                (g) Any non-monetary judgment or order shall be rendered against any A Company, any Designated Operating Company or the Bank that is reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Borrower) and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied, discharged or bonded pending appeal; or

                (h) Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative) shall cease to beneficially own (i) at least 80% of the Voting Stock of any A Company, any Designated Operating Company (other than New World) or the Bank or (ii) at least 51% of the voting power of the Voting Stock of New World; or

                (i) Any ERISA Event shall have occurred with respect to Mafco or any of its ERISA Affiliates and such ERISA Event, together with any and all other ERISA Events that shall have occurred with respect to Mafco or any of its ERISA Affiliates, is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to Mafco); or

                (j) Mafco or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by Mafco and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $10,000,000 per annum; or

                (k) Mafco or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of Mafco and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

                (l) Any provision of any Loan Document, Related Document or FN Document after delivery thereof pursuant to the Existing Credit Agreement or
Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any party to it, or any party to any such document shall so state in writing; or




                (m) Any Collateral Document after delivery thereof pursuant to the Existing Credit Agreement or Section 3.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; or

                (n) Any provision of the FN Holdings Debt Document shall be terminated, amended, waived or otherwise modified without the consent of the Required Lenders or any provision of the certificate of incorporation of FN Parent or the certificate of incorporation of FN Holdings shall be amended or modified without the consent of the Required Lenders; or

                (o) The Bank fails to maintain the minimum capital and leverage ratios required as of the Effective Date for the Bank to be considered as a "well capitalized" "savings association" pursuant to 12 U.S.C. Section 1831o and 12 C.F.R. Section 565, as such Sections may be amended, reenacted or redesignated from time to time; or

                (p) At any time prior to October 3, 1995, the Bank shall not operate branches in each of the geographical regions of the United States or any state in which the Bank operated such a branch on March 31, 1994 (other than the state of Illinois and the state of Michigan) in substantially the same manner and with substantially the same aggregate number of branches as it operated on March 31, 1994; or

                (q) The common stock of any Designated Operating Company trading on the date hereof shall cease to be publicly traded, in the case of Coleman, Marvel and MCG, on the New York Stock Exchange and, in the case of New World, the New York Stock Exchange or the Nasdaq National Market System; or

                (r) Gerald J. Ford shall beneficially or legally own shares of the common stock of FN Holdings other than shares of the Class B Common Stock; or

                (s) Any Person party to the Related Documents shall fail to directly deposit in the Mafco Collateral Account (i) a payment to Mafco under any Related Document (which payment is required to be made and is permitted under each indenture and credit agreement to which such Person is a party) or
(ii) a loan to Mafco of the proceeds of any payment received by such Person under any Related Document (which loan is required to be made and is permitted under each indenture and credit agreement to which such Person is a party) and such failure shall remain unremedied for three Business Days; or

                (t) (i) The Bank shall fail to distribute or dividend to FN Holdings any net income that is attributable to the recognition of the deferred tax asset-net operating loss carry forwards of the Bank or (ii) during the Mandatory Distribution Period, the Bank shall fail to distribute or dividend to FN Holdings an amount equal to the lesser of (x) any net after tax gain recognized by the Bank from the sale or transfer of deposits and property, plant and equipment related to such deposits and (y) an amount equal to the product of
(A) the aggregate amount of deposits sold or transferred (after giving effect to any adjustments contractually agreed upon with respect thereto) (any such transaction, a "Deposit Sale") multiplied by (B) 3.5% or (iii) during the Mandatory Distribution Period, the Bank shall fail to distribute or dividend to FN Holdings any net after tax gain recognized by the Bank from a Deposit Sale in excess of the amount calculated pursuant to clause (ii) (such excess amount shall hereinafter be referred to as the "Excess Amount") unless the Bank reinvests, within 12 months of its receipt of such Excess Amount, such Excess Amount in the business of the Bank and its Subsidiaries as it is currently operated and other related activities in which the Bank and its Subsidiaries may lawfully engage;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                           ARTICLE VII

                            THE AGENT

                SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.



The Agent agrees to give to each Lender prompt notice of each notice and other report given to it by the Borrower pursuant to the terms of this Agreement.

                SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with the Loan Documents or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                SECTION 7.03. Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank hereunder in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

                SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding or if any Advances are then owing to Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of unpaid fees owing to the Agent, and any out-of-pocket expenses (including counsel fees) incurred by the Agent, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Agent is not paid such fees, or the Agent is not reimbursed for such expenses, by the Borrower.

                SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, with the consent of the Borrower, a successor Agent which shall be a Lender, or if no Lender consents to act as Agent hereunder, an institution that would be permitted to be an Eligible Assignee hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank that is acceptable to the Borrower (which shall not unreasonably withhold its approval). Upon the acceptance of any appointment as Agent thereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.


                          ARTICLE VIII

                          MISCELLANEOUS

                SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders (other than any Lender which is, at such time, a Defaulting Lender), do any of the following: (i) waive any of the conditions specified in Section 3.01 or 3.02, (ii) change the definition of the term "Required Lenders," (iii) release any material portion of the Collateral or permit the creation, incurrence, assumption or existence of any Lien on any material portion of the Collateral other than the Liens created by the Collateral Documents and the Liens permitted by Section 5.02(a), Section 7(a) of the Borrower Parent Guaranty, Section 7(a) of the Coleman Guaranty,
Section 7(a) of the Mafco Guaranty, Section 7(a) of the C&F Guaranty and Section 7(a) of the New World Guaranty, (iv) amend this Section 8.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations,
(vi) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or (vii) postpone any date fixed for any mandatory reduction in the Commitments or for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or amend Section 2.04 or 2.05; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

                SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at c/o MacAndrews and Forbes Holdings Inc., 38 East 63rd Street, New York, New York 10021, Attention: Secretary, if to any Financial Institution at its Domestic Lending Office on Schedule I-A hereto; if to any other Lender, at the address specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Jolie Eisner, or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall be effective (i) when received, if mailed or delivered or telecopied (including machine acknowledgment), or (ii) when delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.

                SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender, or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                SECTION 8.04. Costs; Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered hereunder (including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, audit and insurance expenses and fees and expenses of consultants engaged with the prior consent of the Borrower (which consent shall not be unreasonably withheld) and (B) the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in, monitoring or otherwise participating in any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally and any proceeding ancillary thereto). The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders in connection with the enforcement of the Loan Documents and the other documents to be delivered hereunder, whether in action, suit, litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and reasonable expenses of counsel for the Agent and each Lender with respect thereto) and expenses in connection with the enforcement of rights under this Section 8.04(a).

                (b) If any payment of principal of any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(c) or 2.10, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                (c) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (or in connection with the preparation for a defense of) any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement and the transactions contemplated hereby, whether or not an Indemnified Party is a party thereto, whether or not the transactions contemplated hereby are consummated and whether or not any such claim, investigation, litigation or proceeding is brought by the Borrower or any other person, except (i) to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction (a "Final Judgment") to have resulted from such Indemnified Party's gross negligence or willful misconduct or (y) arises from any legal proceedings commenced against any Lender by any other Lender (in its capacity as such and not as Agent), and (ii) in the case of any litigation brought by the Borrower (A) seeking a judgment against any Indemnified Party for any wrongful act or omission of such Indemnified Party and (B) in which a Final Judgment is rendered in the Borrower's favor against such Indemnified Party, the provisions of this paragraph will not be available to provide indemnification for any damage, loss, liability or expense incurred by such Indemnified Party in connection with such litigation described in clause
(i) or (ii) of this Section 8.04(c).

                SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of
Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower to such Lender now or hereafter existing under this Agreement and the Note or Notes held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application shall be made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application; provided further that no Lender shall exercise any such right of set-off or any other right of set-off without the prior consent of the Agent. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

                SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Financial Institution that such Financial Institution has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Required Lenders.

                SECTION 8.07.  Assignments and Participations.   (a)  Each
Lender may and, if demanded by the Borrower pursuant to Section 2.14, will assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities; (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, or shall be an assignment to another Lender or an assignment of all of the assigning Lender's rights and obligations hereunder and under the Notes, (iii) each such assignment shall be to another Lender, an Affiliate of the assigning Lender or to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.14 shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section
2.14 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000 from the assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01(f) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                (c)     The Agent shall maintain at its address referred to in
Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under a Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of the assigning Lender in an amount equal to such Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or Exhibit A-2, as the case may be.

                (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce or postpone any date fixed for payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree pursuant to an agreement substantially in the form of Exhibit F to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

                (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                SECTION 8.08. Governing Law; Submission to Jurisdiction. (a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (c) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

                (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) The Borrower agrees that service of process may be made on the Borrower by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to the address of the Borrower specified in
Section 8.02, or by any other method of service provided for under the applicable laws in effect in the State of New York.

                SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                SECTION 8.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE AGENT, OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.





                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                                MARVEL IV HOLDINGS INC.


                                                By
                                                   ---------------------------
                                                   Name:
                                                   Title:


                                                CITIBANK, N.A.,
                                                      as Agent


                                                By
                                                   ---------------------------
                                                   Name:
                                                   Title:






                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                                MARVEL IV HOLDINGS INC.


                                                By
                                                   ---------------------------
                                                   Name:
                                                   Title:


                                                CITIBANK, N.A.,
                                                      as Agent


                                                By
                                                   ---------------------------
                                                   Name:
                                                   Title:






                                                FINANCIAL INSTITUTIONS


                                                BANK OF AMERICA ILLINOIS


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                                THE BANK OF NEW YORK


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                                BANKERS TRUST COMPANY


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                                THE CHASE MANHATTAN BANK, N.A.


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:

                                                CHEMICAL BANK


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:





                                                CITIBANK, N.A.


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                                CREDIT LYONNAIS


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                                CREDIT SUISSE


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                                THE FIRST NATIONAL BANK
                                                     OF BOSTON


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:





                                                THE FUJI BANK, LIMITED


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                                THE LONG-TERM CREDIT
                                                     BANK OF JAPAN, LTD.,
                                                     LOS ANGELES AGENCY


                                                By
                                                   ---------------------------
                                                    Name:
                                                    Title:


                                        NATIONSBANK, NATIONAL ASSOCIATION
                                             (CAROLINAS)


                                        By
                                           ---------------------------
                                            Name:
                                            Title:













                           SCHEDULE I



 EXISTING ADVANCES, ADVANCES, COMMITMENTS AND APPLICABLE LENDING OFFICES


                Existing
                Advances                Advances                        Revolving Credit
Name of Bank    (being assigned)        (being assumed) Term Commitment Commitment              Applicable Lending Office
------------    ----------------        --------------- --------------- ----------------        --------------------------
Citibank, N.A.  $7,489,523.68           -0-             $28,928,571.43  $16,071,428.57          Domestic:
                                                                                                399 Park Avenue
                                                                                                New York, New York 10043
                                                                                                Attention: Ed Vowinkel
                                                                                                Tel: No. 718-248-4523
                                                                                                Fax No.: 718-248-4844
                                                                                                ABA No.: 021000089
                                                                                                Via Fed Transfer
                                                                                                Account No.: 3685-2248
                                                                                                Account Name: Medium Term Fin.
                                                                                                Attention: Ed Vowinkel
                                                                                                Reference: Marvel IV Holdings

                                                                                                Eurodollar:
                                                                                                Same






                Existing
                Advances                Advances                        Revolving Credit
Name of Bank    (being assigned)        (being assumed) Term Commitment Commitment              Applicable Lending Office
------------    ----------------        --------------- --------------- ----------------        --------------------------

Bankers Trust   $11,702,380.98          -0-             $12,857,142.86  $7,142,857.14           Domestic:
Company                                                                                         1 Bankers Trust Plaza
                                                                                                130 Liberty Street
                                                                                                New York, NY 10006
                                                                                                Attention: John Jeffcoat
                                                                                                Tel. No.: 212-250-8195
                                                                                                Fax No.: 212-250-6029/7351
                                                                                                ABA No.: 021-001033
                                                                                                Via Fed Transfer
                                                                                                Account No.: 99-401-268
                                                                                                Account Name: Commercial Loan Div.
                                                                                                Attention: Mary Rodwell
                                                                                                Reference: Marvel IV Hldgs.

                                                                                                Eurodollar:
                                                                                                Same
The Bank of     -0-                     $11,234,285.69  $12,857,142.86  $7,142,857.14           Domestic:
New York                                                                                        One Wall Street
                                                                                                New York, NY 10286
                                                                                                Attention: Zoraida Dougherty
                                                                                                Tel. No.: 212-635-8730
                                                                                                Fax No.: 212-635-8679/34
                                                                                                ABA No.: 021000018
                                                                                                Via Fed Transfer
                                                                                                Account No.: GLA/ 111556
                                                                                                Account Name: Commercial Loan Dept.
                                                                                                Attention: Zoraida Dougherty
                                                                                                Reference: Marvel IV Holdings

                                                                                                Eurodollar:
                                                                                                Same







                Existing
                Advances                Advances                        Revolving Credit
Name of Bank    (being assigned)        (being assumed) Term Commitment Commitment              Applicable Lending Office
------------    ----------------        --------------- --------------- ----------------        --------------------------

Bank of America $3,276,666.67           -0-             $22,500,000.00  $12,500,000.00          Domestic:
Illinois                                                                                        231 South LaSalle
                                                                                                Chicago, IL 60697
                                                                                                Attention: Lily Reyes
                                                                                                Tel. No.: 312-828-3873
                                                                                                Fax No.: 312-974-9626
                                                                                                ABA No.: 071-000-039
                                                                                                Via Fed Transfer
                                                                                                Account No.: 47-03421
                                                                                                Attention: Account
                                                                                                           Administration-L.Reyes
                                                                                                Reference: Marvel IV Holdings

                                                                                                Eurdollar:
                                                                                                Same


The Chase       $1,053,214.31           -0-             $12,857,142.86  $7,142,857.14           Domestic:
Manhattan Bank, N.A.                                                                            2 Chase Manhattan Plaza
                                                                                                New York, N.Y. 10081
                                                                                                Attention: Rocky Chan
                                                                                                Tel. No.: 212-552-2920
                                                                                                Fax No.: 212-552-7325
                                                                                                ABA No.: 021-0000-21
                                                                                                Via Fed Transfer
                                                                                                Account No.: 900-9-0000-36
                                                                                                Account Name: Commercial Loan Dept.
                                                                                                Attention: Rocky Chan
                                                                                                Reference: Mafco Holding

                                                                                                Eurodollar:
                                                                                                Same








                Existing
                Advances                Advances                        Revolving Credit
Name of Bank    (being assigned)        (being assumed) Term Commitment Commitment              Applicable Lending Office
------------    ----------------        --------------- --------------- ----------------        --------------------------
Chemical Bank   -0-                     $10,181,071.43  $25,714,285.71  $14,285,714.29          Domestic:
                                                                                                270 Park Avenue
                                                                                                New York, New York 10017
                                                                                                Attention: Abigail L. Garcia
                                                                                                Tel. No.: 212-270-5425
                                                                                                Fax No.:  212-818-1456
                                                                                                ABA No.: 021-0001-28
                                                                                                Via Fed Transfer
                                                                                                Account No.:_____________
                                                                                                Account Name: Credit Commercial
                                                                                                              Loan
                                                                                                Operations
                                                                                                Attention: John Gallagher
                                                                                                Reference: Mafco Holdings Inc.

                                                                                                Eurodollar:
                                                                                                Same



Credit Lyonnais $3,276,666.67           -0-             $22,500,000.00  $12,500,000.00          Domestic:
                                                                                                1301 Avenue of the Americas
                                                                                                New York, NY 10019
                                                                                                Attention: Lucie Mercado
                                                                                                Tel. No.: 212-261-7271
                                                                                                Fax No.: 212-261-3401
                                                                                                ABA No.: 026008073
                                                                                                Via Fed Transfer
                                                                                                Account No.: 01-008820-001-00
                                                                                                Account Name: Loan Servicing
                                                                                                Attention: Lucy Mercado
                                                                                                Reference: Mafco

                                                                                                Eurodollar:
                                                                                                Same








                Existing
                Advances                Advances                        Revolving Credit
Name of Bank    (being assigned)        (being assumed) Term Commitment Commitment              Applicable Lending Office
------------    ----------------        --------------- --------------- ----------------        --------------------------
Credit Suisse   $468,095.24             -0-             $25,714,285.71  $14,285,714.29          Domestic:
                                                                                                12 East 49th Street
                                                                                                New York, NY 10017
                                                                                                Attention: Ed Siddons
                                                                                                Tel. No.: 212-238-5407
                                                                                                Fax No.: 212-238-5439
                                                                                                ABA No.: 026009179
                                                                                                Via Fed Transfer
                                                                                                Account No.: 904996-02
                                                                                                Account Name: Loan Dept.
                                                                                                Attention: Ed Siddons
                                                                                                Reference: Marvel IV Holdings

                                                                                                Eurodollar:
                                                                                                Same


The First       $3,861,785.71           -0-             $9,642,857.14   $5,357,142.86           Domestic:
National Bank                                                                                   100 Rustcraft Road
of Boston                                                                                       Dedham, MA 02026
                                                                                                Attention: Angela Moore
                                                                                                Tel. No.: 617-467-2292
                                                                                                Fax No.: 617-467-2276
                                                                                                ABA No.: 01000390
                                                                                                Account No.: 0411214
                                                                                                Via Fed Transfer
                                                                                                Attention: Angela Moore
                                                                                                Reference: Marvel IV Holdings







                Existing
                Advances                Advances                        Revolving Credit
Name of Bank    (being assigned)        (being assumed) Term Commitment Commitment              Applicable Lending Office
------------    ----------------        --------------- --------------- ----------------        --------------------------

The Fuji Bank,  -0-                     $11,234,285.69  $12,857,142.86  $7,142,857.14           Domestic:
Limited                                                                                         2 World Trade Center
                                                                                                New York, NY 10048
                                                                                                Attention: Gemma Dizon
                                                                                                Tel. No.: 212-898-2069
                                                                                                Fax No.: 212-488-8216
                                                                                                ABA No.: 026009700
                                                                                                Via Fed Transfer
                                                                                                Account No.: 515011U3
                                                                                                Account Name: USCF III
                                                                                                Attention: Gemma Dizon
                                                                                                Reference: Mafco Holdings

                                                                                                Eurodollar:
                                                                                                Same


The Long-Term   $1,053,214.31           -0-             $12,857,142.86  $7,142,857.14           Domestic:
Credit Bank of                                                                                  444 South Flower Street
Japan, Ltd.                                                                                     Los Angeles, CA 90071
                                                                                                Attention: Diane Huynh
                                                                                                Tel. No.: 213-689-6245
                                                                                                Fax No.: 213-626-1067
                                                                                                ABA No.: 122000218
                                                                                                Via Fed Transfer
                                                                                                Account No.: 220234834
                                                                                                Account Name: Long-Term
                                                                                                              Credit Bank of Japan
                                                                                                Attention: Ken Nakagana
                                                                                                Reference: Mafco Holdings Inc.

                                                                                                Eurodollar:
                                                                                                Same








                Existing
                Advances                Advances                        Revolving Credit
Name of Bank    (being assigned)        (being assumed) Term Commitment Commitment              Applicable Lending Office
------------    ----------------        --------------- --------------- ----------------        --------------------------
NationsBank,    $468,095.24             -0-             $25,714,285.71  $14,285,714.29          Eurodollar:
National                                                                                Same
Association
(Carolinas)
                                                                                                Domestic:
                                                                                                101 No. Tryon Street
                                                                                                Charlotte, NC 28255
                                                                                                Attention: Charlie Franklin
                                                                                                Tel. No.: 704-386-4199
                                                                                                Fax No.: 704-386-8694
                                                                                                ABA No.: 053000196
                                                                                                Via Fed Transfer
                                                                                                Account No.: 13662122506
                                                                                                Account Name: Corporate Credit
                                                                                                Services Support
                                                                                                Attention: Charlie Franklin
                                                                                                Reference: Marvel IV Holdings









                                                        EXHIBIT A-1
                                                        TO THE AMENDED
                                                        AND RESTATED
                                                        CREDIT AGREEMENT



                        FORM OF TERM NOTE


$____________                                           Dated:  June __, 1995


                FOR VALUE RECEIVED, the undersigned, MARVEL IV HOLDINGS INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ___________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Amended and Restated Credit Agreement referred to below) the aggregate principal amount of the Term Advances (as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement (as defined below) on the dates and in the amounts specified in the Amended and Restated Credit Agreement, but in no event later than September 1, 1997.

                The Borrower promises to pay interest on the unpaid principal amount of each Term Advance from the date of each Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Amended and Restated Credit Agreement.

                Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Agent, at its offices at 399 Park Avenue, New York, New York 10043, Account No. 3685-2248, in same day funds.
Each Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

                This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of June 29, 1995 (such agreement, as it may hereafter be amended or modified, being the "Amended and Restated Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto and Citibank, N.A., as Agent for the Lender and such other lenders. The Amended and Restated Credit Agreement, among other things, (i) provides for the making of term advances (the "Term Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advances being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                        MARVEL IV HOLDINGS INC.


                                        By:
                                        Title:









                     ADVANCES AND PAYMENTS OF PRINCIPAL
-------------------------------------------------------------------------------
                             Amount of
             Amount of     Principal Paid     Unpaid Principal      Notation
Date          Advance        or Prepaid            Balance           Made by
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------




                                                        EXHIBIT A-2
                                                        TO THE AMENDED
                                                        AND RESTATED
                                                        CREDIT AGREEMENT


                 FORM OF REVOLVING CREDIT NOTE


$____________                                           Dated:  June __, 1995


                FOR VALUE RECEIVED, the undersigned, MARVEL IV HOLDINGS INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ___________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Amended and Restated Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances (as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement (as defined below) on the dates and in the amounts specified in the Amended and Restated Credit Agreement, but in no event later than September 1, 1997.

                The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of each Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Amended and Restated Credit Agreement.

                Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Agent, at its offices at 399 Park Avenue, New York, New York 10043, Account No. 3685-2248, in same day funds.
Each Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

                This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of June 29, 1995 (such agreement, as it may hereafter be amended or modified, being the "Amended and Restated Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto and Citibank, N.A., as Agent for the Lender and such other lenders. The Amended and Restated Credit Agreement, among other things, (i) provides for the making of revolving credit advances (the "Revolving Credit Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Revolving Credit Advances being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                        MARVEL IV HOLDINGS INC.


                                        By:
                                        Title:







                     ADVANCES AND PAYMENTS OF PRINCIPAL
-------------------------------------------------------------------------------
                             Amount of
             Amount of     Principal Paid     Unpaid Principal      Notation
Date          Advance        or Prepaid            Balance           Made by
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------





                                                EXHIBIT B
                                                TO THE AMENDED
                                                AND  RESTATED
                                                CREDIT AGREEMENT

                                 FORM OF
                     ASSIGNMENT AND ACCEPTANCE

                                             Dated _________, 199_

                Reference is made to the Amended and Restated Credit Agreement dated as of June __, 1995 (as amended or otherwise modified from time to time, the "Amended and Restated Credit Agreement") among MARVEL IV HOLDINGS INC., a Delaware corporation (the "Borrower"), the Lenders (as defined in the Amended and Restated Credit Agreement) and CITIBANK, N.A., as Agent for the Lenders (the "Agent"). Terms defined in the Amended and Restated Credit Agreement are used herein with the same meaning.

                ____________ (the "Assignor") and ___________ (the "Assignee")
agree as follows:

                1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Amended and Restated Credit Agreement as of the date hereof equal to the percentage interest specified on Annex 1 of all outstanding rights and obligations under the Facility or Facilities specified on Annex 1. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth in Annex 1.

                2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes held by the Assignor and requests that the Agent exchange such Note or Notes for a new Note or Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Amended and Restated Credit Agreement, respectively, as specified on Annex 1.

                3. The Assignee (i) confirms that it has received a copy of the Amended and Restated Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended and Restated Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Amended and Restated Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Amended and Restated Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Amended and Restated Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].(1)

                4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent, unless otherwise specified on Annex 1 hereto (the "Effective Date").

                5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Amended and Restated Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Amended and Restated Credit Agreement.
---------------
1 Include clause (vii) if the Assignee is organized under the laws of a jurisdiction outside the United States.







                6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Amended and Restated Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Amended and Restated Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

                7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

                8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Annex 1 to this Assignment and Acceptance by telecopier shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

                IN WITNESS WHEREOF, the parties hereto have caused Annex 1 to this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Annex 1 hereto.









                                                        EXHIBIT C
                                                        TO THE AMENDED
                                                        AND RESTATED
                                                        CREDIT AGREEMENT


                             FORM OF
                       NOTICE OF BORROWING


CITIBANK, N.A.
as Agent for the Lenders parties
to the Amended and Restated Credit Agreement                     [Date]
referred to below
399 Park Avenue
New York, New York  10043

Attention:  _____________

Ladies and Gentlemen:

                The undersigned, MARVEL IV HOLDINGS INC., refers to the Amended and Restated Credit Agreement dated as of June __, 1995 (as amended or otherwise modified form time to time, the "Amended and Restated Credit Agreement"; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and CITIBANK, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Amended and Restated Credit Agreement that the undersigned hereby requests a Borrowing under the Amended and Restated Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Amended and Restated Credit Agreement:

            (i) The Business Day of the Proposed Borrowing is ____________, [199_];

           (ii) The Facility under which the Proposed Borrowing is requested is the ______ Facility.

          (iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances];

           (iv) The aggregate amount of the Proposed Borrowing is $__________.

            (v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

                The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed
Borrowing:

                (A) the representations and warranties contained in the Loan Documents are correct in all material respects on and as of the date of such Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; and

                (B) no Default has occurred and is continuing, or would result from suchProposed Borrowing or from the application of the proceeds therefrom.

                                        Very truly yours,

                                        MARVEL IV HOLDINGS INC.


                                        By:
                                        Title:





                                        EXHIBIT G
                                        TO THE AMENDED
                                        AND RESTATED
                                        CREDIT AGREEMENT

                 FORM OF CONFIDENTIALITY LETTER

                        [BANK LETTERHEAD]

                                                           [Date]
Citibank, N.A.
  as Agent
399 Park Avenue
New York, NY 10043

[Name and address of Bank
   selling a participation or
   making an assignment under
   the Amended and Restated Credit Agreement referred to below]

Dear Sirs:

                We understand that Citibank, N.A. ("Citibank") is acting as Agent under the Amended and Restated Credit Agreement dated as of June __, 1995 (as amended or otherwise modified from time to time, the "Amended and Restated Credit Agreement"; terms used herein and not otherwise defined are used as defined therein) among Marvel IV Holdings Inc. (the "Borrower"), Citibank, as Agent for the Lenders thereunder, the banks and financial institutions and other institutional lenders party thereto (the "Lenders"). In connection with our evaluation of a proposed purchase of a participation in, or acceptance of an assignment of, a portion of the Advances and Commitments, Citibank and/or a Lender or an affiliate of Citibank or a Lender have furnished, and will furnish, us with a copy of the Amended and Restated Credit Agreement and non-public information concerning the Borrower and the Bank (all such non-public information, whether furnished before or after the date of this letter, and including, without limitation, the financial model referred to below, collectively the "Transaction Information").

                We agree to keep confidential (and to cause our officers, directors, employees, agents and representatives to keep confidential) all Transaction Information and, in the event we do not participate or accept an assignment under the Amended and Restated Credit Agreement, at Citibank's, such Lender's or the Borrower's request, to return (and to cause such other person to return) to Citibank, such Lender or the Borrower, as the case may be, all written Transaction Information and all copies thereof, extracts therefrom and analyses and other materials based thereon, except that we shall be permitted to disclose details of the Transaction Information (i) to such of our officers, directors, employees, agents and representatives (which agents and representatives shall not include any financial institutions) and legal or other advisors who need to know such information in connection with our evaluation of a possible participation in, or possible acceptance of an assignment of, Advances and Commitment thereunder and who agree to be bound by the restrictions set forth herein; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process (provided that we will promptly notify the Borrower of such requirement as far in advance of its disclosure as is practicable to enable the Borrower to seek a protective order and, to the extent practicable, we will cooperate with the Borrower in seeking any such order), or requested by any governmental agency or authority having jurisdiction over us (provided that we will first inform the Borrower of any such request other than those from bank regulatory authorities or examiners and, in either case, we will inform any such agency or authority that such information is subject to this letter agreement); (iii) to the extent Citibank and the Borrower shall have consented to such disclosure in writing; and (iv) to the extent that a public announcement or dissemination of such Transaction Information shall have been made other than as a result of a breach of this Confidentiality Letter.

                We further agree that we will use the Transaction Information only in connection with our evaluation of becoming a possible participant or Eligible Assignee under the Amended and Restated Credit Agreement.

                The undertakings contained herein are for your benefit and the benefit of the Borrower.

                Upon its receipt of this confidentiality letter signed by us, we understand that Citibank or a Lender may forward to us a financial model for the periods through 1997 pertaining to the Borrower and the Bank. Such information will subsequently form part of the Transaction Information for all purposes hereunder.

                We understand that the financial model was prepared in good faith by Mafco's management based on assumptions believed to be reasonable when made. However, because assumptions as to future results are inherently subject to uncertainty and contingencies beyond Mafco's control, actual results of the Borrower and the Bank may be higher or lower.

                        [Name of Lender]

                        By:
                        Title:




                                                        EXECUTION COPY


          AMENDED AND RESTATED BORROWER SECURITY AGREEMENT

                    Dated as of June 29, 1995

                              from

                    MARVEL IV HOLDINGS INC.,

                               to

                         CITIBANK, N.A.,

                            as Agent






               T A B L E   O F   C O N T E N T S


Section                                                      Page


 1.  Grant of Security. . . . . . . . . . . . . . . . . . . . .  2

 2.  Security for Obligations . . . . . . . . . . . . . . . . .  3

 3.  Borrower Remains Liable. . . . . . . . . . . . . . . . . .  3

 4.  Delivery of Security Collateral and Account Collateral . .  4

 5.  Maintaining the Borrower Collateral Account. . . . . . . .  4

 6.  Investing of Amounts in the Borrower Collateral Account. .  4

 7.  Release of Amounts. . . . . . . . . . . . . . . . . . . .   5

 8.  Representations and Warranties. . . . . . . . . . . . . .   6

 9.  Further Assurances. . . . . . . . . . . . . . . . . . . .   8

10.  Place of Perfection; Records. . . . . . . . . . . . . . .   8

11.  Voting Rights; Dividends; Etc.. . . . . . . . . . . . . .   8

12.  As to the Assigned Agreement. . . . . . . . . . . . . . .  10

13.  Payments Under the Assigned Agreements. . . . . . . . . .  11

14.  Transfers and Other Liens; Additional Shares. . . . . . .  11

15.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .  11

16.  Agent May Perform . . . . . . . . . . . . . . . . . . . .  12

17.  The Agent's Duties. . . . . . . . . . . . . . . . . . . .  12

18.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  12

19.  Indemnity and Expenses. . . . . . . . . . . . . . . . . .  14

20.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . .  14

21.  Addresses for Notices . . . . . . . . . . . . . . . . . .  14

22.  Continuing Security Interest; Assignments Under the Amended
     and Restated Credit Agreement . . . . . . . . . . . . . .  14

23.  Release and Termination . . . . . . . . . . . . . . . . .  15

24.  Governing Law; Terms. . . . . . . . . . . . . . . . . . .  15

25.  Execution in Counterparts; Delivery by Telecopier . . . .  15


Schedule I      -       Pledged Shares










             AMENDED AND RESTATED SECURITY AGREEMENT


                AMENDED AND RESTATED SECURITY AGREEMENT dated as of June 29, 1995 made by MARVEL IV HOLDINGS INC., a Delaware corporation (the "Borrower"), to CITIBANK, N.A. ("Citibank") as agent (the "Agent") for the lenders (the "Lenders") party to the Amended and Restated Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), entered into a Credit Agreement dated as of July 20, 1994, as heretofore amended (as so amended, "Existing Credit Agreement"), with financial institutions and other institutional lenders party thereto ( the "Existing Lenders") and Citibank, as agent for the Existing Lenders. In consideration of the premises and in order to induce the Existing Lenders to make advances under the Existing Credit Agreement, the Borrower entered into a Security Agreement dated July 27, 1994 (the "Existing Security Agreement") in favor of Citibank, as agent for the Existing Lenders.

                (2) The Borrower has entered into an Amended and Restated Credit Agreement dated as of June 29, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Amended and Restated Credit Agreement; the terms defined therein and not otherwise defined herein being used as therein defined) with the Lenders and the Agent which amends and restates the Existing Credit Agreement in its entirety.

                (3) The Borrower is the owner of the shares (the "Pledged Shares") of stock set forth on Schedule I hereto and issued by the corporation named therein (the "Issuer").

                (4) The Borrower has opened a non-interest bearing cash collateral account (the "Borrower Collateral Account") with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 40650462, in the name of the Borrower but under the sole control and dominion of the Agent and subject to the terms of this Agreement.

                (5) It is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that the Borrower shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amended and Restated Credit Agreement, the Borrower hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. The Borrower hereby assigns and pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a security interest in, all of the Borrower's right, title and interest, whether now owned or hereafter acquired, in and to the following (collectively, the "Collateral"):

                (a)     all of the following (the "Security Collateral"):

                        (i) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, cash instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                        (ii) all additional shares of stock of the Issuer from time to time acquired by the Borrower in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

                (b) the Equity Contribution Agreement, as such agreement may be amended or otherwise modified from time to time (the "Assigned Agreement"), including, without limitation, (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Assigned Agreement, (ii) all rights of the Borrower to receive proceeds of any indemnity, warranty or guaranty with respect to the Assigned Agreement, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Assigned Agreement and (iv) the right of the Borrower to terminate the Assigned Agreement, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the "Agreement Collateral");

                (c)     all of the following (collectively, the "Account
Collateral"):

                        (i) the Borrower Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Borrower Collateral Account;

                        (ii) all Collateral Investments (as hereinafter defined) from time to time and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Investments;

                        (iii) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Agent for or on behalf of the Borrower in substitution for or in addition to any or all of the then existing Account Collateral; and

                        (iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

                (d) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) - (c) of this Section 1) and, to the extent not otherwise included, all (i) payments under any indemnity, warranty or guaranty, payable with respect to any of the foregoing Collateral and (ii) cash.

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations now or hereafter existing of the Borrower under this Agreement and each other Loan Document to which the Borrower is or becomes a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in
Section 6.01(e) of the Amended and Restated Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

                Section 3. Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) none of the Agent or any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Agent or any Lender be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                Section 4. Delivery of Security Collateral and Account Collateral. All certificates or instruments representing or evidencing Security Collateral or Account Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Borrower, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Security Collateral and Account Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral or Account Collateral for certificates or instruments of smaller or larger denominations.

                Section 5. Maintaining the Borrower Collateral Account. At any time prior to the termination pursuant to Section 23(b) of the pledge, assignment and security interest granted hereby:

                (a)     The Borrower will maintain the Borrower Collateral
Account.

                (b) It shall be a term and condition of the Borrower Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Borrower Collateral Account, and except as otherwise provided by the provisions of Section 7 and Section 18, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the Borrower Collateral Account.

The Borrower Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

                Section 6. Investing of Amounts in the Borrower Collateral Account. If requested by the Borrower, the Agent will, subject to the provisions of Section 7 and Section 18, from time to time (a) invest amounts on deposit in the Borrower Collateral Account in such Cash Equivalents, in the name of the Agent, as the Borrower may select and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents in the name of the Agent as the Borrower may select (the Cash Equivalents referred to in clauses (a) and (b) above being collectively "Collateral Investments"). Interest and proceeds that are not invested or reinvested in Collateral Investments as provided above shall be deposited and held in the Borrower Collateral Account.

                Section 7. Release of Amounts. (a) So long as no Default shall have occurred and be continuing, and subject to the provisions of Section 7(b) through (h) below, the Agent shall pay and release, free of the Lien created hereunder, to the Borrower or at its order and at the request of the Borrower, the amount, if any, on deposit (including interest on Collateral Investments) in the Borrower Collateral Account.




                (b) All amounts deposited into the Borrower Collateral Account resulting from loans made by FN Parent to Borrower Parent pursuant to the terms of the FN Parent Loan Agreement that relate solely to net income of the Bank (excluding, to the extent included in net income, (A) any gains (net of taxes) from the sale of deposits and property, plant and equipment related to such deposits, and (B) any net income that is attributable to the recognition of the deferred tax asset-net operating loss carry forwards of the Bank) shall be applied to make any prepayment required pursuant to the terms of Section 2.05(b)(i) of the Amended and Restated Credit Agreement. The excess of such amount deposited into the Borrower Collateral Account over the amount of such prepayment shall be released in accordance with Section 7(a), subject to the provisions of Section 7(g) below.

                (c) All amounts deposited into the Borrower Collateral Account resulting from loans made by FN Holdings to Borrower Parent pursuant to the terms of the certificate of incorporation of FN Holdings that relate solely to net income of the Bank (excluding, to the extent included in net income, (A) any gains (net of taxes) from the sale of deposits and property, plant and equipment related to such deposits, and (B) any net income that is attributable to the recognition of the deferred tax asset-net operating loss carry forwards of the Bank) shall be applied to make the prepayment required pursuant to the terms of Section 2.05(b)(ii) of the Amended and Restated Credit Agreement.

                (d) All amounts deposited into the Borrower Collateral Account resulting from loans made by FN Holdings to Borrower Parent pursuant to the terms of the certificate of incorporation of FN Holdings that relate to dividends, other distributions or any loans or advances from the Bank arising out of excess capital of the Bank shall be applied to make the prepayment required pursuant to the terms of Section 2.05(b)(iii) of the Amended and Restated Credit Agreement.

                (e) All amounts deposited into the Borrower Collateral Account resulting from dividends, distributions, loans or advances from the Bank to FN Holdings arising solely from gains (net of taxes) from the sale of deposits in California and property, plant and equipment related to such deposits shall be applied to make the prepayment required pursuant to the terms of Section 2.05(b)(iv) of the Amended and Restated Credit Agreement.

                (f) All amounts deposited into the Borrower Collateral Account resulting from dividends, distributions, loans or advances from the Bank to FN Holdings arising solely from (A) gains (net of taxes) from the sale of deposits (other than the sale of deposits in California) and property, plant and equipment related to such deposits and (B) any net income that is attributable to the recognition of the deferred tax asset-net operating loss carry forwards of the Bank shall be applied to make the prepayment required pursuant to the terms of Section 2.05(b)(v) of the Amended and Restated Credit Agreement. The excess of such amount deposited into the Borrower Collateral Account over the amount of such prepayment shall be released in accordance with Section 7(a), subject to the provisions of Section 7(g) below; provided, however, that if no such prepayment is required to be made, the full amount shall be released in accordance with Section 7(a), subject to the provisions of Section 7(g) below, to the Borrower.

                (g) At any time that a prepayment of the Advances is required pursuant to Section 2.05(b)(vi) of the Amended and Restated Credit Agreement out of amounts deposited in the Borrower Collateral Account, the Agent shall retain in the Borrower Collateral Account any amount otherwise permitted to be released to the Borrower pursuant to the provisions of Section 7(b) or 7(f) above (including interest on Collateral Investments) and shall apply such amounts to make the prepayment required pursuant to the provisions of Section 2.05(b)(vi) of the Amended and Restated Credit Agreement.

                (h) All amounts deposited into the Borrower Collateral Account resulting from the proceeds of dividends, other distributions and any loans or advances made by the Bank (other than such amounts referred to in Section 7(b) through (g) above) shall be applied to make the prepayment required pursuant to the provisions of Section 2.05(b)(vii) of the Amended and Restated Credit Agreement.

                Section 8. Representations and Warranties. The Borrower represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Borrower and the office where the Borrower keeps the original copies of the Assigned Agreement are located at the address specified opposite the name of the Borrower on the signature page hereof. An original copy of the Assigned Agreement has been delivered to the Agent. None of the Agreement Collateral is evidenced by a promissory note or other instrument.

                (b) The Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the security interest created by this Agreement and Liens permitted by Section 5.02(a) of the Amended and Restated Credit Agreement and Section 7(a) of the Borrower Parent Guaranty. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement and such as may have been filed in connection with Liens permitted by Section 5.02(a) of the Amended and Restated Credit Agreement and Section 7(a) of the Borrower Parent Guaranty. The Borrower has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, the Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on Schedule I.




                (d) The Assigned Agreement, a true and complete copy of which has been furnished to each Lender, has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally. There exists no default under the Assigned Agreement by any party thereto. Each party to the Assigned Agreement other than the Borrower has executed and delivered to the Borrower a Consent dated July 27, 1994 to the assignment of the Agreement Collateral to the Agent pursuant to this Agreement.

                (e) This Agreement, the pledge of the Security Collateral pursuant hereto, the pledge and assignment of the certificates representing the Account Collateral pursuant hereto and the making of the filings contemplated by
Section 3.01(g)(viii) of the Existing Credit Agreement create a valid and perfected first priority security interest in the Collateral (subject, however, to the Liens permitted by Section 5.02(a) of the Amended and Restated Credit Agreement and Section 7(a) of the Borrower Parent Guaranty), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Borrower of the assignment and security interest granted hereby, for the pledge by the Borrower of the Security Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Borrower, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 9. Further Assurances. (a) The Borrower agrees that from time to time, at its own expense it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will: (i) mark conspicuously the Assigned Agreement and each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Agent, indicating that such Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Borrower where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Borrower will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 10. Place of Perfection; Records. The Borrower shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral and the original copies of the Assigned Agreement at the location therefor specified in Section 8(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 9 shall have been taken with respect to the Collateral. The Borrower will hold and preserve such records and the Assigned Agreement and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 11. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

                (i) The Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Borrower shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Security Collateral or any part thereof; provided, further, that the Borrower shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

                (ii) The Borrower shall be entitled to receive and retain any and all dividends paid in respect of the Security Collateral; provided, however, that any and all

                        (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral received as consideration for sales or other dispositions of assets of the Borrower shall be, and shall be forthwith delivered to the Agent to hold as, Security Collateral and shall, if received by the Borrower, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Borrower and be forthwith delivered to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

                (iii) The Agent shall execute and deliver (or cause to be executed and delivered) to the Borrower all such proxies and other instruments as the Borrower may reasonably request for the purpose of enabling the Borrower to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends that it is authorized to receive and retain pursuant to paragraph (ii) above.

                (b) Upon the occurrence and during the continuance of an Event of Default:

                (i) All rights of the Borrower (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to the Borrower by the Agent, cease and (y) to receive the dividends that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends and interest payments.

                (ii) All dividends that are received by the Borrower contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

                Section 12. As to the Assigned Agreement. (a) The Borrower shall at its expense:

                (i) perform and observe all the terms and provisions of the Assigned Agreement to be performed or observed by it, maintain the Assigned Agreement in full force and effect, enforce the Assigned Agreement in accordance with its terms and take all such action to such end as may be from time to time requested by the Agent; and

                (ii) furnish to the Agent promptly upon receipt thereof copies of all notices, requests and other documents received by the Borrower under or pursuant to the Assigned Agreement, and from time to time (A) furnish to the Agent such information and reports regarding the Collateral as the Agent may reasonably request and (B) upon request of the Agent make to each other party to the Assigned Agreement such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.

                (b) the Borrower shall not, without the Required Lenders' prior written consent:

                (i) cancel or terminate the Assigned Agreement or consent to or accept any cancellation or termination thereof except pursuant to the terms thereof;

                (ii) amend or otherwise modify the Assigned Agreement or give any consent, waiver or approval thereunder;

                (iii)   waive any default under or breach of the Assigned
Agreement;

                (iv) consent to or permit or accept any prepayment of amounts to become due under or in connection with the Assigned Agreement, except as expressly provided therein; or

                (v) take any other action in connection with the Assigned Agreement that would impair the value of the interest or rights of the Borrower thereunder or that would impair the interest or rights of the Agent.

                Section 13. Payments Under the Assigned Agreements. (a) The Borrower agrees, and has effectively so instructed each other party to the Assigned Agreement, that all payments due or to become due under or in connection with such Assigned Agreement shall be made directly to the Borrower Collateral Account.




                (b) Except as set forth in Section 18, all moneys received or collected pursuant to subsection (a) above shall be applied as set forth in
Section 7.

                Section 14. Transfers and Other Liens; Additional Shares. (a) Except to the extent permitted by the Amended and Restated Credit Agreement and the Borrower Parent Guaranty, the Borrower shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement or any Lien permitted by Section 5.02(a) of the Amended and Restated Credit Agreement and Section 7(a) of the Borrower Parent Guaranty.

                (b) The Borrower shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Borrower, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 15. Agent Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Agent the Borrower's attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Agent's discretion, at any time upon the occurrence and during the continuance of an Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of the Assigned Agreement or the rights of the Agent with respect to any of the Collateral.

                Section 16. Agent May Perform. If the Borrower fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Borrower under Section 19(b).

                Section 17. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Security Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 18. Remedies. If any Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies in addition to the rights of the Agent with respect to the Borrower Collateral Account under Section 7(d):

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Borrower to, and the Borrower hereby agrees that it will at its expense and upon the reasonable request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 19) in whole or in part by the Agent for the ratable benefit of the Lenders against, all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Borrower under or in connection with the Assigned Agreement or otherwise in respect of the Collateral, including, without limitation, any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of the provision of, the Assigned Agreement.

                (d) All payments received by the Borrower under or in connection with the Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                (e) The Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against the Borrower Collateral Account.

                Section 19. Indemnity and Expenses. (a) The Borrower agrees to indemnify the Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Borrower will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Borrower to perform or observe any of the provisions hereof.

                Section 20. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 21. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to the Borrower or to the Agent, as the case may be, in each case addressed to it at its address specified in the Amended and Restated Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 22. Continuing Security Interest; Assignments Under the Amended and Restated Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the termination pursuant to Section 23(b) of the pledge, assignment and security interest granted hereby, (b) be binding upon the Borrower, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Amended and Restated Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Amended and Restated Credit Agreement.

                Section 23. Release and Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral in accordance with the terms of the Loan Documents, the Agent will, at the Borrower's expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) the Borrower shall have delivered to the Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Agent and a certification by the Borrower to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied in accordance with Section
2.05 of the Amended and Restated Credit Agreement shall be paid to, or in accordance with the instructions of, the Agent at the closing and (iv) the Agent shall have approved such sale, lease, transfer or other disposition in writing.

                (b) At such time as the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Agent will, at the Borrower's expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

                Section 24. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Amended and Restated Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                Section 25. Execution in Counterparts; Delivery by Telecopier. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.





                IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


c/o MacAndrews & Forbes Holdings Inc.                  MARVEL IV HOLDINGS INC.
38 East 63rd Street
New York, New York  10021
                                                        By
                                                           Title:










                                   Schedule I


                                 PLEDGED SHARES





                                                                            Percentage
                                                                               of
                                           Stock Certificate      Number     Outstanding
Stock Issuer   Class of Stock   Par Value         No(s)         of Shares     Shares
------------   --------------   ---------  -----------------    ---------   ------------
Marvel III
 Holdings Inc.    Common          $1.00           3                1,000      100%













                                                  EXECUTION COPY
















               BORROWER PARENT SECURITY AGREEMENT

                       Dated July 27, 1994

                              from

                     MARVEL V HOLDINGS INC.

                             and

          NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION

                        as Voting Trustee
                               to

                         CITIBANK, N.A.,

                            as Agent





               T A B L E   O F   C O N T E N T S


Section                                                      Page


 1.  Grant of Security. . . . . . . . . . . . . . . . . . . . .  1

 2.  Security for Obligations . . . . . . . . . . . . . . . . .  2

 3.  Borrower Parent Remains Liable . . . . . . . . . . . . . .  3

 4.  Delivery of Security Collateral. . . . . . . . . . . . . .  3

 5.  Representations and Warranties. . . . . . . . . . . . . .   3

 6.  Further Assurances. . . . . . . . . . . . . . . . . . . .   5

 7.  Place of Perfection; Records . . . . . . . . . . . . . . .  5

 8.  Voting Rights; Dividends; Etc. . . . . . . . . . . . . . .  6

 9.  As to the Assigned Agreement . . . . . . . . . . . . . . .  7

11.  Transfers and Other Liens; Additional Shares. . . . . . .   8

12.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .   9

13.  Agent May Perform . . . . . . . . . . . . . . . . . . . .   9

14.  The Agent's Duties. . . . . . . . . . . . . . . . . . . .   9

15.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  10

16.  Indemnity and Expenses. . . . . . . . . . . . . . . . . .  11

18.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . .  12

19.  Addresses for Notices . . . . . . . . . . . . . . . . . .  12

20.  Continuing Security Interest; Assignments Under
     the Credit Agreement. . . . . . . . . . . . . . . . . . .  12

21.  Release and Termination . . . . . . . . . . . . . . . . .  13

22.  Voting Trustee. . . . . . . . . . . . . . . . . . . . . .  13

23.  Governing Law; Terms. . . . . . . . . . . . . . . . . . .  13

24.  Execution in Counterparts . . . . . . . . . . . . . . . .  14

Schedule I      -       Pledged Shares

Exhibit A       -       Form of Consent and Agreement










                       SECURITY AGREEMENT

                SECURITY AGREEMENT dated July 27, 1994 made by MARVEL V HOLDINGS INC., a Delaware corporation ("Borrower Parent"), and NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION, only with respect to Sections 1 and 4 hereof, not in its individual capacity but solely in its capacity as Voting Trustee (in such capacity, the "Voting Trustee") under the Voting Trust Agreement dated as of the date hereof (said agreement as it may hereafter be amended or otherwise modified from time to time, being the "Voting Trust Agreement") among the Borrower (as hereinafter defined), the Voting Trustee, Borrower Parent and the Agent referred to below, to CITIBANK, N.A. ("Citibank") as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent have entered into a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc. (the "Borrower").

                (2) Borrower Parent and the Voting Trustee are the owners of the shares (the "Pledged Shares") of stock listed under their respective names in Schedule I hereto and issued by the corporation named therein (the "Issuer").

                (3) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that Borrower Parent and the Voting Trustee shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, Borrower Parent and, with respect to Sections 1 and 4 hereof, the Voting Trustee hereby agree with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. Each of Borrower Parent and the Voting Trustee hereby assigns and pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to the following (collectively, the "Collateral"):

                (a)     all of the following (the "Security Collateral"):

                        (i) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, cash instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                        (ii) all additional shares of stock of the Issuer from time to time acquired by Borrower Parent or the Voting Trustee in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

                (b) the FN Parent Loan Agreement, as such agreement may be amended or otherwise modified from time to time (the "Assigned Agreement"), including, without limitation, (i) all rights of Borrower Parent to receive moneys due and to become due under or pursuant to the Assigned Agreement, (ii) all rights of Borrower Parent to receive proceeds of any indemnity, warranty or guaranty with respect to the Assigned Agreement, (iii) claims of Borrower Parent for damages arising out of or for breach of or default under the Assigned Agreement and (iv) the right of Borrower Parent to terminate the Assigned Agreement, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the "Agreement Collateral");

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) - (b) of this Section 1) and, to the extent not otherwise included, all (i) payments under any indemnity, warranty or guaranty, payable with respect to any of the foregoing Collateral and (ii) cash.

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations now or hereafter existing of Borrower Parent under this Agreement and each other Loan Document to which Borrower Parent is or becomes a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in
Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by Borrower Parent to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower Parent.

                Section 3. Borrower Parent Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower Parent shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release Borrower Parent from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) none of the Agent or any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Agent or any Lender be obligated to perform any of the obligations or duties of Borrower Parent thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                Section 4. Delivery of Security Collateral. All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to Borrower Parent, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Security Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

                Section 5. Representations and Warranties. Borrower Parent represents and warrants as follows:

                (a) The chief place of business and chief executive office of Borrower Parent and the office where Borrower Parent keeps the original copies of the Assigned Agreement are located at the address specified below the name of Borrower Parent on the signature page hereof. An original copy of the Assigned Agreement has been delivered to the Agent. None of the Agreement Collateral is evidenced by a promissory note or other instrument.

                (b) Borrower Parent is the legal and beneficial owner of the Collateral (other than the shares issued in the name of the Voting Trustee (the "Voting Trust Stock")) and is the beneficial owner of the Voting Trust Stock, in each case free and clear of any Lien, except for the security interest created by this Agreement, Liens permitted by Section 5.02(a) of the Credit Agreement and Section 7(a) of the Borrower Parent Guaranty and the Lien created by the Voting Trust Agreement. The Voting Trustee is the legal owner of the Voting Trust Stock free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement and such as may have been filed in connection with Liens permitted by Section 5.02(a) of the Credit Agreement and Section 7(a) of the Borrower Parent Guaranty. Borrower Parent has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, the Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on Schedule I.

                (d) The Assigned Agreement, a true and complete copy of which has been furnished to each Lender, has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally. There exists no default under the Assigned Agreement by any party thereto. Each party to the Assigned Agreement other than Borrower Parent has executed and delivered to Borrower Parent a consent, in substantially the form of Exhibit A, to the assignment of the Agreement Collateral to the Agent pursuant to this Agreement.

                (e) This Agreement, the pledge of the Security Collateral pursuant hereto, the pledge and assignment of the certificates representing the Account Collateral pursuant hereto and the making of the filings contemplated by
Section 3.01(g)(viii) of the Credit Agreement create a valid and perfected first priority security interest in the Collateral (subject, however, to the Liens permitted by Section 5.02(a) of the Credit Agreement and Section 7(a) of the Borrower Parent Guaranty), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by Borrower Parent or the Voting Trustee of the assignment and security interest granted hereby, for the pledge by Borrower Parent or the Voting Trustee of the Security Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by Borrower Parent or the Voting Trustee, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.




                Section 6. Further Assurances. (a) Borrower Parent agrees that from time to time, at its own expense it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Borrower Parent will or will cause the Voting Trustee to, as the case may be: (i) mark conspicuously the Assigned Agreement and each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Agent, indicating that such Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and
(iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) Borrower Parent hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of Borrower Parent where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) Borrower Parent will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 7. Place of Perfection; Records. Borrower Parent shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral and the original copies of the Assigned Agreement at the location therefor specified in Section 5(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 6 shall have been taken with respect to the Collateral. Borrower Parent will hold and preserve such records and the Assigned Agreement and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 8. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

                (i) Subject to the terms of the Voting Trust Agreement, each of Borrower Parent and the Voting Trustee shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that Borrower Parent shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Security Collateral or any part thereof; and, provided, further, that Borrower Parent shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

                (ii) Borrower Parent shall be entitled to receive and retain any and all dividends paid in respect of the Security Collateral; provided, however, that any and all

                        (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral received as consideration for sales or other dispositions of assets of Borrower Parent shall be, and shall be forthwith delivered to the Agent to hold as, Security Collateral and shall, if received by Borrower Parent, be received in trust for the benefit of the Agent, be segregated from the other property or funds of Borrower Parent and be forthwith delivered to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

                (iii) The Agent shall execute and deliver (or cause to be executed and delivered) to Borrower Parent and the Voting Trustee all such proxies and other instruments as Borrower Parent and the Voting Trustee may reasonably request for the purpose of enabling Borrower Parent and the Voting Trustee to exercise the voting and other rights that each is entitled to exercise pursuant to paragraph (i) above and to receive the dividends that Borrower Parent is authorized to receive and retain pursuant to paragraph (ii) above.

                (b) Upon the occurrence and during the continuance of an Event of Default:




                (i) All rights of Borrower Parent or the Voting Trustee (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall, upon notice to Borrower Parent or the Voting Trustee by the Agent, cease and (y) to receive the dividends that it would otherwise be authorized to receive and retain pursuant to Section 8(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends and interest payments.

                (ii) All dividends that are received by Borrower Parent contrary to the provisions of paragraph (i) of this Section 8(b) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Borrower Parent and shall be forthwith paid over to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

                Section 9. As to the Assigned Agreement. (a) Borrower Parent shall at its expense:

                (i) perform and observe all the terms and provisions of the Assigned Agreement to be performed or observed by it, maintain the Assigned Agreement in full force and effect, enforce the Assigned Agreement in accordance with its terms and take all such action to such end as may be from time to time requested by the Agent; and

                (ii) furnish to the Agent promptly upon receipt thereof copies of all notices, requests and other documents received by Borrower Parent under or pursuant to the Assigned Agreement, and from time to time (A) furnish to the Agent such information and reports regarding the Collateral as the Agent may reasonably request and (B) upon request of the Agent make to each other party to the Assigned Agreement such demands and requests for information and reports or for action as Borrower Parent is entitled to make thereunder.

                (b) Borrower Parent shall not, without the Required Lenders' prior written consent:

                (i) cancel or terminate the Assigned Agreement or consent to or accept any cancellation or termination thereof except pursuant to the terms thereof;

                (ii) amend or otherwise modify the Assigned Agreement or give any consent, waiver or approval thereunder;

                (iii)   waive any default under or breach of the Assigned
Agreement;

                (iv) consent to or permit or accept any prepayment of amounts to become due under or in connection with the Assigned Agreement, except as expressly provided therein; or

                (v) take any other action in connection with the Assigned Agreement that would impair the value of the interest or rights of Borrower Parent thereunder or that would impair the interest or rights of the Agent.

                Section 10. Payments Under the Assigned Agreement. (a) Borrower Parent agrees, and has effectively so instructed each other party to the Assigned Agreement, that all payments due or to become due under or in connection with such Assigned Agreement shall be made directly to the Borrower Collateral Account.

                (b) Except as set forth in Section 15, all moneys received or collected pursuant to subsection (a) above shall be applied as set forth in
Section 7 of the Borrower Security Agreement.

                Section 11. Transfers and Other Liens; Additional Shares. (a) Except to the extent permitted by the Credit Agreement and the Borrower Parent Guaranty, Borrower Parent shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement, any Lien permitted by Section 5.02(a) of the Credit Agreement and Section 7(a) of the Borrower Parent Guaranty and the Lien created by the Voting Trust Agreement.

                (b) Borrower Parent shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to Borrower Parent, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 12. Agent Appointed Attorney-in-Fact. Borrower Parent hereby irrevocably appoints the Agent Borrower Parent's attorney-in-fact, with full authority in the place and stead of Borrower Parent and in the name of Borrower Parent or otherwise, from time to time in the Agent's discretion, at any time upon the occurrence and during the continuance of an Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,




                (b) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of the Assigned Agreement or the rights of the Agent with respect to any of the Collateral.

                Section 13. Agent May Perform. If either Borrower Parent or the Voting Trustee fails to perform any agreement contained herein applicable to it, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by Borrower Parent under Section 16(b).

                Section 14. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Security Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 15. Remedies. If any Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require Borrower Parent to, and Borrower Parent hereby agrees that it will at its expense and upon the reasonable request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. Borrower Parent agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Borrower Parent of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 16) in whole or in part by the Agent for the ratable benefit of the Lenders against, all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to Borrower Parent or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of Borrower Parent under or in connection with the Assigned Agreement or otherwise in respect of the Collateral, including, without limitation, any and all rights of Borrower Parent to demand or otherwise require payment of any amount under, or performance of the provision of, the Assigned Agreement.

                (d) All payments received by Borrower Parent under or in connection with the Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Borrower Parent and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                (e) The Agent may, without notice to Borrower Parent except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against Borrower Parent Collateral Account.

                Section 16. Indemnity and Expenses. (a) Borrower Parent agrees to indemnify the Agent and the Voting Trustee from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's or the Voting Trustee's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) Borrower Parent will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by Borrower Parent to perform or observe any of the provisions hereof.

                Section 17. Security Interest Absolute. The obligations of Borrower Parent under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against Borrower Parent to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of each of Borrower Parent and the Voting Trustee hereunder applicable to it shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Borrower or any of its Subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower Parent or a third party grantor of a security interest.

                Section 18. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by Borrower Parent herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 19. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to Borrower Parent, the Voting Trustee or to the Agent, as the case may be, in each case addressed to it at its address set forth on the signature pages hereof or as specified in the Credit Agreement, as the case may be, or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 20. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the termination pursuant to Section 21(b) of the pledge, assignment and security interest granted hereby, (b) be binding upon Borrower Parent, the Voting Trustee and their respective successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 21. Release and Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral in accordance with the terms of the Loan Documents, the Agent will, at Borrower Parent's expense, execute and deliver to Borrower Parent such documents as Borrower Parent shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) Borrower Parent shall have delivered to the Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Agent and a certification by Borrower Parent to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied in accordance with Section 2.05 of the Credit Agreement shall be paid to, or in accordance with the instructions of, the Agent at the closing and (iv) the Agent shall have approved such sale, lease, transfer or other disposition in writing.

                (b) At such time as the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to Borrower Parent.
Upon any such termination, the Agent will, at Borrower Parent's expense, execute and deliver to Borrower Parent such documents as Borrower Parent shall reasonably request to evidence such termination.

                Section 22. Voting Trustee. Borrower Parent and the Agent hereby acknowledge and agree that the sole obligation of the Voting Trustee hereunder is the delivery to the Agent of the stock certificate of Marvel IV Holdings Inc. evidencing the Voting Trust Stock issued in the name of the Voting Trustee in accordance with Sections 1 and 4 hereof.

                Section 23. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                Section 24. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.





IN WITNESS WHEREOF, each of Borrower Parent and the Voting Trustee has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                                MARVEL V HOLDINGS INC.


                                                By
                                                   Title:

                                                Address:
                                                ----------------------------
                                                ----------------------------


                                                NATIONSBANK OF GEORGIA, NATIONAL
                                                ASSOCIATION, not in its
                                                individual capacity but solely
                                                in its capacity as Voting
                                                Trustee under the Voting Trust
                                                Agreement referred to herein and
                                                only with respect to Sections 1
                                                and 4 hereof



                                                By
                                                     Title:

                                                Address:
                                                ----------------------------
                                                ----------------------------






                                   Schedule I


                                 PLEDGED SHARES

A.  PLEDGED BY BORROWER PARENT:


                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
   Stock Issuer        Class of Stock      Par Value         No(s)         of Shares        Shares
   ------------        --------------      ---------   -----------------   ---------      ----------
Marvel IV
 Holdings Inc.            Common             $1.00            2                995           99.5%


Voting Trust Certificate, dated July 27, 1994, issued to Marvel V Holdings Inc., under the Voting Trust Agreement (as defined below) in respect of the beneficial ownership of the 5 shares of Common Stock of Marvel IV Holdings Inc. represented by stock certificate No. 3 listed below.


B.  PLEDGED BY THE VOTING TRUSTEE:



                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
   Stock Issuer        Class of Stock      Par Value         No(s)         of Shares        Shares
   ------------        --------------      ---------   -----------------   ---------      ----------

Marvel IV
 Holdings Inc.             Common            $1.00              3(1)             5             .5%

----------
(1) Stock Certificate No. 3 issued to NationsBank of Georgia, National Association, as voting trustee (the "Voting Trustee") under the Voting Trust Agreement dated as of July 27, 1994 (the "Voting Trust Agreement"), among Marvel V Holdings Inc., Marvel IV Holdings Inc, Citibank, N.A. and the Voting Trustee.





                           Exhibit A


                  FORM OF CONSENT AND AGREEMENT

                The undersigned hereby acknowledges notice of, and consents to the terms and provisions of, the Security Agreement dated July 27, 1994 (the "Security Agreement", the terms defined or referenced therein being used herein as therein defined or referenced) from Marvel V Holdings Inc. ("Borrower Parent") and NationsBank of Georgia, National Association, only with respect to Sections 1 and 4 thereof, not in its individual capacity but solely in its capacity as Voting Trustee (in such capacity, the "Voting Trustee") under the Voting Trust Agreement dated as of July 27, 1994 among Marvel IV Holdings Inc., the Voting Trustee, Borrower Parent and the Agent referred to below, to Citibank, N.A., as agent (the "Agent") for the Lenders referred to therein, and hereby agrees with the Agent that:

                (a) The undersigned will make all payments to be made by it under or in connection with the FN Parent Loan Agreement dated July __, 19__ (the "Assigned Agreement") between the undersigned and Borrower Parent directly to the Borrower Collateral Account or otherwise in accordance with the instructions of the Agent.

                (b) All payments referred to in paragraph (a) above shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and the undersigned will not seek to recover from the Agent or any Lender for any reason any such payment once made.

                (c) Following the occurrence and during the continuance of an Event of Default, the Agent shall be entitled to exercise any and all rights and remedies of Borrower Parent under the Assigned Agreement in accordance with the terms of the Security Agreement, and the undersigned shall comply in all respects with such exercise.

                (d) The undersigned will not, without the prior written consent of the Agent, (i) cancel or terminate the Assigned Agreement or consent to or accept any cancellation or termination thereof except pursuant to the terms thereof, (ii) amend or otherwise modify the Assigned Agreement, or (iii) make any prepayment of amounts to become due under or in connection with the Assigned Agreement, except as expressly provided therein.

                This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their successors, transferees and assigns. This Consent and Agreement shall be governed by and construed in accordance with the laws of the State of New York.









                                                        EXECUTION COPY








        AMENDED AND RESTATED MAFCO SECURITY AGREEMENT

                    Dated as of June 29, 1995

                              from

                       MAFCO HOLDINGS INC.

                               to

                         CITIBANK, N.A.

                            as Agent






T A B L E   O F   C O N T E N T S


Section                                                      Page



 1.  Grant of Security. . . . . . . . . . . . . . . . . . . . .  2

 2.  Security for Obligations . . . . . . . . . . . . . . . . .  3

 3.  Mafco Remains Liable . . . . . . . . . . . . . . . . . . .  4

 4.  Delivery of Security Collateral and Account Collateral . .  4

 5.  Maintaining the Mafco Collateral Account . . . . . . . . .  4

 6.  Investing of Amounts in the Mafco Collateral Account . . .  5

 7.  Release of Amounts. . . . . . . . . . . . . . . . . . . .   5

 8.  Representations and Warranties. . . . . . . . . . . . . .   6

 9.  Further Assurances. . . . . . . . . . . . . . . . . . . .   8

10.  Place of Perfection; Records. . . . . . . . . . . . . . .   8

11.  Voting Rights; Dividends; Etc.. . . . . . . . . . . . . .   9

12.  As to the Assigned Agreements . . . . . . . . . . . . . .  10

13.  Payments Under the Assigned Agreements. . . . . . . . . .  11

14.  Transfers and Other Liens; Additional Shares. . . . . . .  11

15.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .  11

16.  Agent May Perform . . . . . . . . . . . . . . . . . . . .  12

17.  The Agent's Duties. . . . . . . . . . . . . . . . . . . .  12

18.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  12

19.  Indemnity and Expenses. . . . . . . . . . . . . . . . . .  14

20.  Security Interest Absolute. . . . . . . . . . . . . . . .  14

21.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . .  15

22.  Addresses for Notices . . . . . . . . . . . . . . . . . .  15

23.  Continuing Security Interest; Assignments Under the Amended
     and Restated Credit Agreement . . . . . . . . . . . . . .  15

24.  Release and Termination . . . . . . . . . . . . . . . . .  15

25.  Governing Law; Terms. . . . . . . . . . . . . . . . . . .  16

26.  Execution in Counterparts; Delivery by Telecopier . . . .  16



Schedule I - Pledged Shares
Schedule II - Assigned Agreements
Exhibit A-Form of Consent and Agreement





             AMENDED AND RESTATED SECURITY AGREEMENT


                AMENDED AND RESTATED SECURITY AGREEMENT dated as of June 29, 1995 made by MAFCO HOLDINGS INC., a Delaware corporation ("Mafco"), to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Amended and Restated Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), entered into a Credit Agreement dated as of July 20, 1994, as heretofore amended (as so amended, the "Existing Credit Agreement"), with the financial institutions and other institutional lenders party thereto (the "Existing Lenders") and Citibank, as agent for the Existing Lenders. In consideration of the premises and in order to induce the Existing Lenders to make advances under the Existing Credit Agreement, Mafco entered into a Guaranty dated July 27, 1994 (the "Existing Mafco Guaranty") in favor of the Existing Lenders and Citibank, as agent for the Existing Lenders, and a Security Agreement dated July 27, 1994 in favor of Citibank, as agent for the Existing Lenders.

                (2) The Borrower has entered into an Amended and Restated Credit Agreement dated as of June 29, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Amended and Restated Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with the Lenders and the Agent which amends and restates the Existing Credit Agreement in its entirety.

                (3) Mafco has entered into an Amended and Restated Guaranty dated as of June 29, 1995 (said Guaranty, as it may hereafter be amended or otherwise modified from time to time, being the "Mafco Guaranty") in favor of the Lenders and Citibank, as Agent for the Lenders, which amends and restates the existing Mafco Guaranty in its entirety.

                (4) Mafco is the owner of the shares (the "Pledged Shares") of stock set forth on Schedule I hereto and issued by the corporations named therein (the "Issuers").

                (5) Mafco has opened a non-interest bearing cash collateral account (the "Mafco Collateral Account") with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 40650497, in the name of Mafco but under the sole control and dominion of the Agent and subject to the terms of this Agreement.

                (6) Mafco has opened a second non-interesting bearing cash collateral account (the "Second Mafco Collateral Account"; together with the Mafco Collateral Account, the "Mafco Collateral Accounts") with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 40650518, in the name of Mafco but under the sole control and dominion of the Agent and subject to the terms of this Agreement.

                (7) It is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that Mafco shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amended and Restated Credit Agreement, Mafco hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. Mafco hereby assigns and pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a security interest in, all of Mafco's right, title and interest, whether now owned or hereafter acquired, in and to the following (collectively, the "Collateral"):

                (a)     all of the following (the "Security Collateral"):

                        (i) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, cash instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                        (ii) all additional shares of stock of the Issuers from time to time acquired by Mafco in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

                (b) the Related Documents, as such agreements may be amended or otherwise modified from time to time (the "Assigned Agreements"), including, without limitation, (i) all rights of Mafco to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of Mafco to receive proceeds of any indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of Mafco for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of Mafco to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in any case only to the extent that such assignment and pledge is permitted under the relevant Assigned Agreement and, to the extent applicable, under the Marvel III Indenture, the Marvel Holdings Indenture, the Coleman Worldwide Indenture and the FN Holdings Debt Document (all such Collateral being the "Agreement Collateral");




                (c)     all of the following (collectively, the "Account
Collateral"):

                        (i) the Mafco Collateral Account and the Second Mafco Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Mafco Collateral Account;

                        (ii) all Collateral Investments (as hereinafter defined) from time to time and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Investments;

                        (iii) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Agent for or on behalf of Mafco in substitution for or in addition to any or all of the then existing Account Collateral; and

                        (iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

                (d) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) - (c) of this Section 1) and, to the extent not otherwise included, all (i) payments under any indemnity, warranty or guaranty, payable with respect to any of the foregoing Collateral and (ii) cash.

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations now or hereafter existing of Mafco under the Mafco Guaranty, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in
Section 6.01(e) of the Amended and Restated Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                Section 3. Mafco Remains Liable. Anything herein to the contrary notwithstanding, (a) Mafco shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release Mafco from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) none of the Agent or any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Agent or any Lender be obligated to perform any of the obligations or duties of Mafco thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                Section 4. Delivery of Security Collateral and Account Collateral. All certificates or instruments representing or evidencing Security Collateral or Account Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to Mafco, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Security Collateral and Account Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral or Account Collateral for certificates or instruments of smaller or larger denominations.

                Section 5. Maintaining the Mafco Collateral Accounts. At any time prior to the termination pursuant to Section 24(b) of the pledge, assignment and security interest granted hereby:

                (a)     Mafco will maintain the Mafco Collateral Accounts.

                (b) It shall be a term and condition of each of the Mafco Collateral Accounts, notwithstanding any term or condition to the contrary in any other agreement relating to either of the Mafco Collateral Accounts, and except as otherwise provided by the provisions of Section 7 and Section 18, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, Mafco or any other Person from either of the Mafco Collateral Accounts.

The Mafco Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

                Section 6. Investing of Amounts in the Mafco Collateral Accounts. If requested by Mafco, the Agent will, subject to the provisions of
Section 7 and Section 18, from time to time (a) invest amounts on deposit in each Mafco Collateral Account in such Cash Equivalents, in the name of the Agent, as Mafco may select and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents in the name of the Agent as Mafco may select (Cash Equivalents referred to in clauses (a) and (b) above being collectively "Collateral Investments"). Interest and proceeds that are not invested or reinvested in Collateral Investments as provided above shall be deposited and held in the appropriate Mafco Collateral Account.

                Section 7. Release of Amounts. (a) So long as no Default shall have occurred and be continuing, and subject to the provisions of Section 7(b) below, the Agent shall pay and release, free of the Lien created hereunder, to Mafco or at its order and at the request of Mafco, the amount, if any, on deposit (including interest on Collateral Investments) in the Mafco Collateral Account.

                (b) At any time that a prepayment of the Advances is required pursuant to Section 2.05(b)(vi) of the Amended and Restated Credit Agreement out of amounts deposited in the Mafco Collateral Account, the Agent shall retain in the Mafco Collateral Account any amount otherwise permitted to be released to Mafco pursuant to the provisions of Section 7(a) above (including interest on Collateral Investments) and shall apply such amounts to the prepayment of the Advances in accordance with the provisions of Section 2.05(b)(vi) of the Amended and Restated Credit Agreement.

                (c) At any time that (i) no Default shall have occurred and be continuing, (ii) amounts on deposit in the Mafco Collateral Account are not being applied pursuant to Section 7(b) above to prepay the Advances, and (iii) one of the following shall occur:

        (x) the Supermajority Lenders and Mafco shall have agreed to accept the substitution, pursuant to the provisions of Section 6(o)(i) of the Mafco Guaranty, of other identified collateral for the cash collateral in the Second Mafco Collateral Account,

        (y) the ratio of the sum of the Net Residual Value at such time plus the amount on deposit in the Second Mafco Collateral Account plus the value at such time (as shall be determined in a manner agreed upon by Mafco and the Supermajority Lenders at the time of the pledge of such collateral) of the collateral, if any, previously pledged pursuant to the proviso to Section 6(o)(i) of the Mafco Guaranty to the sum of the aggregate principal amount of all Advances then outstanding plus the aggregate unused Commitments is equal to or exceeds 3 to 1, or

        (z) the sum of (A) the amount on deposit in the Second Mafco Collateral Account, (B) 50% of the value on such date of the common stock (based on the average of the closing prices of such shares on a national stock exchange or the Nasdaq national market system during the Calculation Period with respect to such date), if any, pledged prior to such date pursuant to Section 6(o)(ii)(y) of the Mafco Guaranty and (C) the sum of the three highest Net Equity Values on such date of Coleman, Marvel, MCG and New World is equal to or exceeds $400,000,000, then the Agent shall promptly pay and release (in the case of clause (x), promptly after delivery of the substitute collateral), free of the Lien created hereunder, to Mafco or at its order and at the request of Mafco, an amount on deposit (including interest on the Collateral Investments) in the Second Mafco Collateral Account equal to

        (1)     in the case of clause (x), the amount on deposit,

        (2) in the case of clause (y), an amount such that after the release and payment of such amount, the ratio referred to in such clause (y) is equal to 3 to 1, and

        (3) in the case of clause (z), the excess amount referred to in such clause (z).

                (d)     At any time that an Event of Default set forth in
Section 6.01(a) of the Amended and Restated Credit Agreement shall have occurred and be continuing, the Agent shall apply any amounts on deposit in the Second Mafco Collateral Account to the prepayment of the Advances in accordance with the provisions of Section 2.05(b)(viii) of the Amended and Restated Credit Agreement.

                (e) Upon the written request of Mafco stating that Mafco will cause the Borrower to prepay the Advances in full pursuant to the terms of
Section 2.05(a) of the Amended and Restated Credit Agreement, the Agent shall apply, on the date of such prepayment, any amounts on deposit in the Mafco Collateral Accounts to such prepayment of the Advances.

                Section 8. Representations and Warranties. Mafco represents and warrants as follows:

                (a) The chief place of business and chief executive office of Mafco and the office where Mafco keeps the original copies of the Assigned Agreements are located at the address specified below the name of Mafco on the signature page hereof. Original copies of the Assigned Agreements have been delivered to the Agent. None of the Agreement Collateral is evidenced by a promissory note or other instrument.

                (b) Mafco is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the security interest created by this Agreement and Liens permitted by the Mafco Guaranty. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement and such as may have been filed in connection with Liens permitted by the Mafco Guaranty. Mafco has no trade names.




                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, the Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on Schedule I.

                (d) The Assigned Agreements, true and complete copies of which have been furnished to each Lender, have been duly authorized, executed and delivered by all parties thereto, have not been amended or otherwise modified, are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally. There exists no default under the Assigned Agreements by any party thereto. Each party to the Assigned Agreements other than Mafco has acknowledged the instruction letter of Mafco, in substantially the form of Exhibit A, concerning payments under the Assigned Agreements.

                (e) This Agreement, the pledge of the Security Collateral pursuant hereto, the pledge and assignment of the certificates representing the Account Collateral pursuant hereto and the making of the filings contemplated by
Section 3.01(g)(viii) of the Existing Credit Agreement create a valid and perfected first priority security interest in the Collateral (subject, however, to the Liens permitted by the Mafco Guaranty), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by Mafco of the assignment and security interest granted hereby, for the pledge by Mafco of the Security Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by Mafco, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or
(iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 9. Further Assurances. (a) Mafco agrees that from time to time, at its own expense it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Mafco will: (i) mark conspicuously the Assigned Agreements and each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Agent, indicating that such Assigned Agreements or Collateral is subject to the security interest granted hereby;
(ii) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) Mafco hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of Mafco where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) Mafco will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 10. Place of Perfection; Records. Mafco shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral and the original copies of the Assigned Agreements at the location therefor specified in Section 8(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 9 shall have been taken with respect to the Collateral. Mafco will hold and preserve such records and the Assigned Agreements and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 11. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

                (i) Mafco shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that Mafco shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Security Collateral or any part thereof; and, provided, further, that Mafco shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

                (ii) Mafco shall be entitled to receive and retain any and all dividends paid in respect of the Security Collateral; provided, however, that any and all

                        (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral received as consideration for sales or other dispositions of assets of Mafco shall be, and shall be forthwith delivered to the Agent to hold as, Security Collateral and shall, if received by Mafco, be received in trust for the benefit of the Agent, be segregated from the other property or funds of Mafco and be forthwith delivered to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

                (iii) The Agent shall execute and deliver (or cause to be executed and delivered) to Mafco all such proxies and other instruments as Mafco may reasonably request for the purpose of enabling Mafco to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends that it is authorized to receive and retain pursuant to paragraph (ii) above.

                (b) Upon the occurrence and during the continuance of an Event of Default:

                (i) All rights of Mafco (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to Mafco by the Agent, cease and (y) to receive the dividends that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends and interest payments.

                (ii) All dividends that are received by Mafco contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Mafco and shall be forthwith paid over to the Agent as Security Collateral in the same form as so received (with any necessary indorsement).

                Section 12. As to the Assigned Agreements. (a) Mafco shall at its expense:

                (i) perform and observe all the terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms and take all such action to such end as may be from time to time requested by the Agent; and

                (ii) furnish to the Agent promptly upon receipt thereof copies of all notices, requests and other documents received by Mafco under or pursuant to the Assigned Agreements, and from time to time (A) furnish to the Agent such information and reports regarding the Collateral as the Agent may reasonably request and (B) upon request of the Agent make to each other party to the Assigned Agreements such demands and requests for information and reports or for action as Mafco is entitled to make thereunder.

                (b) Mafco shall not, without the Required Lenders' prior written consent:

                (i) cancel or terminate the Assigned Agreements or consent to or accept any cancellation or termination thereof except pursuant to the terms thereof;

                (ii) amend or otherwise modify the Assigned Agreements or give any consent, waiver or approval thereunder;

                (iii) waive any default under or breach of the Assigned Agreements;

                (iv) consent to or permit or accept any prepayment of amounts to become due under or in connection with the Assigned Agreements, except as expressly provided therein; or

                (v) take any other action in connection with the Assigned Agreements that would impair the value of the interest or rights of Mafco thereunder or that would impair the interest or rights of the Agent.

                Section 13. Payments Under the Assigned Agreements. (a) Mafco agrees, and has effectively so instructed each other party to the Assigned



Agreements, that all payments due or to become due to Mafco under or in connection with such Assigned Agreements shall be made directly to the Mafco Collateral Account.

                (b) Except as set forth in Section 18, all moneys received or collected pursuant to subsection (a) above shall be applied as set forth in
Section 7.

                Section 14. Transfers and Other Liens; Additional Shares. (a) Except to the extent permitted by the Mafco Guaranty, Mafco shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement or any Lien permitted by the Mafco Guaranty.

                (b) Mafco shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to Mafco, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 15. Agent Appointed Attorney-in-Fact. Mafco hereby irrevocably appoints the Agent Mafco's attorney-in-fact, with full authority in the place and stead of Mafco and in the name of Mafco or otherwise, from time to time in the Agent's discretion, at any time upon the occurrence and during the continuance of an Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of the Assigned Agreements or the rights of the Agent with respect to any of the Collateral.

                Section 16. Agent May Perform. If Mafco fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by Mafco under Section 19(b).

                Section 17. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Security Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 18. Remedies. If any Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies in addition to the rights of the Agent with respect to Mafco Collateral Account under Section 7(b) and Section 7(d):

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require Mafco to, and Mafco hereby agrees that it will at its expense and upon the reasonable request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. Mafco agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Mafco of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 19) in whole or in part by the Agent for the ratable benefit of the Lenders against, all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to Mafco or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may, to the extent permitted under the relevant Assigned Agreement and to the extent applicable, the Marvel III Indenture, the Marvel Holdings Indenture, the Coleman Worldwide Indenture and the FN Holdings Debt Document, exercise any and all rights and remedies of Mafco under or in connection with the Assigned Agreements or otherwise in respect of the Collateral, including, without limitation, any and all rights of Mafco to demand or otherwise require payment of any amount under, or performance of the provision of, the Assigned Agreements.

                (d) All payments received by Mafco under or in connection with the Assigned Agreements or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Mafco and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                (e) The Agent may, without notice to Mafco except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against Mafco Collateral Account.

                Section 19. Indemnity and Expenses. (a) Mafco agrees to indemnify the Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) Mafco will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by Mafco to perform or observe any of the provisions hereof.

                Section 20. Security Interest Absolute. The obligations of Mafco under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against Mafco to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of Mafco hereunder, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Borrower or any of its Subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Mafco or a third party grantor of a security interest.

                Section 21. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by Mafco herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 22. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to Mafco or to the Agent, in each case addressed to it at its address set forth on the signature pages hereof or as specified in the Amended and Restated Credit Agreement, as the case may be, or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this



Section. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 23. Continuing Security Interest; Assignments Under the Amended and Restated Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the termination pursuant to Section 24(b) of the pledge, assignment and security interest granted hereby, (b) be binding upon Mafco, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Amended and Restated Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Amended and Restated Credit Agreement.

                Section 24. Release and Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral in accordance with the terms of the Loan Documents, the Agent will, at Mafco's expense, execute and deliver to Mafco such documents as Mafco shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) Mafco shall have delivered to the Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Agent and a certification by Mafco to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied in accordance with Section 2.05 of the Amended and Restated Credit Agreement shall be paid to, or in accordance with the instructions of, the Agent at the closing and (iv) the Agent shall have approved such sale, lease, transfer or other disposition in writing.

                (b) At such time as the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to Mafco. Upon any such termination, the Agent will, at Mafco's expense, execute and deliver to Mafco such documents as Mafco shall reasonably request to evidence such termination.

                Section 25. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Amended and Restated Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                Section 26. Execution in Counterparts; Delivery by Telecopier. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.





                IN WITNESS WHEREOF, Mafco has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                                MAFCO HOLDINGS INC.


                                        By
                                        Title:

                                        Address: 38 East 63rd Street
                                                 New York, New York  10021





                                   Schedule I

                                 PLEDGED SHARES


                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
   Stock Issuer        Class of Stock      Par Value         No(s)         of Shares        Shares
   ------------        --------------      ---------   -----------------   ---------      ----------

MacAndrews & Forbes
 Holdings Inc.            Common             $1.00             2              1,000           100%







                                  Schedule II

                               ASSIGNED AGREEMENTS


        1. Tax Allocation Agreement dated as of August 24, 1990, as amended through July 20, 1994, between the Debtor and New Coleman.

        2. Tax Sharing Agreement dated as of February 26, 1992, as amended through July 20, 1994, among the Debtor, Coleman Finance Holdings Inc. ("Coleman Finance"), Coleman and certain subsidiaries of Coleman party thereto.

        3. Tax Sharing Agreement dated as of February 26, 1992, as amended through the date hereof, among the Debtor, New Coleman, Coleman Finance and certain subsidiaries of Coleman Finance party thereto.

        4. Tax Equivalent Payment Agreement dated as of March 4, 1992, as amended through July 20, 1994, between the Debtor and Coleman Finance.

        5. Tax Sharing Agreement dated as of May 27, 1993 among Mafco, Coleman Worldwide, Coleman and certain subsidiaries party thereto.

        6. Tax Sharing Agreement dated as of May 27, 1993 among the Debtor, Coleman Worldwide and the other parties thereto.

        7. Tax Sharing Agreement dated as of July 22, 1993 between the Debtor and Coleman Holdings.

        8. Tax Sharing Agreement dated as of January 1, 1994 among the Debtor, FN Holdings, the Bank and certain subsidiaries of FN Holdings and the Bank.

        9. Tax Sharing Agreement dated as of April 22, 1993 between the Debtor and Marvel Holdings.

        10. Tax Sharing Agreement dated as of October 20, 1993 between the Debtor and Marvel Parent.

        11. Amended and Restated Tax Sharing Agreement dated as of January 1, 1994 among the Debtor, Marvel III, Marvel and certain subsidiaries of Marvel party thereto.

        12. Tax Sharing Agreement dated as of June 15, 1995 among Mafco, MCG and subsidiaries of MCG party thereto.





                            Exhibit A


                  FORM OF CONSENT AND AGREEMENT

                The undersigned hereby acknowledges notice of, and consents to the terms and provisions of, the Amended and Restated Security Agreement dated as of June __, 1995 (the "Amended and Restated Security Agreement"; the terms defined or referenced therein being used herein as therein defined or referenced) from Mafco Holdings Inc. ("Mafco") to Citibank, N.A., as agent (the "Agent") for the Lenders referred to therein, and hereby agrees with the Agent that:

                (a) The undersigned will make all payments to be made by it to Mafco under or in connection with the __________ Agreement dated _______________, 19__ (the "Assigned Agreement") between the undersigned and Mafco (including, without limitation, the proceeds of any loans or advances made by the undersigned to Mafco in connection with the Assigned Agreement) directly to the Mafco Collateral Account or otherwise in accordance with the instructions of the Agent.

                (b) All payments referred to in paragraph (a) above shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and the undersigned will not seek to recover from the Agent or any Lender for any reason any such payment once made.

                (c) Following the occurrence and during the continuance of an Event of Default, the Agent shall be entitled to exercise any and all rights and remedies of Mafco under the Assigned Agreement in accordance with the terms of the Security Agreement, and the undersigned shall comply in all respects with such exercise.

                (d) The undersigned will not, without the prior written consent of the Agent, (i) cancel or terminate the Assigned Agreement or consent to or accept any cancellation or termination thereof except pursuant to the terms thereof, (ii) amend or otherwise modify the Assigned Agreement, or (iii) make any prepayment of amounts to become due under or in connection with the Assigned Agreement, except as expressly provided therein.

                This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their successors, transferees and assigns. This Consent and Agreement shall be governed by and construed in accordance with the laws of the State of New York.





                IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date set opposite its name below.


Dated:  _______________, 19__           [NAME OF OBLIGOR]

                                                        By:
                                                             Title:






                                                        EXECUTION COPY





              FOUR STAR NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT

                               Dated July 27, 1994

                                      From

                            FOUR STAR HOLDINGS CORP.

                                   as Pledgor

                                     and
                    NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION
                               as Voting Trustee

                                        to

                                   CITIBANK, N.A.

                                     as Agent





                        T A B L E   O F   C O N T E N T S



Section                                                                     Page

 1.  Grant of Security . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

 2.  Non-Recourse Guaranty . . . . . . . . . . . . . . . . . . . . . . . . .   2

 3.  Delivery of Collateral  . . . . . . . . . . . . . . . . . . . . . . . .   2

 4.  Representations and Warranties. . . . . . . . . . . . . . . . . . . . .   3

 5.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . .   4

 6.  Place of Perfection; Records. . . . . . . . . . . . . . . . . . . . . .   4

 7.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . . . . . . . . .   5

 8.  Transfers and Other Liens; Additional Shares. . . . . . . . . . . . . .   6

 9.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . . . . . . . . .   6

10.  Agent May Perform . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

11.  The Agent's Duties. . . . . . . . . . . . . . . . . . . . . . . . . . .   7

12.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

13.  Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . .   8

14.  Indemnity and Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   9

15.  Security Interest Absolute. . . . . . . . . . . . . . . . . . . . . . .   9

16.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . . . . . . . . .  10

17.  Addresses for Notices . . . . . . . . . . . . . . . . . . . . . . . . .  11

18.  Continuing Security Interest; Assignments Under the Credit Agreement. .  11

19.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

20.  Voting Trustee. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

21.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial . . . .  11

22.  Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . .  13


Schedule I      -       Pledged Shares






           NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT


                NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT dated
July 27, 1994 made by FOUR STAR HOLDINGS CORP., a Delaware corporation ("Four Star" or the "Pledgor"), and, only with respect to Sections 1 and 3 hereof, NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Voting Trustee (in such capacity, the "Voting Trustee") under the Voting Trust Agreement dated as of the date hereof (said agreement as it may hereafter be amended or otherwise modified from time to time, being the "Voting Trust Agreement") among the Pledgor, the Voting Trustee, the Borrower Parent (as defined in the Credit Agreement referred to below) and the Agent referred to below, to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent have entered into a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower").

                (2) The Pledgor and the Voting Trustee are the owners of the shares (the "Pledged Shares") of stock listed under their respective names in
Schedule I hereto and issued by the corporation named therein.

                (3) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Pledgor and the Voting Trustee, as the indirect owners of 100% of the outstanding shares of stock of the Borrower, shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Pledgor and, with respect to Sections 1 and 3 hereof, the Voting Trustee hereby agree with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. To secure the full and punctual performance of the Guaranteed Obligations, each of the Pledgor and the Voting Trustee hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor or the Voting Trustee in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Non-Recourse Guaranty. Four Star, as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees the payment of all Obligations of the Borrower now or hereafter existing under the Credit Agreement and the other Loan Documents, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Agreement; provided, however, that Four Star's liability under this Section 2 with respect to the Guaranteed Obligations shall be limited to the Collateral, it being understood that it is the intention of the foregoing that the guaranty set forth in this Section 2 otherwise is a non-recourse obligation of Four Star and that the Agent's right to recover against Four Star hereunder in respect of such guaranty shall be limited solely to the Collateral. Without limiting the generality of the foregoing, the non-recourse guaranty set forth in this Section 2 guarantees the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral (other than the shares issued in the name of the Voting Trustee (the "Voting Trust Stock")) and is the beneficial owner of the Voting Trust Stock, in each case free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. The Voting Trustee is the legal owner of the Voting Trust Stock free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Guaranteed Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor or the Voting Trustee of the assignment and security interest granted hereby, for the pledge by the Pledgor or the Voting Trustee of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor or the Voting Trustee, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or
(iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will or will cause the Voting Trustee to, as the case may be: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.




                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) Subject to the terms of the Voting Trust Agreement, each of the Pledgor and the Voting Trustee shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to each of the Pledgor and the Voting Trustee all such proxies and other instruments as each of the Pledgor and the Voting Trustee may reasonably request for the purpose of enabling each of the Pledgor and the Voting Trustee to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Mafco Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement and the Lien created by the Voting Trust Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If either the Pledgor or the Voting Trustee fails to perform any agreement contained herein applicable to it, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Guaranteed Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Guaranteed Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.




The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent and the Voting Trustee from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's or the Voting Trustee's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of each of the Pledgor and the Voting Trustee hereunder applicable to it, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the event such amendment or waiver affects the Voting Trustee, the Voting Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to each of the Pledgor and the Voting Trustee, addressed to it at the address set forth opposite its name on the signature pages hereof, and to the Agent, as the case may be, in each case addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18.  Continuing Security Interest; Assignments Under the



Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and a continuing guaranty and shall (a) remain in full force and effect until the earlier of (i) the termination of the non-recourse guaranty, pledge, assignment and security interest created hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, the Voting Trustee and their respective successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 19. Termination. At such time as the Payment Obligations have been Fully Satisfied, the non-recourse guaranty, pledge, assignment and security interest created hereby shall terminate and all rights
to the Collateral shall revert to the Pledgor.   Upon any such termination, the
Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20. Voting Trustee. The Pledgor and the Agent hereby acknowledge and agree that the sole obligation of the Voting Trustee hereunder is the delivery to the Agent of the stock certificate of Marvel V Holdings Inc. evidencing the Voting Trust Stock issued in the name of the Voting Trustee in accordance with Sections 1 and 3 hereof.

                Section 21.  Governing Law; Submission to Jurisdiction; Waiver
of Jury Trial.   (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.





                Section 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                IN WITNESS WHEREOF, each of the Pledgor and the Voting Trustee has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

c/o MacAndrews & Forbes Holdings Inc.           FOUR STAR HOLDINGS CORP.
38 East 63rd Street
New York, New York  10021
                                                By_________________________
                                                     Title:






600 Peachtree Street, Suite 900         NATIONSBANK OF GEORGIA,
Atlanta, Georgia 30308                  NATIONAL ASSOCIATION
Telecopy:                               not in its individual capacity but
Attention:                              solely in its capacity as Voting Trustee
                                        under the Voting Trust Agreement
                                        referred to herein and only with respect to Sections 1 and 3




                                        By
                                             Title:





                                Schedule I


                                 PLEDGED SHARES



A.   PLEDGED BY FOUR STAR:


                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
   Stock Issuer        Class of Stock      Par Value         No(s)         of Shares        Shares
   ------------        --------------      ---------   -----------------   ---------      ----------
Marvel V Holdings Inc.     Common            $1.00             2              995            99.5%

        Voting Trust Certificate, dated July 27, 1994, issued to Four Star Holdings Corp. under the Voting Trust Agreement (as defined below) in respect of the beneficial ownership of the 5 shares of Common Stock of Marvel V Holdings Inc. represented by stock certificate no. 3 below.




B.   PLEDGED BY THE VOTING TRUSTEE:


                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
   Stock Issuer        Class of Stock      Par Value         No(s)         of Shares        Shares
   ------------        --------------      ---------   -----------------   ---------      ----------
Marvel V Holdings Inc.     Common             $1.00            3(1)            5            .5%

-------------------
(1) Stock certificate no. 3 issued to NationsBank of Georgia, National Association, as voting trustee (the "Voting Trustee") under the Voting Trust Agreement, dated as of July 27, 1994 (the "Voting Trust Agreement"), among Four Star Holdings Corp., Marvel V. Holdings Inc., Citibank, N.A. and the Voting Trustee, and such Pledged Shares are pledged hereunder by the Voting Trustee.











                                                        EXECUTION COPY





               ANDREWS NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT

                               Dated July 27, 1994

                                      From

                           ANDREWS GROUP INCORPORATED

                                   as Pledgor

                                        to

                                   CITIBANK, N.A.

                                      as Agent











                        T A B L E   O F   C O N T E N T S



Section                                                                     Page

 1.  Grant of Security . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

 2.  Non-Recourse Guaranty; Limitation of Liability. . . . . . . . . . . . .   2

 3.  Delivery of Collateral. . . . . . . . . . . . . . . . . . . . . . . . .   2

 4.  Representations and Warranties. . . . . . . . . . . . . . . . . . . . .   3

 5.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . .   4

 6.  Place of Perfection; Records. . . . . . . . . . . . . . . . . . . . . .   4

 7.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . . . . . . . . .   5

 8.  Transfers and Other Liens; Additional Shares. . . . . . . . . . . . . .   6

 9.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . . . . . . . . .   6

10.  Agent May Perform . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

11.  The Agent's Duties. . . . . . . . . . . . . . . . . . . . . . . . . . .   7

12.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

13.  Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . .   8

14.  Indemnity and Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   9

15.  Security Interest Absolute. . . . . . . . . . . . . . . . . . . . . . .   9

16.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . . . . . . . . .  10

17.  Addresses for Notices . . . . . . . . . . . . . . . . . . . . . . . . .  10

18.  Continuing Security Interest; Assignments Under the Credit Agreement. .  11

19.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

20.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial . . . .  11

21.  Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . .  12


Schedule I      -       Pledged Shares





           NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT


                NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT dated July 27, 1994 made by ANDREWS GROUP INCORPORATED, a Delaware corporation ("Andrews" or the "Pledgor"), to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent have entered into a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower").

                (2) The Pledgor is the owner of the shares (the "Pledged Shares") of stock listed in Schedule I hereto and issued by the corporation named therein.

                (3) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Pledgor, as the indirect owner of 100% of the outstanding shares of stock of the Borrower, shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Pledgor hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. To secure the full and punctual performance of the Guaranteed Obligations, the Pledgor hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Non-Recourse Guaranty; Limitation of Liability. (a) Andrews, as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees the payment of all Obligations of Mafco now or hereafter existing under the Mafco Guaranty and the other Loan Documents to which Mafco is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Agreement; provided, however, that Andrews' liability under this Section 2(a) with respect to the Guaranteed Obligations shall be limited to the Collateral, it being understood that it is the intention of the foregoing that the guaranty set forth in this Section 2(a) otherwise is a non-recourse obligation of Andrews and that the Agent's right to recover against Andrews hereunder shall be limited solely to the Collateral. Without limiting the generality of the foregoing, the non-recourse guaranty set forth in this Section 2(a) guarantees the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents to which Mafco is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of Andrews under this Agreement in respect of the Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of Andrews on the date of delivery hereof and (ii) 95% of the Adjusted Net Assets of Andrews on the date of any exercise of remedies by the Agent hereunder. "Adjusted Net Assets" of Andrews at any date means the lesser of (x) the amount by which the fair value of the property of Andrews exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Agreement, of Andrews at such date and (y) the amount by which the present fair salable value of the assets of Andrews at such date exceeds the amount that will be required to pay the probable liability of Andrews on its debts, excluding debt in respect of this Agreement, as they become absolute and matured.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral, free and clear of any Lien, except for the security interest created
by this Agreement.   No effective financing statement or other instrument
similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of common stock of the issuer thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Guaranteed Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor of the assignment and security interest granted hereby, for the pledge by the Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.




                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Mafco Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If the Pledgor fails to perform any agreement contained herein applicable to it, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under
Section 14(b).

                Section 11.  The Agent's Duties.  The powers conferred on the



Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Guaranteed Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Guaranteed Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or Mafco or whether the Borrower or Mafco is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower, Mafco or any of their subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, Mafco or any of their subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16.  Amendments; Waivers; Etc.   No amendment or waiver
of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to the Pledgor, addressed to it at the address set forth opposite its name on the signature pages hereof, and to the Agent, addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and a continuing guaranty and shall (a) remain in full force and effect until the earlier of (i) the termination of the non-recourse guaranty, pledge, assignment and security interest created hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor and its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 19. Termination. At such time as the Payment Obligations have been Fully Satisfied, the non-recourse guaranty, pledge, assignment and security interest created hereby shall terminate and all rights
to the Collateral shall revert to the Pledgor.   Upon any such termination, the
Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20.  Governing Law; Submission to Jurisdiction; Waiver
of Jury Trial. (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 21. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.








                IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

c/o MacAndrews & Forbes Holdings Inc.           ANDREWS GROUP INCORPORATED
38 East 63rd Street
New York, New York  10021

                                                By
                                                   -----------------------------
                                                    Title:







                                   Schedule I


                                 PLEDGED SHARES


                                                                                        Percentage
                                                                                             of
                                                Stock Certificate        Number         Outstanding
Stock Issuer    Class of Stock  Par Value             No(s)             of Shares          Shares
------------    --------------  ---------       -----------------       ---------       ------------
Four Star
Holdings Corp.
                  Common          $1.00                  1                 1000            100%







                                                        EXECUTION COPY





         M&F NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT

                       Dated July 27, 1994

                              From

                MACANDREWS & FORBES HOLDINGS INC.

                           as Pledgor

                                to

                            CITIBANK, N.A.

                              as Agent







               T A B L E   O F   C O N T E N T S


Section                                                      Page

 1.  Grant of Security . . . . . . . . . . . . . . . . . . . .  1

 2.  Non-Recourse Guaranty; Limitation of Liability. . . . . .  2

 3.  Delivery of Collateral. . . . . . . . . . . . . . . . . .  3

 4.  Representations and Warranties. . . . . . . . . . . . . .  3

 5.  Further Assurances. . . . . . . . . . . . . . . . . . . .  4

 6.  Place of Perfection; Records. . . . . . . . . . . . . . .  4

 7.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . .  5

 8.  Transfers and Other Liens; Additional Shares. . . . . . .  6

 9.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .  6

10.  Agent May Perform . . . . . . . . . . . . . . . . . . . .  6

11.  The Agent's Duties. . . . . . . . . . . . . . . . . . . .  7

12.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  7

13.  Registration Rights . . . . . . . . . . . . . . . . . . .  8

14.  Indemnity and Expenses. . . . . . . . . . . . . . . . . .  9

15.  Security Interest Absolute. . . . . . . . . . . . . . . .  9

16.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . . 10

17.  Addresses for Notices . . . . . . . . . . . . . . . . . . 10

18.  Continuing Security Interest; Assignments Under the Credit
     Agreement . . . . . . . . . . . . . . . . . . . . . . . . 11

19.  Termination . . . . . . . . . . . . . . . . . . . . . . . 11

20.  Subordination.  . . . . . . . . . . . . . . . . . . . . . 11

21.  Governing Law; Submission to Jurisdiction; Waiver of Jury
     Trial . . . . . . . . . . . . . . . . . . . . . . . . . . 12

22.  Execution in Counterparts . . . . . . . . . . . . . . . . 13


Schedule I      -       Pledged Shares





           NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT


                NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT dated July 27, 1994 made by MACANDREWS & FORBES HOLDINGS INC., a Delaware corporation ("M&F" or the "Pledgor"), to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent have entered into a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower").

                (2) Mafco Holdings Inc., a Delaware corporation ("Mafco"), as indirect owner of 100% of the capital stock of the Borrower, has entered into a Guaranty dated as of July 27, 1994 (said Guaranty, as it may hereafter be amended or otherwise modified from time to time, being the "Mafco Guaranty") in favor of the Lenders and Citibank, as Agent for the Lenders.

                (3) The Pledgor is the owner of the shares (the "Pledged Shares") of stock listed in Schedule I hereto and issued by the corporations named therein.

                (4) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Pledgor shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Pledgor hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. To secure the full and punctual performance of the Guaranteed Obligations, the Pledgor hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Non-Recourse Guaranty; Limitation of Liability. (a) M&F, as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees the payment of all Obligations of Mafco now or hereafter existing under the Mafco Guaranty and the other Loan Documents to which Mafco is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Agreement; provided, however, that M&F's liability under this Section 2(a) with respect to the Guaranteed Obligations shall be limited to the Collateral, it being understood that it is the intention of the foregoing that the guaranty set forth in this Section 2(a) otherwise is a non-recourse obligation of M&F and that the Agent's right to recover against M&F hereunder in respect of such guaranty shall be limited solely to the Collateral. Without limiting the generality of the foregoing, the non-recourse guaranty set forth in this Section 2(a) guarantees the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents to which Mafco is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of M&F under this Agreement in respect of Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of M&F on the date of delivery hereof and (ii) 95% of the Adjusted Net Assets of M&F on the date of any exercise of remedies by the Agent hereunder. "Adjusted Net Assets" of M&F at any date means the lesser of (x) the amount by which the fair value of the property of M&F exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Agreement, of M&F at such date and (y) the amount by which the present fair salable value of the assets of M&F at such date exceeds the amount that will be required to pay the probable liability of M&F on its debts, excluding debt in respect of this Agreement, as they become absolute and matured.




                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral, free and clear of any Lien, except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Guaranteed Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor of the assignment and security interest granted hereby, for the pledge by the Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and
(ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section



5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Mafco Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Guaranteed Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Guaranteed Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16.  Amendments; Waivers; Etc.   No amendment or waiver
of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to the Pledgor or to the Agent, as the case may be, in the case of the Pledgor, addressed to it at its address set forth opposite its name on the signature page hereto and in the case of the Agent, addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and a continuing guaranty and shall (a) remain in full force and effect until the earlier of (i) the termination of the non-recourse guaranty, pledge, assignment and security interest created hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 19. Termination. At such time as the Payment Obligations have been Fully Satisfied, the non-recourse guaranty, pledge, assignment and security interest created hereby shall terminate and all rights
to the Collateral shall revert to the Pledgor.   Upon any such termination, the
Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20.  Subordination.   (a)   If and to the extent that
this Agreement or the obligations of the Pledgor hereunder constitute "Indebtedness" as such term is defined in the Indenture dated as of March 1, 1984 (the "M&F Indenture") between the Pledgor and United States Trust Company of New York relating to the 13% Subordinated Debentures due March 1, 1999, this Agreement and the obligations of the Pledgor hereunder are not "superior in right of payment to the Debentures" as such language is used in the definition of "Senior Indebtedness" in the M&F Indenture and do not rank "pari passu with the Debentures" as such language is used in Section 4.08 of the M&F Indenture. In this connection, the Pledgor and the Agent and each Lender by its acceptance hereof, explicitly agree and understand that this Agreement and the obligations of the Pledgor hereunder are not intended to violate Section 4.08 of the M&F Indenture and this Agreement and the obligations of the Pledgor hereunder shall be interpreted and construed so as to prevent this Agreement from constituting a violation of Section 4.08 of the M&F Indenture.

                (b) This Pledgor and the Agent by its acceptance hereof further agree that if the debentures (as defined in the M&F Indenture) shall be paid in full and the Indenture shall be terminated and of no further force and effect, then this Agreement and the obligations of the Pledgor hereunder shall thereafter rank, if and to the extent that they did not theretofore rank, at least pari passu with all other senior indebtedness of the Pledgor. The Pledgor agrees to enter into any amendment to this Agreement which the Agent may deem necessary to effect such senior ranking.

                Section 21.  Governing Law; Submission to Jurisdiction; Waiver
of Jury Trial.   (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.






                IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

38 East 63rd Street                     MACANDREWS & FORBES HOLDINGS INC.
New York, New York  10021


                                                By
                                                    Title:







                                   Schedule I


                                 PLEDGED SHARES



                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
   Stock Issuer        Class of Stock      Par Value         No(s)         of Shares        Shares
   ------------        --------------      ---------   -----------------   ---------      ----------

New Coleman
 Holdings Inc.            Common            $1.00              3               1,000         100%
                          Preferred         $1.00              3              10,000         100%

Andrews Group
 Incorporated             Common            $1.00              1               1,000         100%









                                                        EXECUTION COPY





                        PLEDGE AGREEMENT

                       Dated July 27, 1994

                              From

                 COLEMAN (PARENT) HOLDINGS INC.

                           as Pledgor

                                to

                           CITIBANK, N.A.

                             as Agent








                T A B L E   O F   C O N T E N T S



Section                                                      Page

 1.  Grant of Security . . . . . . . . . . . . . . . . . . . .  1

 2.  Security for Obligations. . . . . . . . . . . . . . . . .  2

 3.  Delivery of Collateral. . . . . . . . . . . . . . . . . .  2

 4.  Representations and Warranties. . . . . . . . . . . . . .  2

 5.  Further Assurances. . . . . . . . . . . . . . . . . . . .  3

 6.  Place of Perfection; Records. . . . . . . . . . . . . . .  4

 7.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . .  4

 8.  Transfers and Other Liens; Additional Shares. . . . . . .  5

 9.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .  6

10.  Agent May Perform . . . . . . . . . . . . . . . . . . . .  6

11.  The Agent's Duties. . . . . . . . . . . . . . . . . . . .  6

12.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  6

13.  Registration Rights . . . . . . . . . . . . . . . . . . .  7

14.  Indemnity and Expenses. . . . . . . . . . . . . . . . . .  9

15.  Security Interest Absolute. . . . . . . . . . . . . . . .  9

16.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . . 10

17.  Addresses for Notices . . . . . . . . . . . . . . . . . . 10

18.  Continuing Security Interest; Assignments Under the Credit
     Agreement . . . . . . . . . . . . . . . . . . . . . . . . 10

19.  Termination . . . . . . . . . . . . . . . . . . . . . . . 11

20.  Governing Law; Submission to Jurisdiction; Waiver of Jury
     Trial . . . . . . . . . . . . . . . . . . . . . . . . . . 11

21.  Execution in Counterparts . . . . . . . . . . . . . . . . 12


Schedule I      -       Pledged Shares








                        PLEDGE AGREEMENT


                PLEDGE AGREEMENT dated July 27, 1994 made by COLEMAN (PARENT) HOLDINGS INC., a Delaware corporation (the "Pledgor"), to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent have entered into a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower").

                (2) The Pledgor has entered into a Guaranty dated as of July __, 1994 (said Guaranty, as it may hereafter be amended or otherwise modified from time to time, being the "Coleman Guaranty") in favor of the Lenders and Citibank, as Agent for the Lenders.

                (3) The Pledgor is the owner of the shares (the "Pledged Shares") of stock listed in Schedule I hereto and issued by the corporation named therein.

                (4) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Pledgor shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Pledgor hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. The Pledgor hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of the Pledgor now or hereafter existing under the Coleman Guaranty, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower or the Pledgor to the Agent or the Lenders under the Loan Documents to which the Borrower or the Pledgor is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or the Pledgor.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.




                (b) The Pledgor is the legal and beneficial owner of the Collateral, free and clear of any Lien, except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor of the assignment and security interest granted hereby, for the pledge by the Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and
(ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Coleman Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:




                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Borrower, the Pledgor or any of their subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, the Pledgor or any of their subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16.  Amendments; Waivers; Etc.   No amendment or waiver
of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to the Pledgor or to the Agent, as the case may be, in the case of the Pledgor, addressed to it at its address set forth opposite its name on the signature page hereto and in the case of the Agent addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the earlier of (i) the termination of the pledge, assignment and security interest granted hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 19. Termination. At such time as the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall
revert to the Pledgor.   Upon any such termination, the Agent will, at the
Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.




                Section 20.  Governing Law; Submission to Jurisdiction; Waiver
of Jury Trial.   (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 21.  Execution in Counterparts.   This Agreement may be
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.




                IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

c/o MacAndrews & Forbes Holdings Inc.        COLEMAN (PARENT) HOLDINGS INC.
38 East 63rd Street
New York, New York  10021

                                                By
                                                    Title:







                                   Schedule I


                                 PLEDGED SHARES





                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
   Stock Issuer        Class of Stock      Par Value         No(s)         of Shares        Shares
   ------------        --------------      ---------   -----------------   ---------      ----------

Coleman Holdings Inc.      Common            $1.00              2            1,000            100%









                                                EXECUTION COPY





                       NEW COLEMAN NON-RECOURSE GUARANTY
                              AND PLEDGE AGREEMENT

                               Dated July 27, 1994

                                      From

                           NEW COLEMAN HOLDINGS, INC.

                                   as Pledgor

                                      and
                  NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION
                               as Voting Trustee

                                       to

                                 CITIBANK, N.A.

                                    as Agent









                        T A B L E   O F   C O N T E N T S



Section                                                                     Page

 1.  Grant of Security . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

 2.  Non-Recourse Guaranty; Limitation of Liability. . . . . . . . . . . . .   2

 3.  Delivery of Collateral. . . . . . . . . . . . . . . . . . . . . . . . .   3

 4.  Representations and Warranties. . . . . . . . . . . . . . . . . . . . .   3

 5.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . .   4

 6.  Place of Perfection; Records. . . . . . . . . . . . . . . . . . . . . .   5

 7.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . . . . . . . . .   5

 8.  Transfers and Other Liens; Additional Shares. . . . . . . . . . . . . .   6

 9.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . . . . . . . . .   6

10.  Agent May Perform . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

11.  The Agent's Duties. . . . . . . . . . . . . . . . . . . . . . . . . . .   7

12.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

13.  Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . .   8

14.  Indemnity and Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   9

15.  Security Interest Absolute. . . . . . . . . . . . . . . . . . . . . . .  10

16.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . . . . . . . . .  11

17.  Addresses for Notices . . . . . . . . . . . . . . . . . . . . . . . . .  11

18.  Continuing Security Interest; Assignments Under the Credit Agreement. .  11

19.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

20.  Voting Trustee. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

21.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.. . . .  12

22.  Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . .  13


Schedule I      -       Pledged Shares







              NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT


                NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT dated July 27, 1994 made by NEW COLEMAN HOLDINGS, INC., a Delaware corporation ("NCH" or the "Pledgor"), and only with respect to Sections 1 and 3 hereof, NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Voting Trustee (in such capacity, the "Voting Trustee") under the Voting Trust Agreement dated as of the date hereof (said agreement as it may hereafter be amended or otherwise modified from time to time, being the "Voting Trust Agreement") among the Pledgor, the Voting Trustee, Coleman Guarantor (as defined in the Credit Agreement referred to below) and the Agent referred to below, to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent have entered into a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower").

                (2) The Pledgor and the Voting Trustee are the owners of the shares (the "Pledged Shares") of stock listed under their respective names in
Schedule I hereto and issued by the corporations named therein.

                (3) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Pledgor and the Voting Trustee, as the indirect owners of 100% of the outstanding shares of stock of the Borrower, shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Pledgor and the Voting Trustee hereby agree with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. To secure the full and punctual performance of the Guaranteed Obligations, each of the Pledgor and the Voting Trustee hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor or the Voting Trustee in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Non-Recourse Guaranty; Limitation of Liability. (a) NCH, as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees the payment of all Obligations of Mafco now or hereafter existing under the Mafco Guaranty and the other Loan Documents to which Mafco is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Agreement; provided, however, that NCH's liability under this Section 2(a) with respect to the Guaranteed Obligations shall be limited to the Collateral, it being understood that it is the intention of the foregoing that the guaranty set forth in this Section 2(a) otherwise is a non-recourse obligation of NCH and that the Agent's right to recover against NCH hereunder in respect of such guaranty shall be limited solely to the Collateral. Without limiting the generality of the foregoing, the non-recourse guaranty set forth in this Section 2(a) guarantees the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents to which Mafco is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of NCH under this Agreement in respect of the Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of NCH on the date of delivery hereof and (ii) 95% of the Adjusted Net Assets of NCH on the date of any exercise of remedies by the Agent hereunder. "Adjusted Net Assets" of NCH at any date means the lesser of (x) the amount by which the fair value of the property of NCH exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Agreement, of NCH at such date and (y) the amount by which the present fair salable value of the assets of NCH at such date exceeds the amount that will be required to pay the probable liability of NCH on its debts, excluding debt in respect of this Agreement, as they become absolute and matured.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral (other than the shares issued in the name of the Voting Trustee (the "Voting Trust Stock")) and is the beneficial owner of the Voting Trust Stock, in each case free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. The Voting Trustee is the legal owner of the Voting Trust Stock free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Guaranteed Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor or the Voting Trustee of the assignment and security interest granted hereby, for the pledge by the Pledgor or the Voting Trustee of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor or the Voting Trustee, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or
(iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will or will cause the Voting Trustee to, as the case may be: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c)     The Pledgor will furnish to the Agent from time to time



statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) Subject to the terms of the Voting Trust Agreement, each of the Pledgor and the Voting Trustee shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to each of the Pledgor and the Voting Trustee all such proxies and other instruments as each of the Pledgor and the Voting Trustee may reasonably request for the purpose of enabling each of the Pledgor and the Voting Trustee to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Mafco Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement and the Lien created by the Voting Trust Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If either the Pledgor or the Voting Trustee fails to perform any agreement contained herein applicable to it, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Guaranteed Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Guaranteed Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent and the Voting Trustee from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's or the Voting Trustee's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or Mafco or whether the Borrower or Mafco is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of each of the Pledgor and the Voting Trustee hereunder applicable to it, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower, Mafco or any of their subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, Mafco or any of their subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the event such amendment or waiver affects the Voting Trustee, the Voting Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier,



telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to each of the Pledgor and the Voting Trustee, addressed to it at the address set forth opposite its name on the signature page hereof, and to the Agent addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and a continuing guaranty and shall (a) remain in full force and effect until the earlier of (i) the termination of the non-recourse guaranty, pledge, assignment and security interest created hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, the Voting Trustee and their respective successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 19. Termination. At such time as the Payment Obligations have been Fully Satisfied, the non-recourse guaranty, pledge, assignment and security interest created hereby shall terminate and all rights
to the Collateral shall revert to the Pledgor.   Upon any such termination, the
Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20. Voting Trustee. The Pledgor and the Agent hereby acknowledge and agree that the sole obligation of the Voting Trustee hereunder is the delivery to the Agent of the stock certificate of Coleman (Parent) Holdings Inc. evidencing the Voting Trust Stock issued in the name of the Voting Trustee in accordance with Sections 1 and 3 hereof.

                Section 21.  Governing Law; Submission to Jurisdiction; Waiver
of Jury Trial. (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.





                IN WITNESS WHEREOF, each of the Pledgor and the Voting Trustee has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

c/o MacAndrews & Forbes                 NEW COLEMAN HOLDINGS, INC.
  Holdings Inc.
38 East 63rd Street
New York, New York  10021               By
                                           ---------------------------
                                            Title:


600 Peachtree Street, Suite 900         NATIONSBANK OF GEORGIA,
Atlanta, Georgia  30308                 NATIONAL ASSOCIATION, not in its
Telecopy:                               individual capacity but solely in its
Attention:                              capacity as Voting Trustee under
                                        the Voting Trust Agreement
                                        referred to herein and only with
                                        respect to Sections 1 and 3


                                        By
                                           ---------------------------
                                              Title:





                                   Schedule I


                                 PLEDGED SHARES



A.  PLEDGED BY NCH:

                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
Stock Issuer           Class of Stock      Par Value         No(s)         of Shares        Shares
------------           --------------      ---------   -----------------   ---------      ----------

Coleman (Parent)
Holdings Inc.           Common             $1.00        2                  995            99.5%

Voting Trust Certificate, dated July 27, 1994, issued to New Coleman Holdings, Inc. under the Voting Trust Agreement (as defined below) in respect of the beneficial ownership of the 5 shares of Common Stock of Coleman (Parent) Holdings Inc. represented by stock certificate no. 3 below.




B.  PLEDGED BY THE VOTING TRUSTEE:

                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
Stock Issuer           Class of Stock      Par Value         No(s)         of Shares        Shares
------------           --------------      ---------   -----------------   ---------      ----------

Coleman (Parent)
Holdings Inc.           Common             $1.00        3(1)                5              .5%


---------------
(1) Stock Certificate No. 3 issued to NationsBank of Georgia, National Association, as voting trustee (the "Voting Trustee") under the Voting Trust Agreement dated as of July 27, 1994 (the "Voting Trust Agreement"), among New Coleman Holdings, Inc., Coleman (Parent) Holdings Inc., Citibank, N.A. and the Voting Trustee, and such Pledged Shares are pledged hereunder by the Voting Trustee.








                                            EXECUTION COPY




           AMENDED AND RESTATED MAFCO PLEDGE AGREEMENT

                    Dated as of June 29, 1995

                              From

                       MAFCO HOLDINGS INC.

                           as Pledgor

                              and

           NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION

                       as Voting Trustee

                               to

                         CITIBANK, N.A.

                             as Agent








                       TABLE OF CONTENTS



Section                                                      Page

 1.     Grant of Security . . . . . . . . . . . . . . . . . . . .   2

 2.     Security for Obligations. . . . . . . . . . . . . . . . .   2

 3.     Delivery of Collateral. . . . . . . . . . . . . . . . . .   3

 4.     Representations and Warranties. . . . . . . . . . . . . .   3

 5.     Further Assurances. . . . . . . . . . . . . . . . . . . .   4

 6.     Place of Perfection; Records. . . . . . . . . . . . . . .   5

 7.     Voting Rights; Dividends; Etc.. . . . . . . . . . . . . .   5

 8.     Transfers and Other Liens; Additional Shares. . . . . . .   6

 9.     Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .   6

10.     Agent May Perform . . . . . . . . . . . . . . . . . . . .   7

11.     The Agent's Duties. . . . . . . . . . . . . . . . . . . .   7

12.     Remedies. . . . . . . . . . . . . . . . . . . . . . . . .   7

13.     Registration Rights . . . . . . . . . . . . . . . . . . .   8

14.     Indemnity and Expenses. . . . . . . . . . . . . . . . . .   9

15.     Security Interest Absolute. . . . . . . . . . . . . . . .  10

16.     Amendments; Waivers; Etc. . . . . . . . . . . . . . . . .  11

17.     Addresses for Notices . . . . . . . . . . . . . . . . . .  11

18.     Continuing Security Interest; Assignments Under the
        Amended and Restated Credit Agreement . . . . . . . . . .  11

19.     Termination . . . . . . . . . . . . . . . . . . . . . . .  11

20.     Voting Trustee. . . . . . . . . . . . . . . . . . . . . .  12

21.     Governing Law; Submission to Jurisdiction;
        Waiver of Jury Trial  . . . . . . . . . . . . . . . . . .  12

22.     Execution in Counterparts . . . . . . . . . . . . . . . .  13




Schedule I  -  Pledged Shares










          AMENDED AND RESTATED MAFCO PLEDGE AGREEMENT


                AMENDED AND RESTATED MAFCO PLEDGE AGREEMENT dated as of June 29, 1995 made by MAFCO HOLDINGS INC., a Delaware corporation ("Mafco" or the "Pledgor"), and, only with respect to Sections 1 and 3 hereof, NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Voting Trustee (in such capacity, the "Voting Trustee") under (x) the Voting Trust Agreement dated as of September 30, 1994 (said agreement as it may hereafter be amended or otherwise modified from time to time, being the "Cigar Voting Trust Agreement") among the Pledgor, the Voting Trustee, the Cigar Guarantor (as defined in the Amended and Restated Credit Agreement referred to below) and the Agent referred to below and (y) the Voting Trust Agreement dated as of September 30, 1994 (said agreement as it may hereafter be amended or otherwise modified from time to time, being the "Flavors Voting Trust Agreement"; and together with the Cigar Voting Trust Agreement, the "Voting Trust Agreements") among the Pledgor, the Voting Trustee, Flavors Guarantor (as defined in the Amended and Restated Credit Agreement referred to below) and the Agent, to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Amended and Restated Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), entered into a Credit Agreement dated as of July 20, 1994, as heretofore amended (as so amended, the "Existing Credit Agreement"), with the financial institutions and other institutional lenders party thereto (the "Existing Lenders") and Citibank, as agent for the Existing Lenders. In consideration of the premises and in order to induce the Existing Lenders to make advances under the Existing Credit Agreement, Mafco entered into a Guaranty dated July 27, 1994 (the "Existing Mafco Guaranty") in favor of the Existing Lenders and Citibank, as agent for the Existing Lenders, and Mafco and the Voting Trustee entered into a Mafco Pledge Agreement dated September 30, 1994 in favor of Citibank, as agent for the Existing Lenders.

                (2) The Borrower has entered into an Amended and Restated Credit Agreement dated as of June 29, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Amended and Restated Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with the Lenders and the Agent, which amends and restates the Existing Credit Agreement in its entirety.

                (3) The Pledgor has entered into an Amended and Restated Guaranty dated as of June 29, 1995 (said Guaranty, as it may hereafter be amended or otherwise modified from time to time, being the "Mafco Guaranty") in favor of the Lenders and Citibank, as Agent for the Lenders, which amends and restates the Existing Mafco Guaranty in its entirety.

                (4) The Pledgor and the Voting Trustee are the owners of the shares (the "Pledged Shares") of stock listed under their respective names in
Schedule I hereto and issued by the corporations named therein.

                (5) It is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that the Pledgor and the Voting Trustee, as the owners of 100% of the outstanding shares of stock of Cigar Guarantor and Flavors Guarantor, shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amended and Restated Credit Agreement, the Pledgor and, with respect to Sections 1 and 3 hereof, the Voting Trustee hereby agree with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. Each of the Pledgor and the Voting Trustee hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor or the Voting Trustee in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of the Pledgor now or hereafter existing under the Mafco Guaranty, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Amended and Restated Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower or the Pledgor to the Agent or the Lenders under the Loan Documents to which the Borrower or the Pledgor is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or the Pledgor.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral (other than the shares issued in the name of the Voting Trustee (the "Voting Trust Stock")) and is the beneficial owner of the Voting Trust Stock, in each case free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreements. The Voting Trustee is the legal owner of the Voting Trust Stock free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreements. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor or the Voting Trustee of the assignment and security interest granted hereby, for the pledge by the Pledgor or the Voting Trustee of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor or the Voting Trustee, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or
(iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5. Further Assurances. (a) The Pledgor agrees that from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will or will cause the Voting Trustee to, as the case may be: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

                (i) Subject to the terms of the Voting Trust Agreements, each of the Pledgor and the Voting Trustee shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and provided further that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to each of the Pledgor and the Voting Trustee all such proxies and other instruments as each of the Pledgor and the Voting Trustee may reasonably request for the purpose of enabling each of the Pledgor and the Voting Trustee to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

              (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Mafco Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement and the Lien created by the Voting Trust Agreements.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If either the Pledgor or the Voting Trustee fails to perform any agreement contained herein applicable to it, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14. Indemnity and Expenses. (a) The Pledgor agrees to indemnify the Agent and the Voting Trustee from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's or the Voting Trustee's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of each of the Pledgor and the Voting Trustee hereunder applicable to it, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Borrower or any of its subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the event such amendment or waiver affects the Voting Trustee, the Voting Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to each of the Pledgor and the Voting Trustee, addressed to it at the address set forth opposite its name on the signature pages hereof, and to the Agent, as the case may be, in each case addressed to it at its address specified in the Amended and Restated Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18. Continuing Security Interest; Assignments Under the Amended and Restated Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and a continuing guaranty and shall (a) remain in full force and effect until the earlier of (i) the termination of the pledge, assignment and security interest created hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, the Voting Trustee and their respective successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Amended and Restated Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Amended and Restated Credit Agreement.

                Section 19. Termination. Upon the date on which the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest created hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20. Voting Trustee. The Pledgor and the Agent hereby acknowledge and agree that the sole obligation of the Voting Trustee hereunder is the delivery to the Agent of the stock certificate of Consolidated Cigar II Holdings Inc. evidencing the Voting Trust Stock relating to such corporation and the stock certificate of Flavors (Parent) Holdings Inc. evidencing the Voting Trust Stock relating to such corporation, in each case issued in the name of the Voting Trustee in accordance with Sections 1 and 3 hereof.

                Section 21. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Amended and Restated Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.






                IN WITNESS WHEREOF, each of the Pledgor and the Voting Trustee has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

c/o MacAndrews & Forbes Holdings Inc.   MAFCO HOLDINGS INC.
38 East 63rd Street
New York, New York  10021
                                        By
                                           -----------------------------
                                             Title:

600 Peachtree Street, Suite 900         NATIONSBANK OF GEORGIA,
Atlanta, Georgia  30308                 NATIONAL ASSOCIATION
Telecopy:  (404) 607-6534               not in its individual capacity but
Attention:  Peggy T. McWhorter          solely in its capacity as Voting
                                        Trustee under the Voting Trust
                                        Agreements referred to herein and only
                                        with respect to Sections 1 and 3


                                        By
                                          -------------------------------
                                             Title:





                                   Schedule I


                                 PLEDGED SHARES



A.   PLEDGED BY MAFCO HOLDINGS INC.:

                                                                                                Percentage
                                                                                                     of
                                                        Stock Certificate        Number         Outstanding
Stock Issuer            Class of Stock  Par Value             No(s)             of Shares          Shares
------------            --------------  ---------       -----------------       ---------       ------------

MacAndrews & Forbes
Holdings Inc.           Common          $1.00           2                       1000            100%

Consolidated Cigar II
Holdings Inc.           Common          $1.00           2                        995             99.5%

Flavors (Parent)
Holdings Inc.           Common          $1.00           2                        995             99.5%


Voting Trust Certificate, dated September 30, 1994, issued to Mafco Holdings Inc. under the Cigar Voting Trust Agreement (as defined below) in respect of the beneficial ownership of the 5 shares of Common Stock of Consolidated Cigar II Holdings Inc. represented by stock certificate no. 3 below.

Voting Trust Certificate, dated September 30, 1994, issued to Mafco Holdings Inc. under the Flavors Voting Trust Agreement (as defined below) in respect of the beneficial ownership of the 5 shares of Common Stock of Flavors (Parent) Holdings Inc. represented by stock certificate no. 3 below.








B.   PLEDGED BY THE VOTING TRUSTEE:

                                                                                                Percentage
                                                                                                     of
                                                        Stock Certificate        Number         Outstanding
Stock Issuer            Class of Stock  Par Value             No(s)             of Shares          Shares
------------            --------------  ---------       -----------------       ---------       ------------

Consolidated Cigar II
Holdings Inc.           Common          $1.00           3(1)                    5               .5%

Flavors (Parent)
Holdings Inc.           Common          $1.00           3(2)                    5               .5%


---------------
(1) Stock certificate no. 3 issued to NationsBank of Georgia, National Association, as voting trustee (the "Voting Trustee") under the Voting Trust Agreement, dated as of September 30, 1994 (the "Cigar Voting Trust Agreement"), among Mafco Holdings Inc., Consolidated Cigar II Holdings Inc., Citibank, N.A. and the Voting Trustee, and such Pledged Shares are pledged hereunder by the Voting Trustee.
(2) Stock Certificate no. 3 issued to NationsBank of Georgia, National Association, as voting trustee (the "Voting Trustee") under the Voting Trust Agreement, dated as of September 30, 1994 (the "Flavors Voting Trust Agreement"), among Mafco Holdings Inc., Flavors (Parent) Holdings Inc., Citibank, N.A. and the Voting Trustee, and such Pledged Shares are pledged hereunder by the Voting Trustee.







                                                              EXECUTION COPY











                               AMENDED AND RESTATED
                            FLAVORS PLEDGE AGREEMENT

                         Dated September 30, 1994, and
                              amended and restated
                              as of June 15, 1995
                                      From

                         FLAVORS  (PARENT) HOLDINGS INC.

                                   as Pledgor

                                       and

                  NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION

                               as Voting Trustee

                                       to
                                 CITIBANK, N.A.

                                    as Agent






                        T A B L E   O F   C O N T E N T S



Section                                                           Page

 1.  Grant of Security. . . . . . . . . . . . . . . . . . . . . . .  2

 2.  Security for Obligations . . . . . . . . . . . . . . . . . . .  2

 3.  Delivery of Collateral . . . . . . . . . . . . . . . . . . . .  2

 4.  Representations and Warranties . . . . . . . . . . . . . . . .  3

 5.  Further Assurances . . . . . . . . . . . . . . . . . . . . . .  4

 6.  Place of Perfection; Records . . . . . . . . . . . . . . . . .  4

 7.  Voting Rights; Dividends; Etc. . . . . . . . . . . . . . . . .  5

 8.  Transfers and Other Liens; Additional Shares . . . . . . . . .  6

 9.  Agent Appointed Attorney-in-Fact . . . . . . . . . . . . . . .  6

10.  Agent May Perform. . . . . . . . . . . . . . . . . . . . . . .  7

11.  The Agent's Duties . . . . . . . . . . . . . . . . . . . . . .  7

12.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

13.  Registration Rights. . . . . . . . . . . . . . . . . . . . . .  8

14.  Indemnity and Expenses . . . . . . . . . . . . . . . . . . . .  9

15.  Security Interest Absolute . . . . . . . . . . . . . . . . . .  9

16.  Amendments; Waivers; Etc . . . . . . . . . . . . . . . . . . . 10

17.  Addresses for Notices. . . . . . . . . . . . . . . . . . . . . 11

18.  Continuing Security Interest; Assignments Under the Credit
     Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . 11

19.  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 11

20.  Voting Trustee. . . . . . . . . . . . . . . . . . . . . . . .  11

21.  Governing Law; Submission to Jurisdiction; Waiver of Jury
     Trial. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

22.  Execution in Counterparts  . . . . . . . . . . . . . . . . . . 13


Schedule I-Pledged Shares






              AMENDED AND RESTATED PLEDGE AGREEMENT


                AMENDED AND RESTATED PLEDGE AGREEMENT dated September 30, 1994, and amended and restated as of June 15, 1995 made by FLAVORS (PARENT) HOLDINGS INC., a Delaware corporation ("Flavors Guarantor" or the "Pledgor"), and only with respect to Sections 1 and 3 hereof, NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Voting Trustee (in such capacity, the "Voting Trustee") under the Voting Trust Agreement dated as of the date hereof (said agreement as it may hereafter be amended or otherwise modified from time to time, being the "Voting Trust Agreement") among the Pledgor, the Voting Trustee, C&F (Parent) Holdings Inc. and the Agent referred to below, to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent are parties to (a) a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), and (b) an amendment dated as of March 10, 1995 (the "First Amendment") with the Borrower and Mafco Holdings Inc., a Delaware corporation ("Mafco"), and the Agent is party to a Pledge Agreement dated September 30, 1994 with the Pledgor (the "Existing Pledge Agreement"). It is a condition precedent to the effectiveness of the First Amendment that the Pledgor shall have executed and delivered this Amended and Restated Pledge Agreement which amends and restates the Existing Pledge Agreement.

                (2) The Pledgor has entered into an amended and restated Guaranty dated September 30, 1994, and amended and restated as of the date hereof (said Guaranty, as it may hereafter be amended or otherwise modified from time to time, being the "Flavors Guaranty") in favor of the Lenders and Citibank, as Agent for the Lenders.

                (3) The Pledgor and the Voting Trustee are the owners of the shares (the "Pledged Shares") of stock listed in Schedule I hereto and issued by the corporation named therein.

                (4) It is a condition precedent to the effectiveness of the First Amendment that the Pledgor and the Voting Trustee, as owners of 50% of the outstanding shares of stock of C&F Guarantor, shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to amend the Credit Agreement, the Pledgor and the Voting Trustee hereby agree with the Agent for its benefit and the ratable benefit of the Lenders to amend and restate the Existing Pledge Agreement as follows:

                Section 1. Grant of Security. Each of the Pledgor and the Voting Trustee hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor or the Voting Trustee in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of the Pledgor now or hereafter existing under the Flavors Guaranty, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower or the Pledgor to the Agent or the Lenders under the Loan Documents to which the Borrower or the Pledgor is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or the Pledgor.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral (other than the shares issued in the name of the Voting Trustee (the "Voting Trust Stock")) and is the beneficial owner of the Voting Trust Stock, in each case free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. The Voting Trustee is the legal owner of the Voting Trust Stock free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor or the Voting Trustee of the assignment and security interest granted hereby, for the pledge by the Pledgor or the Voting Trustee of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor or the Voting Trustee, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or
(iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will, or will cause the Voting Trustee to, as the case may be: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) Subject to the terms of the Voting Trust Agreement, each of the Pledgor and the Voting Trustee shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to each of the Pledgor and the Voting Trustee all such proxies and other instruments as each of the Pledgor and the Voting Trustee may reasonably request for the purpose of enabling each of the Pledgor and the Voting Trustee to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Flavors Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement and the Lien created by the Voting Trust Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If either the Pledgor or the Voting Trustee fails to perform any agreement contained herein applicable to it,



the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent and the Voting Trustee from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's or the Voting Trustee's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of each of the Pledgor and the Voting Trustee hereunder applicable to it, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Borrower, the Pledgor or any of their subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, the Pledgor or any of their subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the event such amendment or waiver affects the Voting Trustee, the Voting Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to each of the Pledgor and the Voting Trustee, addressed to it at its address set forth opposite its name on the signature page hereof and to the Agent addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.




                Section 18. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the earlier of (i) the termination of the pledge, assignment and security interest granted hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, the Voting Trustee and their respective successors and assigns and
(c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 19. Termination. Upon the date on which the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20. Voting Trustee. The Pledgor and the Agent hereby acknowledge and agree that the sole obligation of the Voting Trustee hereunder is the delivery to the Agent of the stock certificate of C&F Guarantor evidencing the Voting Trust Stock issued in the name of the Voting Trustee in accordance with Sections 1 and 3 hereof.

                Section 21.  Governing Law; Submission to Jurisdiction; Waiver
of Jury Trial.   (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.





        Section 22.  Execution in Counterparts; Amendment and Restatement of
Existing Pledge Agreement.   This Agreement may be executed in any number of
counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The Existing Pledge Agreement is hereby amended and restated as set forth herein.

                IN WITNESS WHEREOF, each of the Pledgor and the Voting Trustee has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


c/o MacAndrews & Forbes Holdings Inc.       FLAVORS (PARENT) HOLDINGS INC.
38 East 63rd Street
New York, New York  10021
                                            By_________________________________
                                               Name:
                                               Title:


600 Peachtree Street, Suite 900         NATIONSBANK OF GEORGIA,
Atlanta, Georgia  30308                 NATIONAL ASSOCIATION, not in its
Telecopy:  (404) 607-6534               individual capacity but solely in its
Attention:  Peggy T. McWhorter          capacity as Voting Trustee under
                                        the Voting Trust Agreement
                                        referred to herein and only with
                                        respect to Sections 1 and 3


                                        By_________________________________
                                            Name:
                                            Title:




                                   Schedule I


                                 PLEDGED SHARES



A.  PLEDGED BY FLAVORS GUARANTOR:

                                                                                                         Percentage
                                                                                                             of
                                                                Stock Certificate         Number         Outstanding
Stock Issuer                    Class of Stock  Par Value               No(s)           of Shares           Shares
------------                    --------------  --------        -----------------       ---------       --------------
C&F (Parent) Holdings Inc.         Common          $1.00               4                   497               49.7%

        Voting Trust Certificate, dated June 15, 1995, issued to NationsBank of Georgia, National Association under the Voting Trust Agreement (as defined below) in respect of the beneficial ownership of the 3 shares of Common Stock of C&F (Parent) Holdings Inc. represented by stock certificate no. 6 below.




B.  PLEDGED BY THE VOTING TRUSTEE:


                                                                                                         Percentage
                                                                                                             of
                                                                Stock Certificate         Number         Outstanding
Stock Issuer                    Class of Stock  Par Value               No(s)           of Shares           Shares
------------                    --------------  --------        -----------------       ---------       --------------
C&F (Parent) Holdings Inc.         Common          $1.00               3(1)                  3               0.3%

--------------
(1) Stock Certificate No. 3 issued to NationsBank of Georgia, National Association, as voting trustee (the "Voting Trustee") under the Voting Trust Agreement dated as of June 15, 1995 (the "Voting Trust Agreement"), among Flavors (Parent) Holdings Inc., C&F (Parent) Holdings Inc., Citibank, N.A., as agent, and the Voting Trustee, and such Pledged Shares are pledged hereunder by the Voting Trustee.








                                                            EXECUTION COPY








                               AMENDED AND RESTATED
                             CIGAR PLEDGE AGREEMENT

                         Dated September 30, 1994, and
                              amended and restated
                              as of June 15, 1995

                                      From

                       CONSOLIDATED CIGAR II HOLDINGS INC.

                                   as Pledgor

                                       and

                  NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION

                               as Voting Trustee

                                        to

                                 CITIBANK, N.A.

                                    as Agent






                        T A B L E   O F   C O N T E N T S



Section                                                          Page

 1.  Grant of Security. . . . . . . . . . . . . . . . . . . . . .   2

 2.  Security for Obligations . . . . . . . . . . . . . . . . . .   2

 3.  Delivery of Collateral . . . . . . . . . . . . . . . . . . .   2

 4.  Representations and Warranties . . . . . . . . . . . . . . .   3

 5.  Further Assurances . . . . . . . . . . . . . . . . . . . . .   4

 6.  Place of Perfection; Records . . . . . . . . . . . . . . . .   4

 7.  Voting Rights; Dividends; Etc. . . . . . . . . . . . . . . .   5

 8.  Transfers and Other Liens; Additional Shares . . . . . . . .   6

 9.  Agent Appointed Attorney-in-Fact . . . . . . . . . . . . . .   6

10.  Agent May Perform. . . . . . . . . . . . . . . . . . . . . .   7

11.  The Agent's Duties . . . . . . . . . . . . . . . . . . . . .   7

12.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .   7

13.  Registration Rights. . . . . . . . . . . . . . . . . . . . .   8

14.  Indemnity and Expenses . . . . . . . . . . . . . . . . . . .   9

15.  Security Interest Absolute . . . . . . . . . . . . . . . . .   9

16.  Amendments; Waivers; Etc . . . . . . . . . . . . . . . . . .  10

17.  Addresses for Notices. . . . . . . . . . . . . . . . . . . .  11

18.  Continuing Security Interest; Assignments Under the
     Credit Agreement . . . . . . . . . . . . . . . . . . . . . .  11

19.  Termination. . . . . . . . . . . . . . . . . . . . . . . . .  11

20.  Voting Trustee.. . . . . . . . . . . . . . . . . . . . . . .  11

21.  Governing Law; Submission to Jurisdiction;
     Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . .  12

22.  Execution in Counterparts. . . . . . . . . . . . . . . . . .  13


Schedule I      -       Pledged Shares







              AMENDED AND RESTATED PLEDGE AGREEMENT


                AMENDED AND RESTATED PLEDGE AGREEMENT dated September 30, 1994, and amended and restated as of June 15, 1995 made by CONSOLIDATED CIGAR II HOLDINGS INC., a Delaware corporation ("Cigar Guarantor" or the "Pledgor"), and only with respect to Sections 1 and 3 hereof, NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Voting Trustee (in such capacity, the "Voting Trustee") under the Voting Trust Agreement dated as of the date hereof (said agreement as it may hereafter be amended or otherwise modified from time to time, being the "Voting Trust Agreement") among the Pledgor, the Voting Trustee, C&F (Parent) Holdings Inc. and the Agent referred to below, to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent are parties to (a) a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), and (b) an amendment dated as of March 10, 1995 (the "First Amendment") with the Borrower and Mafco Holdings Inc., a Delaware corporation ("Mafco"), and the Agent is party to a Pledge Agreement dated September 30, 1994 with the Pledgor (the "Existing Pledge Agreement"). It is a condition precedent to the effectiveness of the First Amendment that the Pledgor shall have executed and delivered this Amended and Restated Pledge Agreement which amends and restates the Existing Pledge Agreement.

                (2) The Pledgor has entered into an amended and restated Guaranty dated September 30, 1994, and amended and restated as of the date hereof (said Guaranty, as it may hereafter be amended or otherwise modified from time to time, being the "Cigar Guaranty") in favor of the Lenders and Citibank, as Agent for the Lenders.

                (3) The Pledgor and the Voting Trustee are the owners of the shares (the "Pledged Shares") of stock listed in Schedule I hereto and issued by the corporation named therein.

                (4) It is a condition precedent to the effectiveness of the First Amendment that the Pledgor and the Voting Trustee, as owners of 50% of the outstanding shares of stock of C&F Guarantor, shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to amend the Credit Agreement, the Pledgor and the Voting Trustee hereby agree with the Agent for its benefit and the ratable benefit of the Lenders to amend and restate the Existing Pledge Agreement as follows:

                Section 1. Grant of Security. Each of the Pledgor and the Voting Trustee hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor or the Voting Trustee in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of the Pledgor now or hereafter existing under the Cigar Guaranty, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in
Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower or the Pledgor to the Agent or the Lenders under the Loan Documents to which the Borrower or the Pledgor is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or the Pledgor.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral (other than the shares issued in the name of the Voting Trustee (the "Voting Trust Stock")) and is the beneficial owner of the Voting Trust Stock, in each case free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. The Voting Trustee is the legal owner of the Voting Trust Stock free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor or the Voting Trustee of the assignment and security interest granted hereby, for the pledge by the Pledgor or the Voting Trustee of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor or the Voting Trustee, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or
(iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will, or will cause the Voting Trustee to, as the case may be: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) Subject to the terms of the Voting Trust Agreement, each of the Pledgor and the Voting Trustee shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to each of the Pledgor and the Voting Trustee all such proxies and other instruments as each of the Pledgor and the Voting Trustee may reasonably request for the purpose of enabling each of the Pledgor and the Voting Trustee to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Cigar Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement and the Lien created by the Voting Trust Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If either the Pledgor or the Voting Trustee fails to perform any agreement contained herein applicable to it, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.




The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent and the Voting Trustee from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's or the Voting Trustee's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of each of the Pledgor and the Voting Trustee hereunder applicable to it, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Borrower, the Pledgor or any of their subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, the Pledgor or any of their subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the event such amendment or waiver affects the Voting Trustee, the Voting Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.



                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to each of the Pledgor and the Voting Trustee, addressed to it at its address set forth opposite its name on the signature page hereof and to the Agent addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.




                Section 18. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the earlier of (i) the termination of the pledge, assignment and security interest granted hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, the Voting Trustee and their respective successors and assigns and
(c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 19. Termination. Upon the date on which the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20. Voting Trustee. The Pledgor and the Agent hereby acknowledge and agree that the sole obligation of the Voting Trustee hereunder is the delivery to the Agent of the stock certificate of C&F Guarantor evidencing the Voting Trust Stock issued in the name of the Voting Trustee in accordance with Sections 1 and 3 hereof.



Section 21.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.






                Section 22.  Execution in Counterparts; Amendment and
Restatement of Existing Pledge Agreement.   This Agreement may be executed in
any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The Existing Pledge Agreement is hereby amended and restated as set forth herein.

                IN WITNESS WHEREOF, each of the Pledgor and the Voting Trustee has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


c/o MacAndrews & Forbes Holdings Inc.   CONSOLIDATED CIGAR II HOLDINGS INC.
38 East 63rd Street
New York, New York  10021
                                        By
                                           ------------------------------------
                                           Name:
                                           Title:


600 Peachtree Street, Suite 900         NATIONSBANK OF GEORGIA,
Atlanta, Georgia  30308                 NATIONAL ASSOCIATION, not in its
Telecopy:  (404) 607-6534               individual capacity but solely in its
Attention:  Peggy T. McWhorter          capacity as Voting Trustee under
                                        the Voting Trust Agreement
                                        referred to herein and only with
                                        respect to Sections 1 and 3


                                        By
                                           ------------------------------------
                                            Name:
                                            Title:




                                   Schedule I


                                 PLEDGED SHARES



A.  PLEDGED BY CIGAR GUARANTOR:

                                                                                                Percentage
                                                                                                     of
                                                        Stock Certificate        Number         Outstanding
Stock Issuer            Class of Stock  Par Value             No(s)             of Shares          Shares
------------            --------------  ---------       -----------------       ---------       ------------

C&F (Parent)
Holdings Inc.           Common          $1.00           6                       497             49.7%

        Voting Trust Certificate, dated June 15, 1995, issued by NationsBank of Georgia, National Association under the Voting Trust Agreement (as defined below) in respect of the beneficial ownership of the 3 shares of Common Stock of C&F (Parent) Holdings Inc. represented by stock certificate no. 5 below.




B.  PLEDGED BY THE VOTING TRUSTEE:

                                                                                                Percentage
                                                                                                     of
                                                        Stock Certificate        Number         Outstanding
Stock Issuer            Class of Stock  Par Value             No(s)             of Shares          Shares
------------            --------------  ---------       -----------------       ---------       ------------

C&F (Parent)
Holdings Inc.           Common          $1.00           5(1)                    3               .3%


---------------
(1) Stock Certificate No. 5 issued to NationsBank of Georgia, National Association, as voting trustee (the "Voting Trustee") under the Voting Trust Agreement dated as of June 15, 1995 (the "Voting Trust Agreement"), among Consolidated Cigar II Holdings Inc., C&F (Parent) Holdings Inc., Citibank, N.A., as Agent, and the Voting Trustee, and such Pledged Shares are pledged hereunder by the Voting Trustee.









                                                EXECUTION COPY










         AMENDED AND RESTATED NEW WORLD PLEDGE AGREEMENT

                    Dated as of June 29, 1995

                              From

               NWCG (PARENT) HOLDINGS CORPORATION

                          as Pledgor

                               to

                         CITIBANK, N.A.

                            as Agent






                T A B L E   O F   C O N T E N T S



Section                                                      Page

 1.  Grant of Security . . . . . . . . . . . . . . . . . . . .  2

 2.  Security for Obligations. . . . . . . . . . . . . . . . .  2

 3.  Delivery of Collateral. . . . . . . . . . . . . . . . . .  2

 4.  Representations and Warranties. . . . . . . . . . . . . .  3

 5.  Further Assurances. . . . . . . . . . . . . . . . . . . .  4

 6.  Place of Perfection; Records. . . . . . . . . . . . . . .  4

 7.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . .  4

 8.  Transfers and Other Liens; Additional Shares. . . . . . .  6

 9.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .  6

10.  Agent May Perform . . . . . . . . . . . . . . . . . . . .  6

11.  The Agent's Duties. . . . . . . . . . . . . . . . . . . .  6

12.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  7

13.  Registration Rights . . . . . . . . . . . . . . . . . . .  8

14.  Indemnity and Expenses. . . . . . . . . . . . . . . . . .  9

15.  Security Interest Absolute. . . . . . . . . . . . . . . .  9

16.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . . 10

17.  Addresses for Notices . . . . . . . . . . . . . . . . . . 10

18.  Continuing Security Interest; Assignments Under the
     Amended and Restated Credit Agreement . . . . . . . . . . 11

19.  Termination . . . . . . . . . . . . . . . . . . . . . . . 11

20.  Governing Law; Submission to Jurisdiction; Waiver of Jury
     Trial . . . . . . . . . . . . . . . . . . . . . . . . . . 11

21.  Execution in Counterparts . . . . . . . . . . . . . . . . 12


Schedule I-     Pledged Shares







              AMENDED AND RESTATED PLEDGE AGREEMENT


                AMENDED AND RESTATED PLEDGE AGREEMENT dated as of June 29, 1995 made by NWCG (PARENT) HOLDINGS CORPORATION, a Delaware corporation (the "Pledgor"), to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Amended and Restated Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), entered into a Credit Agreement dated as of July 20, 1994, as heretofore amended (as so amended, the "Existing Credit Agreement"), with the financial institutions and other institutional lenders party thereto (the "Existing Lenders") and Citibank, as agent for the Existing Lenders. In consideration of the premises and in order to induce the Existing Lenders to make advances under the Existing Credit Agreement, the Pledgor entered into a Guaranty dated as of September 30, 1994 (the "Existing New World Guaranty") in favor of the Existing Lenders and Citibank, as agent for the Existing Lenders, and a Pledge Agreement dated September 30, 1994 in favor of Citibank, as agent for the Existing Lenders.

                (2) The Borrower has entered into an Amended and Restated Credit Agreement dated as of June 29, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Amended and Restated Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with the Lenders and the Agent which amends and restates the Existing Credit Agreement in its entirety.

                (3) The Pledgor has entered into an Amended and Restated Guaranty dated as of June 29, 1995 (said Guaranty, as it may hereafter be amended or otherwise modified from time to time, being the "New World Guaranty") in favor of the Lenders and Citibank, as Agent for the Lenders, which amends and restates the Existing New World Guaranty in its entirety.

                (4) The Pledgor is the owner of the shares (the "Pledged Shares") of stock listed in Schedule I hereto and issued by the corporation named therein.

                (5) It is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that the Pledgor shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amended and Restated Credit Agreement, the Pledgor hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. The Pledgor hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of the Pledgor now or hereafter existing under the New World Guaranty, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Amended and Restated Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower or the Pledgor to the Agent or the Lenders under the Loan Documents to which the Borrower or the Pledgor is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or the Pledgor.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral, free and clear of any Lien, except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor of the assignment and security interest granted hereby, for the pledge by the Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and
(ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:




                (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the New World Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Borrower, the Pledgor or any of their subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, the Pledgor or any of their subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16.  Amendments; Waivers; Etc.   No amendment or waiver
of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to the Pledgor or to the Agent, as the case may be, in the case of the Pledgor, addressed to it at its address set forth opposite its name on the signature page hereto and in the case of the Agent addressed to it at its address specified in the Amended and Restated Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18. Continuing Security Interest; Assignments Under the Amended and Restated Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the earlier of (i) the termination of the pledge, assignment and security interest granted hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Amended and Restated Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in
Section 8.07 of the Amended and Restated Credit Agreement.

                Section 19. Termination. Upon the date on which the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall
revert to the Pledgor.   Upon any such termination, the Agent will, at the
Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20.  Governing Law; Submission to Jurisdiction; Waiver
of Jury Trial.   (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Amended and Restated Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 21.  Execution in Counterparts.   This Agreement may be
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.




                IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

c/o MacAndrews & Forbes Holdings Inc.     NWCG (PARENT) HOLDINGS CORPORATION
38 East 63rd Street
New York, New York  10021
                                        By__________________________________
                                                     Title:




                                   Schedule I


                                 PLEDGED SHARES




                                                                                         Percentage
                                                                                             of
                                                       Stock Certificate     Number      Outstanding
   Stock Issuer        Class of Stock      Par Value         No(s)         of Shares        Shares
   ------------        --------------      ---------   -----------------   ---------      ----------

NWCG Holdings
 Corporation               Common            $0.01              1                100           100%







                                                          EXECUTION COPY





               AMENDED AND RESTATED ANDREWS NON-RECOURSE GUARANTY
                              AND PLEDGE AGREEMENT

                           Dated as of June 29, 1995

                                      From

                           ANDREWS GROUP INCORPORATED

                                   as Pledgor

                                      and

                  NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION
                               as Voting Trustee

                                       to

                                 CITIBANK, N.A.

                                    as Agent







                T A B L E   O F   C O N T E N T S



Section                                                      Page

 1.  Grant of Security . . . . . . . . . . . . . . . . . . . .  2

 2.  Non-Recourse Guaranty; Limitation of Liability. . . . . .  2

 3.  Delivery of Collateral. . . . . . . . . . . . . . . . . .  3

 4.  Representations and Warranties. . . . . . . . . . . . . .  3

 5.  Further Assurances. . . . . . . . . . . . . . . . . . . .  4

 6.  Place of Perfection; Records. . . . . . . . . . . . . . .  5

 7.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . .  5

 8.  Transfers and Other Liens; Additional Shares. . . . . . .  6

 9.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .  7

10.  Agent May Perform . . . . . . . . . . . . . . . . . . . .  7

11.  The Agent's Duties. . . . . . . . . . . . . . . . . . . .  7

12.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  8

13.  Registration Rights . . . . . . . . . . . . . . . . . . .  9

14.  Indemnity and Expenses. . . . . . . . . . . . . . . . . . 10

15.  Security Interest Absolute. . . . . . . . . . . . . . . . 10

16.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . . 11

17.  Addresses for Notices . . . . . . . . . . . . . . . . . . 11

18.  Continuing Security Interest; Assignments Under
     the Amended and Restated Credit Agreement . . . . . . . . 11

19.  Termination . . . . . . . . . . . . . . . . . . . . . . . 12

20.  Voting Trustee. . . . . . . . . . . . . . . . . . . . . . 12

21.  Governing Law; Submission to Jurisdiction;
     Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . 12

22.  Execution in Counterparts . . . . . . . . . . . . . . . . 14



Schedule I      -       Pledged Shares







           AMENDED AND RESTATED NON-RECOURSE GUARANTY
                      AND PLEDGE AGREEMENT


                AMENDED AND RESTATED NON-RECOURSE GUARANTY AND PLEDGE AGREEMENT dated as of June 29, 1995 made by ANDREWS GROUP INCORPORATED, a Delaware corporation ("Andrews" or the "Pledgor"), and, only with respect to Sections 1 and 3 hereof, NATIONSBANK OF GEORGIA, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Voting Trustee (in such capacity, the "Voting Trustee") under the Voting Trust Agreement dated as of September 30, 1994 (said agreement as it may hereafter be amended or otherwise modified from time to time, being the "Voting Trust Agreement") among the Pledgor, the Voting Trustee, the New World Guarantor (as defined in the Amended and Restated Credit Agreement referred to below) and the Agent referred to below, to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Amended and Restated Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), entered into a Credit Agreement dated as of July 20, 1994, as heretofore amended (as so amended, the "Existing Credit Agreement"), with the financial institutions and other institutional lenders party thereto (the "Existing Lenders") and Citibank, as agent for the Existing Lenders. In consideration of the premises and in order to induce the Existing Lenders to make advances under the Existing Credit Agreement, the Pledgor and the Voting Trustee entered into a Non-Recourse Guaranty and Pledge Agreement dated September 30, 1994 in favor of Citibank, as agent for the Existing Lenders.

                (2) The Borrower has entered into an Amended and Restated Credit Agreement dated as of June 29, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Amended and Restated Credit Agreement"; the terms defined therein and not otherwise defined herein being used as therein defined) with the Lenders and the Agent, which amends and restates the Existing Credit Agreement in its entirety.

                (3) The Pledgor and the Voting Trustee are the owners of the shares (the "Pledged Shares") of stock listed under their respective names in
Schedule I hereto and issued by the corporation named therein.

                (4) It is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that the Pledgor and the Voting Trustee shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amended and Restated Credit Agreement, the Pledgor and, with respect to Sections 1 and 3 hereof, the Voting Trustee hereby agree with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. To secure the full and punctual performance of the Guaranteed Obligations, each of the Pledgor and the Voting Trustee hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of any issuer of the Pledged Shares from time to time acquired by the Pledgor or the Voting Trustee in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Non-Recourse Guaranty; Limitation of Liability. (a) Andrews, as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees the payment of all Obligations of Mafco now or hereafter existing under the Mafco Guaranty and the other Loan Documents to which Mafco is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in Section 6.01(e) of the Amended and Restated Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Agreement; provided, however, that Andrews' liability under this Section 2 with respect to the Guaranteed Obligations shall be limited to the Collateral, it being understood that it is the intention of the foregoing that the guaranty set forth in this Section 2 otherwise is a non-recourse obligation of Andrews and that the Agent's right to recover against Andrews hereunder in respect of such guaranty shall be limited solely to the Collateral. Without limiting the generality of the foregoing, the non-recourse guaranty set forth in this Section 2 guarantees the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of Andrews under this Agreement in respect of the Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of Andrews on the date hereof and (ii) 95% of the Adjusted Net Assets of Andrews on the date of any exercise of remedies by the Agent hereunder. "Adjusted Net Assets" of Andrews at any date means the lesser of (x) the amount by which the fair value of the property of Andrews exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Agreement and the Andrews Pledge Agreement, of Andrews at such date and (y) the amount by which the present fair salable value of the assets of Andrews at such date exceeds the amount that will be required to pay the probable liability of Andrews on its debts, excluding debt in respect of this Agreement, as they become absolute and matured.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.

                (b) The Pledgor is the legal and beneficial owner of the Collateral (other than the shares issued in the name of the Voting Trustee (the "Voting Trust Stock")) and is the beneficial owner of the Voting Trust Stock, in each case free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. The Voting Trustee is the legal owner of the Voting Trust Stock free and clear of any Lien, except for the security interest created by this Agreement and the Lien created by the Voting Trust Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Guaranteed Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor or the Voting Trustee of the assignment and security interest granted hereby, for the pledge by the Pledgor or the Voting Trustee of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor or the Voting Trustee, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or
(iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will or will cause the Voting Trustee to, as the case may be: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) Subject to the terms of the Voting Trust Agreement, each of the Pledgor and the Voting Trustee shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to each of the Pledgor and the Voting Trustee all such proxies and other instruments as each of the Pledgor and the Voting Trustee may reasonably request for the purpose of enabling each of the Pledgor and the Voting Trustee to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the Mafco Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement and the Lien created by the Voting Trust Agreement.

                (b) The Pledgor shall (i) cause each issuer of the Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to the



Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If either the Pledgor or the Voting Trustee fails to perform any agreement contained herein applicable to it, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Guaranteed Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Guaranteed Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent and the Voting Trustee from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's or the Voting Trustee's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or Mafco or whether the Borrower or Mafco is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of each of the Pledgor and the Voting Trustee hereunder applicable to it, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower, Mafco or any of their subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, Mafco or any of their subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.




                Section 16. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, in the event such amendment or waiver affects the Voting Trustee, the Voting Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to each of the Pledgor and the Voting Trustee, addressed to it at the address set forth opposite its name on the signature pages hereof, and to the Agent, as the case may be, in each case addressed to it at its address specified in the Amended and Restated Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18. Continuing Security Interest; Assignments Under the Amended and Restated Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and a continuing guaranty and shall (a) remain in full force and effect until the earlier of (i) the termination of the non-recourse guaranty, pledge, assignment and security interest created hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, the Voting Trustee and their respective successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Amended and Restated Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in
Section 8.07 of the Amended and Restated Credit Agreement.

                Section 19. Termination. Upon the date on which the Payment Obligations have been Fully Satisfied, the non-recourse guaranty, pledge, assignment and security interest created hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20. Voting Trustee. The Pledgor and the Agent hereby acknowledge and agree that the sole obligation of the Voting Trustee hereunder is the delivery to the Agent of the stock certificate of NWCG (Parent) Holdings Corporation evidencing the Voting Trust Stock issued in the name of the Voting Trustee in accordance with Sections 1 and 3 hereof.

                Section 21.  Governing Law; Submission to Jurisdiction; Waiver
of Jury Trial.   (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Amended and Restated Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT,



TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.






                IN WITNESS WHEREOF, each of the Pledgor and the Voting Trustee has caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

c/o MacAndrews & Forbes Holdings Inc.   ANDREWS GROUP INCORPORATED
38 East 63rd Street
New York, New York  10021
                                        By
                                           --------------------------
                                             Title:





600 Peachtree Street, Suite 900         NATIONSBANK OF GEORGIA,
Atlanta, Georgia 30308                  NATIONAL ASSOCIATION
Telecopy:   (404) 607-6534              not in its individual capacity but
Attention:  Peggy T. McWhorter          solely in its capacity as Voting
                                        Trustee under the Voting Trust Agreement referred to herein and only with respect to Sections 1 and 3




                                        By
                                           --------------------------
                                             Title:





                                   Schedule I


                                 PLEDGED SHARES



A.   PLEDGED BY ANDREWS:

                                                                                                Percentage
                                                                                                     of
                                                        Stock Certificate        Number         Outstanding
Stock Issuer            Class of Stock  Par Value             No(s)             of Shares          Shares
------------            --------------  ---------       -----------------       ---------       ------------

Four Star
Holdings Corp.          Common          $.100           1                       1000            100%

NWCG (Parent)
Holdings Corporation    Common          $0.01           2                        99              99.0%

Voting Trust Certificate, dated September 30, 1994, issued to Andrews Group Incorporated under the Voting Trust Agreement (as defined below) in respect of the beneficial ownership of the 1 share of Common Stock of NWCG (Parent) Holdings Corporation represented by stock certificate no. 3 below.




B.   PLEDGED BY THE VOTING TRUSTEE:

                                                                                                Percentage
                                                                                                     of
                                                        Stock Certificate        Number         Outstanding
Stock Issuer            Class of Stock  Par Value             No(s)             of Shares          Shares
------------            --------------  ---------       -----------------       ---------       ------------

NWCG (Parent)
Holdings Corporation    Common          $0.01           3(1)                    1               1.0%

---------------
(1) Stock certificate no. 3 issued to Nationsbank of Georgia, National Association, as voting trustee (the "Voting Trustee") under the Voting Trust Agreement, dated as of September 30, 1994 (the "Voting Trust Agreement"), among Andrews Group Incorporated, NWCG (Parent) Holdings Corporation, Citibank, N.A. and the Voting Trustee, and such Pledged Shares are pledged hereunder by the Voting Trustee.










                                                EXECUTION COPY










                      C&F PLEDGE AGREEMENT

                       Dated June 15, 1995

                              From

                   C&F  (PARENT) HOLDINGS INC.

                            as Pledgor

                                to

                         CITIBANK, N.A.

                            as Agent






                T A B L E   O F   C O N T E N T S



Section                                                      Page

 1.  Grant of Security . . . . . . . . . . . . . . . . . . . .  1

 2.  Security for Obligations. . . . . . . . . . . . . . . . .  2

 3.  Delivery of Collateral. . . . . . . . . . . . . . . . . .  2

 4.  Representations and Warranties. . . . . . . . . . . . . .  2

 5.  Further Assurances. . . . . . . . . . . . . . . . . . . .  3

 6.  Place of Perfection; Records. . . . . . . . . . . . . . .  4

 7.  Voting Rights; Dividends; Etc . . . . . . . . . . . . . .  4

 8.  Transfers and Other Liens; Additional Shares. . . . . . .  5

 9.  Agent Appointed Attorney-in-Fact. . . . . . . . . . . . .  6

10.  Agent May Perform . . . . . . . . . . . . . . . . . . . .  6

11.  The Agent's Duties. . . . . . . . . . . . . . . . . . . .  6

12.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  6

13.  Registration Rights . . . . . . . . . . . . . . . . . . .  7

14.  Indemnity and Expenses. . . . . . . . . . . . . . . . . .  9

15.  Security Interest Absolute. . . . . . . . . . . . . . . .  9

16.  Amendments; Waivers; Etc. . . . . . . . . . . . . . . . . 10

17.  Addresses for Notices . . . . . . . . . . . . . . . . . . 10

18.  Continuing Security Interest; Assignments Under
     the Credit Agreement  . . . . . . . . . . . . . . . . . . 10

19.  Termination . . . . . . . . . . . . . . . . . . . . . . . 11

20.  Governing Law; Submission to Jurisdiction;
     Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . 11

21.  Execution in Counterparts . . . . . . . . . . . . . . . . 12


Schedule I      -       Pledged Shares






                        PLEDGE AGREEMENT


                PLEDGE AGREEMENT dated June 15, 1995 made by C&F (PARENT) HOLDINGS INC., a Delaware corporation (the "Pledgor"), to CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the lenders (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                PRELIMINARY STATEMENTS.

                (1) The Lenders and the Agent are parties to (a) a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), and (b) an amendment dated as of March 10, 1995 (the "First Amendment") with the Borrower and Mafco Holdings Inc., a Delaware corporation ("Mafco"). It is a condition precedent to the effectiveness of the First Amendment that the Guarantor shall have executed and delivered this Pledge Agreement.

                (2) The Pledgor has entered into a Guaranty dated as of June 15, 1995 (said Guaranty, as it may hereafter be amended or otherwise modified from time to time, being the "C&F Guaranty") in favor of the Lenders and Citibank, as Agent for the Lenders.

                (3) The Pledgor is the owner of the shares (the "Pledged Shares") of stock listed in Schedule I hereto and issued by the corporation named therein.

                (4) It is a condition precedent to the effectiveness of the First Amendment that the Pledgor shall have made the pledge, assignment and security interest contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to amend the Credit Agreement, the Pledgor hereby agrees with the Agent for its benefit and the ratable benefit of the Lenders as follows:

                Section 1. Grant of Security. The Pledgor hereby pledges to the Agent for its benefit and the ratable benefit of the Lenders, and hereby grants to the Agent for its benefit and the ratable benefit of the Lenders a pledge, assignment and security interest in, all of its right, title and interest, whether now owned or hereafter acquired, in and to, the following (collectively, the "Collateral"):

                (a) the Pledged Shares and the certificates and instruments representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) all additional shares of stock of the issuer of the Pledged Shares from time to time acquired by the Pledgor in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                (c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) and (b) of this Section 1).

                Section 2. Security for Obligations. This Agreement secures the payment of all Obligations of the Pledgor now or hereafter existing under the C&F Guaranty, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in
Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Borrower or the Pledgor to the Agent or the Lenders under the Loan Documents to which the Borrower or the Pledgor is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or the Pledgor.

                Section 3. Delivery of Collateral. All certificates or instruments representing or evidencing Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

                Section 4. Representations and Warranties. The Pledgor represents and warrants as follows:

                (a) The chief place of business and chief executive office of the Pledgor and the office where the Pledgor keeps its records concerning the Collateral are located at the address specified opposite the name of the Pledgor on the signature page hereof.




                (b) The Pledgor is the legal and beneficial owner of the Collateral, free and clear of any Lien, except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement. The Pledgor has no trade names.

                (c) The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                (d) The Pledged Shares constitute the percentage of the issued and outstanding shares of stock of the issuers thereof indicated on
Schedule I.

                (e) This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (f) No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor of the assignment and security interest granted hereby, for the pledge by the Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements have been duly filed, or (iii) for the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent.

                Section 5.  Further Assurances.  (a)   The Pledgor agrees that
from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and
(ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                (c) The Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

                Section 6. Place of Perfection; Records. The Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral at the location therefor specified in Section 4(a) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 5 shall have been taken with respect to the Collateral. The Pledgor will hold and preserve such records and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

                Section 7.  Voting Rights; Dividends; Etc.  (a)    So long as no
Event of Default shall have occurred and be continuing:

                (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if, in the Agent's reasonable judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that the Pledgor shall give the Agent at least five days' written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right.

               (ii) The Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

                (iii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Collateral; provided, however, that any and all

                        (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                        (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

                        (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral received as consideration for sales or other dispositions of assets of the Pledgor shall be, and shall be forthwith delivered to the Agent to hold as, Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary indorsement).

                (b) Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor (i) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall, upon notice to the Pledgor by the Agent, cease and (ii) to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to
Section 7(a)(iii) shall automatically cease, and all such rights shall thereupon become vested in the Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

                Section 8. Transfers and Other Liens; Additional Shares. (a) The Pledgor shall not except as provided in the C&F Guaranty (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement.

                (b) The Pledgor shall pledge hereunder, immediately upon its acquisition thereof, any and all additional shares of stock or other securities of each issuer of the Pledged Shares.

                Section 9. Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's discretion, upon the occurrence and during the continuance of any Event of Default to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

                (b) to receive, indorse and collect any drafts or other instruments and documents in connection with clause (a) above, and

                (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

                Section 10. Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by the Pledgor under Section 14(b).

                Section 11. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for a duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Citibank accords its own property.

                Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

                (a) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "N.Y. Uniform Commercial Code") (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Pledgor to, and the Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14) in whole or in part by the Agent for the ratable benefit of the Lenders against all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

                (c) The Agent may exercise any and all rights and remedies of the Pledgor in respect of the Collateral.

                (d) All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

                Section 13. Registration Rights. If the Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 12, the Pledgor agrees that, upon request of the Agent, the Pledgor will, at its own expense:

                (a) execute and deliver, and cause the issuer of the Collateral contemplated to be sold and use its best efforts to cause the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as amended from time to time (the "Securities Act"), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Agent;

                (c) the issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of
Section 11(a) of the Securities Act;

                (d) provide the Agent with such other information as may be necessary or, in the opinion of the Agent, advisable to enable the Agent to effect the sale of such Collateral; and

                (e) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Agent is authorized, in connection with any sale of the Collateral pursuant to Section 12, to deliver or otherwise disclose to any prospective purchaser of the Collateral (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to clause (a) above, (ii) any information provided to it pursuant to clause (d) above and (iii) any other information in its possession relating to the Collateral.

The Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Agent or the Lenders by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Agent shall demand compliance with this Section.

                Section 14.  Indemnity and Expenses.  (a)    The Pledgor agrees
to indemnify the Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.




                (b) The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

                Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. All rights of the Agent and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of:

                (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

                (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any of the Secured Obligations or any other assets of the Borrower, the Pledgor or any of their Subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, the Pledgor or any of their Subsidiaries; or

                (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

                Section 16.  Amendments; Waivers; Etc.   No amendment or waiver
of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 17. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to the Pledgor or to the Agent, as the case may be, in the case of the Pledgor, addressed to it at its address set forth opposite its name on the signature page hereto and in the case of the Agent addressed to it at its address specified in the Credit Agreement or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 17. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 18. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the earlier of (i) the termination of the pledge, assignment and security interest granted hereby pursuant to Section 19 below and (ii) the sale or other disposition of all the Collateral in accordance with the Loan Documents and the application of the proceeds thereof in accordance with the Loan Documents, (b) be binding upon the Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 19. Termination. Upon the date on which the Payment Obligations have been Fully Satisfied, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Agent will, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

                Section 20.  Governing Law; Submission to Jurisdiction; Waiver



of Jury Trial.   (a)   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the N.Y. Uniform Commercial Code are used herein as therein defined.

                (b) The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Pledgor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 21.  Execution in Counterparts.   This Agreement may be
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.





                IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


c/o MacAndrews & Forbes Holdings Inc.   C&F (PARENT) HOLDINGS INC.
38 East 63rd Street
New York, New York  10021
                                        By
                                           --------------------------
                                             Title:





                                   Schedule I


                                 PLEDGED SHARES

                                                                                                Percentage
                                                                                                     of
                                                        Stock Certificate        Number         Outstanding
Stock Issuer            Class of Stock  Par Value             No(s)             of Shares          Shares
------------            --------------  ---------       -----------------       ---------       ------------

Mafco Consolidated
Group Inc.              Common          $0.01           --                      --              80%







                                                     EXECUTION COPY










                    BORROWER PARENT GUARANTY

                       Dated July 27, 1994

                              From

                     MARVEL V HOLDINGS INC.

                          as Guarantor

                           in favor of

            THE LENDERS PARTY TO THE CREDIT AGREEMENT
                       REFERRED TO HEREIN

                               and

                         CITIBANK, N.A.

                            as Agent





                T A B L E   O F   C O N T E N T S



Section                                                      Page

1.  Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.  Guaranty Absolute. . . . . . . . . . . . . . . . . . . . . . . .  2

3.  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.  Payments Free and Clear of Taxes, Etc. . . . . . . . . . . . . .  3

5.  Representations and Warranties . . . . . . . . . . . . . . . . .  5

6.  Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . .  9
        (a)     Compliance with Laws, Etc. . . . . . . . . . . . . .  9
        (b)     Compliance with Environmental Laws . . . . . . . . .  9
        (c)     Maintenance of Insurance . . . . . . . . . . . . . .  9
        (d)     Preservation of Corporate Existence, Etc . . . . . .  9
        (e)     Visitation Rights. . . . . . . . . . . . . . . . . . 10
        (f)     Keeping of Books . . . . . . . . . . . . . . . . . . 10
        (g)     Maintenance of Properties, Etc . . . . . . . . . . . 10
        (h)     Performance of Related Documents . . . . . . . . . . 10
        (i)     Transactions with Affiliates . . . . . . . . . . . . 10
        (j)     Mafco Tax Group . . . . . . . . . . . . . . . . . .  11

7.  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . 11
        (a)     Liens, Etc . . . . . . . . . . . . . . . . . . . . . 11
        (b)     Lease Obligations. . . . . . . . . . . . . . . . . . 11
        (c)     Mergers, Etc . . . . . . . . . . . . . . . . . . . . 12
        (d)     Sales, Etc. of Assets. . . . . . . . . . . . . . . . 12
        (e)     Dividends, Repurchases, Etc. . . . . . . . . . . . . 12
        (f)     Investments. . . . . . . . . . . . . . . . . . . . . 12
        (g)     Change in Nature of Business . . . . . . . . . . . . 13
        (h)     Accounting Changes . . . . . . . . . . . . . . . . . 13
        (i)     Debt . . . . . . . . . . . . . . . . . . . . . . . . 13
        (j)     Charter Amendments . . . . . . . . . . . . . . . . . 13
        (k)     Prepayments, Etc. of Debt. . . . . . . . . . . . . . 13
        (l)     Amendment, Etc. of Related Documents . . . . . . . . 13
        (m)     Negative Pledge. . . . . . . . . . . . . . . . . . . 14
        (n)     Partnerships . . . . . . . . . . . . . . . . . . . . 14
        (o)     Capital Expenditures . . . . . . . . . . . . . . . . 14
        (p)     Issuance of Capital Stock. . . . . . . . . . . . . . 14
        (q)     Payment Restrictions . . . . . . . . . . . . . . . . 14

8.  Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . 15

9.  Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . 15

10.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . 15

11.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . . . . 15

12.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 16

13.  Continuing Guaranty; Assignments under the Credit
      Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  16

14.  Governing Law; Submission to Jurisdiction; Waiver of
     Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . 16

15.  Execution in Counterparts; Delivery by Telecopier . . . . . . . 17

Schedule I - Debt

Schedule II - Investments








                            GUARANTY


                GUARANTY dated July 27, 1994 made by Marvel V Holdings Inc., a Delaware corporation (the "Guarantor"), in favor of the Lenders (the "Lenders") party to the Credit Agreement (as defined below) and Citibank, N.A. ("Citibank"), as agent (the "Agent") for the Lenders.

                PRELIMINARY STATEMENT. The Lenders and the Agent are parties to a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"). It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Guarantor, as direct owner of 100 percent of the outstanding shares of stock of the Borrower, shall have executed and delivered this Guaranty.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:

                Section 1. Guaranty. The Guarantor hereby unconditionally guarantees (a) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents to which it is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding of the type referred to in Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (such Obligations being the "Guaranteed Payment Obligations") and (b) the performance when due of all other Obligations of the Borrower now or hereafter existing under the Loan Documents, whether affirmative or negative (such Obligations being the "Guaranteed Performance Obligations" and together with the Guaranteed Payment Obligations, the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Payment Obligations and would be owed by the Borrower to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

                Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Payment Obligations will be paid, and the Guaranteed Performance Obligations will be performed, strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

                (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its Subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

                (f) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

                Section 3.  Waivers.  (a)  The Guarantor hereby waives, to the extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any Collateral.

                (b) The Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Guaranteed Payment Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Payment Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

                (c) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                Section 4. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with
Section 2.10 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and
(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

                (c) The Guarantor will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that, in the event such Lender or the Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Agent shall refund, to the extent of any refund thereof made to such Lender or the Agent, any amounts paid by the Guarantor under this Section in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Agent agree that it will contest such Taxes, Other Taxes or liabilities if (i) the Guarantor furnishes to it an opinion of reputable tax counsel acceptable to such Lender or the Agent to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Agent determines, in its sole discretion, that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Agent, at its address referred to in the Credit Agreement, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, the Guarantor will furnish, or will cause such payor to furnish, to the Agent a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Agent, if organized under the laws of a jurisdiction outside the United States, shall, if requested in writing by the Guarantor or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so and only so long as Guarantor is making payments under this Guaranty), provide the Guarantor and (in the case of any such Lender other than the Agent) the Agent with two duly completed copies of Internal Revenue



Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

                (f) For any period with respect to which the Agent or a Lender has failed to provide the Guarantor with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as the Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Guarantor such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Agent or such Lender and would not, in the judgment of the Guarantor, be disadvantageous to the Guarantor.

                (g) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                (h)     If a Lender shall change its Lending Office other than
(i) at the request of the Guarantor or (ii) at a time when such change would not result in this Section requiring the Guarantor to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section than such Lender would have been entitled to receive had it not changed its Lending Office.


                Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                (a) The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Guarantor has been validly issued, is fully paid and non-assessable. Four Star is the legal and beneficial owner of all of the outstanding capital stock of the Guarantor (other than the shares issued in the name of the voting trustee (the "Voting Trustee") under the voting trust agreement described in Section 3.01(g)(xvii)(B) of the Credit Agreement (the "Voting Trust Agreement") and the Voting Trustee is the legal owner of the Voting Trust Stock, in each case free and clear of all Liens except for the Liens created by the Collateral Documents and the Voting Trust Agreement.

                (b) The execution, delivery and performance by the Guarantor of this Guaranty, each Loan Document and each Related Document to which it is or is to be a party and the consummation by the Guarantor of the transactions contemplated hereby, are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Guarantor's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, any of its Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) or (iv) except for the liens created by the Collateral Documents and the Voting Trust Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Guarantor or any of its Subsidiaries. Neither the Guarantor nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to such the Guarantor).

                (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by the Guarantor of this Guaranty or any other Loan Document or any Related Document to which it is or is to be a party or for the consummation by the Guarantor of the transactions contemplated hereby, (ii) the grant by the Guarantor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the filing of financing statements in accordance with Section 3.01(g)(viii) of the Credit Agreement and except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent. As of the date of the Consummation of the Transaction, all applicable waiting periods in connection with the Transaction and the other transactions contemplated hereby will have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

                (d) This Guaranty has been, and each other Loan Document to which the Guarantor is a party when delivered hereunder will have been, duly executed and delivered by the Guarantor. This Guaranty is, and each other Loan Document to which the Guarantor is a party when delivered hereunder will be, the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

                (e) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) or that purports to affect the legality, validity or enforceability of this Guaranty, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby or thereby.

                (f) The Guarantor and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan thereof. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Guarantor or any of its ERISA Affiliates. The amount of all Unfunded Pension Liabilities under all Plans of the Guarantor and its ERISA Affiliates does not exceed $60,000,000. None of the Guarantor or any of its ERISA Affiliates has made contributions or incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that such contributions shall be made or required or that such liability shall be incurred in any such case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Guarantor or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the 1992 annual report (Form 5500 Series) for each Plan of the Guarantor and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. The Guarantor and its Subsidiaries have no material liability with respect to "expected postretirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

                (g) The operations and properties of the Guarantor and each of its Subsidiaries are in substantial compliance with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Guarantor and its Subsidiaries and the Guarantor and its Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall mean the Guarantor); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall be the Guarantor).

                (h) The Guarantor and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                (i) Neither the Guarantor nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                (j) The Guarantor is, individually and together with its Subsidiaries, Solvent.

                (k) Set forth on Schedule I hereto is a complete and accurate list of all Debt of the Guarantor, showing as of the date hereof the principal amount outstanding thereunder and there is no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor that imposes any material Obligation or material restriction on the Guarantor.

                (l) Set forth on Schedule II is a complete and accurate list of all Investments held by the Guarantor, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                Section 6. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will:




                (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term Person shall refer to the Guarantor).

                (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

                (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than any Subsidiaries of Marvel) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any of its rights or franchise if the Board of Directors of the Guarantor or such Subsidiary (or, in the case of Marvel, the executive committee of the Board of Directors of Marvel) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Lenders.

                (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

                (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                (h) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to which such Person is a party to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Agent and, upon request of the Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as the Guarantor is entitled to make under such Related Document and cause its Subsidiaries to do all of the foregoing with respect to any Related Document it is party to.

                (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than the Guarantor or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided, however, that for purposes of this Section 6(i), the term "Affiliate" shall not include any officer or director of the Guarantor or such Subsidiary, as the case may be, who does not possess directly or indirectly the power to vote 5% or more of the Voting Stock of the Guarantor or its Subsidiaries; provided further that nothing in this Section 6(i) shall restrict the performance by the parties to the Marvel Tax Agreements of their respective obligations thereunder.

                (j) Mafco Tax Group. Maintain, and cause each of its domestic Subsidiaries (other than the subsidiaries of Marvel) to maintain, its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Mafco is the common parent.

                Section 7. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any



Lender shall have any Commitment, the Guarantor will not:

                (a) Liens, Etc. Create or suffer to exist, or permit the Borrower or any of its Non-Operating Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or sign or file, or permit the Borrower or its Non-Operating Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Guarantor, the Borrower or any of its Non-Operating Subsidiaries as debtor, or sign, or permit the Borrower or any of its Non-Operating Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Non-Operating Subsidiaries to assign, any right to receive income, other than the following Liens: (i) Liens created by the Loan Documents; (ii) the Liens described on Schedule V to the Credit Agreement provided, that in the event any property subject to any such Lien is released from such Lien, such released property may not thereafter be subjected to any Lien other than Liens created by the Loan Documents; (iii) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (iv) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (v) judgment or other similar Liens, provided that there shall be no period of more than 10 consecutive days during which a stay of enforcement of the related judgment shall not be in effect.

                (b) Lease Obligations. Create, incur, assume or suffer to exist, or permit the Borrower or any of its Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

                (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit the Borrower or any of its Non-Operating Subsidiaries to do so.

                (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit the Borrower or any of its Non-Operating Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant, or permit the Borrower or any of its Non-Operating Subsidiaries to grant, any option or other right to purchase, lease or otherwise acquire any assets except (i) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business, (ii) sales, leases, transfers or other dispositions of assets by the Borrower or a wholly-owned Non-Operating Subsidiary of the Guarantor to the Borrower or any other wholly owned Non-Operating Subsidiary of the Guarantor and (iii) sales, leases, transfers or other dispositions of assets (other than the capital stock of the Borrower or any Non-Operating Subsidiary that the Guarantor, the Borrower or any other Non-Operating Subsidiary owns directly) for cash and for no less than fair market value.

                (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit the Borrower or any of its Non-Operating Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Guarantor or any warrants, rights or options to acquire such capital stock, except that the Guarantor may
(i) declare and deliver dividends and distributions payable only in common stock or warrants, rights or options to acquire common stock and (ii) declare and pay cash dividends to its stockholders in an amount not to exceed the amount of cash dividends received by the Guarantor from the Borrower in accordance with the terms of the Credit Agreement.

                (f) Investments. Make or hold, or permit the Borrower or any of its Non-Operating Subsidiaries to make or hold, any Investment in any Person, other than (i) Investments by the Guarantor and its Subsidiaries in Cash Equivalents, (ii) a loan by the Borrower to Mafco of up to $240,000,000 out of the proceeds of the Advances, (iii) Investments by the Borrower or the Guarantor in Mafco or any of its Subsidiaries in an amount not to exceed the amount released by the Agent from the Borrower Collateral Account pursuant to the provisions of Section 7 of the Borrower Security Agreement or the amount released by the Agent from the Mafco Collateral Accounts pursuant to Section 7 of the Mafco Security Agreement, (iv) loans or advances by Marvel III to Mafco in connection with payments to be made pursuant to the terms of the Marvel Tax Agreements, (v) Investments existing on the date hereof and (vi) contributions by the Guarantor, the Borrower or any of its Non-Operating Subsidiaries of common stock of Marvel to any Non-Operating Subsidiary.

                (g) Change in Nature of Business. (i) Engage in any business other than the ownership of the capital stock of the Borrower or (ii) permit the Borrower or a Non-Operating Subsidiary to make any change in the nature of the business carried on at the date hereof by the Borrower or such Non-Operating Subsidiary, as the case may be.

                (h) Accounting Changes. Make or permit, or permit any of its Non-Operating Subsidiaries to make or permit, any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case as required or permitted by GAAP.




                (i) Debt. Create, incur, assume or suffer to exist, or permit the Borrower or any of its Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any Debt other than: (i) in the case of the Guarantor, Debt under loans made to the Guarantor by FN Holdings and FN Parent;
(ii) in the case of the Guarantor and the Borrower, Debt under the Loan Documents; (iii) in the case of any of its Non-Operating Subsidiaries, (A) in the case of Marvel III, the Marvel III Debt existing on the date hereof, (B) in the case of Marvel Parent, the guaranty of the Marvel III Debt and the Marvel Parent Debt and (C) in the case of Marvel Holdings, the Marvel Holdings Debt; and (iv) in the case of the Guarantor, the Borrower and any of its Non-Operating Subsidiaries, endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                (j) Charter Amendments. Amend, or permit the Borrower or any of its Non-Operating Subsidiaries to amend, its certificate of incorporation or bylaws.

                (k) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or amend, modify or change in any manner any term or condition of any Debt or any agreement relating to such Debt, or permit the Borrower or any of its Non-Operating Subsidiaries to do any of the foregoing other than (i) in the case of the Borrower, the prepayment of the Advances in accordance with the terms of the Credit Agreement, (ii) in the case of Marvel III, Marvel Parent and Marvel Holdings, to make regularly scheduled or required repayments or redemptions of the Marvel III Debt, the Marvel Parent Debt and the Marvel Holdings Debt, respectively and (iii) in the case of the Guarantor, the prepayment of Debt owing to FN Parent and FN Holdings from the proceeds of dividends received by the Guarantor from the Borrower or from capital contributions from Four Star in an amount not to exceed the amount released by the Agent from the Mafco Collateral Accounts pursuant to the provisions of Section 7 of the Mafco Security Agreement.

                (l) Amendment, Etc. of Related Documents. Cancel or terminate any Related Document to which it is a party or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any such Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document, or take any other action in connection with any such Related Document that would impair the value of the interest or rights of the Guarantor thereunder or that would impair the interest or rights of the Agent or any Lender or permit any of its Subsidiaries to do any of the foregoing.

                (m) Negative Pledge. Enter into or suffer to exist, or permit the Borrower or any of its Non-Operating Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or (ii) any prohibition or condition existing on the date hereof.

                (n) Partnerships. Become a general partner in any general or limited partnership, or permit the Borrower or any of its Non-Operating Subsidiaries to do so.

                (o) Capital Expenditures. Make, or permit the Borrower or any Non-Operating Subsidiary to make, any Capital Expenditures.

                (p) Issuance of Capital Stock. Issue, or permit the Borrower or any Non-Operating Subsidiary to issue, any capital stock or warrants, rights or options to acquire such capital stock.

                (q) Payment Restrictions. Create or otherwise cause or suffer to exist or become effective, or permit the Borrower or any of its Non-Operating Subsidiaries to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of the Guarantor, the Borrower or such Non-Operating Subsidiary to (i) pay dividends or make any other distributions on any of the Guarantor's, the Borrowers or such Non-Operating Subsidiary's capital stock, (ii) make loans or advances to Mafco or any subsidiary of Mafco or (iii) repay or prepay Debt owed by the Guarantor, the Borrower or a Non-Operating Subsidiary other than any (x) consensual encumbrances or restrictions existing on the date hereof and (y) other consensual encumbrances or restrictions that are no more onerous than those encumbrances and restrictions in existence on the date hereof with respect to the Guarantor, the Borrower or such Non-Operating Subsidiary, as the case may be.

                Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) change the number of Lenders required to take any action hereunder.

                Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to the Guarantor, addressed to it at 38 East 63rd Street, New York, New York 10021 Attention: Secretary, if to the Agent or any Lender, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

                Section 10. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                Section 12. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Lenders under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lenders from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of the legal counsel of the Lenders and the reasonable and documented charges of the internal legal counsel of the Lenders) suffered or incurred by the Lenders as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

                Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

                (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT



THEREOF.

                Section 15. Execution in Counterparts; Delivery by Telecopier. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.




                IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                                        MARVEL V HOLDINGS INC.


                                                 By ---------------------
                                                            Title:






                                                        EXECUTION COPY










               AMENDED AND RESTATED MAFCO GUARANTY

                    Dated as of June 24, 1995

                              From

                       MAFCO HOLDINGS INC.

                          as Guarantor

                           in favor of

 THE LENDERS PARTY TO THE AMENDED AND RESTATED CREDIT AGREEMENT
                       REFERRED TO HEREIN

                               and

                         CITIBANK, N.A.

                            as Agent





                T A B L E   O F   C O N T E N T S



Section                                                      Page

 1.  Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

 2.  Guaranty Absolute . . . . . . . . . . . . . . . . . . . . . . . . .  2

 3.  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

 4.  Payments Free and Clear of Taxes, Etc . . . . . . . . . . . . . . .  4

 5.  Representations and Warranties. . . . . . . . . . . . . . . . . . .  6

 6.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . 12
                   (a)  Compliance with Laws, Etc. . . . . . . . . . . . 12
                   (b)  Compliance with Environmental Laws . . . . . . . 12
                   (c)  Maintenance of Insurance . . . . . . . . . . . . 13
                   (d)  Preservation of Corporate Existence, Etc . . . . 13
                   (e)  Visitation Rights. . . . . . . . . . . . . . . . 13
                   (f)  Keeping of Books . . . . . . . . . . . . . . . . 13
                   (g)  Maintenance of Properties, Etc . . . . . . . . . 13
                   (h)  Performance of Related Documents and FN
                        Documents  . . . . . . . . . . . . . . . . . . . 14
                   (i)  Collateral Account . . . . . . . . . . . . . . . 14
                   (j)  Reporting Requirements . . . . . . . . . . . . . 14
                   (k)  Transactions with Affiliates . . . . . . . . . . 17
                   (l)  Mafco Tax Group. . . . . . . . . . . . . . . . . 18
                   (m)  Notices. . . . . . . . . . . . . . . . . . . . . 18
                   (n)  Certain Payments . . . . . . . . . . . . . . . . 18
                   (o)  Prepayment of Advances and Additional Collateral 18
                   (p)  Termination of Financing Statements. . . . . . . 19

 7.  Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . 20
                   (a)  Liens, Etc . . . . . . . . . . . . . . . . . . . 20
                   (b)  Lease Obligations. . . . . . . . . . . . . . . . 20
                   (c)  Mergers, Etc . . . . . . . . . . . . . . . . . . 20
                   (d)  Sales, Etc. of Assets. . . . . . . . . . . . . . 20
                   (e)  Dividends, Repurchases, Etc. . . . . . . . . . . 21
                   (f)  Investments. . . . . . . . . . . . . . . . . . . 21
                   (g)  Change in Nature of Business . . . . . . . . . . 22
                   (h)  Accounting Changes . . . . . . . . . . . . . . . 22
                   (i)  Debt . . . . . . . . . . . . . . . . . . . . . . 22
                   (j)  Charter Amendments . . . . . . . . . . . . . . . 22
                   (k)  Prepayments, Etc. of Debt. . . . . . . . . . . . 23
                   (l)  Amendment, Etc. of Related Documents . . . . . . 23
                   (m)  Negative Pledge. . . . . . . . . . . . . . . . . 23
                   (n)  Partnerships . . . . . . . . . . . . . . . . . . 23
                   (o)  Capital Expenditures . . . . . . . . . . . . . . 23
                   (p)  Issuance of Capital Stock. . . . . . . . . . . . 23
                   (q)  Payment Restrictions . . . . . . . . . . . . . . 23

 8.  Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . 24

 9.  Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

10.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . 24

11.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . . . . . . 24

12.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 25

13.  Continuing Guaranty; Assignments Under the Amended and Restated
     Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . 25

14.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial . . 25

15.  Execution in Counterparts; Delivery by Telecopier . . . . . . . . . 26


Schedule I - Subsidiaries

Schedule II - Liens

Schedule III - Authorizations, etc.

Schedule IV - Open Years

Schedule V - Debt

Schedule VI - Investments







                  AMENDED AND RESTATED GUARANTY


                AMENDED AND RESTATED GUARANTY dated as of June 29, 1995 made by Mafco Holdings Inc., a Delaware corporation (the "Guarantor"), in favor of the Lenders (the "Lenders") party to the Amended and Restated Credit Agreement (as defined below) and Citibank, N.A. ("Citibank"), as agent (the "Agent") for the Lenders.

                PRELIMINARY STATEMENTS. (1) Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), entered into a Credit Agreement dated as of July 20, 1994, as heretofore amended (as so amended, the "Existing Credit Agreement"), with financial institutions and other institutional lenders party thereto (the "Existing Lenders") and Citibank, as agent for the Existing Lenders. In consideration of the premises and in order to induce the Existing Lenders to make advances under the Existing Credit Agreement, the Guarantor entered into a Guaranty dated July 27, 1994 in favor of the Existing Lenders and Citibank, as agent for the Existing Lenders.

                (2) The Borrower has entered into an Amended and Restated Credit Agreement dated as of June 29, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Amended and Restated Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with the Lenders and the Agent which amends and restates the Existing Credit Agreement in its entirety.

                (3) It is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that the Guarantor, as indirect owner of 100 percent of the outstanding shares of stock of the Borrower, shall have executed and delivered this Guaranty.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amended and Restated Credit Agreement, the Guarantor hereby agrees as follows:

                Section 1. Guaranty. The Guarantor hereby unconditionally guarantees (a) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of each Loan Party now or hereafter existing under the Loan Documents, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding of the type referred to in Section 6.01(e) of the Amended and Restated Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (such Obligations being the "Guaranteed Payment Obligations") and (b) the performance when due of all other Obligations of each Loan Party now or hereafter existing under the Loan Documents, whether affirmative or negative (such Obligations being the "Guaranteed Performance Obligations" and together with the Guaranteed Payment Obligations, the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Payment Obligations and would be owed by each Loan Party to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party.

                Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Payment Obligations will be paid, and the Guaranteed Performance Obligations will be performed, strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Loan Party or whether the Loan Parties are joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

                (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its Subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of the Borrower, any other Loan Party or any of their respective Subsidiaries; or




                (f) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor, any other Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

                Section 3. Waivers. (a) The Guarantor hereby waives, to the extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower, any other Loan Party or any other Person or any Collateral.

                (b) The Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Guaranteed Payment Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Payment Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

                (c) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                Section 4. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with
Section 2.12 of the Amended and Restated Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Applicable Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

                (c) The Guarantor will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that, in the event such Lender or the Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Agent shall refund, to the extent of any refund thereof made to such Lender or the Agent, any amounts paid by the Guarantor under this Section in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Agent agree that it will contest such Taxes, Other Taxes or liabilities if (i) the Guarantor furnishes to it an opinion of reputable tax counsel acceptable to such Lender or the Agent to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Agent determines, in its sole discretion, that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Agent, at its address referred to in the Amended and Restated Credit Agreement, appropriate evidence of payment thereof.



If no Taxes are payable in respect of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, the Guarantor will furnish, or will cause such payor to furnish, to the Agent a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Agent, if organized under the laws of a jurisdiction outside the United States, shall, if requested in writing by the Guarantor or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so and only so long as Guarantor is making payments under this Guaranty), provide the Guarantor and (in the case of any such Lender other than the Agent) the Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

                (f) For any period with respect to which the Agent or a Lender has failed to provide the Guarantor with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as the Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Guarantor such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Agent or such Lender and would not, in the judgment of the Guarantor, be disadvantageous to the Guarantor.

                (g) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                (h) If a Lender shall change its Applicable Lending Office other than (i) at the request of the Guarantor or (ii) at a time when such change would not result in this Section 4 requiring the Guarantor to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 4 than such Lender would have been entitled to receive had it not changed its Applicable Lending Office.

                Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                (a) Each of the Relevant Parties (as defined below) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to such Relevant Party) and
(iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Bank is duly and validly organized and is an existing federal savings bank in good standing under the laws of the United States of America with full power and authority to own, lease and operate its properties and conduct its business as now conducted and as proposed to be conducted. For purposes of this Guaranty, the term "Relevant Party" shall mean the Guarantor, M&F, Andrews, Four Star, New Coleman, FN Holdings and FN Parent (FN Holdings and FN Parent shall collectively be referred to as the "Designated Relevant Parties").

                (b) Set forth on Schedule I hereto is a complete and accurate list of each Designated New World Subsidiary, the Bank, the Borrower Parent, C&F Guarantor (collectively, the "Relevant Subsidiaries"), and each Relevant Party, showing as of the date hereof (as to each such Relevant Party and Relevant Subsidiary) the jurisdiction of its incorporation or organization, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) in the case of the Guarantor, as set forth on Schedule I, and in the case of the other Relevant Parties and the Relevant Subsidiaries, by the Guarantor, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Relevant Parties and such Relevant Subsidiaries has been validly issued, is fully paid and non-assessable and is owned, in the case of the Guarantor, as set forth on Schedule I, and in the case of the other Relevant Parties and the Relevant Subsidiaries, by the Guarantor or one or more of its Subsidiaries (except as set forth in Schedule I) free and clear of all Liens, except those created by the Collateral Documents and those set forth on Schedule II hereto. Each such Relevant Subsidiary (other than the Bank) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                (c) The execution, delivery and performance by each Relevant Party of this Guaranty, each other Loan Document and each Related Document to which it is or is to be a party, the execution, delivery and performance by each Relevant Party and the Bank of each FN Document to which it is or is to be a party and the consummation by each Relevant Party and the Bank of the transactions contemplated hereby and thereby, are within such Person's corporate powers, have been duly authorized by all necessary corporate action, and do not
(i) contravene such Person's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting such Person, any of its Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to such Relevant Party or the Bank, as the case may be) or (iv) except for the liens created by the Collateral Documents and the voting trust agreements referred to in Sections 3.01(g)(xvi)(B), 3.01(g)(xvi)(C), 3.02(i)(xv)(B), 3.02(i)(xv)(C) and
3.02(i)(xv)(D) of the Existing Credit Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Relevant Party or the Bank, as the case may be. Neither any Relevant Party nor the Bank is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to such Relevant Party or the Bank, as the case may be).

                (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by any Relevant Party of this Guaranty, each other Loan Document and each Related Document to which it is or is to be a party, the due execution, delivery and performance by any Relevant Party or the Bank of each FN Document to which it is or is to be a party or for the consummation by such Relevant Party or the Bank of the transactions contemplated hereby and thereby, (ii) the grant by any Relevant Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule III hereto pertaining to each Relevant Party or the Bank, as the case may be, all of which (other than as described in such Schedule) have been duly obtained, taken, given or made and are in full force and effect and except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent. All applicable waiting periods in connection with the transactions contemplated hereby will have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the rights of the Relevant Parties freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

                (e) (i) This Guaranty has been, and each other Loan Document and each Related Document to which any Relevant Party is a party when delivered under the Existing Credit Agreement or the Amended and Restated Credit Agreement has been or will have been, as the case may be, duly executed and delivered by each Relevant Party thereto. This Guaranty is, and each other Loan Document and each Related Document to which any Relevant Party is a party when delivered under the Existing Credit Agreement or the Amended and Restated Credit Agreement is or will be, as the case may be, the legal, valid and binding obligations of such Relevant Party, enforceable against such Relevant Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

                (ii) Each FN Document and each Related Document to which each FN Party is a party will be the legal, valid and binding obligation of such FN Party, enforceable against such FN Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

                (f) The Consolidated balance sheets of the Bank and its Subsidiaries as at December 31, 1994, and the related Consolidated and consolidating statements of income and cash flows of the Bank and its Subsidiaries for the fiscal year then ended, accompanied in the case of the aforementioned Consolidated balance sheets and related Consolidated statements of income and cash flows by an opinion of KPMG Peat Marwick, independent public accountants, and the Consolidated balance sheets of the Bank and its Subsidiaries as at March 31, 1995, and the related Consolidated statements of income and cash flows of the Bank and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Bank, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at March 31, 1995, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Bank and its Subsidiaries as at such dates and the Consolidated results of the operations of the Bank and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 1994, there has been no Material Adverse Change relating to the Bank.

                (g) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting any Relevant Party or the Bank before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to such Relevant Party or the Bank, as the case may be) or that purports to affect the legality, validity or enforceability of this Guaranty, any other Loan Document, any Related Document or any Transaction Document or the consummation of the Transaction and the other transactions contemplated hereby or thereby.

                (h) The Guarantor and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan thereof. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Guarantor or any of its ERISA Affiliates. The amount of all Unfunded Pension Liabilities under all Plans of the Guarantor and its ERISA Affiliates does not exceed $60,000,000. Neither the Guarantor nor any of its ERISA Affiliates has made contributions or incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that such contributions shall be made or required or that such liability shall be incurred in any such case in amounts or under circumstances that would be reasonably likely to result in a material liability to such Relevant Party or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the 1992 annual report (Form 5500 Series) for each Plan of each Relevant Party and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. The obligations of each Relevant Party and its Subsidiaries for post-retirement benefits to be provided under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) are not reasonably likely to have a Material Adverse Effect (in the case of the clause (a) of the definition thereof, the term "Person" shall refer to such Relevant Party).

                (i) The operations and properties of the Guarantor, each Relevant Party and the Bank are in substantial compliance with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each such Person and each such Person is in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall mean such Person); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against such Person or any of its properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall mean such Person).

                (j) Each A Company, each Designated Operating Company, the Bank and each of the Subsidiaries of the foregoing (i) except with respect to MacAndrews & Forbes Group, Incorporated and its Subsidiaries, has filed all tax returns (Federal, state, local or foreign) required to be filed, (ii) except with respect to MacAndrews & Forbes Group, Incorporated and its Subsidiaries, has caused to be filed all tax returns (Federal, state, local or foreign) required to be filed or (iii) has been included in all tax returns (Federal, state, local or foreign) required to be filed by each A Company, each Designated Operating Company, the Bank and each of the Subsidiaries of the foregoing (other than state, local and foreign tax returns required to be filed by MacAndrews & Forbes Group, Incorporated and its Subsidiaries) in which it is required to be included and has paid all taxes shown to be due on all of the returns referred to in this Section 5(j), together with applicable interest and penalties.

                (k) Set forth on Schedule IV hereto is a complete and accurate list, as of the date hereof, of each taxable year of the Guarantor for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "Open Year").

                (l) The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of the Guarantor and its Subsidiaries proposed by the Internal Revenue Service with respect to Open Years does not exceed $0. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (m) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each A Company, each Designated Operating Company and the Bank and each of the Subsidiaries of the foregoing required to be or actually included with such A Company or Designated Operating Company for any taxable year in any consolidated, combined or unitary state, local and foreign tax return proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $12,000,000. No issues have been raised by such taxing authorities that, in the aggregate, would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (n) As of the date hereof, based upon currently available information pertaining to the consolidated federal income tax return for the year ended December 31, 1994 to be filed by the affiliated group of corporations with respect to which Mafco files a consolidated federal income tax return (the "Group"), as of December 31, 1994 the consolidated net operating loss (including carryforwards) of the Group for federal income tax purposes, free of the limitations under Sections 382 and 383 of the Code and the separate return limitation year rules and the consolidated return change of ownership rules under section 1502 of the Code and the regulations thereunder, is not less than $2,200,000,000 for regular tax purposes and is not less than $1,000,000,000 for alternative minimum tax purposes.

                (o) Neither the Guarantor nor any Relevant Party nor the Bank is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                (p) Each Relevant Party is, individually and together with its Subsidiaries, Solvent, and the Bank is, individually and together with its Subsidiaries, Solvent.

                (q) Set forth on Schedule V hereto is a complete and accurate list of all Debt (other than intercompany Debt and Debt under the Loan Documents) of each Relevant Party that imposes any material obligation or material restriction on such Relevant Party, showing as of the date hereof the principal amount outstanding thereunder, and there is no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument evidencing Debt that imposes any material Obligation or material restriction on any Relevant Party.

                (r) Set forth on Schedule VI hereto is a complete and accurate list of all Investments (other than intercompany Debt) held by each Relevant Party, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                (s) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

                (t) The Guarantor has, independently and without reliance upon the Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

                (u) Marvel is entitled to be included in the consolidated return of Mafco pursuant to Section 1504(a)(3) of the Code and has been so included since March 26, 1993.

                Section 6. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will:

                (a)     Compliance with Laws, Etc.    Comply, and cause each
other Relevant Party to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (b) Compliance with Environmental Laws. Comply and cause each other Relevant Party and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each other Relevant Party to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Guarantor nor any Relevant Party shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                (c) Maintenance of Insurance. Maintain, and cause each other Relevant Party to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such other Relevant Party operates.

                (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Relevant Party to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Guarantor nor any other Relevant Party shall be required to preserve any right or franchise if the Board of Directors of the Guarantor or such other Relevant Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such other Relevant Party, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such other Relevant Party or the Lenders.

                (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any other Relevant Party, and to discuss the affairs, finances and accounts of the Guarantor and any of the Relevant Parties with any of their officers or directors and with their independent certified public accountants.

                (f) Keeping of Books. Keep, and cause each other Relevant Party to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such other Relevant Party to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

                (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each other Relevant Party to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                (h) Performance of Related Documents and FN Documents. Perform and observe, and cause each other Relevant Party to perform and observe, all of the terms and provisions of each Related Document to which it is a party and each FN Document to which it is a party to be performed or observed by it, maintain, and cause each other Relevant Party to maintain, each such Related Document and each such FN Document in full force and effect, enforce, and cause each other Relevant Party to enforce, each such Related Document and each such FN Document in accordance with its terms, take, and cause each other Relevant Party to take, all such action to such end as may be from time to time requested by the Agent and, upon request of the Agent, make, and cause each other Relevant Party to make, to each other party to each such Related Document and each such FN Document such demands and requests for information and reports or for action as such Relevant Party is entitled to make under such Related Document or such FN Document, as the case may be.

                (i) Collateral Accounts. Maintain the Mafco Collateral Accounts with Citibank pursuant to the terms of the Mafco Security Agreement.

                (j) Reporting Requirements. Furnish to the Lenders through the Agent:

                (i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Bank, Consolidated balance sheets of the Bank and its Subsidiaries as of the end of such quarter and Consolidated statements of earnings, cash flows and stockholders' equity of the Bank and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Bank by the chief financial officer of the Bank;

                (ii) as soon as available and in any event within 105 days after the end of each fiscal year of the Bank, a copy of the annual audit report for such year for the Bank and its Subsidiaries, containing financial statements for such year certified in a manner reasonably acceptable to the Required Lenders by KPMG Peat Marwick or other independent public accountants reasonably acceptable to the Required Lenders;

                (iii) as soon as available and in any event no later than February 1 of each fiscal year of the Bank, forecasts prepared by management of the Bank for such fiscal year, in form satisfactory to the Agent, of balance sheets, income statements and cash flow statements of the Bank on a quarterly basis for the term of the Facility;

                (iv) promptly after the sending or filing thereof, copies of any filings and statements that any Relevant Party files with the Securities and Exchange Commission or any national securities exchange;

                (v) promptly and in any event within (A) thirty days after the Guarantor knows or has reason to know that any ERISA Event with respect to the Guarantor or any of its ERISA Affiliates has occurred, a statement describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate proposes to take with respect thereto, (B) thirty days either after receipt thereof by the Guarantor or after the Guarantor knows or has reason to know of the receipt thereof by any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Guarantor or any of its ERISA Affiliates, a copy of each notice received by any such Person concerning the imposition of Withdrawal Liability upon such Person, the reorganization or termination of such Multiemployer Plan, or the amount of the liability incurred, or that may be incurred, by the Guarantor or any of its ERISA Affiliates in connection with any such event and (C) ten Business Days after either receipt thereof by the Guarantor or after the Guarantor knows or has reason to know of the receipt thereof by any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Guarantor or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan; provided, that in the case of any event that occurs in clause (A), (B) or (C) hereof, such event has a Material Adverse Effect (in the case of clause (a) of the definition thereof, "Person" shall refer to the Guarantor);

                (vi) in the event of any change in GAAP from the date of the financial statements referred to in Section 5(f) and upon delivery of any financial statement required to be furnished under clauses (i) or (ii) of this
Section 6(j), a statement of reconciliation conforming any information contained in such financial statement with GAAP as in effect on the date of the financial statements referred to in Section 5(f);

                (vii) promptly upon any officer of any Relevant Party or the Bank obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting such Relevant Party or the Bank or any property of such Relevant Party or the Bank (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or (B) any material development in any proceeding that is already pending, where such Proceeding or development has not previously been disclosed by any Relevant Party or the Bank to the Lenders and would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to such Relevant Party or the Bank, as the case may
be); together in each case with such other information as any Lender through the Agent may reasonably request to enable the Lenders and their counsel to evaluate such matters;

                (viii) promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Relevant Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6(j);

                (ix) promptly upon receipt thereof, copies of all notices, requests and other documents received by the Guarantor or any Relevant Party under or pursuant to any Related Document and, from time to time upon request by the Agent, such information and reports regarding the Related Documents as the Agent may reasonably request;

                (x) within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Guarantor is a member aggregating $10,00,000 or more;

                (xi) promptly, and in any event within five Business Days after the due date (with extensions) for filing the final Federal income tax return in respect of each taxable year, a certificate of the Guarantor (a "Tax Certificate"), signed on behalf of the Guarantor by the President or the chief financial officer of the Guarantor, stating that the Guarantor, as the common parent of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Guarantor is a member, has paid to the Internal Revenue Service the full amount shown as due on such final Federal income tax return;

                (xii) promptly after the occurrence thereof, notice of any condition or occurrence on any property of the Guarantor or any other Relevant Party or the Bank that results in a material noncompliance by the Guarantor or such other Relevant Party or the Bank with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any other Relevant Party or the Bank or any such property that would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor and the Bank) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any Relevant Party or the Bank or such property that could have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor and the Bank) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

                (xiii) promptly after the execution thereof, copies of any regulatory agreement entered into by the Bank;

                (xiv) promptly upon any officer of the Bank or the Guarantor obtaining knowledge thereof, written notice of any regulatory action or any proposed regulatory actions that relates specifically to the Bank or any of its Subsidiaries and promptly upon receipt thereof, copies of any notices made by any regulatory agency having supervisory authority over the Bank that relates specifically to the Bank or any of its Subsidiaries;

                (xv) promptly, and in any event within 30 days after the end of each fiscal quarter of the Guarantor, a certificate of the chief financial officer of the Guarantor stating that as of the end of such fiscal quarter the Guarantor is not required to take any of the actions described in Section 6(o) hereof, together with a schedule in form and substance reasonably satisfactory to the Agent setting forth in reasonable detail the computations and other information upon which such certification is based (including, without limitation, computations of the Defeased Debt Amount and Net Equity Value with respect to each Designated Person);

                (xvi) promptly after the making of any payment to Mafco by any Person under any FN Tax Agreement, a certificate signed on behalf of the Guarantor by the president or chief financial officer of the Guarantor, stating the amount of such payment, together with a schedule in form and substance reasonably satisfactory to the Agent setting forth in reasonable detail the computations and other information on which the amount of such payment was calculated; and




                (xvii) such other information respecting the condition (financial or otherwise), operations, assets or business of the Guarantor or any other Relevant Party or the Bank as any Lender through the Agent may from time to time reasonably request.

                (k) Transactions with Affiliates. Conduct, and cause each of the Relevant Parties to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than between any Relevant Party and any Subsidiary of such Relevant Party) on terms that are fair and reasonable and no less favorable to the Guarantor or such other Relevant Party than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided, however, that for purposes of this Section 6(i), the term "Affiliate" shall not include any officer or director of the Guarantor or such Subsidiary, as the case may be, who does not possess directly or indirectly the power to vote 5% or more of the Voting Stock of the Guarantor or its Subsidiaries; provided further that nothing in this Section 6(k) shall restrict the performance by the parties to the Related Documents of their respective obligations thereunder.

                (l) Mafco Tax Group. Cause each A Company and each of the domestic Subsidiaries of Borrower Parent (other than the Subsidiaries of Marvel), Coleman Guarantor (other than the Subsidiaries of Coleman) and First Gibraltar (Parent) Holdings Inc. (other than the Subsidiaries of the Bank) to maintain, its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Guarantor is the common parent.

                (m) Notices. Furnish to the Borrower each of the notices required to be delivered by the Borrower pursuant to Section 5.01(k) of the Amended and Restated Credit Agreement relating to the Guarantor or any of its Subsidiaries (other than the Borrower and its Subsidiaries) within the time periods specified for the delivery of such notices in such Section 5.01(k).

                (n) Certain Payments. Cause any advance made by FN Holdings or FN Parent to Borrower Parent to be subordinated to all Obligations of the Borrower Parent under the Loan Documents upon the terms and conditions set forth in Exhibit A hereto.

                (o) Prepayment of Advances and Additional Collateral. (i) At any time that the ratio of (A) Net Residual Value plus the amount, if any, on deposit in the Second Mafco Collateral Account plus the value (as shall be determined in a manner agreed upon by the Guarantor and the Supermajority Lenders at the time of the pledge of such collateral) of the collateral, if any, previously pledged pursuant to the proviso in this Section 6(o)(i), in each case at such time to (B) the sum of the aggregate principal amount of all Advances then outstanding plus the aggregate unused Commitments is less than 3 to 1, the Guarantor shall, on the Business Day immediately following the date of such event, either (x) cause the Borrower to prepay the Advances, (y) deposit cash in the Second Mafco Collateral Account, or (z) take any combination of the actions specified in clauses (x) and (y), in any such case in an amount such that the ratio of the sum of Net Residual Value at such time plus the amount, if any, on deposit in the Second Mafco Collateral Account plus the value (as shall be determined in a manner agreed upon by the Guarantor and the Supermajority Lenders at the time of the pledge of such collateral) of the collateral, if any, previously pledged pursuant to the proviso in this Section 6(o)(i), in each case at such time, to the sum of the aggregate principal amount of all Advances then outstanding plus the aggregate unused Commitments shall be 3 to 1 or greater; provided, however, that notwithstanding the foregoing, if, following the date of any such deposit, the Guarantor and the Supermajority Lenders shall have agreed to substitute for the cash collateral on deposit in the Second Mafco Collateral Account, other real and/or personal property of the Guarantor and its Subsidiaries to secure the Obligations of the Borrower and the other Loan Parties under the Loan Documents, the Guarantor shall, or shall cause the appropriate Subsidiary to, take all action necessary to pledge, assign or grant a security interest in such other collateral as the Supermajority Lenders may reasonably request. Upon the pledge, assignment and granting of a security interest in such other collateral, the Agent shall pay and release, free of the Lien created under the Mafco Security Agreement to Mafco or at its order and at the request of Mafco, the amount on deposit in the Second Mafco Collateral Account.

        (ii) At any time that (1) the Net Equity Value of at least two of Coleman, Marvel, MCG or New World, on an individual basis, is not greater than or equal to $150,000,000 and (2) the Net Equity Value of at least one of Coleman, Marvel, MCG and New World (other than the two Persons satisfying the requirements specified in clause (1) on an individual basis, is not greater than or equal to $100,000,000, the Guarantor shall on the Business Day immediately following the date of such event, either (x) deposit cash in the Second Mafco Collateral Account, (y) pledge, or cause one of its Subsidiaries to pledge, upon terms and conditions reasonably satisfactory to the Supermajority Lenders, shares of common stock of a corporation that is publicly traded on a national stock exchange or on the Nasdaq National Market System or (z) take any combination of the actions specified in clauses (x) and (y), in any such case in an aggregate amount such that the sum of the aggregate amount of all deposits made pursuant to clause (x), plus 50% of the aggregate value (based on the average of the closing prices of such shares on a national stock exchange or on the Nasdaq National Market System during the relevant Calculation Period) of the common stock pledged pursuant to clause (y), plus the aggregate amount of all previous deposits, if any, and the aggregate value (based on the average of the closing prices of such shares on a national stock exchange or the Nasdaq National Market System during the relevant Calculation Period) of all prior pledges of common stock, if any, made pursuant to clause (x) or (y), respectively, equals the difference of (A) $400,000,000 and (B) the sum of the three highest Net Equity Values on such date of Coleman, Marvel, MCG and New World. Such cash collateral or pledged shares shall secure the obligations of the Loan Parties under the Loan Documents.




                (p) Termination of Financing Statements. Upon the request of the Agent, and at the expense of the Guarantor, within 10 days after such request, furnish to the Agent proper termination statements on Form UCC-3 covering such financing statements as the Agent may reasonably request that were listed in the completed requests for information referred to in Sections 3.01(g)(viii)(3), 3.01(g)(ix), 3.02(j)(viii) of the Existing Credit Agreement and Sections 3.01(f)(vii) and 3.01(f)(viii) of the Amended and Restated Credit Agreement.

                Section 7. Negative Covenants. The Guarantor covenants and agrees that, so long as any of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will not:

                (a) Liens, Etc. Create or suffer to exist, or permit any Relevant Party to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or sign or file, or permit any Relevant Party to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Guarantor or any other Relevant Party as debtor, or sign, or permit any Relevant Party to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any other Relevant Party to assign, any right to receive income, other than the following Liens: (i) Liens created by the Loan Documents; (ii) the Liens described on Schedule II hereto, provided, that in the event any property of subject to any such Lien is released from such Lien, such released property may not thereafter be subjected to any Lien other than Liens created by the Loan Documents; (iii) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (iv) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (v) judgment or other similar Liens, provided that there shall be no period of more than 10 consecutive days during which a stay of enforcement of the related judgment shall not be in effect and (vi) Liens on shares of common stock of Marvel required to be pledged by Four Star pursuant to the terms of the Letter of Credit and Reimbursement Agreement listed on Schedule V hereto.

                (b) Lease Obligations. Permit the Designated Relevant Parties to create, incur, assume or suffer to exist, any obligations as lessee
(i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

                (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any other Relevant Party to do so.

                (d) Sales, Etc. of Assets. (i) Sell, lease, transfer or otherwise dispose of, or permit any other Relevant Party (other than a Designated Relevant Party) to sell, lease, transfer or otherwise dispose of, any assets or grant any option or other right to purchase, lease or otherwise acquire any assets except (x) for dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business and (y) for sales, leases, transfers or other dispositions of assets (other than the capital stock of any of the A Companies that such Relevant Party owns directly) by such Relevant Party for cash and for no less than fair market value.

                (ii) Permit any Designated Relevant Party to sell, lease, transfer or otherwise dispose of any assets or grant any option or other right to purchase, lease or otherwise acquire any assets except for dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business.

                (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such except that the Guarantor may (i) declare and deliver dividends and distributions payable only in common stock or warrants, rights or options to acquire common stock and (ii) declare and pay cash dividends to its stockholders unless, at the time of such payment and after giving effect to such payment, (x) a Default set forth in Section 6.01(a) of the Amended and Restated Credit Agreement shall have occurred and be continuing, (y) a Default set forth in Section 6(o) hereof shall have occurred and be continuing or (z) no amount on deposit at such time in the Borrower Collateral Account or the Mafco Collateral Account (including, without limitation, (A) equity contributions arising from any dividend, distribution, loan or advance made by the Bank, (B) amounts paid under or in connection with any Related Document and (C) other amounts required to be applied to a prepayment of the Advances pursuant to the terms of the Amended and Restated Credit Agreement) is being released solely as a result of the application of the provisions of Section 2.05(b)(vi) of the Amended and Restated Credit Agreement (it being understood and agreed that Section 2.05(b)(vi) shall be deemed inapplicable to any amounts released from the Borrower Collateral Account or the Mafco Collateral Account pursuant to a consent of the Lenders or Required Lenders, as applicable, delivered in accordance with the Amended and Restated Credit Agreement).

                (f) Investments. (i) Make, or permit any other Relevant Party (other than a Designated Relevant Party) to make, any Investment in any holder of capital stock of the Guarantor except that the Guarantor or any



Relevant Party may make such an Investment unless, at the time of such Investment and after giving effect to such Investment, (x) a Default set forth in Section 6.01(a) of the Amended and Restated Credit Agreement shall have occurred and be continuing, (y) a Default set forth in Section 6(o) hereof shall have occurred and be continuing or (z) no amount on deposit at such time in the Borrower Collateral Account or the Mafco Collateral Account (including, without limitation, (A) equity contributions arising from any dividend, distribution, loan or advance made by the Bank, (B) amounts paid under or in connection with any Related Document and (C) other amounts required to be applied to a prepayment of the Advances pursuant to the terms of the Amended and Restated Credit Agreement) is being released solely as a result of the application of the provisions of Section 2.05(b)(vi) of the Amended and Restated Credit Agreement (it being understood and agreed that Section 2.05(b)(vi) shall be deemed inapplicable to any amounts released from the Borrower Collateral Account or the Mafco Collateral Account pursuant to a consent of the Lenders or Required Lenders, as applicable, delivered in accordance with the Amended and Restated Credit Agreement).

                (ii) Permit any Designated Relevant Party to make or hold any Investment in any Person other than (x) Investments in Cash Equivalents, (y) Investments existing on the date of the second Borrowing as set forth on
Schedule VI hereto and (z) Investments by FN Holdings in the Bank in an amount up to $15,000,000 at any time outstanding as permitted by the certificate of incorporation of FN Holdings.

                (g) Change in Nature of Business. Permit any Designated Relevant Party to engage in any business or activities other than (i) the ownership of the capital stock of its Subsidiaries owned as of the date hereof as set forth on Schedule I hereof and (ii) the execution of any Loan Documents, Related Documents or FN Documents to which it is a party.

                (h) Accounting Changes. Make or permit, or permit any other Relevant Party to make or permit, any change in accounting policies affecting
(i) the presentation of financial statements or (ii) reporting practices, except in either case as required or permitted by GAAP.

                (i) Debt. Create, incur, assume or suffer to exist, or permit any other Relevant Party to create, incur, assume or suffer to exist, any Debt other than (i) in the case of the Guarantor, loans pursuant to the terms of the Related Documents, Debt under this Guaranty and the Debt set forth on
Schedule V hereto, (ii) in the case of the other Relevant Parties, Debt existing as of the date hereof as set forth on Schedule V hereto and Debt under the Loan Documents, (iii) in the case of all of the Relevant Parties, (x) intercompany Debt and (y) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (iv) in the case of FN Holdings, the issuance of Debt pursuant to the FN Holdings Debt Document.

                (j) Charter Amendments. Amend, or permit any other Relevant Party to amend, its certificate of incorporation or bylaws other than the amendment dated the date hereof to the certificate of incorporation of FN Holdings in form and substance reasonably satisfactory to the Required Lenders.

                (k) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or amend, modify or change in any manner any term or condition of any Debt or any agreement relating to such Debt, or permit any other Relevant Party to do any of the foregoing other than to make regularly scheduled or required repayments or redemptions of the Debt existing on the date hereof set forth on
Schedule V hereto.

                (l) Amendment, Etc. of Related Documents. Cancel or terminate any Related Document to which it is a party or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any such Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document, or take any other action in connection with any such Related Document that would impair the value of the interest or rights of the Guarantor thereunder or that would impair the interest or rights of the Agent or any Lender or permit any of its Subsidiaries to do any of the foregoing.

                (m) Negative Pledge. Enter into or suffer to exist, or permit any other Relevant Party to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or
(ii) any prohibition or condition existing on the date hereof.

                (n) Partnerships. Permit any other Relevant Party to become a general partner in any general or limited partnership.

                (o) Capital Expenditures. Permit any Designated Relevant Party to make any Capital Expenditures.

                (p)     Issuance of Capital Stock.  Issue any capital stock if
(i) such issuance would cause a Default under the Loan Documents or (ii) such issuance would cause any adverse change in the tax position of the Guarantor, any A Company, any Designated Operating Party or the Bank, (including without limitation the inability of any such Person to maintain its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Guarantor is the common parent).

                (q) Payment Restrictions. Permit any other Relevant Party to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such



Relevant Party to (i) pay dividends or make any other distributions on any of such Relevant Party's capital stock, (ii) make loans or advances to the Guarantor or any Subsidiary of the Guarantor or (iii) repay or prepay any Debt owed by such Relevant Party other than any (x) consensual encumbrances or restrictions existing on the date hereof and (y) in the case of any Relevant Party other consensual encumbrances or restrictions that are no more onerous than those encumbrances and restrictions in existence on the date hereof with respect to such Relevant Party.

                Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) change the number of Lenders required to take any action hereunder.

                Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to the Guarantor, addressed to it at 38 East 63rd Street, New York, New York 10021, Attention: Secretary if to the Agent or any Lender, at its address specified in the Amended and Restated Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

                Section 10. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Amended and Restated Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                Section 12. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Lenders under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lenders from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of the legal counsel of the Lenders and the reasonable and documented charges of the internal legal counsel of the Lenders) suffered or incurred by the Lenders as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

                Section 13. Continuing Guaranty; Assignments Under the Amended and Restated Credit Agreement. This Guaranty is a continuing guaranty and shall
(a) remain in full force and effect until the date on which the Payment Obligations in respect of the Guaranteed Obligations and this Guaranty have been Fully Satisfied, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Amended and Restated Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Amended and Restated Credit Agreement.

                Section 14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

                (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in



New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 15. Execution in Counterparts; Delivery by Telecopier. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.





                IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                                MAFCO HOLDINGS INC.



                                                By
                                                   ----------------------------
                                                    Title:







                            EXHIBIT A
                               to
                         MAFCO GUARANTY


                     TERMS OF SUBORDINATION

                1. Reference is made to (i) the Credit Agreement dated as of July 20, 1994 (the "Credit Agreement"; terms defined therein are used herein as therein defined) among Marvel IV Holdings Inc., the Lenders party thereto and Citibank, N.A. as agent (the "Agent") for such Lenders, and (ii) [the loans and advances made by FN Parent to the Borrower Parent pursuant to the terms of the FN Parent Loan Agreement] [the loans and advances made by FN Holdings to the Borrower Parent].* Such loans and advances are referred to herein as the "Subordinated Debt", and [FN Parent] [FN Holdings]* is referred to herein as the "Subordinated Creditor".

                2. The Subordinated Debt is, and shall be, subordinate to the extent and in the manner hereinafter set forth, to the prior payment in full of all obligations of the Borrower now or hereafter existing under the Credit Agreement and the other Loan Documents, whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in paragraph 5, whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses or otherwise (such obligations being the "Obligations"). For the purposes of these provisions, the Obligations shall not be deemed to have been paid in full until the date of payment in full in cash of the outstanding Advance and all interest accrued thereon, all fees and expenses then due and payable and all other Obligations then due and payable; provided, however, that on such date none of the Agent and the Lenders shall have made any claim against the Subordinated Creditor or any Loan Party under any provision of any of the Loan Documents that has not been cash collateralized by an amount sufficient in the reasonable judgment of the Agent, the Required Lenders and any such Lender (if such Lender is not one of the Lenders constituting the Required Lenders) to secure such claim.

                3. So long as the Obligations shall not have been paid in full, the Subordinated Creditor shall not (i) ask, demand, sue for, take or receive from the Borrower Parent, directly or indirectly, in cash or other property or by set-off or in any other manner (including, without limitation, from or by way of collateral), payment of all or any of the Subordinated Debt, or (ii) commence, or join with an creditor other than the Agent or any Lender in commencing, directly or indirectly cause the Borrower Parent to commence, or assist the Borrower Parent in commencing, any proceeding referred to in paragraph 5.

                4. No payment (including any payment that may be payable by reason of any other Debt of the Borrower Parent being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of the Borrower Parent for or on account of any Subordinated Debt, and the Subordinated Creditor shall not take or receive from the Borrower Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until the Obligations shall have been paid in full.

                5. In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Borrower Parent or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Federal or State bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower Parent or otherwise, the Agent, for its benefit and for the ratable benefit of the Lenders, shall be entitled to receive payment in full of the Obligations before the Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of the Borrower Parent being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Agent, for its benefit and for the ratable benefit of the Lenders, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations until the Obligations shall have been paid in full.

                6. In the event that any Subordinated Debt is declared due and payable before its stated maturity, the Agent, for its benefit and for the ratable benefit of the Lenders, shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Obligations before the Subordinated Creditor is entitled to receive any payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Borrower Parent being subordinated to the payment of the Subordinated Debt) by the Borrower Parent on account of the Subordinated Debt.

                7. Until such time as the Obligations have been paid in full, if any proceeding referred to in paragraph 5 above is commenced by or against the Borrower Parent,

                (i) the Agent is hereby irrevocably authorized and empowered (in its own name or in the name of the Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in paragraph 5 above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agent and the Lenders hereunder; and

                (ii) the Subordinated Creditor shall duly and promptly take such action as the Agent may request (A) to collect the Subordinated Debt for the account of the Agent, for its benefit and for the ratable benefit of the Lenders, and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Agent such powers of attorney, assignments, or other instruments as the Agent may request in order to enable the Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

                8. All payments or distributions upon or with respect to the Subordinated Debt which are received by the Subordinated Creditor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Agent, for its benefit and for the ratable benefit of the Lenders, shall be segregated from other funds and property held by the Subordinated Creditor and shall be forthwith paid over to the Agent, for its benefit and for the ratable benefit of the Lenders, in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the Loan Documents.

                9. The Agent is hereby authorized to demand specific performance of these provisions, whether or not the Borrower Parent shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditor shall have failed to comply with any of these provisions. The Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

                10. No payment or distribution to the Agent pursuant to these provisions shall entitle the Subordinated Creditor to exercise any rights of subrogation in respect thereof until the Obligations shall have been paid in full.

                11. The holders of the Obligations may, at any time and from time to time, without any consent of or notice to the Subordinated Creditor or any other holder of the Subordinated Debt and without impairing or releasing the obligations of the Subordinated Creditor under these Terms of Subordination:
(i) change the manner, place or terms of payment or change or extend the time of payment of, or renew payment or change or extend the time or payment of, or renew or alter, the Obligations (including any change in the rate of interest thereon), or amend in any manner any agreement under which any of the Obligations is outstanding; (ii) sell, exchange, release, not perfect and otherwise deal with any property at any time pledged, assigned or mortgaged to secure the Obligations; (iii) release anyone liable in any manner under or in respect of the Obligations; (iv) exercise or refrain from exercising any rights against the Borrower Parent and others; and (v) apply any sums form time to time received to the Obligations.


                12. The Subordinated Creditor will not without the consent of the Required Lenders:

                        (i) Cancel or otherwise discharge any of the Subordinated Debt (except upon payment in full of the Obligations), convert or exchange any of the Subordinated Debt into or for any other indebtedness or equity interest or subordinate any of the Subordinated Debt to any indebtedness of the Borrower Parent other than the Obligations;

                        (ii) Sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition (i) is to a person or entity other than the Borrower Parent or any of its affiliates and (ii) is made expressly subject to these provisions; or

                        (iii) Permit the terms of any of the Subordinated Debt to be changed in such a manner as to have an adverse effect upon the rights or interests of the Agent or the Lenders hereunder.

                13. The foregoing provisions regarding subordination are and are intended solely for the purpose of defining the relative rights of the holders of the Obligations on the one hand and the holders of any Subordinated Debt on the other hand. Such provisions are for the benefit of the holders of the Obligations and shall be enforceable by them directly against the holders of any Subordinated Debt, and no holder of the Obligations shall be prejudiced in its right to enforce subordination of any of the Subordinated Debt by any act or failure to act by the Borrower Parent or anyone in custody of its assets or property. Nothing contained in the foregoing provisions is intended to or shall impair, as between the Borrower Parent and the holders of any Subordinated Debt, the obligations of the Borrower Parent to such holders.

---------------
* Choose appropriate alternative.









                                                        EXECUTION COPY



                AMENDED AND RESTATED COLEMAN GUARANTOR GUARANTY

                           Dated as of June __, 1995

                                      From

                         COLEMAN (PARENT) HOLDINGS INC.

                                  as Guarantor

                                  in favor of

         THE LENDERS PARTY TO THE AMENDED AND RESTATED CREDIT AGREEMENT

                               REFERRED TO HEREIN

                                      and

                                 CITIBANK, N.A.

                                    as Agent






                       T A B L E   O F   C O N T E N T S



Section                                                                Page

1.  Guaranty; Limitation of Liability                                    1

2.  Guaranty Absolute                                                    2

3.  Waivers                                                              3

4.  Payments Free and Clear of Taxes, Etc                                4

5.  Representations and Warranties                                       6

6.  Affirmative Covenants                                               11
(a)     Compliance with Laws, Etc                                       11
(b)     Compliance with Environmental Laws                              11
(c)     Maintenance of Insurance                                        11
(d)     Preservation of Corporate Existence, Etc                        12
(e)     Visitation Rights                                               12
(f)     Keeping of Books                                                12
(g)     Maintenance of Properties, Etc                                  12
(h)     Performance of Related Documents                                12
(i)     Reporting Requirements                                          13
(j)     Transactions with Affiliates                                    15
(k)     Mafco Tax Group                                                 15
(l)     Coleman Tax Agreements.                                         16

7.  Negative Covenants                                                  16
(a)     Liens, Etc                                                      16
(b)     Lease Obligations                                               16
(c)     Mergers, Etc                                                    17
(d)     Sales, Etc. of Assets                                           17
(e)     Dividends, Repurchases, Etc                                     17
(f)     Investments                                                     17
(g)     Change in Nature of Business                                    18
(h)     Accounting Changes                                              18
(i)     Debt.                                                           18
(j)     Charter Amendments                                              18
(k)     Prepayments, Etc. of Debt                                       18
(l)     Amendment, Etc. of Related Documents                            18





(m)     Negative Pledge                                                 19
(n)     Partnerships                                                    19
(o)     Capital Expenditures                                            19
(p)     Issuance of Capital Stock                                       19
(q)     Payment Restrictions                                            19

8.  LYONS Refinancing                                                   19

9.  Amendments, Etc                                                     20

11.  No Waiver; Remedies                                                20

12.  Right of Set-off                                                   20

13.  Indemnification                                                    21

14.  Continuing Guaranty; Assignments under the Amended and
     Restated Credit Agreement                                          21

14.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    21

15.                                                                     22


Schedule I      -  Subsidiaries

Schedule II     -  Liens

Schedule III    -  Debt

Schedule IV     -  Investments







                         AMENDED AND RESTATED GUARANTY


                AMENDED AND RESTATED GUARANTY dated as of June __, 1995 made by Coleman (Parent) Holdings Inc., a Delaware corporation (the "Guarantor"), in favor of the Lenders (the "Lenders") party to the Amended and Restated Credit Agreement (as defined below) and Citibank, N.A. ("Citibank"), as agent (the "Agent") for the Lenders.

                PRELIMINARY STATEMENTS. (1) Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), entered into a Credit Agreement dated as of July 20, 1994, as heretofore amended (as so amended, the "Existing Credit Agreement"), with financial institutions and other institutional lenders party thereto (the "Existing Lenders") and Citibank, as agent for the Existing Lenders. In consideration of the premises and in order to induce the Existing Lenders to make advances under the Existing Credit Agreement, the Guarantor entered into a Guaranty dated July 27, 1994 in favor of the Existing Lenders and Citibank, as agent for the Existing Lenders, and a Pledge Agreement dated July 27, 1994 in favor of Citibank, as agent for the Existing Lenders.

                (2) The Borrower has entered into an Amended and Restated Credit Agreement dated as of June __, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Amended and Restated Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with the Lenders and the Agent, which amends and restates the Existing Credit Agreement in its entirety.

                (3) It is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amended and Restated Credit Agreement, the Guarantor hereby agrees as follows:

                Section 1. Guaranty; Limitation of Liability. (a) The Guarantor hereby unconditionally guarantees (a) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Mafco now or hereafter existing under the Loan Documents to which it is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding of the type referred to in Section 6.01(e) of the Amended and Restated Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (such Obligations being the "Guaranteed Payment Obligations") and (b) the performance when due of all other Obligations of Mafco now or hereafter existing under the Loan Documents, whether affirmative or negative (such Obligations being the "Guaranteed Performance Obligations" and together with the Guaranteed Payment Obligations, the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Payment Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of the Guarantor under this Guaranty in respect of the Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of the Guarantor on the date hereof and (ii) 95% of the Adjusted Net Assets of the Guarantor on the date of any payment hereunder. "Adjusted Net Assets" of the Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of the Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Guaranty, of the Guarantor at such date and (y) the amount by which the present fair salable value of the assets of the Guarantor at such date exceeds the amount that will be required to pay the probable liability of the Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

                Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Payment Obligations will be paid, and the Guaranteed Performance Obligations will be performed, strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Mafco or whether Mafco is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

        (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

        (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

        (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

        (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of Mafco, the Borrower or any of their Subsidiaries;

        (e) any change, restructuring or termination of the corporate structure or existence of Mafco, the Borrower or any of their Subsidiaries; or

        (f) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

                Section 3. Waivers. (a) The Guarantor hereby waives, to the extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Mafco, the Borrower or any other Person or any Collateral.

                (b) The Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Guaranteed Payment Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Payment Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

                (c) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                Section 4. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with
Section 2.12 of the Amended and Restated Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Applicable Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

                (c) The Guarantor will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses)





arising therefrom or with respect thereto; provided that, in the event such Lender or the Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Agent shall refund, to the extent of any refund thereof made to such Lender or the Agent, any amounts paid by the Guarantor under this Section in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Agent agree that it will contest such Taxes, Other Taxes or liabilities if (i) the Guarantor furnishes to it an opinion of reputable tax counsel acceptable to such Lender or the Agent to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Agent determines, in its sole discretion, that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Agent, at its address referred to in the Amended and Restated Credit Agreement, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, the Guarantor will furnish, or will cause such payor to furnish, to the Agent a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Agent, if organized under the laws of a jurisdiction outside the United States, shall, if requested in writing by the Guarantor or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so and only so long as Guarantor is making payments under this Guaranty), provide the Guarantor and (in the case of any such Lender other than the Agent) the Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

                (f) For any period with respect to which the Agent or a Lender has failed to provide the Guarantor with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as the Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Guarantor such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Agent or such Lender and would not, in the judgment of the Guarantor, be disadvantageous to the Guarantor.

                (g) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                (h) If a Lender shall change its Applicable Lending Office other than (i) at the request of the Guarantor or (ii) at a time when such change would not result in this Section 4 requiring the Guarantor to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 4 than such Lender would have been entitled to receive had it not changed its Applicable Lending Office.

                Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                (a) The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Guarantor has been validly issued, is fully
paid and non-assessable.   New Coleman is the legal and beneficial owner of all
of the outstanding capital stock of the Guarantor (other than the shares (the "Voting Trust Stock") issued in the name of the voting trustee (the "Voting Trustee") under the voting trust agreement described in Section 3.01(g)(xvii)(C) of the Existing Credit Agreement (the "Voting Trust Agreement") and the Voting Trustee is the legal owner of the Voting Trust Stock, in each case free and clear of all Liens except for the Liens created by the Collateral Documents and the Voting Trust Agreement.






        (b) Set forth on Schedule I hereto is a complete and accurate list of the Guarantor and the Coleman Non-Operating Subsidiaries, showing as of the date hereof (as to each such Person) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly), in the case of the Guarantor, by New Coleman, and in the case of the Coleman Non-Operating Subsidiaries, by the Guarantor and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of the Guarantor and such Coleman Non-Operating Subsidiaries has been validly issued, is fully paid and non-assessable and is owned, in the case of the Guarantor, by New Coleman or in the case of such Coleman Non-Operating Subsidiaries, by the Guarantor or one or more of the Coleman Non-Operating Subsidiaries (except as set forth on Schedule I) free and clear of all Liens, except those created by the Collateral Documents and those set forth on Schedule II hereto. Each such Coleman Non-Operating Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause
(a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

        (c) The execution, delivery and performance by the Guarantor of this Guaranty, each Loan Document and each Related Document to which it is or is to be a party and the consummation by the Guarantor of the transactions contemplated hereby, are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Guarantor's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, any of its Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) or (iv) except for the liens created by the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Guarantor or any of its Subsidiaries. Neither the Guarantor nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

        (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for
(i) the due execution, delivery and performance by the Guarantor of this Guaranty or any other Loan Document or any Related Document to which it is or is to be a party or for the consummation by the Guarantor of the transactions contemplated hereby, (ii) the grant by the Guarantor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the filing of financing statements in accordance with Section 3.01(g)(viii) of the Existing Credit Agreement and except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent. As of September 30, 1994, all applicable waiting periods in connection with the Transaction and the other transactions contemplated hereby will have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

        (e) This Guaranty has been, and each other Loan Document to which the Guarantor is a party when delivered under the Existing Credit Agreement or the Amended and Restated Credit Agreement has been or will have been duly executed and delivered by the Guarantor. This Guaranty is, and each other Loan Document to which the Guarantor is a party when delivered under the Existing Credit Agreement or the Amended and Restated Credit Agreement is or will be, the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

        (f) The Consolidated and consolidating balance sheets of Coleman Holdings and its Subsidiaries as at December 31, 1994, and the related Consolidated and consolidating statements of income and cash flows of Coleman Holdings and its





Subsidiaries for the fiscal year then ended, accompanied, in the case of the aforementioned Consolidated balance sheets and Consolidated statements of income and cash flows, by an opinion of Ernst & Young, independent public accountants, and the Consolidated and consolidating balance sheets of Coleman Holdings and its Subsidiaries as at March 31, 1995, and the related Consolidated and consolidating statements of income and cash flows of Coleman Holdings and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of Coleman Holdings, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at March 31, 1995 and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of Coleman Holdings and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of Coleman Holdings and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 1994, there has been no Material Adverse Change relating to Coleman Holdings.

        (g) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor), or that purports to affect the legality, validity or enforceability of this Guaranty, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby or thereby.

        (h) The Guarantor and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan thereof. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Guarantor or any of its ERISA Affiliates. The amount of all Unfunded Pension Liabilities under all Plans of the Guarantor and its ERISA Affiliates does not exceed $60,000,000. None of the Guarantor or any of its ERISA Affiliates has made contributions or incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that such contributions shall be made or required or that such liability shall be incurred in any such case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Guarantor or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the 1992 annual report (Form 5500 Series) for each Plan of the Guarantor and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. The obligations of the Guarantor and its Subsidiaries for post-retirement benefits to be provided under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) are not reasonably likely to have a Material Adverse Effect (in the case of Clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

        (i) The operations and properties of the Guarantor and each of its Subsidiaries are in substantial compliance with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Guarantor and its Subsidiaries and the Borrower and its Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

        (j) The Guarantor and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

        (k) Neither the Guarantor nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

        (l) The Guarantor is, individually and together with its Subsidiaries, Solvent.

        (m) Set forth on Schedule III hereto is a complete and accurate list of all Debt (other than intercompany Debt) of the Guarantor and its Subsidiaries, showing as of the date hereof the principal amount outstanding thereunder and there is (i) no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor or any of the Coleman Non-Operating Subsidiaries that imposes any material Obligation or material restriction on the Guarantor or any of its Subsidiaries (other than the Related Documents), (ii) no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument (A) evidencing Debt of Coleman or any of its Subsidiaries, (B)





governing the terms of Debt of Coleman or any of its Subsidiaries or (C) containing any commitment or other agreement by any Person to extend credit that would constitute Debt to Coleman or any of its Subsidiaries, in each case that imposes or will impose material Obligations or material restrictions on Coleman and its Subsidiaries taken as a whole, and (iv) no other agreement or contract binding on or affecting Coleman or any of its Subsidiaries that contains provisions that would restrict any Loan Party from performing or impair the ability of any Loan Party to perform any of the obligations of such Loan Party under the Loan Documents.

        (n) Set forth on Schedule IV is a complete and accurate list of all Investments (other than intercompany Debt) held by the Guarantor or any of the Coleman Non-Operating Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                Section 6. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will:

                (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

        (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.






        (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

        (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than any Subsidiaries of Coleman) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any of its rights or franchise if the Board of Directors of the Guarantor or such Subsidiary (or, in the case of Coleman, the executive committee of the Board of Directors of Guarantor) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Lenders.

        (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

        (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

        (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

        (h) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect (other than any Coleman Tax Agreement that has been terminated prior to the date hereof), enforce such Related Document in accordance with its terms (other than any Coleman Tax Agreement that has been terminated prior to the date hereof), take all such action to such end as may be from time to time requested by the Agent and, upon request of the Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as the Guarantor is entitled to make under such Related Document and cause its Subsidiaries to do all of the foregoing with respect to any Related Document it is party to.

        (i)     Reporting Requirements.  Furnish to the Lenders through the
Agent:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Guarantor, Consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of earnings, cash flows and stockholders' equity of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Guarantor by the chief financial officer of the Guarantor;

(ii) as soon as available and in any event within 105 days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing financial statements for such year certified in a manner reasonably acceptable to the Required Lenders by Ernst & Young or other independent public accountants reasonably acceptable to the Required Lenders;

(iii) promptly after the sending or filing thereof, copies of any filings and statements that the Guarantor or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(iv) promptly and in any event within (A) thirty days after the Guarantor knows or has reason to know that any ERISA Event with respect to the Guarantor or any of its ERISA Affiliates has occurred, a statement describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate proposes to take with respect thereto, (B) thirty days either after receipt thereof by the Guarantor or after the Guarantor knows or has reason to know of the receipt thereof by any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Guarantor or any of its ERISA Affiliates, a copy of each notice received by any such Person concerning the imposition of Withdrawal Liability upon such Person, the reorganization or termination of such Multiemployer Plan, or the amount of the liability incurred, or that may be incurred, by the Guarantor or any of its ERISA





Affiliates in connection with any such event and (C) ten Business Days either after receipt thereof by the Guarantor or after the Guarantor knows or has reason to know of the receipt thereof by any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Guarantor or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan; provided, that in the case of any event that occurs in
(A), (B) or (C) hereof, such event has a Material Adverse Effect (in the case of clause (a) of the definition thereof, "Person" shall refer to the Guarantor);

(v) in the event of any change in GAAP from the date of the financial statements referred to in Section 5(f) and upon delivery of any financial statement required to be furnished under clauses (ii) or (iii) of this
Section 6(i), a statement of reconciliation conforming any information contained in such financial statement with GAAP as in effect on the date of the financial statements referred to in Section 5(f);

(vi) promptly upon any officer of the Guarantor obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Guarantor or any of its Subsidiaries or any property of the Guarantor or any of its Subsidiaries (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or (B) any material development in any Proceeding that is already pending, where such Proceeding or development has not previously been disclosed by the Guarantor hereunder and would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); together in each case with such other information as any Lender through the Agent may reasonably request to enable the Lenders and their counsel to evaluate such matters;

(vii) promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of the Guarantor or of any Subsidiary of the Guarantor pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6(i);

(viii) promptly upon receipt thereof, copies of all notices, requests and other documents received by the Guarantor or any Subsidiary of the Guarantor under or pursuant to any Coleman Tax Agreement and, from time to time upon request by the Agent, such information and reports regarding the Coleman Tax Agreements as the Agent may reasonably request;






(ix) promptly after the occurrence thereof, notice of any condition or occurrence on any property of the Guarantor or any Subsidiary of the Guarantor that results in a material noncompliance by the Guarantor or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any such property that would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit or would be reasonably likely to
(i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or such property that could have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor);

(x) promptly after the making of any payment to Mafco by any Person under any Coleman Tax Agreement, a certificate signed on behalf of the Guarantor by the president or chief financial officer of the Guarantor, stating the amount of such payment together with a schedule in form and substance reasonably satisfactory to the Agent setting forth in reasonable detail the computations and other information on which the amount of such payment was calculated; and

(xi) such other information respecting the condition (financial or otherwise), operations, assets or business of the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

        (j) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than the Guarantor or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided, however, that for purposes of this Section 6(j), the term "Affiliate" shall not include any officer or director of the Guarantor or such Subsidiary, as the case may be, who does not possess directly or indirectly the power to vote 5% or more of the Voting Stock of the Guarantor or its Subsidiaries; provided further that nothing in this Section 6(j) shall restrict the performance by the parties to the Coleman Tax Agreements of their respective obligations thereunder.






        (k) Mafco Tax Group. Maintain, and cause each of its domestic Subsidiaries (other than the subsidiaries of Coleman) to maintain, its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Mafco is the common parent.

        (l) Coleman Tax Agreements. If Coleman Worldwide shall receive any payment under the Coleman Tax Agreements, the Guarantor shall cause Coleman Worldwide to loan, dividend or otherwise distribute (subject to the provisions of Section 7(e)) such payment to Mafco to the extent such loan, dividend or distribution is permitted under the Coleman Worldwide Indenture and in accordance with the terms thereof.

                Section 7. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will not:

        (a) Liens, Etc. Create or suffer to exist, or permit any of the Coleman Non-Operating Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or sign or file, or permit the Coleman Non-Operating Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Guarantor or any of the Coleman Non-Operating Subsidiaries as debtor, or sign, or permit any of the Coleman Non-Operating Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of the Coleman Non-Operating Subsidiaries to assign, any right to receive income, other than the following Liens: (i) Liens created by the Loan Documents; (ii) the Liens described on Schedule II hereto, provided, that in the event any property subject to any such Lien is released from such Lien, such released property may not thereafter be subjected to any Lien other than Liens created by the Loan Documents; (iii) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (iv) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (v) judgment or other similar Liens, provided that there shall be no period of more than 10 consecutive days during which a stay of enforcement of the related judgment shall not be in effect.

        (b) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of the Coleman Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

        (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of the Coleman Non-Operating Subsidiaries to do so.

        (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of the Coleman Non-Operating Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant, or permit any of the Coleman Non-Operating Subsidiaries to grant, any option or other right (other than any option or other right granted by Coleman Worldwide pursuant to the Coleman Worldwide Indenture) to purchase, lease or otherwise acquire any assets except (i) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business, (ii) sales, leases, transfers or other dispositions of assets by a wholly owned Coleman Non-Operating Subsidiary to any other wholly owned Coleman Non-Operating Subsidiary, (iii) sales, leases, transfers or other dispositions of assets (other than the capital stock of any Coleman Non-Operating Subsidiary that the Guarantor or any other Non-Operating Subsidiary owns directly) for cash and for no less than fair market value, (iv) transfers or other dispositions by Coleman Worldwide of common stock of Coleman pursuant to the Coleman Worldwide Indenture and (v) loans or other dispositions by Coleman Worldwide of common stock of Coleman pursuant to the Securities Loan Agreement entered into in connection with the Coleman Worldwide Indenture.

        (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of its Non-Operating Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Guarantor or any warrants, rights or options to acquire such capital stock, except that the Guarantor may declare and deliver dividends and distributions payable only in common stock or warrants, rights or options to acquire common stock.

        (f) Investments. Make or hold, or permit any of the Coleman Non-Operating Subsidiaries to make or hold, any Investment in any Person, other than
(i) Investments by the Guarantor and the Coleman Non-Operating Subsidiaries in Cash Equivalents, (ii) Investments existing on the date hereof, (iii) loans by Coleman Worldwide to Mafco in connection with payments to be made pursuant to the terms of the Coleman Tax Agreements and (iv) Investments by Coleman Worldwide consisting of loans of common stock of Coleman pursuant to the Securities Loan Agreement dated as of May 27, 1993 among Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Coleman Worldwide and Continental Trust Company as custodian.

        (g) Change in Nature of Business. (i) Engage in any business other than the ownership of the capital stock of Coleman Holdings or (ii) permit any of the Coleman Non-Operating Subsidiaries to make any change in the nature of the business carried on at the date hereof by such Coleman Non-Operating Subsidiaries.

        (h) Accounting Changes. Make or permit, or permit any of the Coleman Non-Operating Subsidiaries to make or permit, any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case as required or permitted by GAAP.

        (i) Debt. Create, incur, assume or suffer to exist, or permit any of the Coleman Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any Debt other than: (i) in the case of the Guarantor, Debt under the Loan Documents; (ii) in the case of any of the Coleman Non-Operating Subsidiaries, the Debt listed on Schedule III hereto, and (iii), in the case of the Guarantor and any of the Coleman Non-Operating Subsidiaries, endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

        (j) Charter Amendments. Amend, or permit any of the Coleman Non-Operating Subsidiaries to amend, its certificate of incorporation or bylaws.

        (k) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or amend, modify or change in any manner any term or condition of any Debt or any agreement relating to such Debt, or permit any of the Coleman Non-Operating Subsidiaries to do any of the foregoing other than in the case of the Coleman Non-Operating Subsidiaries, to make regularly scheduled or required repayments or redemptions of the Debt listed on Schedule III for such Coleman Non-Operating Subsidiary.

        (l) Amendment, Etc. of Related Documents. Cancel or terminate any Related Document (other than any Coleman Tax Agreement that has been amended or terminated prior to the date hereof) to which it is a party or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any such Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document, or take any other action in connection with any such Related Document that would impair the value of the interest or rights of the Guarantor thereunder or that would impair the interest or rights of the Agent or any Lender or permit any of its Subsidiaries to do any of the foregoing.

        (m) Negative Pledge. Enter into or suffer to exist, or permit any of the Coleman Non-Operating Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or (ii) any prohibition or condition existing on the date hereof.

        (n) Partnerships. Become a general partner in any general or limited partnership, or permit any of the Coleman Non-Operating Subsidiaries to do so.

        (o) Capital Expenditures. Make, or permit any Coleman Non-Operating Subsidiary to make, any Capital Expenditures.

        (p) Issuance of Capital Stock. Issue, or permit any Coleman Non-Operating Subsidiary to issue, any capital stock or warrants, rights or options to acquire such capital stock.

        (q) Payment Restrictions. Create or otherwise cause or suffer to exist or become effective, or permit any of the Coleman Non-Operating Subsidiaries to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of the Guarantor or such Coleman Non-Operating Subsidiary to (i) pay dividends or make any other distributions on any of the Guarantor's or such Coleman Non-Operating Subsidiary's capital stock, (ii) make loans or advances to Mafco or any subsidiary of Mafco or (iii) repay or prepay Debt owed by the Guarantor or a Coleman Non-Operating Subsidiary other than any (x) consensual encumbrances or restrictions existing on the date hereof and (y) other consensual encumbrances or restrictions that are no more onerous than those encumbrances and restrictions in existence on the date hereof with respect to the Guarantor or such Coleman Non-Operating Subsidiary, as the case may be.

                Section 8. LYONS Refinancing. Notwithstanding anything to the contrary contained in this Guaranty, the Guarantor and the Coleman Non-Operating Subsidiaries may (i) refinance the existing Debt of Coleman Worldwide Corporation (the "Refinancing") in an aggregate principal amount not to exceed the accreted value of such Debt as of May 27, 1998 on terms and conditions satisfactory to the Required Lenders, (ii) create, in connection with the Refinancing, an additional wholly-owned Subsidiary which will hold all of the stock of one of the Coleman Non-Operating Subsidiaries and which will issue the new Debt and (iii)





apply no more than $7,000,000 per year of the amounts due under the Coleman Tax Agreements to pay interest on the new Debt issued in the Refinancing; provided, however, that (x) all of the common stock of such new Subsidiary shall be pledged to the Agent for its benefit and the ratable benefit of the Lenders on terms and conditions satisfactory to the Required Lenders and (y) Schedule VI to the Amended and Restated Credit Agreement shall be modified in connnection with the Refinancing in a manner acceptable to the Required Lenders.

                   Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) change the number of Lenders required to take any action hereunder.

                Section 10. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to the Guarantor, addressed to it at c/o MacAndrews & Forbes Holdings Inc., 38 East 63rd Street, New York, New York 10021, Attention: Secretary if to the Agent or any Lender, at its address specified in the Amended and Restated Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

                Section 11. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                Section 12. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Amended and Restated Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                Section 13. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Lenders under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lenders from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of the legal counsel of the Lenders and the reasonable and documented charges of the internal legal counsel of the Lenders) suffered or incurred by the Lenders as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

                Section 14. Continuing Guaranty; Assignments under the Amended and Restated Credit Agreement. This Guaranty is a continuing guaranty and shall
(a) remain in full force and effect until the date on which the Payment Obligations in respect of the Guaranteed Obligations and this Guaranty have been Fully Satisfied, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Amended and Restated Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by) it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Amended and Restated Credit Agreement.

                Section 14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

                (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 15. Execution in Counterparts, Delivery by Telecopier. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.





                IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                COLEMAN (PARENT) HOLDINGS, INC.


                                By
                                    Title:









                                                       EXECUTION COPY






              AMENDED AND RESTATED FLAVORS GUARANTY

                  Dated September 30, 1994, and
                      amended and restated
                      as of June 15, 1995,

                              From

                 FLAVORS (PARENT) HOLDINGS INC.

                          as Guarantor

                           in favor of

            THE LENDERS PARTY TO THE CREDIT AGREEMENT
                       REFERRED TO HEREIN

                               and

                         CITIBANK, N.A.

                            as Agent






                T A B L E   O F   C O N T E N T S



Section                                                        Page

1.    Guaranty; Limitation of Liability. . . . . . . . . . . . .  1

2.    Guaranty Absolute. . . . . . . . . . . . . . . . . . . . .  2

3.    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.    Payments Free and Clear of Taxes, Etc. . . . . . . . . . .  4

5.    Representations and Warranties . . . . . . . . . . . . . .  6

6.    Affirmative Covenants. . . . . . . . . . . . . . . . . . . 10
           (a)  Compliance with Laws, Etc. . . . . . . . . . . . 10
           (b)  Compliance with Environmental Laws . . . . . . . 10
           (c)  Maintenance of Insurance . . . . . . . . . . . . 10
           (d)  Preservation of Corporate Existence, Etc . . . . 11
           (e)  Visitation Rights. . . . . . . . . . . . . . . . 11
           (f)  Keeping of Books . . . . . . . . . . . . . . . . 11
           (g)  Maintenance of Properties, Etc . . . . . . . . . 11
           (h)  Reporting Requirements . . . . . . . . . . . . . 11
           (i)  Transactions with Affiliates . . . . . . . . . . 12
           (j)  Mafco Tax Group. . . . . . . . . . . . . . . . . 13

7.    Negative Covenants . . . . . . . . . . . . . . . . . . . . 13
           (a)  Liens, Etc . . . . . . . . . . . . . . . . . . . 13
           (b)  Lease Obligations. . . . . . . . . . . . . . . . 13
           (c)  Mergers, Etc . . . . . . . . . . . . . . . . . . 14
           (d)  Sales, Etc. of Assets. . . . . . . . . . . . . . 14
           (e)  Dividends, Repurchases, Etc. . . . . . . . . . . 14
           (f)  Investments. . . . . . . . . . . . . . . . . . . 14
           (g)  Change in Nature of Business . . . . . . . . . . 14
           (h)  Accounting Changes . . . . . . . . . . . . . . . 14
           (i)  Debt.. . . . . . . . . . . . . . . . . . . . . . 14
           (j)  Charter Amendments . . . . . . . . . . . . . . . 15
           (k)  Prepayments, Etc. of Debt. . . . . . . . . . . . 15
           (l)  Negative Pledge. . . . . . . . . . . . . . . . . 15
           (m)  Partnerships . . . . . . . . . . . . . . . . . . 15
           (n)  Capital Expenditures . . . . . . . . . . . . . . 15
           (o)  Issuance of Capital Stock. . . . . . . . . . . . 15
           (p)  Payment Restrictions . . . . . . . . . . . . . . 15




Section                                                        Page

8.  Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . 16

9.  Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . 16

10.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . 16

11.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . 16

12.  Indemnification . . . . . . . . . . . . . . . . . . . . . 17

13.  Continuing Guaranty; Assignments under the
     Credit Agreement  . . . . . . . . . . . . . . . . . . . . 17

14.  Governing Law; Submission to Jurisdiction;
     Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . 17

15. Execution in Counterparts, Delivery by Telecopier. . . . . 18


Schedule I-  Subsidiaries

Schedule II-  Liens

Schedule III-  Debt

Schedule IV-  Investments








                  AMENDED AND RESTATED GUARANTY


                AMENDED AND RESTATED GUARANTY dated September 30, 1994, and amended and restated as of June 15, 1995, made by Flavors (Parent) Holdings Inc., a Delaware corporation (the "Guarantor"), in favor of the Lenders (the "Lenders") party to the Credit Agreement (as defined below) and Citibank, N.A. ("Citibank"), as agent (the "Agent") for the Lenders.

                PRELIMINARY STATEMENT.  The Lenders and the Agent are parties to
(a) a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), and (b) an amendment dated as of March 10, 1995 (the "First Amendment") with the Borrower and Mafco Holdings Inc., a Delaware corporation ("Mafco"), and the Guarantor entered into a Guaranty dated September 30, 1994 (the "Existing Guaranty") in favor of the Agent. It is a condition precedent to the effectiveness of the First Amendment that the Guarantor shall have executed and delivered this Amended and Restated Guaranty which amends and restates the Existing Guaranty.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to amend the Credit Agreement, the Guarantor hereby agrees to amend and restate the Existing Guaranty as follows:

                Section 1. Guaranty; Limitation of Liability. (a) The Guarantor hereby unconditionally guarantees (a) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Mafco now or hereafter existing under the Loan Documents to which it is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding of the type referred to in
Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (such Obligations being the "Guaranteed Payment Obligations") and (b) the performance when due of all other Obligations of Mafco now or hereafter existing under the Loan Documents, whether affirmative or negative (such Obligations being the "Guaranteed Performance Obligations" and together with the Guaranteed Payment Obligations, the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Payment Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of the Guarantor under this Guaranty in respect of the Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of the Guarantor on the date hereof and (ii) 95% of the Adjusted Net Assets of the Guarantor on the date of any payment hereunder. "Adjusted Net Assets" of the Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of the Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Guaranty, of the Guarantor at such date and (y) the amount by which the present fair salable value of the assets of the Guarantor at such date exceeds the amount that will be required to pay the probable liability of the Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

                Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Payment Obligations will be paid, and the Guaranteed Performance Obligations will be performed, strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Mafco or whether Mafco is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

                (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations



or any other assets of Mafco, the Borrower or any of their Subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of Mafco, the Borrower or any of their Subsidiaries; or

                (f) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

                Section 3. Waivers. (a) The Guarantor hereby waives, to the extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Mafco, the Borrower or any other Person or any Collateral.

                (b) The Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Guaranteed Payment Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Payment Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

                (c) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                Section 4. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with
Section 2.10 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and
(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

                (c) The Guarantor will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that, in the event such Lender or the Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Agent shall refund, to the extent of any refund thereof made to such Lender or the Agent, any amounts paid by the Guarantor under this Section in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Agent agree that it will contest such Taxes, Other Taxes or liabilities if (i) the Guarantor furnishes to it an opinion of reputable tax counsel acceptable to such Lender or the Agent to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Agent determines, in its sole discretion, that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.




                (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Agent, at its address referred to in the Credit Agreement, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, the Guarantor will furnish, or will cause such payor to furnish, to the Agent a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Agent, if organized under the laws of a jurisdiction outside the United States, shall, if requested in writing by the Guarantor or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so and only so long as Guarantor is making payments under this Guaranty), provide the Guarantor and (in the case of any such Lender other than the Agent) the Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

                (f) For any period with respect to which the Agent or a Lender has failed to provide the Guarantor with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as the Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Guarantor such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Agent or such Lender and would not, in the judgment of the Guarantor, be disadvantageous to the Guarantor.

                (g) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                (h)     If a Lender shall change its Lending Office other than
(i) at the request of the Guarantor or (ii) at a time when such change would not result in this Section 4 requiring the Guarantor to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 4 than such Lender would have been entitled to receive had it not changed its Lending Office.

                Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                (a) The Guarantor (i) is a corporation duly organized, validly existing andin good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Guarantor has been validly issued, is fully
paid and non-assessable.   Mafco is the legal and beneficial owner of all of the
outstanding capital stock of the Guarantor (other than the shares (the "Voting Trust Stock") issued in the name of the voting trustee (the "Voting Trustee") under the voting trust agreement described in Section 3.02(i)(xv)(B) of the Credit Agreement (the "Voting Trust Agreement") and the Voting Trustee is the legal owner of the Voting Trust Stock, in each case free and clear of all Liens except for the Liens created by the Collateral Documents and the Voting Trust Agreement.

                (b) Set forth on Schedule I hereto is a complete and accurate list of the Flavors Non-Operating Subsidiaries, showing as of the date hereof (as to each such Person) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly), by the Guarantor, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of the Flavors Non-Operating Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by the Guarantor (except as set forth on Schedule I), free and clear of all Liens, except those created by the Collateral Documents and those set forth on Schedule II hereto. Each such Flavors Non-Operating Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                (c) The execution, delivery and performance by the Guarantor of this Guaranty, each Loan Document and each Related Document to which it is or is to be a party and the consummation by the Guarantor of the transactions contemplated hereby and by the Merger and the First Amendment, are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Guarantor's charter or by-laws,
(ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, any of the Flavors Non-Operating Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) or (iv) except for the liens created by the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Guarantor or any of the Flavors Non-Operating Subsidiaries. Neither the Guarantor nor any of the Flavors Non-Operating Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by the Guarantor of this Guaranty or any other Loan Document or any Related Document to which it is or is to be a party or for the consummation by the Guarantor of the transactions contemplated hereby, (ii) the grant by the Guarantor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the filing of financing statements in accordance with Section 3.02(i)(viii) of the Credit Agreement and Section 3(c)(viii) of the First Amendment and except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent. As of the date of the Consummation of the Transaction, all applicable waiting periods in connection with the Transaction and the other transactions contemplated hereby will have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

                (e) This Guaranty has been, and each other Loan Document to which the Guarantor is a party when delivered hereunder will have been, duly executed and delivered by the Guarantor. This Guaranty is, and each other Loan Document to which the Guarantor is a party when delivered hereunder will be, the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

                (f) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting the Guarantor or any of the Flavors Non-Operating Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor), or that purports to affect the legality, validity or enforceability of this Guaranty, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby or thereby.

                (g) The Guarantor and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan thereof. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Guarantor or any of its ERISA Affiliates. The amount of all Unfunded Pension Liabilities under all Plans of the Guarantor and its ERISA Affiliates does not exceed $60,000,000. None of the Guarantor or any of its ERISA Affiliates has made contributions or incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that such contributions shall be made or required or that such liability shall be incurred in any such case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Guarantor or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the 1992 annual report (Form 5500 Series) for each Plan of the Guarantor and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. The obligations of the Guarantor and the Flavors Non-Operating Subsidiaries for post-retirement benefits to be provided under



Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA are not reasonably likely to have a Material Adverse Effect (in the case of clause
(a) of the definition thereof, "Person" shall refer to the Guarantor).

                (h) The operations and properties of the Guarantor and the Flavors Non-Operating Subsidiaries are in substantial compliance with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Guarantor and the Flavors Non-Operating Subsidiaries and the Guarantor and the Flavors Non-Operating Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of the Flavors Non-Operating Subsidiaries or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (i) The Guarantor and the Flavors Non-Operating Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                (j) Neither the Guarantor nor the Flavors Non-Operating Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                (k) The Guarantor is, individually and together with its Subsidiaries, Solvent.

                (l) Set forth on Schedule III hereto is a complete and accurate list of all Debt (other than intercompany Debt) of the Guarantor and the Flavors Non-Operating Subsidiaries, showing as of the date hereof the principal amount outstanding thereunder and there is no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor or any of the Flavors Non-Operating Subsidiaries that imposes any material Obligation or material restriction on the Guarantor or any of the Flavors Non-Operating Subsidiaries (other than the Related Documents).

                (m) Set forth on Schedule IV is a complete and accurate list of all Investments (other than intercompany Debt) held by the Guarantor or any of the Flavors Non-Operating Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                Section 6. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will:

                (a) Compliance with Laws, Etc. Comply, and cause each of itsSubsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term Person shall refer to the Guarantor).

                (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

                (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than any Subsidiaries of MCG) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any of its rights or franchise if the Board of Directors of the Guarantor or such Subsidiary (or the executive committee of the Board of Directors thereof) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Lenders.




                (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

                (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                (h) Reporting Requirements. Furnish to the Lenders through the Agent:

                            (i) promptly upon any officer of the Guarantor
obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Guarantor or any of its Subsidiaries or any property of the Guarantor or any of its Subsidiaries (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or (B) any material development in any Proceeding that is already pending, where such Proceeding or development has not previously been disclosed by the Guarantor hereunder and would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); together in each case with such other information as any Lender through the Agent may reasonably request to enable the Lenders and their counsel to evaluate such matters;

                           (ii)  promptly after the furnishing thereof, copies
of any statement or report furnished to any other holder of the securities of the Guarantor or of any Subsidiary of the Guarantor pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6(h);

                          (iii) promptly after the occurrence thereof, notice of
any condition or occurrence on any property of the Guarantor or any Subsidiary of the Guarantor that results in a material noncompliance by the Guarantor or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any such property that would be reasonably likely to have a Material Adverse Effect (in the case of clause
(a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or such property that could have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); and

                           (iv) such other information respecting the condition
(financial or otherwise), operations, assets or business of the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than the Guarantor or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided, however, that for purposes of this Section 6(i), the term "Affiliate" shall not include any officer or director of the Guarantor or such Subsidiary, as the case may be, who does not possess directly or indirectly the power to vote 5% or more of the Voting Stock of the Guarantor or its Subsidiaries.

                (j) Mafco Tax Group. Maintain, and cause each of its domestic Subsidiaries (other than the Subsidiaries of MCG) to maintain, its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Mafco is the common parent.

                Section 7. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will not:

                (a) Liens, Etc. Create or suffer to exist, or permit any of the Flavors Non-Operating Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or sign or file, or permit the Flavors Non-Operating Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Guarantor or any other Flavors Non-Operating Subsidiary as debtor, or sign, or permit any of the Flavors Non-Operating Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of the Flavors Non-Operating Subsidiaries to assign, any right to receive income, other than the following
Liens:  (i) Liens created by the Loan Documents; (ii) the Liens described on



Schedule II hereto, provided, that in the event any property subject to any such Lien is released from such Lien, such released property may not thereafter be subjected to any Lien other than Liens created by the Loan Documents; (iii) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (iv) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (v) judgment or other similar Liens, provided that there shall be no period of more than 10 consecutive days during which a stay of enforcement of the related judgment shall not be in effect.

                (b) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of the Flavors Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

                (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of the Flavors Non-Operating Subsidiaries to do so.

                (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of the Flavors Non-Operating Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant, or permit any of the Flavors Non-Operating Subsidiaries to grant, any option or other right to purchase, lease or otherwise acquire any assets except (i) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business and (ii) sales, leases, transfers or other dispositions of assets (other than the capital stock of any of the Flavors Non-Operating Subsidiaries) for cash and for no less than fair market value.

                (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of the Flavors Non-Operating Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Guarantor or any warrants, rights or options to acquire such capital stock, except that (i) the Guarantor may declare and deliver dividends and distributions payable only in common stock or warrants, rights or options to acquire common stock and (ii) may declare and pay the dividend described in clause (i) of the definition of "Special Dividend".

                (f) Investments. Make or hold, or permit any of the Flavors Non-Operating Subsidiaries to make or hold, any Investment in any Person, other than (i) Investments by the Guarantor and the Flavors Non-Operating Subsidiaries in Cash Equivalents and (ii) Investments existing on the date hereof.

                (g) Change in Nature of Business. (i) Engage in any business other than the ownership of the capital stock of the Flavors Non-Operating Subsidiaries or (ii) permit any of the Flavors Non-Operating Subsidiaries to make any change in the nature of its business carried on at the date hereof.

                (h) Accounting Changes. Make or permit, or permit any of the Flavors Non-Operating Subsidiaries to make or permit, any change in accounting policies affecting (i) the presentation of financial statements or
(ii) reporting practices, except in either case as required or permitted by GAAP.

                (i) Debt. Create, incur, assume or suffer to exist, or permit any of the Flavors Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any Debt other than: (i) in the case of the Guarantor, Debt under the Loan Documents; (ii) in the case of any of the Flavors Non-Operating Subsidiaries, the Debt listed on Schedule III hereto; and (iii) in the case of the Guarantor and the Flavors Non-Operating Subsidiaries, endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                (j) Charter Amendments. Amend, or permit any of the Flavors Non-Operating Subsidiaries to amend, its certificate of incorporation or bylaws.

                (k) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or amend, modify or change in any manner any term or condition of any Debt or any agreement relating to such Debt, or permit any of the Flavors Non-Operating Subsidiaries to do any of the foregoing.

                (l) Negative Pledge. Enter into or suffer to exist, or permit any of the Flavors Non-Operating Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or (ii) any prohibition or condition existing on the date hereof.

                (m) Partnerships. Become a general partner in any general or limited partnership, or permit any of the Flavors Non-Operating Subsidiaries to do so.




                (n) Capital Expenditures. Make, or permit any of the Flavors Non-Operating Subsidiaries to make, any Capital Expenditures.

                (o) Issuance of Capital Stock. Issue, or permit any of the Flavors Non-Operating Subsidiaries to issue, any capital stock or warrants, rights or options to acquire such capital stock.

                (p) Payment Restrictions. Create or otherwise cause or suffer to exist or become effective, or permit any of the Flavors Non-Operating Subsidiaries to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of the Guarantor or any of the Flavors Non-Operating Subsidiaries to (i) pay dividends or make any other distributions on any of the Guarantor's or any of the Flavors Non-Operating Subsidiaries' capital stock, (ii) make loans or advances to Mafco or any Subsidiary of Mafco or (iii) repay or prepay Debt owed by the Guarantor or any of the Flavors Non-Operating Subsidiaries other than any
(x) consensual encumbrances or restrictions existing on the date hereof and (y) other consensual encumbrances or restrictions that are no more onerous than those encumbrances and restrictions in existence on the date hereof with respect to the Guarantor or such Flavors Non-Operating Subsidiary, as the case may be.

                Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) change the number of Lenders required to take any action hereunder.

                Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to the Guarantor, addressed to it at c/o MacAndrews & Forbes Holdings Inc., 38 East 63rd Street, New York, New York 10021, Attention: Secretary, if to the Agent or any Lender, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

                Section 10. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                Section 12. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Lenders under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lenders from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of the legal counsel of the Lenders and the reasonable and documented charges of the internal legal counsel of the Lenders) suffered or incurred by the Lenders as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

                Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the date on which the Payment Obligations in respect of the Guaranteed Obligations and this Guaranty have been Fully Satisfied, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by) it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

                Section 14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

                (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 15. Execution in Counterparts, Delivery by Telecopier. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.






                IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        FLAVORS (PARENT) HOLDINGS INC.


                                        By
                                           --------------------------
                                           Name:
                                           Title:








                                                      EXECUTION COPY







               AMENDED AND RESTATED CIGAR GUARANTY

                  Dated September 30, 1994, and
                      amended and restated
                      as of June 15, 1995,

                              From

                  Cigar (PARENT) HOLDINGS INC.

                          as Guarantor

                           in favor of

            THE LENDERS PARTY TO THE CREDIT AGREEMENT
                       REFERRED TO HEREIN

                               and

                         CITIBANK, N.A.

                            as Agent





                T A B L E   O F   C O N T E N T S



Section                                                        Page

1.    Guaranty; Limitation of Liability. . . . . . . . . . . . .  1

2.    Guaranty Absolute. . . . . . . . . . . . . . . . . . . . .  2

3.    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.    Payments Free and Clear of Taxes, Etc. . . . . . . . . . .  4

5.    Representations and Warranties . . . . . . . . . . . . . .  6

6.    Affirmative Covenants. . . . . . . . . . . . . . . . . . . 10
           (a)  Compliance with Laws, Etc. . . . . . . . . . . . 10
           (b)  Compliance with Environmental Laws . . . . . . . 10
           (c)  Maintenance of Insurance . . . . . . . . . . . . 10
           (d)  Preservation of Corporate Existence, Etc . . . . 11
           (e)  Visitation Rights. . . . . . . . . . . . . . . . 11
           (f)  Keeping of Books . . . . . . . . . . . . . . . . 11
           (g)  Maintenance of Properties, Etc . . . . . . . . . 11
           (h)  Reporting Requirements . . . . . . . . . . . . . 11
           (i)  Transactions with Affiliates . . . . . . . . . . 12
           (j)  Mafco Tax Group. . . . . . . . . . . . . . . . . 13

7.    Negative Covenants . . . . . . . . . . . . . . . . . . . . 13
           (a)  Liens, Etc . . . . . . . . . . . . . . . . . . . 13
           (b)  Lease Obligations. . . . . . . . . . . . . . . . 13
           (c)  Mergers, Etc . . . . . . . . . . . . . . . . . . 14
           (d)  Sales, Etc. of Assets. . . . . . . . . . . . . . 14
           (e)  Dividends, Repurchases, Etc. . . . . . . . . . . 14
           (f)  Investments. . . . . . . . . . . . . . . . . . . 14
           (g)  Change in Nature of Business . . . . . . . . . . 14
           (h)  Accounting Changes . . . . . . . . . . . . . . . 14
           (i)  Debt.. . . . . . . . . . . . . . . . . . . . . . 14
           (j)  Charter Amendments . . . . . . . . . . . . . . . 15
           (k)  Prepayments, Etc. of Debt. . . . . . . . . . . . 15
           (l)  Negative Pledge. . . . . . . . . . . . . . . . . 15
           (m)  Partnerships . . . . . . . . . . . . . . . . . . 15
           (n)  Capital Expenditures . . . . . . . . . . . . . . 15
           (o)  Issuance of Capital Stock. . . . . . . . . . . . 15
           (p)  Payment Restrictions . . . . . . . . . . . . . . 15




Section                                                        Page

8.  Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . 16

9.  Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . 16

10.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . 16

11.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . 16

12.  Indemnification . . . . . . . . . . . . . . . . . . . . . 17

13.  Continuing Guaranty; Assignments under the
     Credit Agreement  . . . . . . . . . . . . . . . . . . . . 17

14.  Governing Law; Submission to Jurisdiction;
     Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . 17

15.  Execution in Counterparts, Delivery by Telecopier . . . . 18


Schedule I-  Subsidiaries

Schedule II-  Liens

Schedule III-  Debt

Schedule IV-  Investments







                  AMENDED AND RESTATED GUARANTY


                AMENDED AND RESTATED GUARANTY dated September 30, 1994, and amended and restated as of June 15, 1995, made by Consolidated Cigar II Holdings Inc., a Delaware corporation (the "Guarantor"), in favor of the Lenders (the "Lenders") party to the Credit Agreement (as defined below) and Citibank, N.A. ("Citibank"), as agent (the "Agent") for the Lenders.

                PRELIMINARY STATEMENT.  The Lenders and the Agent are parties to
(a) a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), and (b) an amendment dated as of March 10, 1995 (the "First Amendment") with the Borrower and Mafco Holdings Inc., a Delaware corporation ("Mafco"), and the Guarantor entered into a Guaranty dated September 30, 1994 (the "Existing Guaranty") in favor of the Agent. It is a condition precedent to the effectiveness of the First Amendment that the Guarantor shall have executed and delivered this Amended and Restated Guaranty which amends and restates the Existing Guaranty.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to amend the Credit Agreement, the Guarantor hereby agrees to amend and restate the Existing Guaranty as follows:

                Section 1. Guaranty; Limitation of Liability. (a) The Guarantor hereby unconditionally guarantees (a) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Mafco now or hereafter existing under the Loan Documents to which it is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding of the type referred to in
Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (such Obligations being the "Guaranteed Payment Obligations") and (b) the performance when due of all other Obligations of Mafco now or hereafter existing under the Loan Documents, whether affirmative or negative (such Obligations being the "Guaranteed Performance Obligations" and together with the Guaranteed Payment Obligations, the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Payment Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of the Guarantor under this Guaranty in respect of the Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of the Guarantor on the date hereof and (ii) 95% of the Adjusted Net Assets of the Guarantor on the date of any payment hereunder. "Adjusted Net Assets" of the Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of the Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Guaranty, of the Guarantor at such date and (y) the amount by which the present fair salable value of the assets of the Guarantor at such date exceeds the amount that will be required to pay the probable liability of the Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

                Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Payment Obligations will be paid, and the Guaranteed Performance Obligations will be performed, strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Mafco or whether Mafco is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

                (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of Mafco, the Borrower or any of their Subsidiaries;




                (e) any change, restructuring or termination of the corporate structure or existence of Mafco, the Borrower or any of their Subsidiaries; or

                (f) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

                Section 3. Waivers. (a) The Guarantor hereby waives, to the extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Mafco, the Borrower or any other Person or any Collateral.

                (b) The Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Guaranteed Payment Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Payment Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

                (c) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                Section 4. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with
Section 2.10 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and
(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

                (c) The Guarantor will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that, in the event such Lender or the Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Agent shall refund, to the extent of any refund thereof made to such Lender or the Agent, any amounts paid by the Guarantor under this Section in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Agent agree that it will contest such Taxes, Other Taxes or liabilities if (i) the Guarantor furnishes to it an opinion of reputable tax counsel acceptable to such Lender or the Agent to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Agent determines, in its sole discretion, that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.




                (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Agent, at its address referred to in the Credit Agreement, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, the Guarantor will furnish, or will cause such payor to furnish, to the Agent a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Agent, if organized under the laws of a jurisdiction outside the United States, shall, if requested in writing by the Guarantor or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so and only so long as Guarantor is making payments under this Guaranty), provide the Guarantor and (in the case of any such Lender other than the Agent) the Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

                (f) For any period with respect to which the Agent or a Lender has failed to provide the Guarantor with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as the Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Guarantor such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Agent or such Lender and would not, in the judgment of the Guarantor, be disadvantageous to the Guarantor.

                (g) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                (h)     If a Lender shall change its Lending Office other than
(i) at the request of the Guarantor or (ii) at a time when such change would not result in this Section 4 requiring the Guarantor to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 4 than such Lender would have been entitled to receive had it not changed its Lending Office.

                Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                (a) The Guarantor (i) is a corporation duly organized, validly existing andin good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Guarantor has been validly issued, is fully
paid and non-assessable.   Mafco is the legal and beneficial owner of all of the
outstanding capital stock of the Guarantor (other than the shares (the "Voting Trust Stock") issued in the name of the voting trustee (the "Voting Trustee") under the voting trust agreement described in Section 3.02(i)(xv)(C) of the Credit Agreement (the "Voting Trust Agreement") and the Voting Trustee is the legal owner of the Voting Trust Stock, in each case free and clear of all Liens except for the Liens created by the Collateral Documents and the Voting Trust Agreement.

                (b) Set forth on Schedule I hereto is a complete and accurate list of the Cigar Non-Operating Subsidiaries, showing as of the date hereof (as to each such Person) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly), by the Guarantor, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of Cigar Non-Operating Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by the Guarantor (except as set forth on Schedule I), free and clear of all Liens, except those created by the Collateral Documents and those set forth on Schedule II hereto. Each such Cigar Non-Operating Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material



Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                (c) The execution, delivery and performance by the Guarantor of this Guaranty, each Loan Document and each Related Document to which it is or is to be a party and the consummation by the Guarantor of the transactions contemplated hereby and by the Merger and the First Amendment, are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Guarantor's charter or by-laws,
(ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, any of the Cigar Non-Operating Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) or (iv) except for the liens created by the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Guarantor or any of the Cigar Non-Operating Subsidiaries. Neither the Guarantor nor any of the Cigar Non-Operating Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (with respect to clause
(a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by the Guarantor of this Guaranty or any other Loan Document or any Related Document to which it is or is to be a party or for the consummation by the Guarantor of the transactions contemplated hereby, (ii) the grant by the Guarantor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the filing of financing statements in accordance with Section 3.02(i)(viii) of the Credit Agreement and Section 3(c)(viii) of the First Amendment and except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent. As of the date of the Consummation of the Transaction, all applicable waiting periods in connection with the Transaction and the other transactions contemplated hereby will have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

                (e) This Guaranty has been, and each other Loan Document to which the Guarantor is a party when delivered hereunder will have been, duly executed and delivered by the Guarantor. This Guaranty is, and each other Loan Document to which the Guarantor is a party when delivered hereunder will be, the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

                (f) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting the Guarantor or any of the Cigar Non-Operating Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor), or that purports to affect the legality, validity or enforceability of this Guaranty, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby or thereby.

                (g) The Guarantor and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan thereof. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Guarantor or any of its ERISA Affiliates. The amount of all Unfunded Pension Liabilities under all Plans of the Guarantor and its ERISA Affiliates does not exceed $60,000,000. None of the Guarantor or any of its ERISA Affiliates has made contributions or incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that such contributions shall be made or required or that such liability shall be incurred in any such case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Guarantor or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the 1992 annual report (Form 5500 Series) for each Plan of the Guarantor and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. The obligations of the Guarantor and the Cigar Non-Operating Subsidiaries for post-retirement benefits to be provided under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) are not reasonably likely to have a Material Adverse Effect (in the case of clause



(a) of the definition thereof, "Person" shall refer to the Guarantor).

                (h) The operations and properties of the Guarantor and the Cigar Non-Operating Subsidiaries are in substantial compliance with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Guarantor and the Cigar Non-Operating Subsidiaries and the Guarantor and the Cigar Non-Operating Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of the Cigar Non-Operating Subsidiaries or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (i) The Guarantor and the Cigar Non-Operating Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                (j) Neither the Guarantor nor the Cigar Non-Operating Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                (k) The Guarantor is, individually and together with its Subsidiaries, Solvent.

                (l) Set forth on Schedule III hereto is a complete and accurate list of all Debt (other than intercompany Debt) of the Guarantor and the Cigar Non-Operating Subsidiaries, showing as of the date hereof the principal amount outstanding thereunder and there is no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor or any of the Cigar Non-Operating Subsidiaries that imposes any material Obligation or material restriction on the Guarantor or any of the Cigar Non-Operating Subsidiaries (other than the Related Documents).

                (m) Set forth on Schedule IV is a complete and accurate list of all Investments (other than intercompany Debt) held by the Guarantor or any of the Cigar Non-Operating Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                Section 6. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will:

                (a) Compliance with Laws, Etc. Comply, and cause each of itsSubsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term Person shall refer to the Guarantor).

                (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

                (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than any Subsidiaries of MCG) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any of its rights or franchise if the Board of Directors of the Guarantor or such Subsidiary (or the executive committee of the Board of Directors thereof) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Lenders.

                (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

                (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                (h) Reporting Requirements. Furnish to the Lenders through the Agent:

                            (i) promptly upon any officer of the Guarantor
obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Guarantor or any of its Subsidiaries or any property of the Guarantor or any of its Subsidiaries (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or (B) any material development in any Proceeding that is already pending, where such Proceeding or development has not previously been disclosed by the Guarantor hereunder and would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); together in each case with such other information as any Lender through the Agent may reasonably request to enable the Lenders and their counsel to evaluate such matters;

                           (ii)  promptly after the furnishing thereof, copies
of any statement or report furnished to any other holder of the securities of the Guarantor or of any Subsidiary of the Guarantor pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6(h);

                          (iii) promptly after the occurrence thereof, notice of
any condition or occurrence on any property of the Guarantor or any Subsidiary of the Guarantor that results in a material noncompliance by the Guarantor or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any such property that would be reasonably likely to have a Material Adverse Effect (in the case of clause
(a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or such property that could have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); and

                           (iv) such other information respecting the condition
(financial or otherwise), operations, assets or business of the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than the Guarantor or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided, however, that for purposes of this Section 6(i), the term "Affiliate" shall not include any officer or director of the Guarantor or such Subsidiary, as the case may be, who does not possess directly or indirectly the power to vote 5% or more of the Voting Stock of the Guarantor or its Subsidiaries.

                (j) Mafco Tax Group. Maintain, and cause each of its domestic Subsidiaries (other than the Subsidiaries of MCG) to maintain, its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Mafco is the common parent.

                Section 7. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will not:

                (a) Liens, Etc. Create or suffer to exist, or permit any of the Cigar Non-Operating Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or sign or file, or permit the Cigar Non-Operating Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Guarantor or any other Cigar Non-Operating Subsidiary as debtor, or sign, or permit any of the Cigar Non-Operating Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of the Cigar Non-Operating Subsidiaries to assign, any right to receive income, other than the following
Liens:  (i) Liens created by the Loan Documents; (ii) the Liens described on
Schedule II hereto, provided, that in the event any property subject to any such Lien is released from such Lien, such released property may not thereafter be subjected to any Lien other than Liens created by the Loan Documents; (iii) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (iv) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (v) judgment or other similar Liens, provided that there shall be no period of more than 10 consecutive days during which a stay of enforcement of the related judgment shall not be in effect.

                (b) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of the Cigar Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

                (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of the Cigar Non-Operating Subsidiaries to do so.

                (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of the Cigar Non-Operating Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant, or permit any of the Cigar Non-Operating Subsidiaries to grant, any option or other right to purchase, lease or otherwise acquire any assets except (i) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business and (ii) sales, leases, transfers or other dispositions of assets (other than the capital stock of any of the Cigar Non-Operating Subsidiaries) for cash and for no less than fair market value.

                (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of the Cigar Non-Operating Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Guarantor or any warrants, rights or options to acquire such capital stock, except that (i) the Guarantor may declare and deliver dividends and distributions payable only in common stock or warrants, rights or options to acquire common stock and (ii) may declare and pay the dividend described in clause (ii) of the definition of "Special Dividend".

                (f) Investments. Make or hold, or permit any of the Cigar Non-Operating Subsidiaries to make or hold, any Investment in any Person, other than (i) Investments by the Guarantor and the Cigar Non-Operating Subsidiaries in Cash Equivalents and (ii) Investments existing on the date hereof.

                (g) Change in Nature of Business. (i) Engage in any business other than the ownership of the capital stock of the Cigar Non-Operating Subsidiaries or (ii) permit any of the Cigar Non-Operating Subsidiaries to make any change in the nature of its business carried on at the date hereof.

                (h) Accounting Changes. Make or permit, or permit any of the Cigar Non-Operating Subsidiaries to make or permit, any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case as required or permitted by GAAP.

                (i) Debt. Create, incur, assume or suffer to exist, or permit any of the Cigar Non-Operating Subsidiaries to create, incur, assume or suffer to exist, any Debt other than: (i) in the case of the Guarantor, Debt under the Loan Documents; (ii) in the case of any of the Cigar Non-Operating Subsidiaries, the Debt listed on Schedule III hereto; and (iii) in the case of the Guarantor and the Cigar Non-Operating Subsidiaries, endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                (j) Charter Amendments. Amend, or permit any of the Cigar Non-Operating Subsidiaries to amend, its certificate of incorporation or bylaws.

                (k) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or amend, modify or change in any manner any term or condition of any Debt or any agreement relating to such Debt, or permit any of the Cigar Non-Operating Subsidiaries to do any of the foregoing.

                (l) Negative Pledge. Enter into or suffer to exist, or permit any of the Cigar Non-Operating Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or (ii) any prohibition or condition existing on the date hereof.

                (m) Partnerships. Become a general partner in any general or limited partnership, or permit any of the Cigar Non-Operating Subsidiaries to do so.

                (n) Capital Expenditures. Make, or permit any of the Cigar Non-Operating Subsidiaries to make, any Capital Expenditures.




                (o) Issuance of Capital Stock. Issue, or permit any of the Cigar Non-Operating Subsidiaries to issue, any capital stock or warrants, rights or options to acquire such capital stock.

                (p) Payment Restrictions. Create or otherwise cause or suffer to exist or become effective, or permit any of the Cigar Non-Operating Subsidiaries to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of the Guarantor or any of the Cigar Non-Operating Subsidiaries to (i) pay dividends or make any other distributions on any of the Guarantor's or any of the Cigar Non-Operating Subsidiaries' capital stock, (ii) make loans or advances to Mafco or any Subsidiary of Mafco or (iii) repay or prepay Debt owed by the Guarantor or any of the Cigar Non-Operating Subsidiaries other than any (x) consensual encumbrances or restrictions existing on the date hereof and (y) other consensual encumbrances or restrictions that are no more onerous than those encumbrances and restrictions in existence on the date hereof with respect to the Guarantor or such Cigar Non-Operating Subsidiary, as the case may be.

                Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) change the number of Lenders required to take any action hereunder.

                Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to the Guarantor, addressed to it at c/o MacAndrews & Forbes Holdings Inc., 38 East 63rd Street, New York, New York 10021, Attention: Secretary, if to the Agent or any Lender, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

                Section 10. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                Section 12. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Lenders under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lenders from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of the legal counsel of the Lenders and the reasonable and documented charges of the internal legal counsel of the Lenders) suffered or incurred by the Lenders as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

                Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the date on which the Payment Obligations in respect of the Guaranteed Obligations and this Guaranty have been Fully Satisfied, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by) it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the



Credit Agreement.

                Section 14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

                (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 15. Execution in Counterparts, Delivery by Telecopier. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.





                IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        CONSOLIDATED CIGAR II HOLDINGS INC.


                                        By
                                           --------------------------
                                             Name:
                                             Title:










                                                EXECUTION COPY











             AMENDED AND RESTATED NEW WORLD GUARANTY

                    Dated as of June 29, 1995

                              From

               NWCG (PARENT) HOLDINGS CORPORATION

                          as Guarantor

                           in favor of

 THE LENDERS PARTY TO THE AMENDED AND RESTATED CREDIT AGREEMENT
                       REFERRED TO HEREIN

                               and

                         CITIBANK, N.A.

                            as Agent





                T A B L E   O F   C O N T E N T S


Section                                                        Page

1.    Amended and Restated Guaranty; Limitation of Liability . .  1

2.    Guaranty Absolute. . . . . . . . . . . . . . . . . . . . .  2

3.    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.    Payments Free and Clear of Taxes, Etc. . . . . . . . . . .  4

5.    Representations and Warranties . . . . . . . . . . . . . .  6

6.    Affirmative Covenants. . . . . . . . . . . . . . . . . . . 11
           (a)  Compliance with Laws, Etc. . . . . . . . . . . . 11
           (b)  Compliance with Environmental Laws . . . . . . . 11
           (c)  Maintenance of Insurance . . . . . . . . . . . . 12
           (d)  Preservation of Corporate Existence, Etc.. . . . 12
           (e)  Visitation Rights. . . . . . . . . . . . . . . . 12
           (f)  Keeping of Books . . . . . . . . . . . . . . . . 12
           (g)  Maintenance of Properties, Etc.. . . . . . . . . 12
           (h)  Reporting Requirements . . . . . . . . . . . . . 12
           (i)  Transactions with Affiliates . . . . . . . . . . 15
           (j)  Mafco Tax Group. . . . . . . . . . . . . . . . . 15

7.    Negative Covenants . . . . . . . . . . . . . . . . . . . . 15
           (a)  Liens, Etc.. . . . . . . . . . . . . . . . . . . 15
           (b)  Lease Obligations. . . . . . . . . . . . . . . . 16
           (c)  Mergers, Etc.. . . . . . . . . . . . . . . . . . 16
           (d)  Sales, Etc. of Assets. . . . . . . . . . . . . . 16
           (e)  Dividends, Repurchases, Etc. . . . . . . . . . . 16
           (f)  Investments. . . . . . . . . . . . . . . . . . . 16
           (g)  Change in Nature of Business . . . . . . . . . . 16
           (h)  Accounting Changes . . . . . . . . . . . . . . . 17
           (i)  Debt . . . . . . . . . . . . . . . . . . . . . . 17
           (j)  Charter Amendments . . . . . . . . . . . . . . . 17
           (k)  Prepayments, Etc. of Debt. . . . . . . . . . . . 17
           (l)  Negative Pledge. . . . . . . . . . . . . . . . . 17
           (m)  Partnerships . . . . . . . . . . . . . . . . . . 17
           (n)  Capital Expenditures . . . . . . . . . . . . . . 17
           (o)  Issuance of Capital Stock. . . . . . . . . . . . 17
           (p)  Payment Restrictions . . . . . . . . . . . . . . 17





Section                                                      Page

8.  Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . 18

9.  Notices, Etc.. . . . . . . . . . . . . . . . . . . . . . . 18

10.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . 18

11.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . 18

12.  Indemnification . . . . . . . . . . . . . . . . . . . . . 19

13. Continuing Guaranty; Assignments under the Amended and Restated Credit Agreement 19

14.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 19

15.  Execution in Counterparts, Delivery by Telecopier . . . . 20


Schedule I-  Subsidiaries

Schedule II-  Liens

Schedule III-  Debt

Schedule IV-  Investments







                  AMENDED AND RESTATED GUARANTY

                AMENDED AND RESTATED GUARANTY dated as of June 29, 1995 made by NWCG (Parent) Holdings Corporation, a Delaware corporation (the "Guarantor"), in favor of the Lenders (the "Lenders") party to the Amended and Restated Credit Agreement (as defined below) and Citibank, N.A. ("Citibank"), as agent (the "Agent") for the Lenders.

                PRELIMINARY STATEMENTS.

                (1) Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), entered into a Credit Agreement dated as of July 20, 1994, as heretofore amended (as so amended, the "Existing Credit Agreement"), with the financial institutions and other institutional lenders party thereto (the "Existing Lenders") and Citibank, as agent for the Existing Lenders. In consideration of the premises and in order to induce the Existing Lenders to make advances under the Existing Credit Agreement, the Guarantor entered into a Guaranty dated September 30, 1994 in favor of the Existing Lenders and Citibank, as agent for the Existing Lenders.

                (2) The Borrower has entered into an Amended and Restated Credit Agreement dated as of June 29, 1995 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Amended and Restated Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with the Lenders and the Agent which amends and restates the Existing Credit Agreement in its entirety.

                (3) It is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to enter into the Amended and Restated Credit Agreement, the Guarantor hereby agrees as follows:

                Section 1. Guaranty; Limitation of Liability. (a) The Guarantor hereby unconditionally guarantees (x) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Mafco now or hereafter existing under the Loan Documents to which it is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding of the type referred to in
Section 6.01(e) of the Amended and Restated Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (such Obligations being the "Guaranteed Payment Obligations") and (y) the performance when due of all other Obligations of Mafco now or hereafter existing under the Loan Documents, whether affirmative or negative (such Obligations being the "Guaranteed Performance Obligations" and together with the Guaranteed Payment Obligations, the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Payment Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of the Guarantor under this Guaranty in respect of the Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of the Guarantor on the date hereof and (ii) 95% of the Adjusted Net Assets of the Guarantor on the date of any payment hereunder. "Adjusted Net Assets" of the Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of the Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Guaranty, of the Guarantor at such date and (y) the amount by which the present fair salable value of the assets of the Guarantor at such date exceeds the amount that will be required to pay the probable liability of the Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

                Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Payment Obligations will be paid, and the Guaranteed Performance Obligations will be performed, strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Mafco or whether Mafco is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

                (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;




                (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of Mafco, the Borrower or any of their Subsidiaries;

                (e) any change, restructuring or termination of the corporate structure or existence of Mafco, the Borrower or any of their Subsidiaries; or

                (f) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

                Section 3. Waivers. (a) The Guarantor hereby waives, to the extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Mafco, the Borrower or any other Person or any Collateral.

                (b) The Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Guaranteed Payment Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Payment Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

                (c) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                Section 4. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with
Section 2.12 of the Amended and Restated Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Applicable Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

                (c) The Guarantor will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that, in the event such Lender or the Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Agent shall refund, to the extent of any refund thereof made to such Lender or the Agent, any amounts paid by the Guarantor under this Section in respect of such



Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Agent agree that it will contest such Taxes, Other Taxes or liabilities if (i) the Guarantor furnishes to it an opinion of reputable tax counsel acceptable to such Lender or the Agent to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Agent determines, in its sole discretion, that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Agent, at its address referred to in the Amended and Restated Credit Agreement, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, the Guarantor will furnish, or will cause such payor to furnish, to the Agent a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Agent, if organized under the laws of a jurisdiction outside the United States, shall, if requested in writing by the Guarantor or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so and only so long as Guarantor is making payments under this Guaranty), provide the Guarantor and (in the case of any such Lender other than the Agent) the Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

                (f) For any period with respect to which the Agent or a Lender has failed to provide the Guarantor with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as the Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Guarantor such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Agent or such Lender and would not, in the judgment of the Guarantor, be disadvantageous to the Guarantor.

                (g) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                (h) If a Lender shall change its Applicable Lending Office other than (i) at the request of the Guarantor or (ii) at a time when such change would not result in this Section 4 requiring the Guarantor to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 4 than such Lender would have been entitled to receive had it not changed its Applicable Lending Office.

                Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                (a) The Guarantor (i) is a corporation duly organized, validly existing andin good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Guarantor has been validly issued, is fully
paid and non-assessable.   Andrews is the legal and beneficial owner of all of
the outstanding capital stock of the Guarantor (other than the shares (the "Voting Trust Stock") issued in the name of the voting trustee (the "Voting Trustee") under the voting trust agreement described in Section 3.02(i)(xv)(A) of the Existing Credit Agreement (the "Voting Trust Agreement") and the Voting Trustee is the legal owner of the Voting Trust Stock, in each case free and clear of all Liens except for the Liens created by the Collateral Documents and the Voting Trust Agreement.

                (b) Set forth on Schedule I hereto is a complete and accurate list of the Guarantor and NWCG Holdings, showing as of the date hereof (as to each such Person) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly), in the case of the Guarantor, by Andrews, and in the case of NWCG Holdings, by the Guarantor, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of the Guarantor and NWCG Holdings has been validly issued, is fully paid and non-assessable and is owned, in the case of the Guarantor, by Andrews or in the case of NWCG Holdings, by the Guarantor (except as set forth on Schedule I) free and clear of all Liens, except those created by the Collateral Documents and those set forth on Schedule II hereto. NWCG Holdings (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                (c) The execution, delivery and performance by the Guarantor of this Guaranty, each Loan Document and each Related Document to which it is or is to be a party and the consummation by the Guarantor of the transactions contemplated hereby, are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Guarantor's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, any of its Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) or (iv) except for the liens created by the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Guarantor or any of its Subsidiaries. Neither the Guarantor nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to such the Guarantor).

                (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by the Guarantor of this Guaranty or any other Loan Document or any Related Document to which it is or is to be a party or for the consummation by the Guarantor of the transactions contemplated hereby, (ii) the grant by the Guarantor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the filing of financing statements in accordance with Section 3.02(i)(viii) of the Existing Credit Agreement and except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent. As of the date of the Consummation of the Transaction, all applicable waiting periods in connection with the Transaction and the other transactions contemplated hereby will have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

                (e) This Guaranty has been, and each other Loan Document to which the Guarantor is a party when delivered hereunder will have been duly executed and delivered by the Guarantor. This Guaranty is, and each other Loan Document to which the Guarantor is a party when delivered hereunder will be, the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

                (f) The Consolidated and consolidating balance sheets of the Guarantor and its Subsidiaries as at December 31, 1994, and the related Consolidated and consolidating statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied, in the case of the aforementioned Consolidated balance sheets and Consolidated statements of income and cash flows, by an opinion of Ernst & Young, independent public accountants, and the Consolidated and consolidating balance sheets of the Guarantor and its Subsidiaries as at March 31, 1995 and the related Consolidated and consolidating statements of income and cash flows of the Guarantor and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Guarantor, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at March 31, 1995, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of the Guarantor and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of the Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 1994, there has been no Material Adverse Change relating to the Guarantor.

                (g) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor), or that purports to affect the legality, validity or enforceability of this Guaranty, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby or thereby.

                (h) The Guarantor and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan thereof. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Guarantor or any of its ERISA Affiliates. The amount of all Unfunded Pension Liabilities under all Plans of the Guarantor and its ERISA Affiliates does not exceed $60,000,000. None of the Guarantor or any of its ERISA Affiliates has made contributions or incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that such contributions shall be made or required or that such liability shall be incurred in any such case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Guarantor or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the 1992 annual report (Form 5500 Series) for each Plan of the Guarantor and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. The obligations of the Guarantor and its Subsidiaries for post-retirement benefits to be provided under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) are not reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (i) The operations and properties of the Guarantor and each of its Subsidiaries are in substantial compliance with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Guarantor and its Subsidiaries and the Borrower and its Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall mean the Guarantor); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall be the Guarantor).

                (j) The Guarantor and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                (k) Neither the Guarantor nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                (l) The Guarantor is, individually and together with its Subsidiaries, Solvent.

                (m) Set forth on Schedule III hereto is a complete and accurate list of all Debt (other than intercompany Debt and Debt under the Loan Documents) of the Guarantor and its Subsidiaries, showing as of the date hereof the principal amount outstanding thereunder and there is (i) no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor or NWCG Holdings that imposes any material Obligation or material restriction on the Guarantor or any of its Subsidiaries (other than the Related Documents), (ii) no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument
        (A) evidencing Debt of New World or any of its Subsidiaries, (B) governing the terms of Debt of New World or any of its Subsidiaries or (C) containing any commitment or other agreement by any Person to extend credit that would constitute Debt to New World or any of its Subsidiaries, in each case that imposes or will impose material Obligations or material restrictions on New World and its Subsidiaries taken as a whole, and (iv) no other agreement or contract binding on or affecting New World or any of its Subsidiaries that contains provisions that would restrict any Loan Party from performing or impair the ability of any Loan Party to perform any of the obligations of such Loan Party under the Loan Documents.

                (n) Set forth on Schedule IV is a complete and accurate list of all Investments (other than intercompany Debt) held by the Guarantor or NWCG Holdings, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                Section 6. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will:

                (a) Compliance with Laws, Etc. Comply, and cause each of itsSubsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor).

                (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

                (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than any Subsidiaries of New World) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any of its rights or franchise if the Board of Directors of the Guarantor or such Subsidiary (or, in the case of New World, the executive committee of the Board of Directors of New World) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Lenders.

                (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

                (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                (h) Reporting Requirements. Furnish to the Lenders through the Agent:

                            (i) as soon as available and in any event within 50
days after the end of each of the first three quarters of each fiscal year of the Guarantor, Consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of earnings, cash flows and stockholders' equity of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Guarantor by the chief financial officer of the Guarantor;

                           (ii) as soon as available and in any event within 105
days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing financial statements for such year certified in a manner reasonably acceptable to the Required Lenders by Ernst & Young or other independent public accountants reasonably acceptable to the Required Lenders;

                          (iii) promptly after the sending or filing thereof,
copies of any filings and statements that the Guarantor or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                           (iv) promptly and in any event within (A) thirty days
after the Guarantor knows or has reason to know that any ERISA Event with respect to the Guarantor or any of its ERISA Affiliates has occurred, a statement describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate proposes to take with respect thereto, (B) thirty days either after receipt thereof by the Guarantor or after the Guarantor knows or has reason to know of the receipt thereof by any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Guarantor or any of its ERISA Affiliates, a copy of each notice received by any such Person concerning the imposition of Withdrawal Liability upon such Person, the reorganization or termination of such Multiemployer Plan, or the amount of the liability incurred, or that may be incurred, by the Guarantor or any of its ERISA Affiliates in connection with any such event and (C) ten Business Days either after receipt thereof by the Guarantor or after the Guarantor knows or has reason to know of the receipt thereof by any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Guarantor or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan; provided that, in the case of any event that occurs in (A), (B) or (C) hereof, such event has a Material Adverse Effect (in the case of clause (a) of the definition thereof, "Person" shall refer to the Guarantor);

                            (v) in the event of any change in GAAP from the date
of the financial statements referred to in Section 5(f) and upon delivery of any financial statement required to be furnished under clauses (i) or (ii) of this
Section 6(h), a statement of reconciliation conforming any information contained in such financial statement with GAAP as in effect on the date of the financial statements referred to in Section 5(f);

                           (vi) promptly upon any officer of the Guarantor
obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Guarantor or any of its Subsidiaries or any property of the Guarantor or any of its Subsidiaries (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or (B) any material development in any Proceeding that is already pending, where such Proceeding or development has not previously been disclosed by the Guarantor hereunder and would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); together in each case with such other information as any Lender through the Agent may reasonably request to enable the Lenders and their counsel to evaluate such matters;

                          (vii)  promptly after the furnishing thereof, copies
of any statement or report furnished to any other holder of the securities of the Guarantor or of any Subsidiary of the Guarantor pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6(h);

                         (viii) promptly after the occurrence thereof, notice of
any condition or occurrence on any property of the Guarantor or any Subsidiary of the Guarantor that results in a material noncompliance by the Guarantor or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any such property that would be reasonably likely to have a Material Adverse Effect (in the case of clause
(a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or such property that could have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); and

                           (ix) such other information respecting the condition
(financial or otherwise), operations, assets or business of the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than the Guarantor or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided, however, that for purposes of this Section 6(i), the term "Affiliate" shall not include any officer or director of the Guarantor or such Subsidiary, as the case may be, who does not possess directly or indirectly the power to vote 5% or more of the Voting Stock of the Guarantor or its Subsidiaries.

                (j) Mafco Tax Group. Maintain, and cause NWCG Holdings to maintain, its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Mafco is the common parent.

                Section 7. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will not:

                (a) Liens, Etc. Create or suffer to exist, or permit NWCG Holdings to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or sign or file, or permit NWCG Holdings to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Guarantor or NWCG Holdings as debtor, or sign, or permit NWCG Holdings to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit NWCG Holdings to assign, any right to receive income, other than the following Liens: (i) Liens created by the Loan Documents; (ii) the Liens described on Schedule II hereto, provided that, in the event any property subject to any such Lien is released from such Lien, such released property may not thereafter be subjected to any Lien other than Liens created by the Loan Documents; (iii) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;
(iv) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (v) judgment or other similar Liens, provided that there shall be no period of more than 10 consecutive days during which a stay of enforcement of the related judgment shall not be in effect.

                (b) Lease Obligations. Create, incur, assume or suffer to exist, or permit NWCG Holdings to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

                (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit NWCG Holdings to do so.

                (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit NWCG Holdings to sell, lease, transfer or otherwise dispose of, any assets or grant, or permit NWCG Holdings to grant, any option or other right to purchase, lease or otherwise acquire any assets except
(i) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business, (ii) sales, leases, transfers or other dispositions of assets (other than the capital stock of NWCG Holdings) for cash and for no less than fair market value and (iii) the transfer or other disposition to an Affiliate of Mafco of up to 2.7 million shares of common stock of New World held by the Guarantor.

                (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit NWCG Holdings to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Guarantor or any warrants, rights or options to acquire such capital stock, except that the Guarantor may declare and deliver dividends and distributions payable only in common stock or warrants, rights or options to acquire common stock.

                (f) Investments. Make or hold, or permit NWCG Holdings to make or hold, any Investment in any Person, other than (i) Investments by the Guarantor and NWCG Holdings in Cash Equivalents and (ii) Investments existing on the date hereof.

                (g) Change in Nature of Business. (i) Engage in any business other than the ownership of the capital stock of NWCG Holdings or (ii) permit NWCG Holdings to make any change in the nature of its business carried on at the date hereof.

                (h) Accounting Changes. Make or permit, or permit NWCG Holdings to make or permit, any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case as required or permitted by GAAP.

                (i) Debt. Create, incur, assume or suffer to exist, or permit NWCG Holdings to create, incur, assume or suffer to exist, any Debt other than: (i) in the case of the Guarantor, Debt under the Loan Documents; (ii) in the case of NWCG Holdings, the Debt listed on Schedule III hereto, and (iii), in the case of the Guarantor and NWCG Holdings, endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                (j) Charter Amendments. Amend, or permit NWCG Holdings to amend, its certificate of incorporation or bylaws.

                (k) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or amend, modify or change in any manner any term or condition of any Debt or any agreement relating to such Debt, or permit NWCG Holdings to do any of the foregoing.

                (l) Negative Pledge. Enter into or suffer to exist, or permit NWCG Holdings to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or (ii) any prohibition or condition existing on the date hereof.

                (m) Partnerships. Become a general partner in any general or limited partnership, or permit NWCG Holdings to do so.

                (n) Capital Expenditures. Make, or permit NWCG Holdings to make, any Capital Expenditures.

                (o) Issuance of Capital Stock. Issue, or permit NWCG Holdings to issue, any capital stock or warrants, rights or options to acquire such capital stock.

                (p) Payment Restrictions. Create or otherwise cause or suffer to exist or become effective, or permit NWCG Holdings to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of the Guarantor or NWCG Holdings to (i) pay dividends or make any other distributions on any of the Guarantor's or NWCG Holdings' capital stock, (ii) make loans or advances to Mafco or any subsidiary of Mafco or (iii) repay or prepay Debt owed by the Guarantor or NWCG Holdings other than any (x) consensual encumbrances or restrictions existing on the date hereof and (y) other consensual encumbrances or restrictions that are no more onerous than those encumbrances and restrictions in existence on the date hereof with respect to the Guarantor or NWCG Holdings, as the case may be.

                Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) change the number of Lenders required to take any action hereunder.

                Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to the Guarantor, addressed to it at c/o MacAndrews & Forbes Holdings Inc., 38 East 63rd Street, New York, New York 10021, Attention: Secretary, if to the Agent or any Lender, at its address specified in the Amended and Restated Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

                Section 10. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Amended and Restated Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                Section 12. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Lenders under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lenders from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of the legal counsel of the Lenders and the reasonable and documented charges of the internal legal counsel of the Lenders) suffered or incurred by the Lenders as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

                Section 13. Continuing Guaranty; Assignments under the Amended and Restated Credit Agreement. This Guaranty is a continuing guaranty and shall
(a) remain in full force and effect until the date on which the Payment Obligations in respect of the Guaranteed Obligations and this Guaranty have been Fully Satisfied, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Amended and Restated Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by) it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Amended and Restated Credit Agreement.

                Section 14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

                (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 15. Execution in Counterparts, Delivery by Telecopier. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.






                IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        NWCG (PARENT) HOLDINGS CORPORATION


                                        By
                                           --------------------------
                                            Title:








                                                  EXECUTION COPY











                          C&F GUARANTY

                      Dated June 15, 1995,

                              From

                   C&F (PARENT) HOLDINGS INC.

                          as Guarantor

                           in favor of

            THE LENDERS PARTY TO THE CREDIT AGREEMENT
                       REFERRED TO HEREIN

                               and

                         CITIBANK, N.A.

                            as Agent






                T A B L E   O F   C O N T E N T S



Section                                                      Page

1.  Guaranty; Limitation of Liability. . . . . . . . . . . . .  1

2.  Guaranty Absolute. . . . . . . . . . . . . . . . . . . . .  2

3.  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.  Payments Free and Clear of Taxes, Etc. . . . . . . . . . .  4

5.  Representations and Warranties . . . . . . . . . . . . . .  6

6.  Affirmative Covenants. . . . . . . . . . . . . . . . . . . 10
         (a)  Compliance with Laws, Etc. . . . . . . . . . . . 10
         (b)  Compliance with Environmental Laws . . . . . . . 10
         (c)  Maintenance of Insurance . . . . . . . . . . . . 10
         (d)  Preservation of Corporate Existence, Etc . . . . 10
         (e)  Visitation Rights. . . . . . . . . . . . . . . . 11
         (f)  Keeping of Books . . . . . . . . . . . . . . . . 11
         (g)  Maintenance of Properties, Etc . . . . . . . . . 11
         (h)  Reporting Requirements . . . . . . . . . . . . . 11
         (i)  Transactions with Affiliates . . . . . . . . . . 13
         (j)  Mafco Tax Group. . . . . . . . . . . . . . . . . 13

7.  Negative Covenants . . . . . . . . . . . . . . . . . . . . 14
         (a)  Liens, Etc . . . . . . . . . . . . . . . . . . . 14
         (b)  Lease Obligations. . . . . . . . . . . . . . . . 14
         (c)  Mergers, Etc . . . . . . . . . . . . . . . . . . 14
         (d)  Sales, Etc. of Assets. . . . . . . . . . . . . . 14
         (e)  Dividends, Repurchases, Etc. . . . . . . . . . . 14
         (f)  Investments. . . . . . . . . . . . . . . . . . . 15
         (g)  Change in Nature of Business . . . . . . . . . . 15
         (h)  Accounting Changes . . . . . . . . . . . . . . . 15
         (i)  Debt.. . . . . . . . . . . . . . . . . . . . . . 15
         (j)  Charter Amendments . . . . . . . . . . . . . . . 15
         (k)  Prepayments, Etc. of Debt. . . . . . . . . . . . 15
         (l)  Negative Pledge. . . . . . . . . . . . . . . . . 15
         (m)  Partnerships . . . . . . . . . . . . . . . . . . 15
         (n)  Capital Expenditures . . . . . . . . . . . . . . 15
         (o)  Issuance of Capital Stock. . . . . . . . . . . . 15
         (p)  Payment Restrictions . . . . . . . . . . . . . . 16

8.  Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . 16

9.  Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . 16

10. No Waiver; Remedies  . . . . . . . . . . . . . . . . . . . 16

11. Right of Set-off . . . . . . . . . . . . . . . . . . . . . 16

12. Indemnification  . . . . . . . . . . . . . . . . . . . . . 17

13. Continuing Guaranty; Assignments under the
    Credit Agreement . . . . . . . . . . . . . . . . . . . . . 17

14. Governing Law; Submission to Jurisdiction;
    Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . 17

15. Execution in Counterparts, Delivery by Telecopier. . . . . 18


Schedule I-  Liens

Schedule II-  Debt

Schedule III-  Investments










                            GUARANTY


                GUARANTY dated June 15, 1995 made by C&F (Parent) Holdings Inc., a Delaware corporation (the "Guarantor"), in favor of the Lenders (the "Lenders") party to the Credit Agreement (as defined below) and Citibank, N.A. ("Citibank"), as agent (the "Agent") for the Lenders.

                PRELIMINARY STATEMENT.  The Lenders and the Agent are parties to
(a) a Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) with Marvel IV Holdings Inc., a Delaware corporation (the "Borrower"), and (b) an amendment dated as of March 10, 1995 (the "First Amendment") with the Borrower and Mafco Holdings Inc., a Delaware corporation ("Mafco"). It is a condition precedent to the effectiveness of the First Amendment that the Guarantor shall have executed and delivered this Guaranty.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to amend the Credit Agreement, the Guarantor hereby agrees as follows:

                Section 1. Guaranty; Limitation of Liability. (a) The Guarantor hereby unconditionally guarantees (a) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Mafco now or hereafter existing under the Loan Documents to which it is a party, whether for principal, interest (including, without limitation, interest after the filing of a petition initiating a proceeding of the type referred to in
Section 6.01(e) of the Credit Agreement, whether or not such interest constitutes an allowed claim for purposes of such proceeding), fees, expenses or otherwise (such Obligations being the "Guaranteed Payment Obligations") and (b) the performance when due of all other Obligations of Mafco now or hereafter existing under the Loan Documents, whether affirmative or negative (such Obligations being the "Guaranteed Performance Obligations" and together with the Guaranteed Payment Obligations, the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Payment Obligations and would be owed by Mafco to the Agent or the Lenders under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Mafco.

                (b) The liability of the Guarantor under this Guaranty in respect of the Guaranteed Obligations shall not exceed the greater of (i) 95% of the Adjusted Net Assets of the Guarantor on the date hereof and (ii) 95% of the Adjusted Net Assets of the Guarantor on the date of any payment hereunder. "Adjusted Net Assets" of the Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of the Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding any liabilities or obligations under this Guaranty, of the Guarantor at such date and (y) the amount by which the present fair salable value of the assets of the Guarantor at such date exceeds the amount that will be required to pay the probable liability of the Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

                Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Payment Obligations will be paid, and the Guaranteed Performance Obligations will be performed, strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The Obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Mafco or whether Mafco is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

                (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other assets of Mafco, the Borrower or any of their Subsidiaries;




                (e) any change, restructuring or termination of the corporate structure or existence of Mafco, the Borrower or any of their Subsidiaries; or

                (f) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

                Section 3. Waivers. (a) The Guarantor hereby waives, to the extent permitted by applicable law, promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Mafco, the Borrower or any other Person or any Collateral.

                (b) The Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's Obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Guaranteed Payment Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Payment Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

                (c) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                Section 4. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with
Section 2.10 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and
(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that any such Lender shall designate a different Lending Office if, in the judgment of such Lender, such designation would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to such Lender or the Agent and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

                (c) The Guarantor will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that, in the event such Lender or the Agent, as the case may be, successfully contests the assessment of such Taxes or Other Taxes or any liability arising therefrom or with respect thereto, such Lender or the Agent shall refund, to the extent of any refund thereof made to such Lender or the Agent, any amounts paid by the Guarantor under this Section in respect of such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto. Each Lender and the Agent agree that it will contest such Taxes, Other Taxes or liabilities if (i) the Guarantor furnishes to it an opinion of reputable tax counsel acceptable to such Lender or the Agent to the effect that such Taxes or Other Taxes were wrongfully or illegally imposed and (ii) such Lender or the Agent determines, in its sole discretion, that it would not be disadvantaged or prejudiced in any manner whatsoever as a result of such contest. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.




                (d) Within 30 days after the date of any payment of Taxes, the Guarantor will furnish to the Agent, at its address referred to in the Credit Agreement, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder by the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United States person, the Guarantor will furnish, or will cause such payor to furnish, to the Agent a certificate from each appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                (e) Each Lender organized under the laws of a jurisdiction outside the United States and the Agent, if organized under the laws of a jurisdiction outside the United States, shall, if requested in writing by the Guarantor or the Agent (but only so long as such Lender or the Agent remains lawfully able to do so and only so long as Guarantor is making payments under this Guaranty), provide the Guarantor and (in the case of any such Lender other than the Agent) the Agent with two duly completed copies of Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender or the Agent is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States.

                (f) For any period with respect to which the Agent or a Lender has failed to provide the Guarantor with the appropriate forms described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under subsection (e) above), the Agent or such Lender shall not be entitled to increased payments or indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States; provided, however, that should the Agent or a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as the Agent or such Lender shall reasonably request to assist the Lender to recover such Taxes if, in the judgment of the Guarantor such steps would avoid the need for, or reduce the amount of, any Taxes required to be deducted from or in respect of any sum payable hereunder to the Agent or such Lender and would not, in the judgment of the Guarantor, be disadvantageous to the Guarantor.

                (g) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 4 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                (h)     If a Lender shall change its Lending Office other than
(i) at the request of the Guarantor or (ii) at a time when such change would not result in this Section 4 requiring the Guarantor to make a greater payment than if such change had not been made, such Lender shall not be entitled to receive any greater payment under this Section 4 than such Lender would have been entitled to receive had it not changed its Lending Office.

                Section 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                (a) The Guarantor (i) is a corporation duly organized, validly existing andin good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Guarantor has been validly issued, is fully
paid and non-assessable.   Each of Cigar Guarantor and Flavors Guarantor is the
legal and beneficial owner of 50% of the outstanding capital stock of the Guarantor (other than (x) the shares (the "Flavors Voting Trust Stock") issued in the name of the voting trustee (the "Flavors Voting Trustee") under the voting trust agreement described in Section 3(c)(xi)(B) of the First Amendment (the "Flavors Voting Trust Agreement") and (y) the shares (the "Cigar Voting Trust Stock") issued in the name of the voting trustee (the "Cigar Voting Trustee") under the voting trust agreement described in Secgiton 3(c)(xi)(A) of the First Amendment (the "Cigar Voting Trust Agreement")), and the Flavors Voting Trustee and the Cigar Voting Trustee are the legal owners of the Flavors Voting Trust Stock and the Cigar Voting Trust Stock, respectively, in each case free and clear of all Liens except for the Liens created by the Collateral Documents, the Flavors Voting Trust Agreement and the Cigar Voting Trust Agreement.

                (b) The execution, delivery and performance by the Guarantor of this Guaranty and each Loan Document to which it is or is to be a party and the consummation by the Guarantor of the transactions contemplated hereby, are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Guarantor's charter or by-laws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, contract, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor, any of its Subsidiaries or any of its or their properties, the effect of which conflict, breach or default is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor) or (iv) except for the Liens created by the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Guarantor or any of its Subsidiaries. Neither the Guarantor nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to such the Guarantor).

                (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by the Guarantor of this Guaranty or any other Loan Document or any Related Document to which it is or is to be a party or for the consummation by the Guarantor of the transactions contemplated hereby, (ii) the grant by the Guarantor of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the filing of financing statements in accordance with Section 2 of the First Amendment and except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally; provided, however, that no representation or warranty is made as to any consent of, authorization, approval or other action by, or notice to or filing with, any banking agency or regulatory body applicable to the Agent. As of the date of the consummation of the Merger, all applicable waiting periods in connection with the Merger and the other transactions contemplated hereby will have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Merger or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

                (d) This Guaranty has been, and each other Loan Document to which the Guarantor is a party when delivered hereunder will have been, duly executed and delivered by the Guarantor. This Guaranty is, and each other Loan Document to which the Guarantor is a party when delivered hereunder will be, the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally.

                (e) There is no pending or threatened action, proceeding, governmental investigation or arbitration affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator, which is reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term "Person" shall refer to the Guarantor), or that purports to affect the legality, validity or enforceability of this Guaranty or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

                (f) The Guarantor and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan thereof. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Guarantor or any of its ERISA Affiliates. The amount of all Unfunded Pension Liabilities under all Plans of the Guarantor and its ERISA Affiliates does not exceed $60,000,000. None of the Guarantor or any of its ERISA Affiliates has made contributions or incurred any Withdrawal Liability to any Multiemployer Plan within the past five years, and it is not reasonably expected that such contributions shall be made or required or that such liability shall be incurred in any such case in amounts or under circumstances that would be reasonably likely to result in a material liability to the Guarantor or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the 1992 annual report (Form 5500 Series) for each Plan of the Guarantor and each of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status. The obligations of the Guarantor and its Subsidiaries for post-retirement benefits to be provided under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) are not reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, "Person" shall be the Guarantor).

                (g) The operations and properties of the Guarantor and each of its Subsidiaries are in substantial compliance with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Guarantor and its Subsidiaries and the Borrower and its Subsidiaries are in compliance with all such Environmental Permits, except, as to all of the above, where the failure to do so would not be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall mean the Guarantor); and no circumstances exist that are reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any of their respective properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would, in the case of either (i) or (ii) above, be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition thereof, the term "Person" shall be the Guarantor).

                (h) The Guarantor and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state,



local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

                (i) Neither the Guarantor nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                (j) The Guarantor is, individually and together with its Subsidiaries, Solvent.

                (k) Set forth on Schedule II hereto is a complete and accurate list of all Debt (other than intercompany Debt) of the Guarantor and its Subsidiaries, showing as of the date hereof the principal amount outstanding thereunder and there is (i) no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Guarantor that imposes any material Obligation or material restriction on the Guarantor or any of its Subsidiaries (other than the MCG Tax Agreement), (ii) no other agreement, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument (A) evidencing Debt of MCG or any of its Subsidiaries, (B) governing the terms of Debt of MCG or any of its Subsidiaries or (C) containing any commitment or other agreement by any Person to extend credit that would constitute Debt to MCG or any of its Subsidiaries, in each case that imposes or will impose material Obligations or material restrictions on MCG and its Subsidiaries taken as a whole, and (iv) no other agreement or contract binding on or affecting MCG or any of its Subsidiaries that contains provisions that would restrict any Loan Party from performing or impair the ability of any Loan Party to perform any of the obligations of such Loan Party under the Loan Documents.

                (l) Set forth on Schedule III is a complete and accurate list of all Investments (other than intercompany Debt) held by the Guarantor, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

                Section 6. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will:

                (a) Compliance with Laws, Etc. Comply, and cause each of itsSubsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), the failure to comply with which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (with respect to clause (a) of the definition thereof, the term Person shall refer to the Guarantor).

                (b) Compliance with Environmental Laws. Comply and cause each of its Subsidiaries and all lessees and all other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

                (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries (other than any Subsidiaries of MCG) to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any of its rights or franchise if the Board of Directors of the Guarantor or such Subsidiary (or the executive committee of the Board of Directors thereof) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Lenders.

                (e) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice permit the Agent or any of the Lenders or any agents or representatives thereof, to the extent reasonably requested to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary to the extent necessary to permit the preparation of the financial statements required to be delivered hereunder.

                (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                (h) Reporting Requirements. Furnish to the Lenders through the Agent:

                            (i) as soon as available and in any event within 50
days after the end of each of the first three quarters of each fiscal year of the Guarantor, Consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of earnings, cash flows and stockholders' equity of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Guarantor by the chief financial officer of the Guarantor;

                           (ii) as soon as available and in any event within 105
days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing financial statements for such year certified in a manner reasonably acceptable to the Required Lenders by Ernst & Young or other independent public accountants reasonably acceptable to the Required Lenders;

                          (iii) promptly after the sending or filing thereof,
copies of any filings and statements that the Guarantor or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                           (iv) promptly and in any event within (A) thirty days
after the Guarantor knows or has reason to know that any ERISA Event with respect to the Guarantor or any of its ERISA Affiliates has occurred, a statement describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate proposes to take with respect thereto, (B) thirty days either after receipt thereof by the Guarantor or after the Guarantor knows or has reason to know of the receipt thereof by any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Guarantor or any of its ERISA Affiliates, a copy of each notice received by any such Person concerning the imposition of Withdrawal Liability upon such Person, the reorganization or termination of such Multiemployer Plan, or the amount of the liability incurred, or that may be incurred, by the Guarantor or any of its ERISA Affiliates in connection with any such event and (C) ten Business Days either after receipt thereof by the Guarantor or after the Guarantor knows or has reason to know of the receipt thereof by any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Guarantor or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan; provided, that in the case of any event that occurs in (A), (B) or (C) hereof, such event has a Material Adverse Effect (in the case of clause (a) of the definition thereof, "Person" shall refer to the Guarantor);

                            (v) promptly upon any officer of the Guarantor
obtaining knowledge thereof, written notice of (A) the institution or non-frivolous threat of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Guarantor or any of its Subsidiaries or any property of the Guarantor or any of its Subsidiaries (any such action, suit, proceeding, investigation or arbitration being a "Proceeding") or (B) any material development in any Proceeding that is already pending, where such Proceeding or development has not previously been disclosed by the Guarantor hereunder and would be reasonably likely to have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); together in each case with such other information as any Lender through the Agent may reasonably request to enable the Lenders and their counsel to evaluate such matters;

                           (vi)  promptly after the furnishing thereof, copies
of any statement or report furnished to any other holder of the securities of the Guarantor or of any Subsidiary of the Guarantor pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6(h);

                          (vii) promptly after the occurrence thereof, notice of
any condition or occurrence on any property of the Guarantor or any Subsidiary of the Guarantor that results in a material noncompliance by the Guarantor or any of its Subsidiaries with any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or any such property that would be reasonably likely to have a Material Adverse Effect (in the case of clause
(a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit or would be reasonably likely to (i) form the basis of an Environmental Action against the Guarantor or any of its Subsidiaries or such property that could have a Material Adverse Effect (in the case of clause (a) of the definition of Material Adverse Effect, the term "Person" shall refer to the Guarantor); and

                         (viii) such other information respecting the condition
(financial or otherwise), operations, assets or business of the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than the Guarantor or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided, however, that for purposes of this Section 6(i), the term "Affiliate" shall not include any officer or director of the Guarantor or such Subsidiary, as the case may be, who does not possess directly or indirectly the power to vote 5% or more of the Voting Stock of the Guarantor or its Subsidiaries.

                (j) Mafco Tax Group. Maintain, and cause each of its domestic Subsidiaries (other than the Subsidiaries of MCG) to maintain, its status as a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Mafco is the common parent.

                Section 7. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Advances shall remain unpaid or any Lender shall have any Commitment, the Guarantor will not:

                (a) Liens, Etc. Create or suffer to exist any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Guarantor as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign any right to receive income, other than the following
Liens:  (i) Liens created by the Loan Documents; (ii) the Liens described on
Schedule I hereto, provided, that in the event any property subject to any such Lien is released from such Lien, such released property may not thereafter be subjected to any Lien other than Liens created by the Loan Documents; (iii) mechanics', materialmen's, carriers' and similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (iv) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (v) judgment or other similar Liens, provided that there shall be no period of more than 10 consecutive days during which a stay of enforcement of the related judgment shall not be in effect.

                (b) Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

                (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it.

                (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of any assets or grant any option or other right to purchase, lease or otherwise acquire any assets except (i) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business and (ii) sales, leases, transfers or other dispositions of assets for cash and for no less than fair market value.

                (e) Dividends, Repurchases, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, except that the Guarantor may declare and deliver dividends and distributions payable only in common stock or warrants, rights or options to acquire common stock.

                (f) Investments. Make or hold any Investment in any Person, other than (i) Investments by the Guarantor in Cash Equivalents and (ii) Investments existing on the date hereof.

                (g) Change in Nature of Business. Engage in any business other than the ownership of the capital stock of MCG.

                (h) Accounting Changes. Make or permit any change in accounting policies affecting (i) the presentation of financial statements or
(ii) reporting practices, except in either case as required or permitted by GAAP.

                (i) Debt. Create, incur, assume or suffer to exist any Debt other than:
        (i) Debt under the Loan Documents and (ii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                (j) Charter Amendments. Amend its certificate of incorporation or bylaws.

                (k) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or amend, modify or change in any manner any term or condition of any Debt or any agreement relating to such Debt.

                (l) Negative Pledge. Enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or (ii) any prohibition or condition existing on the date hereof.

                (m)     Partnerships.  Become a general partner in any general



or limited partnership.

                (n)     Capital Expenditures.  Make any Capital Expenditures.

                (o) Issuance of Capital Stock. Issue any capital stock or warrants, rights or options to acquire such capital stock.

                (p) Payment Restrictions. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Guarantor to (i) pay dividends or make any other distributions on any of the Guarantor's capital stock, (ii) make loans or advances to Mafco or any subsidiary of Mafco or (iii) repay or prepay Debt owed by the Guarantor other than any (x) consensual encumbrances or restrictions existing on the date hereof and (y) other consensual encumbrances or restrictions that are no more onerous than those encumbrances and restrictions in existence on the date hereof with respect to the Guarantor.

                Section 8. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) release or limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or
(c) change the number of Lenders required to take any action hereunder.

                Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered to it, if to the Guarantor, addressed to it at c/o MacAndrews & Forbes Holdings Inc., 38 East 63rd Street, New York, New York 10021, Attention: Secretary, if to the Agent or any Lender, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively.

                Section 10. No Waiver; Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Guarantor after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                Section 12. Indemnification. Without limitation on any other Obligations of the Guarantor or remedies of the Lenders under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Lenders from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the reasonable and documented fees and disbursements of the legal counsel of the Lenders and the reasonable and documented charges of the internal legal counsel of the Lenders) suffered or incurred by the Lenders as a result of (a) any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, or (b) any failure of the Borrower to pay and perform any Guaranteed Obligations in accordance with the terms of such Guaranteed Obligations.

                Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the date on which the Payment Obligations in respect of the Guaranteed Obligations and this Guaranty have been Fully Satisfied, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by) it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.




                Section 14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

                (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (d) THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                Section 15. Execution in Counterparts, Delivery by Telecopier. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty.




                IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        C&F (PARENT) HOLDINGS INC.


                                        By _________________________
                                           Name:
                                           Title:








                                                  EXECUTION COPY



                    EQUITY CONTRIBUTION AGREEMENT

                         Dated July 27, 1994

                                among

                       MARVEL IV HOLDINGS INC.

                                 and

                       MARVEL V HOLDINGS INC.








                          TABLE OF CONTENTS


SECTION                                                         PAGE


1.  Equity Contributions . . . . . . . . . . . . . . . . . . . .   1

2.  Obligations of the Borrower Parent . . . . . . . . . . . . .   1

3.  Amendments; Waivers; Etc.. . . . . . . . . . . . . . . . . .   2

4.  Addresses for Notices. . . . . . . . . . . . . . . . . . . .   2

5.  Continuing Agreement; Assignments under the Credit Agreement   2

6.  Execution in Counterparts. . . . . . . . . . . . . . . . . .   3

7.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . .   3






                  EQUITY CONTRIBUTION AGREEMENT

                EQUITY CONTRIBUTION AGREEMENT (this "Agreement") dated as of July 27, 1994 by and between Marvel IV Holdings Inc., a Delaware corporation (the "Borrower") and Marvel V Holdings Inc., a Delaware corporation (the "Borrower Parent") .

                PRELIMINARY STATEMENTS.

                (1) The Borrower, Citibank, N.A., a national banking association, as agent and certain financial institutions (the "Lenders") are parties to the Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; all capitalized terms used in this Agreement and not defined herein shall have the meanings set forth for such terms in the Credit Agreement) pursuant to which the Lenders have agreed, upon the terms and conditions specified therein, to make Advances to the Borrower in an aggregate amount of up to $240,000,000.

                (2) The Borrower Parent is the owner of 100% of the issued and outstanding capital stock of the Borrower.

                (3) It is a condition precedent to the making of the Advances by the Lenders under the Credit Agreement that the Borrower and the Borrower Parent shall have executed and delivered this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                Section 1. Equity Contributions. On each day that the Borrower Parent receives (a) the proceeds from each loan made by FN Holdings to Borrower Parent pursuant to the certificate of incorporation of FN Holdings, (b) the proceeds from each loan made by FN Parent to the Borrower Parent pursuant to the FN Parent Loan Agreement or (c) any other cash or Cash Equivalents from any source other than the Borrower, the Borrower Parent shall make a contribution to the equity capital of the Borrower (each such contribution an "Equity Contribution") in an amount (the "Equity Contribution Amount") equal to the aggregate amount of such proceeds, cash or Cash Equivalents, as the case may be, received on that day. The Borrower Parent shall make such Equity Contribution to the equity capital of the Borrower by depositing, in immediately available funds, the Equity Contribution Amount in the Borrower Collateral Account.

                Section 2. Obligations of the Borrower Parent. The obligation of the Borrower Parent to make the Equity Contributions required pursuant to this Agreement is absolute and unconditional and shall not be affected by the bankruptcy, insolvency or reorganization of the Borrower. The obligations of the Borrower Parent hereunder shall not be subject to any abatement, reduction, limitation, impairment, termination, setoff, defense, counterclaim or recoupment whatsoever or any right to any thereof, and shall not be released, discharged or in any way affected by any reorganization, arrangement, compromise, settlement, release, modification, amendment (whether material or otherwise), waiver or termination of any or all of the obligations, conditions, covenants or agreements of the Borrower in respect of any obligations of the Borrower to any other Person, whether or not the Borrower Parent shall have notice or knowledge of any of the foregoing or, to the fullest extent permitted by applicable law, by any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

                Section 3. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower or the Borrower Parent herefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Borrower Parent and consented to by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the either party hereto to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 4. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to the Borrower addressed to it at its address specified in the Credit Agreement or to the Borrower Parent, at its address specified in the Borrower Parent Guaranty, or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 5. Continuing Agreement; Assignments under the Credit Agreement. This Agreement shall create a continuing agreement and shall (a) remain in full force and effect until the date of payment in full in cash of the outstanding Advances and all interest accrued thereon, all fees and expenses then due and payable and all other Obligations of the Borrower then due and payable under the Loan Documents (provided that on such date none of the Agent and the Lenders shall have made any claim against the Borrower or any other Loan Party under any provision of any of the Loan Documents that has not been cash collateralized by an amount sufficient in the reasonable judgment of the Agent, the Required



Lenders and any such Lender (if such Lender is not one of the Lenders constituting the Required Lenders) to secure such claim), (b) be binding upon the Borrower, the Borrower Parent, their respective successors and assigns and
(c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement. Neither the Borrower nor the Borrower Parent shall assign or delegate any of their respective rights or obligations under this Agreement without the prior written consent of the Agent.

                Section 6. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.






                IN WITNESS WHEREOF, the Borrower and the Borrower Parent each have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        MARVEL IV HOLDINGS INC.



                                        By
                                           --------------------------
                                            Title:



                                        MARVEL V HOLDINGS INC.



                                        By
                                           --------------------------
                                            Title:








                               State of Delaware

                        Office of the Secretary of State
                        _______________________________




I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "MARVEL IV HOLDINGS INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JULY, A.D. 1994, AT 10:50 O'CLOCK A.M.












                                        --------------------------------------
                                        Edward J. Freel, Secretary of State









                               State of Delaware

                        Office of the Secretary of State
                        _______________________________




        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "FIRST NATIIONWIDE HOLDINGS INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JUNE, A.D. 1995, AT 1:10 0'CLOCK P.M.

        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNT RECORDER OF DEEDS FOR RECORDING.












                                        --------------------------------------
                                        Edward J. Freel, Secretary of State














             SECOND RESTATED CERTIFICATE OF INCORPORATION

                                  OF

                    FIRST NATIONWIDE HOLDINGS INC.

                  __________________________________

                   Pursuant to Sections 242 and 245
                    of the General Corporation Law
                       of the State of Delaware

                  __________________________________


          First Nationwide Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:


   1. The name of the Corporation is First Nationwide Holdings Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 30, 1994. The original Certificate of Incorporation of the Corporation was amended and restated pursuant to the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation") which was filed with the Secretary of State of the State of Delaware on September 30, 1994.

          2.   This Second Restated Certificate of
   Incorporation, which both restates and amends the provisions of the Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL") and by the written consent of its stockholders entitled to vote thereon in accordance with
   Section 228 of the GCL and is as follows:

          FIRST:  The name of the Corporation is First
   Nationwide Holdings Inc. (hereinafter the "Corporation").

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, DE 19901, in the City of Dover, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

          THIRD:   (a)  Subject to paragraph (b) below, the
   purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

          (b) Notwithstanding paragraph (a) above, the pur-pose of the Corporation is limited to the following pur-poses, and activities incident to and necessary or convenient to accomplish the following purposes: (i) to own 100% of the common stock of each of First Nationwide Bank, A Federal Savings Bank (formerly known as First Madison Bank,
   FSB) (the "Bank"), and Madison Financial, Inc., (ii) to issue and take any action in connection with up to $200,000,000 principal amount of Senior Notes due 2001 (the "Notes") pursuant to the Indenture dated as of July 15, 1994 (the "Indenture"), between the Corporation and The First National Bank of Boston, as trustee, as amended in accordance with the terms thereof, (iii) to enter into and take any action in connection with an Exchange Agreement and Stockholders Agreement, each dated as of October 3, 1994 among the Corporation, First Nationwide (Parent) Holdings Inc. ("First Nationwide (Parent)") and Gerald J. Ford, and each as amended in accordance with the terms thereof,
   (iv) to take any action in connection with the Asset Purchase Agreement, dated April 14, 1994, between the Bank and First Nationwide Bank, A Federal Savings Bank, as amended in accordance with the terms thereof, (v) to take any action in connection with (A) the Credit Agreement, dated as of July 20, 1994, as amended prior to the date (the "Filing Date") of filing of this Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Original Credit Agreement"), among Marvel IV Holdings Inc. (the "Borrower"), the banks, financial institutions and other institutional lenders named therein (the "Original Lenders") and Citibank, N.A., as agent for the Original Lenders, and (B) the Amended and Restated Credit Agreement, dated as of June 29, 1995, among the Bor-rower, the banks, financial institutions and other institutional lenders named therein (the "Lenders") and Citibank, N.A., as agent for the Lenders (the "Agent"), as amended in accordance with the terms thereof (the "Amended and Restated Credit Agreement"), and to engage in any activity not prohibited by the Amended and Restated Credit Agreement, or (vi) to engage in any lawful activity and to exercise any powers related to and convenient or incidental to the foregoing.

          FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1250 shares consisting of 800 shares of Class A Common Stock, each having a par value of one dollar ($1.00), 200 shares of Class B Common Stock, each having a par value of one dollar ($1.00) and 250 shares of Class C Common Stock, each having a par value of one dollar ($1.00).

          (1)  Dividends.


               (a)  Dividend Rights.  Dividends may be paid
   in cash or otherwise upon the Class A Common Stock, Class B Common Stock and the Class C Common Stock out of the assets of the Corporation in the relationship and upon the terms provided for below with respect to each such class:


                    (i)  Class A Common Stock.  The
        holders of record of the Class A Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation (the "Board of Directors") out of funds legally available therefor, subject to the rights of the Class B Common Stock and Class C
        Common Stock described below.


                    (ii)  Class B Common Stock.  The
        Board of Directors shall, to the extent of funds legally available therefor, declare and pay mandatory dividends in respect of the Class B
        Common Stock at the time of the declaration and payment, respectively, of dividends on and in the amounts per share paid on the Class A Common
        Stock; provided, however, that until the date (the
        "Trigger Date") on which the aggregate principal amount of the Term Advances under (and as defined in) the Amended and Restated Credit Agreement shall have been repaid in an aggregate amount equal to or greater than $196,600,000, no cash dividends (and any accrued interest thereon as provided below) shall be paid on the Class B Com-mon Stock, unless the Required Lenders under (and as defined in) the Amended and Restated Credit
        Agreement consent in writing to the payment of such dividends and any accrued interest thereon, but such dividends, which from and after the date of declaration thereof to the date of payment thereof shall be a liability of the Corporation, shall accrue interest in accordance with the following sentences. Interest shall accrue on any dividends on the Class B Common Stock that are not paid as a result of the application of the proviso to the immediately preceding sentence from the date such dividends would otherwise have been paid until (but excluding) the date such dividends are actually paid. Prior to the Filing Date, such interest accrued at a rate (the "Original Interest
        Rate") equal to the Interest Rate under (and as defined in) the Original Credit Agreement, computed on the basis of the actual number of days elapsed in a 360-day year. From and after the Filing Date, such interest shall accrue at a daily rate (the "New Interest Rate") equal to the daily weighted average interest cost of funds to the Borrower under the Amended and Restated Credit
        Agreement, computed on the basis of the actual number of days elapsed in a 360-day year. From and after the Trigger Date, the Corporation shall be obligated to discharge its liabilities in respect of any declared but unpaid dividends on the Class B Common Stock and accrued and unpaid interest on such dividends prior to declaring any additional dividends on the Class A Common Stock or the Class B Common Stock.


                    (iii)  Class C Common Stock.  The
        holders of record of shares of Class C Common
        Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cash dividends at the rate per share determined as follows. The amount of dividends payable in respect of the Class C
        Common Stock shall be computed assuming (x) a stated value per share of $1,000,000 and



        (y)(I) prior to the Filing Date, a dividend rate equal to the Original Interest Rate and (II) from and after the Filing Date, a dividend rate equal to the New Interest Rate, in each case computed on the basis of the actual number of days elapsed in a 360-day year. Dividends on the Class C Common
        Stock shall be cumulative from the date on which such shares of Class C Common Stock were origi-nally issued. Interest shall accrue on any dividends on the Class C Common Stock that are not paid on any dividend payment date (as determined in the sole discretion of the Board of Directors) from such date until (but excluding) the date such dividends are actually paid. Prior to the Filing
        Date, such interest, if any, accrued at a rate equal to the Original Interest Rate and from and after the Filing Date, such interest shall accrue at a rate equal to the New Interest Rate, in each case computed on the basis of the actual number of days elapsed in a 360-day year.


               (b)  Priority as to Dividends.  Unless all
   outstanding shares of Class C Common Stock have been redeemed, no dividends (other than in Class A Common Stock or Class B Common Stock or in another stock ranking junior to the Class C Common Stock as to dividends and liquidation rights) shall be declared or paid or set aside for payment or other distribution made upon the Class A Common Stock or Class B Common Stock of the Corporation or on any other stock of the Corporation ranking junior to or on a parity with the Class C Common Stock as to dividends or liquidation rights. No dividends on the Class A Common Stock may be declared unless an equivalent per share dividend shall be contemporaneously declared on the Class B Common Stock.


               (c)  Restriction on Purchase.  The Corpo-
   ration shall not purchase or otherwise acquire for value shares of Class A Common Stock or Class B Common Stock or any other class of stock or series thereof ranking junior to or on a parity with the Class C Common Stock as to dividends or liquidation rights if, at the time of making such purchase or other acquisition, any shares of Class C Common Stock remain outstanding.


          (2)  Redemption.


               (a)  Optional Redemption.  The shares of
   Class C Common Stock may be redeemed, in whole or in part, at the election of the Corporation by resolution of its Board of Directors, at any time or from time to time after the date on which the shares of Class C Common Stock are issued at the redemption price of $1,000,000 per share, plus accrued and unpaid dividends to the date fixed for redemption, plus interest accrued (I) prior to the Filing Date, at a rate equal to the Original Interest Rate and (II) from and after the Filing Date, at a rate equal to the New Interest Rate, in each case computed on the basis of the actual number of days elapsed in a 360-day year, on dividends not paid on any dividend payment date (as determined in the sole discretion of the Board of Directors), on such notice to each holder of record of the Class C Common Stock to be redeemed as may be specified by the resolution of the Board of Directors authorizing the redemption.


          In the event that at any time less than all of the Class C Common Stock outstanding is to be redeemed, the shares to be redeemed will be selected pro rata or by lot.

               (b) Shares of Class C Common Stock redeemed, purchased or otherwise acquired for value by the Corporation shall be retired and shall not be reissued.


               (c)  The shares of Class A Common Stock and
   Class B Common Stock shall not be subject to redemption.


          (3) Voting Rights. The Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters which are to be put to a vote of shareholders. Each share of the Class A Common Stock shall entitle the holder thereof to one vote. Each share of the Class B Common Stock shall entitle the holder thereof to a vote equal to the product of one and a fraction, the numerator of which is 3 and the denominator of which is 4. Except as otherwise required by law, the holders of shares of Class C Common Stock shall not be entitled to vote.


          (4)  Liquidation Rights; Priority.





               (a)  In the event of any liquidation,
   dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Class C Common Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not dividends as such are declared, $1,000,000 per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, plus interest accrued at a rate equal to the New Interest Rate, computed on the basis of the actual number of days elapsed in a 360-day year, on dividends not paid on any dividend payment date (as determined in the sole discretion of the Board of Directors), and no more, before any distribution shall be made to the holders of the Class A Common Stock or the holders of the Class B Common Stock. After such distribution to the holders of the Class C Common Stock, the holders of the Class B Common Stock shall then be entitled to all distributions of assets until all accrued and unpaid dividends thereon to the date fixed for distribution, plus interest accrued on dividends not paid, have been paid in full before any distribution shall be made to the holders of Class A Common Stock. After such distribution to the holders of the Class B Common Stock, the holders of the Class A Common Stock and Class B Common Stock shall be enti-tled to receive the assets of the Corporation remaining for distribution pro rata.


               (b)  Neither the merger nor consolidation of
   the Corporation into or with any other corporation or entity, nor the merger or consolidation of any other corporation or entity, into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning hereof.


               (c)  Written notice of any voluntary or
   involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the Class C Common Stock at their re-spective addresses as the same shall appear on the books of the Corporation.


          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2)  The directors shall have concurrent
        power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3)  The number of directors of the Corpo-
        ration shall be not less than three nor more than five as from time to time fixed by, or in the man-ner provided in, the By-Laws of the Corporation.
        Election of directors need not be by written ballot unless the By-Laws so provide.

          (4) The Corporation shall at all times, except as noted hereafter, have at least one director (an "Independent Director"), who is not, nor at any time within the last ten years has been, a director, officer or employee of MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes") or its affiliates (other than the Corporation, Coleman (Parent) Holdings Inc. ("Coleman (Parent)"), Marvel V Holdings Inc. ("Marvel V Holdings"), the Borrower, Consolidated Cigar II Holdings Inc. ("Consolidated Cigar Holdings") Flavors (Parent) Holdings Inc. ("Flavors (Parent)"), NWCG (Parent) Holdings Corporation ("NWCG (Parent)") and First Nationwide (Parent), or a direct or indirect beneficial owner of 5% or more of the outstanding common stock of MacAndrews & Forbes or its affiliates (other than the Corporation, Coleman (Parent), Marvel V Holdings, the Borrower, Consolidated Cigar, Flavors (Parent), NWCG (Parent) and First Nationwide (Parent). In the event of the death, incapacity, resignation or removal of any Independent Director, the remaining members of the Board of Directors shall promptly elect an Independent Director for such Independent Director whose death, incapacity, resignation or removal caused the related vacancy on the Board of Directors; provided, however, that, subject to the fiduciary duties of the Board of Directors, the Board of Directors shall not vote on or consent to any matter (other than the appointment of an Independent Director if there is not at least one Independent Director then in office) unless and until at least one Independent Director shall have been duly elected to serve on the Board of Directors.

          (5)  No director shall be personally liable
        to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corpo-ration or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or
        (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (6) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corpo-ration, subject, nevertheless, to the provisions of the GCL, this Second Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

          SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          SEVENTH: Notwithstanding any other provision of this Second Restated Certificate of Incorporation and any provision of law, the Corporation shall not do any of the following:

                    (a) engage in any business or activity
             other than as set forth in Article THIRD hereof;

                    (b) without the unanimous vote of the
             holders of 100% of the voting power of the outstanding Class A Common Stock of the Corpora-tion ("Unanimous Class A Stockholder Approval"), dissolve or liquidate, in whole or in part, insti-tute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bank-ruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, liqui-dation, reorganization or other relief under any applicable federal or state law relating to bankruptcy or insolvency; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or

                    (c) without Unanimous Class A Stockhold-
             er Approval, merge or consolidate with any other corporation, company or entity or sell, lease or otherwise transfer all or substantially all its assets to, or acquire all or substantially all the assets or capital stock or other ownership interest of, any other corporation, company or entity; provided, however, that any such merger or consolidation (if the Corporation is not the survivor) and such sale, lease or transfer may only be consummated if such other corporation, company or entity expressly assumes the Corporation's obligations and has a certificate of incorporation or similar charter document containing provisions identical to those in Articles THIRD, SEVENTH, EIGHTH, NINTH and TENTH hereof and Sections (3) and (4) of Article FIFTH hereof (collectively, the "Restricted Articles").

          EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the Corporation shall not amend, alter, change or repeal (x) any provision of the Restricted Articles or Section (1)(a)(ii) of Article FOURTH hereof without Unanimous Class A Stock-holder Approval and the affirmative vote of the holders of 50% of the voting power of the outstanding Class B Common Stock of the Corporation (the "Majority Class B Stockholder Approval") and (y) any provision of Article FOURTH hereof (other than Section (1)(a)(ii) thereof, as to which clause
   (x) above shall apply) without Majority Class B Stockholder Approval; and provided, further, that the Corporation shall not adopt, amend or change any Article so as to be inconsistent with the Restricted Articles or Article FOURTH without complying with the foregoing provision.

          NINTH:
   (a) Until the Payment Obligations have been Fully Satisfied (as each such term is defined below), or such earlier time as the Required Lenders under the Amended and Restated Credit Agreement may approve, on each date (each, a "Measurement Date") on which the Corporation receives dividends, distributions or other funds from the Bank, the excess (the "Excess") of (x) the sum of (i) the aggregate amount so received and (ii) the amount of cash and Temporary Cash Investments (as defined in the Indenture), if any, held by the Corporation on the Measurement Date over (y) the sum of (I) $15,000,000 and (II) if the Measurement Date occurs within ninety (90) days prior to the next scheduled payment date in respect of the Notes under the terms of the Indenture, the amount required to be paid by the Corporation on such scheduled payment date, shall be treated as follows and in the following order of priority:

                    (1)  The Board of Directors shall
        declare and the Corporation shall pay, out of funds legally available therefor, mandatory dividends on its Class C Common Stock in accordance with
        Section 1(a)(iii) of Article FOURTH hereof up to the amount of such Excess, but only to the extent that such dividends are permitted under the terms of the Indenture;

                    (2)  if any portion of such Excess is
        not payable in accordance with clause (1) above, the Corporation shall mandatorily redeem, out of funds legally available therefor, its Class C Common Stock in accordance with Section 2(a) of Article FOURTH hereof to the extent that such portion of such Excess is sufficient to pay the redemption price therefor plus all other amounts due in connection therewith as provided in such Section (2)(a) of Article FOURTH, but only to the extent that such redemption is permitted under the terms of the Indenture;

                    (3)  if any portion of such Excess is
        not payable in accordance with clause (1) or (2) above, the Board of Directors shall declare and the Corpora-tion shall pay, out of funds legally available there-for, up to the amount of such portion of such Excess,
        (x) mandatory dividends on its Class A Common Stock in accordance with Section (1)(a)(i) of Article FOURTH hereof and (y) mandatory dividends on its Class B Common Stock in accordance with Section (1)(a)(ii) of Article FOURTH hereof, but only to the extent that such dividends are permitted under the terms of the Indenture;

                    (4)  if any portion of such Excess is
        not payable in accordance with clause (1), (2) or (3) above, the Corporation shall lend such portion of such Excess to Marvel V Holdings on a subordinated basis in accordance with paragraph (b) below, but only to the extent that such loan is permitted under the terms of the Indenture; and

                    (5)  if any portion of such Excess is
        not payable in accordance with clause (1), (2), (3) or
        (4) above, such portion of such Excess may be retained by the Corporation and used in accordance with the Indenture.

   "Payment Obligations" shall mean all principal, interest, fees, charges, expenses, attorneys' fees and disbursements, indemnities and any other amounts payable by the Loan Parties under the Loan Documents (as each such term is defined in the Amended and Restated Credit Agreement).



   "Fully Satisfied" shall mean, with respect to the Payment Obligations as of any date, that, on or before such date,
   (a) the principal of and interest accrued to such date on all outstanding Advances (as defined in the Amended and Restated Credit Agreement) shall have been paid in full in cash and (b) all fees, expenses and other amounts then due and payable which constitute Payment Obligations shall have been paid in full in cash; provided, however, that on such date none of the Agent and the Lenders shall have made any claim in respect of Payment Obligations against the Borrower or any other Loan Party under any provision of any of the Loan Documents that has not been cash collateralized by an amount sufficient in the reasonable judgment of the Agent, the Required Lenders and any such Lender (if such Lender is not one of the Lenders constituting the Required Lenders) to secure such claim.

          (b) Any loans made pursuant to paragraph (a)(4) above shall be evidenced by documentation containing terms that are permitted by the Indenture and as may be approved by the Board of Directors and by the Required Lenders under the Amended and Restated Credit Agreement.

          TENTH: The Corporation shall ensure at all times that it maintains corporate records and books of account which are separate from those of any other corporation, company or entity, including its affiliates.

          ELEVENTH: The Corporation is to have perpetual existence.


          IN WITNESS WHEREOF, this Second Restated
   Certificate of Incorporation has been executed by and on behalf of First Nationwide Holdings Inc. by its Vice
   President this __th day of June, 1995.

                         FIRST NATIONWIDE HOLDINGS INC.


                         By:
                            --------------------------
                             Name:  Glenn P. Dickes
                             Title: Vice President








                         LOAN AGREEMENT

                 Dated as of September 30, 1994

                              among

                     MARVEL V HOLDINGS INC.

                               and

             FIRST NATIONWIDE (PARENT) HOLDINGS INC.








                       TABLE OF CONTENTS


SECTION                                                      PAGE


1.  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.  Obligations of FN Parent . . . . . . . . . . . . . . . . .  1

3.  Amendments; Waivers; Etc.. . . . . . . . . . . . . . . . .  2

4.  Addresses for Notices. . . . . . . . . . . . . . . . . . .  2

5.  Continuing Agreement; Assignments under the
    Credit Agreement . . . . . . . . . . . . . . . . . . . . .  2

6.  Execution in Counterparts. . . . . . . . . . . . . . . . .  3

7.  Governing Law. . . . . . . . . . . . . . . . . . . . . . .  3










                         LOAN AGREEMENT

                LOAN AGREEMENT (this "Agreement") dated as of September 30, 1994 by and between Marvel V Holdings Inc., a Delaware corporation (the "Borrower Parent"), and First Nationwide (Parent) Holdings Inc., a Delaware corporation ("FN Parent") .

                PRELIMINARY STATEMENTS.

                (1) Marvel IV Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Borrower Parent (the "Borrower"), Citibank, N.A., a national banking association, as agent, and certain financial institutions (the "Lenders") are parties to the Credit Agreement dated as of July 20, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"; all capitalized terms used in this Agreement and not defined herein shall have the meanings set forth for such terms in the Credit Agreement) pursuant to which the Lenders have agreed, upon the terms and conditions specified therein, to make Advances to the Borrower in an aggregate amount of up to $240,000,000.

                (2) It is a condition precedent to the making of the Advances by the Lenders comprising the second Borrowing under the Credit Agreement that the Borrower Parent and FN Parent shall have executed and delivered this Agreement.

                NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                Section 1. Loans. On each date on which FN Parent receives dividends, other distributions or any loans or advances from FN Holdings, FN Parent shall make a loan to the Borrower Parent (each such loan, a "Loan") in an amount equal to the aggregate amount of such dividend, distribution, loan or advance, as the case may be, received on such date. Each such Loan shall be evidenced by a promissory note containing the terms of subordination set forth on Exhibit A to the Mafco Guaranty, or such other terms of subordination as may be approved by the Board of Directors of FN Parent and the Required Lenders.

                Section 2. Obligations of FN Parent. The obligation of FN Parent to make the Loans required pursuant to this Agreement is absolute and unconditional and shall not be affected by the bankruptcy, insolvency or reorganization of the Borrower Parent. The obligations of FN Parent hereunder shall not be subject to any abatement, reduction, limitation, impairment, termination, setoff, defense, counterclaim or recoupment whatsoever or any right to any thereof, and shall not be released, discharged or in any way affected by any reorganization, arrangement, compromise, settlement, release, modification, amendment (whether material or otherwise), waiver or termination of any or all of the obligations, conditions, covenants or agreements of the Borrower Parent in respect of any obligations of the Borrower Parent to any other Person, whether or not FN Parent shall have notice or knowledge of any of the foregoing or, to the fullest extent permitted by applicable law, by any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

                Section 3. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower Parent or FN Parent herefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower Parent and FN Parent and consented to by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of either party hereto to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                Section 4. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and, mailed, telegraphed, telecopied, telexed, cabled or delivered to the Borrower Parent addressed to it at its address specified in the Borrower Parent Guaranty or to FN Parent, c/o MacAndrews & Forbes Holdings Inc., 38 East 63rd Street, New York, New York 10021, or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, respectively, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, addressed as aforesaid.

                Section 5. Continuing Agreement; Assignments under the Credit Agreement. This Agreement shall create a continuing agreement and shall (a) remain in full force and effect until such time as the Payment Obligations have been Fully Satisfied, (b) be binding upon the Borrower Parent, FN Parent, their respective successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement. Neither the Borrower Parent nor FN Parent shall assign or delegate any of their respective rights or obligations under this Agreement without the prior written consent of the Agent.




                Section 6. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                IN WITNESS WHEREOF, the Borrower Parent and FN Parent each have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                        MARVEL IV HOLDINGS INC.



                                        By
                                           --------------------------
                                            Title:




                                        MARVEL V HOLDINGS INC.



                                        By
                                           --------------------------
                                            Title: